CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Aggregate Issue Price	Amount of Registration Fee (1)
Senior Secured Notes	$175,000,000	$157,622,500	$8,795.34

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-155794

Prospectus Supplement to Prospectus dated December 1, 2008.

$175,000,000

United Air Lines, Inc.

12.75% Senior Secured Notes Due 2012

This is an offering by United Air Lines, Inc. (“United”) of $175,000,000 aggregate principal amount of senior secured notes due 2012 (the “Notes”). The Notes will be offered at a discount from their principal amount at maturity. The Notes will have an aggregate principal amount at maturity of $175,000,000 and will initially be offered at an aggregate issue price of $157,622,500. The Notes will bear interest at the rate of 12.75% per year and will mature on July 15, 2012. Interest on the outstanding principal amount of the Notes is payable January 15, April 15, July 15 and October 15 of each year, beginning October 15, 2009. The Notes will initially be secured by a lien on all aircraft spare parts owned by United that are located in the United States (subject to certain exceptions) and may later also be secured by other collateral owned by United. The Notes will be United’s general obligations and will rank equal in right of payment with all of United’s other existing and future senior debt. The Notes will effectively rank junior in right of payment to our debt secured by assets other than the Collateral to the extent of the value of such assets and will be structurally subordinated to all existing and future liabilities of United’s subsidiaries.

United may redeem the Notes, in whole or in part, at any time and the Notes are subject to mandatory redemption in certain circumstances, in each case, at a redemption price described in this prospectus supplement.

The payment obligations of United under the Notes will be fully and unconditionally guaranteed by UAL Corporation.

The Notes will be issued in the form of a global security held in book-entry form and will be issued in minimum denominations of $250,000 and $1,000 multiples thereof.

See “  RISK FACTORS” beginning on page S-11 to read about important factors you should consider before buying the Notes.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Principal amount at maturity	100.00%	$175,000,000
Public offering price(1)	90.07%	$157,622,500
Underwriting discount and commissions	2.00%	$3,500,000
Proceeds, before expenses, to United	88.07%	$154,122,500

(1)	Plus accrued interest, if any, from the date of issuance.

The underwriters will purchase all of the Notes if any are purchased. The underwriters expect to deliver the Notes to purchasers on July 2, 2009. The Notes will not be listed on any national securities exchange. Currently, there is no public market for the Notes.

Joint Bookrunners and Structuring Agents

Goldman, Sachs & Co.	Citi

Prospectus Supplement dated June 26, 2009.

Prospectus Supplement

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us (which we refer to as a “Company free writing prospectus”) and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement may be used only where it is legal to sell the Notes offered hereby. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any related Company free writing prospectus or any document incorporated herein by reference is accurate as of any date other than the date of this prospectus supplement. Also, you should not assume that there has been no change in the affairs of United since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PRESENTATION OF INFORMATION

These offering materials consist of two documents: (1) this prospectus supplement, which describes the terms of the Notes that we are currently offering, and (2) the accompanying prospectus, which provides general information about our debt securities, some of which may not apply to the Notes that we are currently offering. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus.

We have given certain terms specific meanings for purposes of this prospectus supplement. The “Glossary” attached as Appendix I to this prospectus supplement defines each of these terms.

At varying places in this prospectus supplement and the accompanying prospectus, we refer you to other sections of the documents for additional information by indicating the caption heading of the other sections. All cross references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise stated.

Certain statements contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking and thus reflect United Air Lines, Inc.’s (referred to herein as “United”) and UAL Corporation’s (referred to herein as “UAL”) current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to United’s and UAL’s operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements.

Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements contained or incorporated by reference in this prospectus supplement or the accompanying prospectus are based upon information available to us on the date such statements are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

United’s and UAL’s actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our amended credit facility and other financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts and cost reduction initiatives; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact the economic recession has on customer travel patterns; the increasing reliance on enhanced video-conferencing and other technology as a means of conducting virtual meetings; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by our respective arrangements with such carriers; the costs and availability of aviation and other insurance; the costs associated with security measures and practices; industry consolidation;

ii

competitive pressures on pricing and on demand; capacity decisions of United and/or our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements); labor costs, our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties, including those set forth in the SEC reports incorporated by reference in the prospectus or as stated or incorporated by reference in this prospectus supplement under the caption “RISK FACTORS.” Consequently, forward-looking statements should not be regarded as representations or warranties by United or UAL that such matters will be realized.

iii

SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere in this prospectus supplement and accompanying prospectus, as well as the materials filed with the SEC, that are considered to be part of this prospectus supplement and the accompanying prospectus.

United Airlines

UAL Corporation (together with its consolidated subsidiaries, “UAL”) is a holding company and its principal, wholly-owned subsidiary is United Air Lines, Inc. (together with its consolidated subsidiaries, “United”). We sometimes use the words “we,” “our,” “us” and the “Company” in this prospectus supplement for disclosures that relate to both UAL and United. United’s operations consist primarily of the transportation of persons, property and mail throughout the U.S. and abroad. United provides these services through full-sized jet aircraft (which we refer to as its “Mainline” operations), as well as smaller aircraft in its regional operations conducted under contract by “United Express®” carriers.

United is one of the largest passenger airlines in the world. The Company offers approximately 3,300 flights a day to more than 200 destinations through its Mainline and United Express services, based on its flight schedule from July 2009 to July 2010. United offers approximately 1,200 average daily Mainline departures to approximately 120 destinations in 27 countries and two U.S. territories. United provides regional service, connecting primarily via United’s domestic hubs, through marketing relationships with United Express carriers, which provide more than 2,000 average daily departures to approximately 175 destinations. United serves virtually every major market around the world, either directly or through its participation in the Star Alliance®, the world’s largest airline network.

Company Operational Plans

During 2008 and the beginning of 2009, the Company has implemented certain operational plans to address significant unfavorable fuel price volatility, industry over-capacity and the global recession. The Company is reducing capacity and permanently removing 100 aircraft from its mainline fleet, including its entire B737 fleet and six B747 aircraft, by the end of 2009. In connection with these capacity reductions, the Company is further streamlining its operations and corporate functions in order to match the size of its workforce to the size of its operations. The Company anticipates these efforts will result in a cumulative reduction in workforce of approximately 9,000 by the end of 2009. The workforce reduction will occur through a combination of furloughs and furlough-mitigation programs, such as early-out options.

United and UAL were incorporated under the laws of the State of Delaware on December 30, 1968. United’s and UAL’s corporate headquarters are located at 77 West Wacker Drive, Chicago, Illinois 60601 (telephone number (312) 997-8000).

Summary of Terms of the Notes

The Notes
Aggregate Face Amount	$175,000,000
Discount Amount	$17,377,500
Interest Rate	12.75%

Ratings:
Moody’s	B2
Standard & Poor’s	B+
Outstanding Principal Amount to Collateral Value on the Issuance Date(2)	30%
Maximum Allowable Outstanding Principal Amount to Collateral Value(3)	35%
Section 1110 Collateral Value to Outstanding Principal Amount on the Issuance Date(4)	146%
Minimum Allowable Section 1110 Collateral Value to Outstanding Principal Amount on the Issuance Date(5)	140%
Rotable/Repairable Value to Outstanding Principal Amount on the Issuance Date(6)	251%
Minimum Allowable Rotable/Repairable Value to Outstanding Principal Amount(7)	150%
Interest Payment Dates	January 15, April 15, July 15 and October 15
Final Maturity Date	July 15, 2012
Minimum Denomination	$250,000

(2)

The outstanding principal amount to Collateral value ratio on the Issuance Date measures the ratio of (a) the principal amount of the Notes to (b) the appraised value of the Collateral determined as of June 11, 2009. The appraised value is only an estimate and reflects certain assumptions. See “DESCRIPTION OF THE SPARE PARTS AND THE APPRAISAL.”

(3)

United is required to provide to the Trustee and the Rating Agencies a quarterly appraisal of the Collateral. If any such subsequent appraisal indicates that the ratio of the outstanding principal amount to Collateral value is greater than the maximum outstanding principal amount to Collateral value ratio, United is required to provide additional collateral or to reduce the principal amount of the Notes so that such ratio is not greater than the applicable maximum ratio. The appraised value is only an estimate and reflects certain assumptions. See “DESCRIPTION OF THE SPARE PARTS AND THE APPRAISAL.”

(4)

Section 1110 of the U.S. Bankruptcy Code will only be applicable to spare parts first placed in service after October 22, 1994, and will not be applicable to any spare parts placed in service on or prior to October 22, 1994, or any cash collateral. The Section 1110 Collateral value to outstanding principal amount ratio on the Issuance Date measures the ratio of (a) the appraised value of the Section 1110 Collateral determined as of June 11, 2009, to (b) the principal amount of the Notes. The appraised value is only an estimate and reflects certain assumptions. See “DESCRIPTION OF THE SPARE PARTS AND THE APPRAISAL.”

(5)

United is required to provide to the Trustee and the Rating Agencies a quarterly appraisal of the Collateral, including the Section 1110 Collateral. If any such subsequent appraisal indicates that the ratio of the Section 1110 Collateral value to outstanding principal amount is less than the minimum Section 1110 Collateral value to outstanding principal amount ratio, United is required to provide additional collateral that is eligible for Section 1110 protection or to reduce the principal amount of the Notes so that such ratio is not less than the applicable minimum ratio. The appraised value is only an estimate and reflects certain assumptions. See “DESCRIPTION OF THE SPARE PARTS AND THE APPRAISAL.”

(6)

The Rotable/Repairable Ratio on the Issuance Date measures the ratio of (a) the appraised value of the Rotables/Repairables determined as of June 11, 2009 to (b) the principal amount of the Notes. The appraised value is only an estimate and reflects certain assumptions. See “DESCRIPTION OF THE SPARE PARTS AND THE APPRAISAL.”

(7)

United is required to provide to the Trustee and the Rating Agencies a quarterly appraisal of the Collateral, including the Rotables/Repairables. If any such subsequent appraisal indicates that the ratio of the Rotable/Repairable value is less than the minimum Rotable/Repairable value to outstanding principal amount ratio, United is required to provide additional Rotables or Repairables or to reduce the principal amount of the Notes so that such ratio is not less than the applicable minimum ratio. The appraised value is only an estimate and reflects certain assumptions. See “DESCRIPTION OF THE SPARE PARTS AND THE APPRAISAL.”

Summary of the Collateral

The Notes will be secured initially by a lien on all spare parts owned by United which are located in the United States (subject to certain exceptions) that are appropriate for installation on or use in Airbus model A319 and A320 aircraft and Boeing model 737, 747, 757, 767 and 777 aircraft or on any engine utilized on any such aircraft and may also later be secured by certain other collateral owned by United. Approximately 56% (by value) of the spare parts initially included in the Collateral may not be eligible for Section 1110 protection. The remaining portion of the spare parts included in the Collateral will be eligible for Section 1110 protection. After the consummation of the offering of the Notes as contemplated hereby (the “Offering”), spare parts appropriate for installation on additional aircraft models may be added to the Collateral, subject to certain conditions, as described in “DESCRIPTION OF THE NOTES—Collateral.”

The lien will not apply to (w) any spare part so long as it is incorporated in, installed on, attached or appurtenant to, or being used on, an aircraft, engine or spare part that is so incorporated, installed, attached, appurtenant or being used, (x) any spare part that has been incorporated in, installed on, attached or appurtenant to, or used on an aircraft, engine or spare part that is so incorporated, installed, attached, appurtenant or being used, for so long after its removal from such aircraft or engine as it remains owned by a lessor or conditional seller of, or subject to a lien applicable to, such aircraft or engine; (y) the Excluded Parts; and (z) any spare part leased to, loaned to, or held on consignment by, United.

“Excluded Parts” means (i) spare parts held by United that are not located in a Designated Location, (ii) branded inventory consisting of spare parts that are specific to United (such as seat covers, logos, carpet and decals) which have limited value to third parties, (iii) customer or vendor inventory, (iv) spare parts that have been temporarily loaned to other airlines and that are not in United’s possession, (v) obsolete and retired parts (including any spare parts held for consignment by AirLiance) and (vi) custom spare parts consisting of Expendables designed or modified by United which have limited or no demand from other parties.

The spare parts included in the Collateral fall into two categories, “rotables/repairables” and “expendables.” Rotables are parts that wear over time and can be repeatedly restored to a serviceable condition over a period approximating the life of the flight equipment to which they relate. Repairables are parts that can be economically restored to a serviceable or overhauled condition but that have a life that is considerably shorter than the life of the flight equipment to which they are related. A repairable cannot be a rotable and vice versa. Expendables consist of parts that, once used, cannot be re-used. If not serviceable, they generally cannot be overhauled or repaired. Aircraft and spare engines are not included in the initial Collateral but qualified aircraft (Boeing 767-300 aircraft and 777-200 aircraft and Airbus A319-100 aircraft and A320-200 aircraft) and/or qualified spare engines (engine type customarily used on the relevant qualified aircraft by United) may be added to satisfy the Maximum Collateral Ratio requirement and the Minimum Section 1110 Collateral Ratio requirement. See “DESCRIPTION OF THE NOTES—Appraisals and Maintenance of Ratios.” Set forth below is certain information about the spare parts included in the Collateral as of April 9, 2009:

Aircraft/Engine Model	Spare Parts Appraised Value (in millions)(8)
	Expendables	Rotables/ Repairables	Total	Section 1110 Eligible(9)
Airbus A319/A320	$12.19	$68.29	$80.48	$12.03
Boeing 737	9.33	26.10	35.43	9.25
Boeing 747	6.89	23.88	30.77	6.78
Boeing 757/767	0.50	3.66	4.15	0.46
Boeing 757	7.34	32.30	39.64	7.30
Boeing 767	3.42	13.09	16.51	3.26
Boeing 777	10.52	83.40	93.92	93.75
Interchangeable	30.41	41.18	71.59	29.74
Other	17.55	0.21	17.76	17.54
CFM56-3	6.14	16.34	22.49	5.99
PW2000	6.06	33.40	39.46	5.94
PW4000-112	4.94	30.60	35.53	35.44
PW4000-94	6.46	23.37	29.84	6.04
PW4000-94/112	17.02	26.88	43.89	16.87
V2500	4.45	17.37	21.82	4.36

Total	$143.22	$440.06	$583.28	$254.73

(8)

The quantity of spare parts used in preparing the appraised value was determined as of April 9, 2009. Because spare parts are regularly used, refurbished, purchased, transferred and discarded in the ordinary course of United’s business, the quantity of spare parts included in the Collateral and their appraised value will change over time. United is required to provide to the Trustee and the Rating Agencies a quarterly appraisal of the Collateral. The appraised value reflects the opinion of Simat, Helliesen & Eichner, Inc., an independent aviation appraisal and consulting firm, of the fair market value of the spare parts. A report summarizing such appraisal is annexed to this Prospectus Supplement as Appendix II. The appraisal is subject to a number of assumptions and limitations and was prepared based on certain specified methodologies. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. See “DESCRIPTION OF THE SPARE PARTS AND THE APPRAISAL.”

(9)

Section 1110 of the U.S. Bankruptcy Code will only be applicable to spare parts first placed in service after October 22, 1994 and will not be applicable to any spare parts placed in service on or prior to October 22, 1994 or any cash collateral.

Accreted Principal

The Notes will initially be sold at a discount from their principal amount at maturity. The Notes will have an aggregate principal amount at maturity of $175,000,000 and an initial aggregate Accreted Principal of $157,622,500. In the event that United elects to prepay any Note, United will be required to pay the outstanding principal amount of the Note to be prepaid. If the Notes are accelerated due to the occurrence of an event of default under the Indenture, the Accreted Principal of the Notes plus all accrued and unpaid interest on the outstanding principal amount of the Notes as of the date of such acceleration (but without any Make-Whole Amount) will become due and payable, and all such amounts will accrue interest at the Post-Acceleration Rate until paid in full. Upon payment in full of such amounts (including accrued interest at the Post-Acceleration Rate aforesaid), the outstanding principal amount of the Notes in excess of the Accreted Principal will be deemed paid in full unless the acceleration of the Notes is rescinded or annulled or such principal amount is reinstated by agreement, operation of law or otherwise. The following table sets forth (x) the aggregate Accreted Principal for the Notes as of the Issuance Date and each Interest Payment Date and (y) the scheduled payments of expected interest and principal on the Notes due on each Interest Payment Date and the Maturity Date pursuant to the Indenture (the “Scheduled Payments”):

Accreted Principal

Dates	Scheduled Payments	Accreted Principal(10)
At Issuance	$0.00	$157,622,500.00
October 15, 2009	$6,383,854.17	$158,928,475.76
January 15, 2010	$5,578,125.00	$160,104,805.21
April 15, 2010	$5,578,125.00	$161,331,128.62
July 15, 2010	$5,578,125.00	$162,609,570.73
October 15, 2010	$5,578,125.00	$163,942,346.58
January 15, 2011	$5,578,125.00	$165,331,765.35
April 15, 2011	$5,578,125.00	$166,780,234.38
July 15, 2011	$5,578,125.00	$168,290,263.28
October 15, 2011	$5,578,125.00	$169,864,468.36
January 15, 2012	$5,578,125.00	$171,505,577.09
April 15, 2012	$5,578,125.00	$173,216,432.89
July 15, 2012	$180,578,125.00	$175,000,000.00

(10)	Assuming there has been no prepayment of principal on the Notes.

Upon any redemption of the Notes prior to the Maturity Date, the then outstanding principal balance of the Notes will be reduced ratably and interest on such reduced outstanding principal balance of the Notes will accrue thereafter at the Stated Interest Rate and the then remaining Scheduled Payments set forth in the Indenture will be reduced pursuant to the terms of the Indenture.

The Offering

Issuer	United Air Lines, Inc.

Notes Offered	$175,000,000 principal amount at maturity of senior secured notes.

Offering Price	90.07% of principal amount.

Maturity	Maturing on July 15, 2012.

UAL Guarantee	UAL will unconditionally guarantee the payment obligations of United under each Note pursuant to a guarantee agreement (the “UAL Guarantee”).

Interest Payment Dates	January 15, April 15, July 15 and October 15, commencing on October 15, 2009.

Record Dates	The first day of the month preceding each Interest Payment Date.

Interest	The Notes will bear interest at the rate of 12.75% per year. Interest on the Notes will be payable on January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2009. Interest on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Denominations	The Notes will be issued and transferable in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof.

Ranking	The Notes will be United’s general obligations and will rank equal in right of payment with all of United’s other existing and future senior debt, effectively junior in right of payment to United’s existing and future debt secured by assets other than the Collateral to the extent of the value of such assets securing such debt and senior in right of payment to any subordinated debt. In addition, the Notes will be structurally subordinated to all liabilities of United’s subsidiaries.

Collateral	The Notes will be secured initially by a security interest in all spare parts owned by United which are located in the United States (subject to certain exceptions), and, under certain conditions where needed to satisfy the Maximum Collateral Ratio requirement, the Minimum Section 1110 Collateral Ratio requirement or the Minimum Rotable/Repairable Ratio requirement, other collateral including additional spare parts, qualified aircraft (Boeing model 767-300 and 777-200 aircraft and Airbus model A319-100 and A320-200 aircraft) and/or qualified spare engine(s) (engine type customarily used on the relevant qualified aircraft) and/or Cash Collateral. See “DESCRIPTION OF THE NOTES—Appraisals and Maintenance of Ratios.”

Maintenance of Collateral Ratios	United is required to provide the Trustee and the Rating Agencies a quarterly appraisal of the Collateral and an accompanying appraisal compliance report. If any such compliance report indicates that:

•	the ratio of the outstanding principal amount of the Notes (minus any Cash Collateral) to the Collateral value (excluding any Cash Collateral) is greater than 35%;

•	the ratio of the Section 1110 Collateral value to the outstanding principal amount of the Notes (minus any Cash Collateral) is less than 140%; or

•	the ratio of the value of Rotables/Repairables included in the Collateral to the outstanding principal amount of the Notes (minus any Cash Collateral) is less than 150%;

then United is required, within 45 days, to provide additional collateral or to redeem some or all of the Notes so that such ratios comply with the applicable Maximum Collateral Ratio, the Minimum Section 1110 Collateral Ratio and the Minimum Rotable/Repairable Ratio.

Section 1110 Protection	Vedder Price P.C., special counsel to United, will provide an opinion to the Trustee that the benefits of Section 1110 of the U.S. Bankruptcy Code will be available for the Section 1110 Collateral with respect to the Notes.

Redemption	United may elect to redeem all or a portion of the Notes at any time prior to maturity. The redemption price in each such case will be the principal amount of the Notes being redeemed, together with accrued and unpaid interest thereon, and except in the case of (i) a Fleet Reduction or (ii) to comply with the Maximum Collateral Ratio, Minimum Section 1110 Collateral Ratio or Minimum Rotable/Repairable Ratio, the Make-Whole Amount, if any. In the case of an optional redemption of the Notes, United will pay a make-whole premium (the “Make-Whole Amount”) for any such Notes equal to an amount (as determined by an independent investment bank of national standing selected by United) equal to the excess, if any, of (a) the present value of the remaining scheduled payments of principal and interest from the determination date to maturity of such Note computed by discounting such payments on a quarterly basis on each Interest Payment Date (assuming a 360-day year of twelve 30-day months) using a discount rate equal to the Treasury Yield plus the Make-Whole Spread, over (b) the outstanding principal amount of such Note plus accrued interest to the date of determination.

The “Make-Whole Spread” applicable to the Notes is 0.75%.

Fleet Reduction	If the total number of Aircraft of any Aircraft Model (as defined below) in our in-service fleet during any period of sixty (60) consecutive days is less than the Specified Minimum (as defined below) for such period (other than due to restrictions on operating such Aircraft imposed by the FAA or any other instrumentality or agency of the United States and other than during periods (not to exceed 90 days) of temporary storage), then, within forty-five (45) days after such occurrence, United shall redeem the Notes at a redemption price equal to the percentage of the outstanding principal amount determined by multiplying (i) the fraction with (x) a numerator equal to the Original Number of Aircraft for such Aircraft Model minus the number of Aircraft of such Aircraft Model included in United’s in-service fleet at the end of such 60-day period and (y) the Original Number of Aircraft of such model as the denominator by (ii) the fraction with (x) the aggregate Fair Market Value of the Pledged Spare Parts reported in the most recently delivered independent appraiser’s report that are appropriate for installation on, or use in, only the aircraft of such aircraft model, or the engines or spare parts utilized only on such aircraft model, as the numerator and (y) the aggregate Fair Market Value of all of the Pledged Spare Parts reported in the most recently delivered independent appraiser’s report as the denominator. See “DESCRIPTION OF THE NOTES—Redemption.”

For purposes of this paragraph “Aircraft Model” shall mean each of the models or groups of models of Aircraft set forth below and the “Specified Minimum” for any Aircraft Model shall mean the number of Aircraft set forth opposite such Aircraft Model below:

Aircraft Model	Specified Minimum
1. Airbus A319-100 and A320-200	100
2. Boeing 757-200	64
3. Boeing 747-400	16
4. Boeing 767-300	23
5. Boeing 777-200	34

Sinking Fund	None

Certain Covenants	The Indenture governing the Notes will contain certain affirmative covenants. Such covenants will permit United to merge or consolidate with another entity or convey, transfer or lease all or substantially all of its assets to any other person but only upon satisfaction of certain conditions. See “DESCRIPTION OF THE NOTES—Mergers and Sales of Assets.”

Use of Proceeds	The net proceeds from this Offering of the Notes will be used by United for general corporate purposes.

Original Issue Discount	The Notes are being issued with original issue discount. For federal income tax purposes, holders of the Notes will be required to include the amount of original issue discount in income in advance of receipt of cash to which the income is attributable. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS—Consequences to U.S. Holders—Stated Interest and Original Issue Discount.”

Ratings	It is expected that Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“Standard & Poor’s” and together with Moody’s, the “Rating Agencies”) will rate the Notes not less than the ratings set forth below:

Moody’s	Standard & Poor’s
B2	B+

A rating is not a recommendation to purchase, hold or sell the Notes. A rating does not address market price or suitability for a particular investor. We cannot assure you that the Rating Agencies will not lower or withdraw their respective ratings.

Trustee and Collateral Agent	Wells Fargo Bank Northwest, National Association.

DTC Eligibility	Initially, the Notes will be issued in fully registered book entry form and will be represented by one global note, without coupons. The global note will be deposited with, or on behalf of, The Depositary Trust Company (“DTC”) or its nominee. Beneficial interests in the global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participations, and your interest in the global note may not be exchanged for definitive notes, except in limited circumstances.

Trading	We do not intend to list the Notes on any national securities exchange. The Notes will be new securities for which there is currently no public market.

RISK FACTORS

In addition to the other information included or incorporated by reference in this prospectus supplement, including the matters addressed under “Presentation of Information” in this prospectus supplement and under “Cautionary Statement Concerning Forward-Looking Statements” in the accompanying prospectus, you should carefully consider the following risk factors set forth below before making an investment decision with respect to the Notes offered hereby.

Risks Related to our Business

The Company may be unable to continue to comply with certain covenants in its Amended Credit Facility and other agreements which, if not complied with, could accelerate repayment of the Amended Credit Facility and similarly impact the Company’s obligations under certain other agreements, thereby materially and adversely affecting the Company’s liquidity.

In February 2007, the Company entered into an Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement dated as of February 2, 2007 with JPMorgan Chase Bank, N.A., Citicorp USA, Inc., J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC (the “Amended Credit Facility”) after prepaying $972 million of its then outstanding credit facility debt. The Amended Credit Facility requires compliance with certain covenants, which were further amended in May 2008. A summary of the current financial covenants includes the following:

The Company must maintain a ratio of EBITDAR to the sum of the following fixed charges for such period: (a) cash interest expense and (b) cash aircraft operating rental expense. EBITDAR represents earnings before interest expense net of interest income, income taxes, depreciation, amortization, aircraft rent and certain cash and non-cash charges as further defined by the Amended Credit Facility. The other adjustments to EBITDAR include items such as foreign currency transaction gains or losses, increases or decreases in our deferred revenue obligation, share-based compensation expense, non-recurring or unusual losses, any non-cash non-recurring charge or non-cash restructuring charge, a limited amount of cash restructuring charges, certain cash transaction costs incurred with financing activities and the cumulative effect of a change in accounting principle.

The requirement to meet this fixed charge coverage ratio was suspended for the four quarters beginning with the second quarter of 2008 and ending with the first quarter of 2009 and hereafter is determined as set forth below:

Number of Preceding Months Covered	Period Ending	Required Fixed Charge Coverage Ratio
Three	June 30, 2009	1.0 to 1.0
Six	September 30, 2009	1.1 to 1.0
Nine	December 31, 2009	1.2 to 1.0
Twelve	March 31, 2010	1.3 to 1.0
Twelve	June 30, 2010	1.4 to 1.0
Twelve	September 30, 2010 and each quarter ending thereafter	1.5 to 1.0

The Company must also maintain a minimum unrestricted cash balance of $1.0 billion at any time.

Failure to comply with any applicable covenants in effect for any reporting period could result in a default under the Amended Credit Facility. Additionally, the Amended Credit Facility contains a cross-default provision with respect to other credit arrangements that exceed $50 million. Although the

Company was in compliance with all required financial covenants as of May 31, 2009, and the Company is not required to comply with a fixed charge coverage ratio until the three month period ending June 30, 2009, continued compliance depends on many factors, some of which are beyond the Company’s control, including the overall industry revenue environment and the level of fuel costs. There are no assurances that the Company will continue to comply with its Amended Credit Facility covenants. Failure to comply with applicable covenants in any reporting period would result in a default under the Amended Credit Facility, which could have a material adverse impact on the Company depending on the Company’s ability to obtain a waiver of, or otherwise mitigate, the impact of the default.

The Company may be unable to continue to comply with certain covenants in agreements with financial institutions that process customer credit card transactions which, if not complied with, could materially and adversely affect the Company’s liquidity.

The Company has agreements with financial institutions that process customer credit card transactions for the sale of air travel and other services. Under certain of the Company’s card processing agreements, the financial institutions either require, or have the right to require, that United maintain a reserve equal to a portion of advance ticket sales that have been processed by that financial institution, but for which the Company has not yet provided the air transportation (referred to as “relevant advance ticket sales”). As of May 31, 2009, the Company had advance ticket sales of approximately $1.9 billion, of which approximately $1.6 billion relates to credit card sales.

In November 2008, United entered into an amendment of its card processing agreement with Paymentech and JPMorgan Chase Bank (the “Amendment”) that suspends until January 20, 2010 the requirement for United to maintain additional cash reserves with this processor of bank cards (above the current cash reserve of $25 million at May 31, 2009) if United’s month-end balance of unrestricted cash, cash equivalents and short-term investments falls below $2.5 billion. In exchange for this benefit, United has granted the processor a security interest in certain of United’s owned aircraft with a current appraised value of at least $800 million. United also has agreed that such security interest collateralizes not only United’s obligations under the processing agreement, but also United’s obligations under United’s Amended and Restated Co-Branded Card Marketing Services Agreement. United has an option to terminate the Amendment prior to January 20, 2010, in which event the parties’ prior credit card processing reserve arrangements under the processing agreement will go back into effect.

After January 20, 2010, or in the event United terminates the Amendment, and in addition to certain other risk protections provided to the processor, the amount of any such reserve will be determined based on the amount of unrestricted cash held by the Company as defined under the Amended Credit Facility. If the Company’s unrestricted cash balance is more than $2.5 billion as of any calendar month-end measurement date, its required reserve will remain at $25 million. However, if the Company’s unrestricted cash is less than $2.5 billion, its required reserve will increase to a percentage of relevant advance ticket sales as summarized in the following table:

Total Unrestricted Cash Balance(a)	Required % of Relevant Advance Ticket Sales
Less than $2.5 billion	15%
Less than $2.0 billion	25%
Less than $1.0 billion	50%

(a)	Includes unrestricted cash, cash equivalents and short-term investments at month-end, including certain cash amounts already held in reserve, as defined by the agreement.

If the Amendment had not been in effect as of May 31, 2009, the Company would have been required to post an additional $134 million of reserves.

United’s card processing agreement with American Express expired on February 28, 2009 and was replaced by a new agreement on March 1, 2009 with an initial five year term. Under the new agreement, in addition to certain other risk protections provided to American Express, the Company will be required to provide reserves based primarily on its unrestricted cash balance and net current exposure as of any calendar month-end measurement date, as summarized in the following table:

Total Unrestricted Cash Balance(a)	Required % of Net Current Exposure(b)
Less than $2.4 billion	15%
Less than $2.0 billion	25%
Less than $1.35 billion	50%
Less than $1.2 billion	100%

(a)	Includes unrestricted cash, cash equivalents and short-term investments at month-end, including certain cash amounts already held in reserve, as defined by the agreement.
(b)	Net current exposure equals relevant advance ticket sales less certain exclusions, and as adjusted for specified amounts payable between United and the processor, as further defined by the agreement.

The new agreement permits the Company to provide certain replacement collateral in lieu of cash collateral, as long as the Company’s unrestricted cash is above $1.35 billion. Such replacement collateral may be pledged for any amount of the required reserve up to the full amount thereof, with the stated value of such collateral determined according to the agreement. Replacement collateral may be comprised of aircraft, slots and routes, real estate or other collateral as agreed between the parties.

In the near term, the Company will not be required to post reserves under the new American Express agreement as long as unrestricted cash as measured at each month-end, and as defined in the agreement, is equal to or above $2.0 billion. Based on the Company’s unrestricted cash balance at May 31, 2009, the Company would not have been required to provide any reserves under this agreement.

An increase in the future reserve requirements as provided by the terms of either or both of the Company’s material card processing agreements could materially reduce the Company’s liquidity.

The Company may not be able to maintain adequate liquidity.

While the Company’s cash flows from operations and its available capital have been sufficient to meet its current operating expenses, lease obligations and debt service requirements to date, the Company’s future liquidity could be negatively impacted by many factors including, but not limited to, substantial volatility in the price of fuel, declines in passenger and cargo demand associated with the weak global economy and deterioration of global financial systems. During the fourth quarter of 2008 and the beginning of 2009, the Company experienced weaker demand for its services due to the depressed economic conditions. Decreases in passenger and cargo demand resulting from a weak global economy have resulted in both lower passenger volumes and lower ticket fares, which have adversely impacted our liquidity and are expected to continue to adversely impact our results of operations and liquidity in 2009. In addition, the Company’s 2008 and planned 2009 capacity cuts may not be sufficient to address lower demand from a weak global economy. See “—Economic and industry conditions constantly change and continued or worsening negative economic conditions in the United States and elsewhere may have a material adverse effect on our business and results of operations” below for further discussion of the adverse impacts of a weak economy on our operations.

In 2008, fuel price changes had a more significant impact on liquidity than changes in demand for the Company’s products and services. For example, the crude oil spot price rose to a record high of approximately $145 per barrel in July 2008. The Company’s consolidated fuel cost, including the impact of fuel hedges, increased by more than $3.1 billion for the full year of 2008 as compared to 2007 primarily due to increased fuel prices, resulting in a significant negative impact on liquidity. Furthermore, fuel prices continue to be extremely volatile which may negatively impact the Company’s liquidity in the future. Additionally, the Company’s fuel hedges require that it post cash collateral with applicable counterparties if crude oil prices change by specified amounts. The Company provided cash collateral of $300 million to its fuel derivative counterparties as of May 31, 2009. For more information on our aircraft fuel hedges, see Note 13 (“Fair Value Measurements and Derivative Instruments”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, and Note 12 (“Fair Value Measurements and Derivative Instruments”) under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference herein.

The Company’s current plans to address increased and volatile fuel prices and the weak global economy may not be successful in improving its results of operations and liquidity. In addition, the implementation of certain of these plans require the use of cash for such items as severance payments, lease termination fees, conversion of Ted aircraft and facility closure costs, among others. These cash requirements reduce the Company’s cash available for its ongoing operations. In addition, the economic downturn may have an adverse impact on travel demand, which may result in a negative impact on revenues and liquidity.

As described above, the Company is required to comply with certain financial covenants under its Amended Credit Facility and certain of its credit card processing agreements. The factors noted above, among other things, may impair the Company’s ability to comply with these covenants or could allow certain of our credit card processors to increase the required reserves on our advance ticket sales, which could have an adverse impact on the Company’s financial position and liquidity, depending on its ability to obtain a waiver of, or otherwise mitigate, the impact of the default. If a default occurs under our Amended Credit Facility, the cost to cure any such default may adversely impact our financial position and liquidity.

Our level of indebtedness, our non-investment grade credit rating, the current poor credit market conditions and, to a lesser extent, the nature of our remaining assets available as collateral for loans may make it difficult for us to raise capital to meet liquidity needs and may increase our cost of borrowing. A higher cost of capital could negatively impact our results of operations, financial position and liquidity.

See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” below, for further information regarding the Company’s liquidity.

Economic and industry conditions constantly change and continued or worsening negative economic conditions in the United States and elsewhere may have a material adverse effect on our business and results of operations.

Our business and results of operations are significantly impacted by general economic and industry conditions. Industry-wide passenger air travel varies from year to year. Robust demand for our air transportation services depends largely on favorable general economic conditions, including the strength of the global and local economies, low unemployment levels, strong consumer confidence levels and the availability of consumer and business credit. For leisure travelers, air transportation is often a discretionary purchase that those consumers can eliminate from their spending in difficult economic times. In addition, during periods of poor economic conditions, businesses usually reduce the volume of their business travel, either due to cost-savings initiatives or as a result of decreased business activity requiring travel. The overall demand for air transportation in the U.S. has been negatively impacted by adverse changes and continued deterioration in the health of the U.S. and global economies, which negatively impacted our results of operations for the year ended December 31, 2008 and the quarter ended March 31, 2009, and could continue to have a significant negative impact on our future results of operations for an extended period of time. The outlook for key economic indicators has deteriorated since 2008 and credit card activity and advance bookings have not been as strong as in the prior year. These factors have had and are expected to continue to have a negative impact on the Company’s 2009 passenger and cargo revenues. In addition, decreases in cargo revenues due to lower demand have a disproportionate impact on our operating results as our cargo revenues generally have higher margins as compared to our passenger revenues. Continuation or worsening of the current global recession may lead the Company and other carriers to further reduce domestic or international capacity and may have a material adverse effect on the Company’s revenues, results of operations and liquidity.

Continued periods of historically high fuel costs or significant disruptions in the supply of aircraft fuel could have a material adverse impact on the Company’s operating results.

The Company’s operating results have been, and could continue to be, significantly impacted by changes in the supply or price of aircraft fuel, both of which are impossible to predict. The record-high fuel prices each year from 2005 through 2007 increased in 2008 to new record highs with the crude oil spot price reaching highs of approximately $145 per barrel in July of 2008. At times, United has not been able to increase its fares when fuel prices have risen due to the highly competitive nature of the airline industry, and it may not be able to do so in the future and such increases may not be sustainable in the highly competitive environment. In addition, fare increases may not totally offset the fuel price increase and may also reduce demand for air travel. From time to time, the Company enters into hedging arrangements to protect against rising fuel costs. The Company’s hedging programs may use significant amounts of cash due to posting of cash collateral in some circumstances, may not be successful in controlling fuel costs and may be limited due to market conditions and other factors. See Note 13 (“Fair Value Measurements and Derivative Instruments”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, and Note 12 (“Fair Value Measurements and Derivative Instruments”) under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference herein, for additional information on the Company’s hedging programs.

Additional terrorist attacks or the fear of such attacks, even if not made directly on the airline industry, could negatively affect the Company and the airline industry.

The terrorist attacks of September 11, 2001 involving commercial aircraft severely and adversely impacted the Company’s financial condition and results of operations, as well as prospects for the airline industry generally. Among the effects experienced from the September 11, 2001 terrorist attacks were substantial flight disruption costs caused by the Federal Aviation Administration (“FAA”)-imposed temporary grounding of the U.S. airline industry’s fleet, significantly increased security costs and associated passenger inconvenience, increased insurance costs, substantially higher ticket refunds and significantly decreased traffic and revenue per revenue passenger mile (“yield”).

Additional terrorist attacks, even if not made directly on the airline industry, or the fear of or the precautions taken in anticipation of such attacks (including elevated national threat warnings or selective cancellation or redirection of flights) could materially and adversely affect the Company and the airline industry. The wars in Iraq and Afghanistan and additional international hostilities, including heightened terrorist activity, could also have a material adverse impact on the Company’s financial condition, liquidity and results of operations. The Company’s financial resources might not be sufficient to absorb the adverse effects of any further terrorist attacks or other international hostilities involving the United States or U.S. interests.

The airline industry is highly competitive, susceptible to price discounting and may undergo further bankruptcy restructuring or industry consolidation.

The U.S. airline industry is characterized by substantial price competition, especially in domestic markets. Some of our competitors have substantially greater financial resources or lower-cost structures than United does, or both. In recent years, the market share held by low-cost carriers has increased significantly. Large network carriers, like United, have often had a lack of pricing power within domestic markets.

During 2008, Aloha Airlines, ATA Airlines, Eos Airlines, Inc., Frontier Airlines and Skybus Airlines all filed for bankruptcy protection. Other domestic and international carriers could restructure in bankruptcy or threaten to do so to reduce their costs. Carriers operating under bankruptcy protection can operate in a manner that could be adverse to the Company and could emerge from bankruptcy as more vigorous competitors.

During 2008, the U.S. airline industry underwent consolidation with the merger of Delta Airlines, Inc. and Northwest Airlines. There is ongoing speculation that further airline industry consolidation could occur in the future. United routinely monitors changes in the competitive landscape and engages in analysis and discussions regarding its strategic position, including alliances, asset acquisitions and divestitures and business combinations. In 2008, the Company announced its agreement to form a strategic alliance with Continental Airlines. This alliance may not realize all of the benefits of a merger. The Company may have future discussions with other airlines regarding mergers and/or other strategic alternatives. If other airlines participate in merger activity, and United does not, those airlines may significantly improve their cost structures or revenue generation capabilities, thereby potentially making them stronger competitors of United.

In addition, United and certain of its competitors announced significant capacity reductions during 2008. The Company may not achieve necessary increases in unit revenue from the announced capacity reductions and unit costs may be adversely impacted by capacity reductions. Further, certain of the Company’s competitors may not reduce capacity or may increase capacity, thereby diminishing our expected benefit from capacity reductions.

Additional security requirements may increase the Company’s costs and decrease its revenues and traffic.

Since September 11, 2001, the U.S. Department of Homeland Security (“DHS”) and the Transportation Security Administration have implemented numerous security measures that affect airline operations and costs and are likely to implement additional measures in the future. In addition, foreign governments have also instituted additional security measures at foreign airports United serves. A substantial portion of the costs of these security measures is borne by the airlines and their passengers, increasing the Company’s costs and/or reducing its revenue and traffic. Additional measures taken to enhance either passenger or cargo security procedures and/or to recover associated costs in the future may result in similar adverse effects on United’s results of operations.

Extensive government regulation could increase the Company’s operating costs and restrict its ability to conduct its business.

Airlines are subject to extensive regulatory and legal compliance requirements that result in significant costs. In addition to the enactment of the Aviation Security Act, laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce airline revenue. The FAA from time to time also issues directives and other regulations relating to the maintenance and operation of aircraft that require significant expenditures by United. The Company expects to continue incurring material expenses to comply with the regulations of the FAA and other agencies.

United operates under a certificate of public convenience and necessity issued by the U.S. Department of Transportation (“DOT”). If the DOT altered, amended, modified, suspended or revoked our certificate, it could have a material adverse effect on the Company’s business. The FAA can also limit United’s airport access by limiting the number of departure and arrival slots at “high density traffic airports” and local airport authorities may have the ability to control access to certain facilities or the cost of access to such facilities, which could have an adverse effect on the Company’s business.

In addition, access to landing and take-off rights or “slots” at several major U.S. airports and many foreign airports served by United are, or recently have been, subject to government regulation. As passenger travel has continued to increase in recent years, many U.S. and foreign airports have become increasingly congested. Certain of United’s major hubs are among the more congested airports in the U.S. and have been or could be the subject of regulatory action that might limit the number of flights and/or increase costs of operations at certain times or throughout the day.

In addition, the Company’s operations may be adversely impacted due to the existing outdated air traffic control (“ATC”) system utilized by the U.S. government. During peak travel periods in certain markets the current ATC system’s inability to handle existing travel demand has led to short-term capacity constraints imposed by government agencies, as discussed above, and has also resulted in delays and disruptions of traffic using the ATC system. In addition, the current system will not be able to effectively handle projected future air traffic growth. Therefore, imposition of these ATC constraints on a long-term basis may have a material adverse effect on our results of operations. Failure to update the ATC system in a timely manner, and the substantial funding requirements of a modernized ATC system that may be imposed on carriers like United, may have an adverse impact on the Company’s financial condition or results of operations.

Many aspects of United’s operations are also subject to increasingly stringent federal, state and local laws protecting the environment. Future environmental regulatory developments, such as in regard to climate change, in the U.S. and abroad could adversely affect operations and increase operating costs in the airline industry. There are a few climate change laws and regulations that have gone into effect that apply to United, including environmental taxes for certain international flights, some limited greenhouse gas reporting requirements and some land-based planning laws which could apply to airports and ultimately impact airlines depending upon the circumstances. In addition, the European Union (“EU”) has adopted legislation to include aviation within the EU’s existing carbon emission trading scheme effective in 2012. There are significant questions that remain as to the legality of applying the scheme to non-EU airlines and the U.S. and other governments are considering filing a legal challenge to the EU’s unilateral inclusion of non-EU carriers. While such a measure could significantly increase the costs of carriers operating in the EU, the precise cost to United is difficult to calculate with certainty due to a number of variables, and it is not clear whether the scheme will withstand legal challenge. There may be future regulatory actions taken by the U.S. government, state governments within the U.S., foreign governments, the International Civil Aviation Organization, or through a new climate change treaty to regulate the emission of greenhouse gases by the aviation industry. Such future regulatory actions are uncertain at this time (in terms of either the regulatory requirements or their applicability to United), but the impact to the Company and its industry would likely be adverse and could be significant including the potential for increased fuel costs, carbon taxes or fees or a requirement to purchase carbon credits.

The ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the United States and foreign governments may be amended from time to time, or because appropriate slots or facilities may not be made available. United currently operates on a number of international routes under government arrangements that limit the number of carriers, capacity, or the number of carriers allowed access to particular airports. If an open skies policy were to be adopted for any of these routes, such an event could have a material adverse impact on the Company’s financial position and results of operations and could result in the impairment of material amounts of related tangible and intangible assets.

Certain aspects of United’s proposed cooperation with Continental through broad revenue and codesharing and other commercial cooperation and Continental’s entry into the Star Alliance is subject to receipt of certain regulatory and other approvals and the termination of certain contractual relationships, including Continental’s existing agreements with SkyTeam members that restrict its participation in another global alliance. The parties may not be successful in obtaining regulatory approval or the timing for termination of existing contractual relationships may be delayed.

The Company’s plans to enter into or expand antitrust immunized joint ventures for various international regions, involving Continental, United and other members of the Star Alliance are subject to receipt of approvals from applicable national authorities or otherwise satisfying applicable regulatory requirements, and there can be no assurances that such approvals will be granted or applicable regulatory requirements will be satisfied. Other air carriers are also seeking to initiate or expand antitrust immunity for joint ventures which, if approved, could adversely affect the Company’s financial position and results of operations.

Further, the Company’s operations in foreign countries are subject to a variety of laws and regulations in those countries. The Company cannot provide any assurance that current laws and regulations, or laws or regulations enacted in the future, will not adversely affect its financial condition or results of operations.

The Company’s results of operations fluctuate due to seasonality and other factors associated with the airline industry.

Due to greater demand for air travel during the summer months, revenues in the airline industry in the second and third quarters of the year are generally stronger than revenues in the first and fourth quarters of the year. The Company’s results of operations generally reflect this seasonality, but have also been impacted by numerous other factors that are not necessarily seasonal including, among others, the imposition of excise and similar taxes, extreme or severe weather, air traffic control congestion, changes in the competitive environment due to industry consolidation and other factors and general economic conditions. As a result, the Company’s quarterly operating results are not necessarily indicative of operating results for an entire year and historical operating results in a quarterly or annual period are not necessarily indicative of future operating results.

The Company may never realize the full value of its intangible assets or our long-lived assets causing it to record impairments that may negatively affect its results of operations.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”) and Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), the Company is required to test certain of its intangible assets for impairment on an annual basis on October 1 of each year, or more frequently if conditions indicate that an impairment may have occurred. In addition, the Company is required to test certain of its tangible assets for impairment if conditions indicate that an impairment may have occurred.

During the first quarter of 2009, the second quarter of 2008, and the fourth quarter of 2008, the Company performed impairment tests of certain intangible assets and certain long-lived assets (principally aircraft and related spare engines and spare parts). The interim impairment tests in the first quarter of 2009 and the second quarter of 2008 were due to events and changes in circumstances that indicated an impairment might have occurred. The primary factor(s) deemed by management to have collectively constituted a potential impairment triggering event was, in 2009, a significant decrease in revenues, and in 2008, record high fuel prices, significant losses in 2008, a softening U.S. economy, analyst downgrade of UAL common stock, rating agency changes in outlook for the Company’s debt instruments from stable to negative, the announcement in 2008 of the planned removal from UAL’s fleet of 100 aircraft and a significant decrease in the fair value of the Company’s outstanding equity and debt securities during 2008, including a decline in UAL’s market capitalization to significantly below book value. In addition, in the fourth quarter of 2008 the Company performed its annual impairment test of intangible assets and the Company performed an interim impairment test of its B737 and B747 aircraft, including evaluating the fair value of those aircraft already removed from service.

As a result of the impairment testing described above, the Company recorded goodwill and tangible and intangible asset impairment charges of approximately $110 million, $2.5 billion and $2.6 billion during the first quarter of 2009, the second quarter of 2008 and the year ended December 31, 2008, respectively. The Company determined that goodwill was completely impaired in 2008. However, the Company still has book values at March 31, 2009 of approximately $10.1 billion of operating property and equipment and $2.6 billion of intangible assets that could be subject to future impairment charges. We may be required to recognize additional impairments in the future due to, among other factors, extreme fuel price volatility, tight credit markets, a decline in the fair value of certain tangible or intangible assets, unfavorable trends in historical or forecasted operating or cash flow losses and the uncertain economic environment, as well as other uncertainties. The Company can provide no assurance that a material impairment charge of tangible or intangible assets will not occur in a future period. The value of our aircraft could be impacted in future periods by changes in the market for these aircraft. Such changes could result in a greater supply and lower demand for certain aircraft types as other carriers are also grounding aircraft. An impairment charge could have a material adverse effect on the Company’s financial position and results of operations in the period of recognition.

The Company’s initiatives to improve the delivery of its products and services to its customers, reduce costs, increase its revenues and increase shareholder value, including the operational plans recently initiated by the Company, may not be adequate or successful.

The Company continues to identify and implement improvement programs to enhance the delivery of its products and services to its customers, reduce its costs and increase its revenues. In response to the unprecedented increase in fuel prices during 2008 and the weakening U.S. and global economies, the Company began implementing certain operational plans. The Company’s efforts are focused on cost savings in areas such as telecommunications, airport services, catering, maintenance materials, aircraft ground handling and regional affiliates expenses, among others. In addition, the Company is significantly reducing mainline domestic and consolidated capacity and is removing 100 aircraft from its mainline fleet, including its entire B737 fleet of 94 aircraft and six B747 aircraft. United is also eliminating its Ted product and reconfiguring that fleet’s 56 A320s to include United First class seats. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” below for further information regarding the Company’s capacity reductions. The Company will continue to review the deployment of all of our aircraft in various markets and the overall composition of our fleet to ensure that we are using our assets appropriately to provide the best available return. In connection with the capacity reductions, the Company is further streamlining its operations and corporate functions in order to match the size of its workforce to the size of its operations. The Company currently estimates a reduction of approximately 9,000 positions during 2008 and 2009, through a combination of furloughs and furlough-mitigation plans, such as early-out options. There can be no assurance that the Company’s initiatives to reduce costs and increase revenues will be successful.

The Company is taking additional actions beyond the operational plans discussed above, including increased cost reductions, new revenue sources and other actions. Certain of the Company’s plans to improve its performance require the use of significant cash for such items as severance payments, lease termination fees, conversion of Ted aircraft and facility closure costs, among others. The Company is also reviewing strategic alternatives to maximize the value of its assets and its businesses, which may include a possible sale of all, or part of, these assets or operations. There can be no assurance that any transactions with respect to these assets or operations will occur, nor are there any assurances with respect to the form or timing of any such transactions or their actual effect on shareholder value. A number of the Company’s ongoing initiatives involve significant changes to the Company’s business that it may be unable to implement successfully. In addition, revenue and other initiatives may not be successful due to the competitive landscape of the industry and the reaction of our competitors to certain of our initiatives. The adequacy and ultimate success of the Company’s programs and initiatives to improve the delivery of its products and services to its customers, reduce its costs and increase both its revenues and shareholder value cannot be assured.

Union disputes, employee strikes and other labor-related disruptions may adversely affect the Company’s operations and impair its financial performance.

Approximately 83% of the employees of UAL are represented for collective bargaining purposes by U.S. labor unions. These employees are organized into six labor groups represented by six different unions.

Relations between air carriers and labor unions in the United States are governed by the Railway Labor Act (“RLA”). Under the RLA, a carrier must maintain the existing terms and conditions of employment following the amendable date through a multi-stage and usually lengthy series of bargaining processes overseen by the National Mediation Board (“NMB”). This process continues until either the parties have reached agreement on a new collective bargaining agreement or the parties are released to “self-help” by the NMB. Although in most circumstances the RLA prohibits strikes, shortly after release by the NMB, carriers and unions are free to engage in self-help measures such as strikes and lock-outs. All six of the Company’s U.S. labor agreements become amendable in January 2010, and negotiations between the Company and the labor unions commenced in April 2009. The Company can provide no assurance that a successful or timely resolution of labor negotiations for all amendable agreements will be achieved. There is also a risk that dissatisfied employees, either with or without union involvement, could engage in illegal slow-downs, work stoppages, partial work stoppages, sick-outs or other actions short of a full strike that could individually or collectively harm the operation of the airline and materially impair its financial performance.

Increases in insurance costs or reductions in insurance coverage may adversely impact the Company’s operations and financial results.

The terrorist attacks of September 11, 2001 led to a significant increase in insurance premiums and a decrease in the insurance coverage available to commercial airlines. Accordingly, the Company’s insurance costs increased significantly and its ability to continue to obtain certain types of insurance remains uncertain. The Company has obtained third-party war risk (terrorism) insurance through a special program administered by the FAA, resulting in lower premiums than if it had obtained this insurance in the commercial insurance market. Should the government discontinue this coverage, obtaining comparable coverage from commercial underwriters could result in substantially higher premiums and more restrictive terms, if it is available at all. If the Company is unable to obtain adequate war risk insurance, its business could be materially and adversely affected.

If any of United’s aircraft were to be involved in an accident, the Company could be exposed to significant liability. The insurance it carries to cover damages arising from any future accidents may be inadequate. If the Company’s insurance is not adequate, it may be forced to bear substantial losses from an accident.

The Company relies heavily on automated systems to operate its business and any significant failure of these systems could harm its business.

The Company depends on automated systems to operate its business, including its computerized airline reservation systems, flight operations systems, telecommunication systems and commercial websites, including united.com. United’s website and reservation systems must be able to accommodate a high volume of traffic and deliver important flight and schedule information, as well as process critical financial transactions. Substantial or repeated website, reservations systems or telecommunication systems failures could reduce the attractiveness of United’s services versus its competitors and materially impair its ability to market its services and operate its flights.

The Company’s business relies extensively on third-party providers. Failure of these parties to perform as expected, or unexpected interruptions in the Company’s relationships with these providers or their provision of services to the Company, could have an adverse effect on its financial condition and results of operations.

The Company has engaged a growing number of third-party service providers to perform a large number of functions that are integral to its business, such as operation of United Express flights, operation of customer service call centers, provision of information technology infrastructure and services, provision of aircraft maintenance and repairs, provision of various utilities and performance of aircraft fueling operations, among other vital functions and services. The Company does not directly control these third-party providers, although it does enter into agreements with many of them that define expected service performance. Any of these third-party providers, however, may materially fail to meet their service performance commitments to the Company. The failure of these providers to adequately perform their service obligations, or other unexpected interruptions of services, may reduce the Company’s revenues and increase its expenses or prevent United from operating its flights and providing other services to its customers. In addition, the Company’s business and financial performance could be materially harmed if its customers believe that its services are unreliable or unsatisfactory.

The Company’s high level of fixed obligations could limit its ability to fund general corporate requirements and obtain additional financing, could limit its flexibility in responding to competitive developments and could increase its vulnerability to adverse economic and industry conditions.

The Company has a significant amount of financial leverage from fixed obligations, including its amended credit facility, aircraft lease and debt financings, leases of airport property and other facilities, and other material cash obligations. In addition, as of May 31, 2009, the Company had pledged a substantial amount of its assets as collateral to secure its various fixed obligations. The Company’s high level of fixed obligations, a downgrade in the Company’s credit ratings, poor credit market conditions and, to a lesser extent, the nature of the Company’s remaining assets available as collateral for loans, could impair the Company’s ability to obtain additional financing, if needed, and reduce its flexibility to conduct its business. Certain of the Company’s existing indebtedness also requires it to meet covenants and financial tests to maintain ongoing access to those borrowings. See Note 12 (“Debt Obligations and Card Processing Agreements”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, and Note 14 (“Debt Obligations and Other Financing Transactions”) under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference herein, for further details related to the Company’s credit agreements and assets pledged as collateral. A failure to timely pay its debts or other material uncured breach of its contractual obligations could result in a variety of adverse consequences, including the acceleration of the Company’s indebtedness, the withholding of credit card sale proceeds by its credit card service providers and the exercise of other remedies by its creditors and equipment lessors that could result in material adverse effects on the Company’s operations and financial condition. In such a situation, it is unlikely that the Company would be able to fulfill its obligations to repay the accelerated indebtedness, make required lease payments, or otherwise cover its fixed costs.

The Company’s net operating loss carry forward may be limited or possibly eliminated.

As of March 31, 2009, the Company had a net operating loss (“NOL”) carry forward tax benefit of approximately $2.7 billion for federal and state income tax purposes that primarily originated before UAL’s emergence from bankruptcy and will expire over a five to twenty year period. This tax benefit is mostly attributable to federal pre-tax NOL carry forwards of $7.2 billion. If the Company were to have a change of ownership within the meaning of Section 382 of the Code, under certain conditions, its annual federal NOL utilization could be limited to an amount equal to its market capitalization at the time of the ownership change multiplied by the federal long-term tax exempt rate. A change of ownership under Section 382 of the Code is defined as a cumulative change of 50 percentage points or more in the ownership positions of certain stockholders owning 5% or more of the Company’s common stock over a three year rolling period.

To reduce the risk of a potential adverse effect on the Company’s ability to utilize its NOL carry forward for federal income tax purposes, UAL’s restated certificate of incorporation contains a “5% Ownership Limitation,” applicable to all stockholders except the Pension Benefit Guaranty Corporation (“PBGC”). The 5% Ownership Limitation remains effective until February 1, 2011. The 5% Ownership Limitation prohibits (i) the acquisition by a single stockholder of shares representing 5% or more of the common stock of UAL Corporation and (ii) any acquisition or disposition of common stock by a stockholder that already owns 5% or more of UAL Corporation’s common stock, unless prior written approval is granted by the UAL Board of Directors. The percentage ownership of a single stockholder can be computed by dividing the number of shares of common stock held by the stockholder by the sum of the shares of common stock issued and outstanding plus the number of shares of common stock still held in reserve for payment to unsecured creditors under the Plan of Reorganization. For additional information regarding the 5% Ownership Limitation, please refer to UAL’s restated certificate available on its website.

While the purpose of these transfer restrictions is to prevent a change of ownership from occurring within the meaning of Section 382 of the Code (which ownership change might materially and adversely affect the Company’s ability to utilize its NOL carry forward or other tax attributes), no assurance can be given that such an ownership change will not occur, in which case the availability of the Company’s substantial NOL carry forward and other federal income tax attributes might be significantly limited or possibly eliminated. Any transfers of common stock that are made in violation of the restrictions set forth above will be void and, pursuant to UAL’s restated certificate of incorporation, will be treated as if such transfer never occurred. This provision may prevent a sale of common stock by a stockholder or adversely affect the price at which a stockholder can sell common stock and consequently make it more difficult for a stockholder to sell shares of common stock. In addition, this limitation may have the effect of delaying or preventing a change in control of UAL, creating a perception that a change in control cannot occur or otherwise discouraging takeover attempts that some stockholders may consider beneficial, which could also adversely affect the prevailing market price of the common stock. UAL cannot predict the effect that this provision in the UAL restated certificate of incorporation may have on the market price of the common stock.

The Company is subject to economic and political instability and other risks of doing business globally.

The Company is a global business with operations outside of the United States from which it derives approximately one-third of its operating revenues, as measured and reported to the DOT. The Company’s operations in Asia, Latin America, the Middle East and Europe are a vital part of its worldwide airline network. Volatile economic, political and market conditions in these international regions may have a negative impact on the Company’s operating results and its ability to achieve its business objectives. In addition, significant or volatile changes in exchange rates between the U.S. dollar and other currencies, and the imposition of exchange controls or other currency restrictions, may have a material adverse impact upon the Company’s liquidity, revenues, costs and operating results.

The Company could be adversely affected by an outbreak of a disease that affects travel behavior.

An outbreak of a disease that affects travel demand or travel behavior, such as Severe Acute Respiratory Syndrome, avian flu or H1N1 virus, or other illness, could have a material adverse impact on the Company’s business, financial condition and results of operations.

Certain provisions of UAL’s Governance Documents could discourage or delay changes of control or changes to the Board of Directors of UAL.

Certain provisions of the amended and restated certificate of incorporation and amended and restated bylaws of UAL (the “Governance Documents”) may make it difficult for stockholders to change the composition of UAL’s Board of Directors and may discourage takeover attempts that some of its stockholders may consider beneficial.

Certain provisions of the Governance Documents may have the effect of delaying or preventing changes in control if UAL’s Board of Directors determines that such changes in control are not in the best interests of UAL and its stockholders.

These provisions of the Governance Documents are not intended to prevent a takeover, but are intended to protect and maximize the value of UAL’s stockholders’ interests. While these provisions have the effect of encouraging persons seeking to acquire control of UAL to negotiate with the UAL Board of Directors, they could enable the Board of Directors to prevent a transaction that some, or a majority, of its stockholders might believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors.

The issuance of UAL’s contingent senior unsecured notes could adversely impact results of operations, liquidity and financial position and could cause dilution to the interests of its existing stockholders.

In connection with the Company’s emergence from Chapter 11 bankruptcy protection, UAL is obligated under an indenture to issue to the PBGC 8% senior unsecured notes with an aggregate principal amount of up to $500 million in up to eight equal tranches of $62.5 million (with no more than one tranche issued as a result of each issuance trigger event) upon the occurrence of certain financial triggering events. An issuance trigger event occurs when the Company’s EBITDAR (as defined in the indenture) exceeds $3.5 billion over the prior twelve months ending June 30 or December 31 of any applicable fiscal year, beginning with the fiscal year ending December 31, 2009 and ending with the fiscal year ending December 31, 2017. However, if the issuance of a tranche would cause a default under any other securities then existing, UAL may satisfy its obligations with respect to such tranche by issuing UAL common stock having a market value equal to $62.5 million. The issuance of these notes could adversely impact the Company’s results of operations because of increased interest expense related to the notes and adversely impact its financial position or liquidity due to increased cash required to meet interest and principal payments. If common stock is issued in lieu of debt, this could cause additional dilution to existing UAL stockholders. See “—Risks Related to UAL’s Common Stock” under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein, for additional information regarding other risks related to UAL’s common stock.

Risks Related to the Notes and the Offering

Appraisals should not be relied upon as a measure of realizable value of the Collateral.

Simat, Helliesen & Eichner, Inc., an independent aviation appraisal and consulting firm (“SH&E”), has prepared an appraisal of the spare parts of the types included in the Collateral owned by United as of April 9, 2009. A report, dated June 22, 2009, summarizing such appraisal is annexed to this Prospectus Supplement as Appendix II. The appraisal is subject to a number of assumptions and limitations and was prepared based on certain specified methodologies. In preparing its appraisal, SH&E conducted only a limited physical inspection of certain locations at which United maintains the spare parts. An appraisal that is subject to other assumptions and limitations and based on other methodologies may result in valuations that are materially different from those contained in SH&E’s appraisal. For a more detailed discussion of the appraisals, see “DESCRIPTION OF THE SPARE PARTS AND THE APPRAISAL—The Appraisal.”

United is required to provide quarterly appraisals of the Collateral. Such subsequent appraisals may be provided by SH&E, Morton, Beyer & Agnew, Inc. or any other person certified by ISTAT (or any successor organization thereto) selected by United and approved by the Trustee. The subsequent appraisals will be subject to a number of assumptions and limitations and will be prepared based on certain specified methodologies. In preparing such subsequent appraisals, there will be only a limited physical inspection of certain locations at which United maintains the spare parts. The subsequent appraisals may be subject to different assumptions and limitations and may be based on other methodologies than the original appraisal conducted by SH&E. An appraisal that is subject to other assumptions and limitations and based on other methodologies may result in valuations that are materially different from those contained in SH&E’s initial appraisal. For a more detailed discussion of the appraisals, see “DESCRIPTION OF THE SPARE PARTS AND THE APPRAISAL—The Appraisal.”

An appraisal is only an estimate of value. It does not necessarily indicate the price at which any spare part may be purchased or sold in the market. An appraisal should not be relied on as a measure of realizable value. The proceeds realized on a sale of any Collateral may be less than its appraised value. If the Trustee exercised remedies under the Indenture, the value of the Collateral will depend on various factors, including:

•	market and economic conditions;

•	the supply of similar parts;

•	the availability of buyers;

•	the condition of the Collateral; and

•	other factors.

In addition, since spare parts are regularly used, refurbished, purchased, transferred and discarded in the ordinary course of business, the quantity of spare parts included in the Collateral and their appraised value will change over time. As the appraisal and subsequent appraisal reports provide a collateral value as of a specific date, the actual value of the Collateral as of any other date may greatly differ from the value specified in the appraisal or subsequent appraisal report.

Accordingly, we cannot assure you that the proceeds realized on any exercise of remedies would be sufficient to satisfy in full payments due on the Notes.

There are certain circumstances where Collateral may not be subject to the lien of the Mortgages or may be reduced leaving less security for the Notes.

The Notes will be secured by a lien on the Pledged Spare Parts and may later also be secured by a lien on other collateral pursuant to the terms of the Indenture. See “DESCRIPTION OF THE NOTES—Collateral.” However, the lien will not apply to (w) any spare part so long as it is incorporated in, installed on, attached or appurtenant to, or being used on, an aircraft, engine or spare part that is so incorporated, installed, attached, appurtenant or being used, (x) any spare part that has been incorporated in, installed on, attached or appurtenant to, or used on an aircraft, engine or spare part that is so incorporated, installed, attached, appurtenant or being used, for so long after its removal from such aircraft or engine as it remains owned by a lessor or conditional seller of, or subject to a lien applicable to, such aircraft or engine; (y) the Excluded Parts; and (z) any spare part leased to, loaned to, or held on consignment by, United. In addition, since spare parts are regularly used, refurbished, purchased, transferred and discarded in the ordinary course of United’s business, the quantity of spare parts included in the Collateral and their appraised value will change over time.

So long as no special default or event of default under the Indenture has occurred and is continuing, United is not required to keep the Spare Parts at any Designated Locations subject to United’s compliance with the Maximum Collateral Ratio, the Minimum Section 1110 Collateral Ratio and the Minimum Rotable/Repairable Ratio. See “DESCRIPTION OF THE NOTES—Designated Locations.” The lien of the Parts Mortgages will not apply to any spare part not located at a Designated Location.

It is likely to be difficult, time-consuming and expensive for the Trustee to exercise its remedies against the Pledged Spare Parts. The fact that the Pledged Spare Parts are not separately stored may introduce difficulties in identifying and separating them from other spare parts. Initially, there are approximately 1,100 Designated Locations. Almost none of these Designated Locations are owned by United and it could be difficult for the Trustee to get access to these locations.

United is required to provide to the Trustee and the Rating Agencies a quarterly appraisal of the Collateral and an accompanying appraisal compliance report. If any such subsequent compliance report indicates that the ratio of the outstanding principal amount of the Notes (minus any Cash Collateral) to the Collateral value (excluding any Cash Collateral) is greater than 35%, that the ratio of the value of the Section 1110 Collateral to the outstanding principal amount of the Notes (minus any Cash Collateral) is less than 140% or that the ratio of the value of Rotables/Repairables included in the Collateral to the outstanding principal amount of the Notes (minus any Cash Collateral) is less than 150%, United is required to provide additional collateral or to redeem some or all of the Notes so that the ratio of the outstanding principal amount of the Notes (minus any Cash Collateral) to Collateral value (excluding any Cash Collateral) is not greater than the Maximum Collateral Ratio, the ratio of the Section 1110 Collateral value to the outstanding principal amount of the Notes (minus any Cash Collateral) is not less than the Minimum Section 1110 Collateral Ratio and the ratio of the value of Rotables/Repairables included in the Collateral to the outstanding principal amount of the Notes (minus any Cash Collateral) is not less than the Minimum Rotable/Repairable Ratio. In order to satisfy this requirement, United may grant a lien on additional spare parts, qualified aircraft (Boeing model 767-300 and 777-200 aircraft and Airbus model A319-100 and A320-200 aircraft) and/or qualified spare engine(s) (engine type customarily used on the relevant qualified aircraft), cash or certain investment securities. In addition, United may grant a lien on other collateral, provided that the Rating Agencies confirm that the use of such other additional collateral will not result in a reduction of the ratings of the Notes below the then current rating or a withdrawal or suspension of the ratings of the Notes. See “DESCRIPTION OF THE NOTES—Appraisals and Maintenance of Ratios.” Section 1110 of the U.S. Bankruptcy Code, which provides special rights to holders of liens with respect to certain equipment (see “DESCRIPTION OF THE NOTES—Remedies”), would apply to any such additional aircraft, spare engines or spare parts in the Collateral that are first placed in service after October 22, 1994, but would not apply to any such cash or investment securities. In addition, Section 1110 may not apply to additional spare parts or such other collateral, depending on the circumstances.

Any such grant of a lien on cash, investment securities or other collateral or redemption of Notes by United could be subject to avoidance as a “preference” under Section 547 of the U.S. Bankruptcy Code if (1) it occurred within 90 days before a bankruptcy filing by United (or one year in the case of Notes held by an “insider” of United within the meaning of the U.S. Bankruptcy Code) and (2) it enabled the holders of such Notes to receive more than they would receive if United were liquidated under Chapter 7 of the U.S. Bankruptcy Code and the grant of additional collateral or the redemption of such Notes had not occurred, which would likely be the case if, at the time of the grant or redemption, such Notes are undersecured.

Also, following a bankruptcy filing, United’s continued use, sale or lease of Pledged Spare Parts would reduce the quantity and value of the Pledged Spare Parts subject to the lien of the Mortgages. In addition, following a bankruptcy filing, by operation of Section 552 of the U.S. Bankruptcy Code, newly acquired spare parts as well as spare parts removed from United’s aircraft, engines or other spare parts would not, except in limited circumstances, become subject to the lien of the Mortgages. Section 552 of the U.S. Bankruptcy Code provides that any property acquired by a debtor after the commencement of its bankruptcy case is not subject to a lien resulting from any security agreement entered into before the commencement of the case, except to the extent such newly acquired property constitutes proceeds, product, offspring, or profits of property subject to the lien prior to the commencement of the case. In a bankruptcy case, the Collateral Agent may be entitled to “adequate protection” for United’s use, sale or lease of Pledged Spare Parts; however, in light of the broad discretionary powers of a bankruptcy court, it is not possible to predict how quickly or to what extent, if any, the holders of the Notes would be compensated for any loss of value of the Pledged Spare Parts through any request for adequate protection.

The ratings of the Notes may be lowered or withdrawn in the future.

It is a condition to the issuance of the Notes that Moody’s and Standard & Poor’s initially rate the Notes not less than “B2” and “B+,” respectively.

A rating is not a recommendation to purchase, hold or sell the Notes and the rating does not address market price of the Notes or suitability of investing in the Notes for a particular investor. A rating may not remain for any given period of time and a Rating Agency may lower or withdraw entirely a rating if in its judgment circumstances in the future so warrant. These circumstances may include a downgrading of the debt of United by a Rating Agency.

The ratings of the Notes are based primarily on the default risk of the Notes and the Collateral value. These ratings address the likelihood of timely payment of interest (at the Stated Interest Rate and without any premium or break amount) when due on the outstanding principal amount of the Notes and the payment of principal distributable under the Notes on the Maturity Date. The ratings do not address the possibility of certain defaults, optional redemptions or other circumstances, which could result in the payment of the principal of the Notes prior to the Maturity Date. Any Cash Collateral held as a result of United’s election to post cash collateral to meet any of the Maximum Collateral Ratio requirement, the Section 1110 Collateral Ratio requirement or the Rotable/Repairable Ratio requirement will not be entitled to the benefits of Section 1110 of the U.S. Bankruptcy Code.

The reduction, suspension or withdrawal of the ratings of the Notes will not, by itself, constitute an event of default under the Indenture.

The Indenture will not provide any protection against highly leveraged or extraordinary transactions.

The Indenture, the Notes and the other transaction agreements will not contain any financial or other covenants or “event risk” provisions protecting the noteholders in the event of a highly leveraged or other extraordinary transaction affecting us or our affiliates.

There are no restrictive covenants in the Transaction Documents relating to our ability to incur future indebtedness.

The Indenture, the Notes and the other transaction agreements will not (i) require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity and therefore do not protect noteholders in the event that we experience significant adverse changes in our financial condition or results of operations, (ii) limit our ability to incur additional indebtedness or (iii) restrict our ability to pledge our assets that are not part of the Collateral. In light of the absence of such restrictions, we may conduct our business in a manner that may cause the market price of the Notes to decline or otherwise restrict or impair our ability to pay amounts due under the Notes and/or the related agreements. In addition, neither the Indenture or the Notes contains any provision that would give holders of the Notes the right to require us to repurchase their Notes in the event of a change of control or a decline in the credit rating of our debt securities resulting from a takeover, recapitalization, or similar restructuring or any other reason.

The Notes will effectively rank junior in right of payment to United’s existing and future secured debt and the liabilities of United’s subsidiaries.

The Notes will be United’s general obligations and will effectively rank junior in right of payment to United’s other existing and future debt secured by assets other than the Collateral to the extent of the value of such assets. In any liquidation, dissolution, bankruptcy, or other similar proceeding, the holders of United’s other secured debt may assert rights against the assets securing that debt in order to receive full payment of their debt before such assets may be used to pay United’s other creditors, including the holders of the Notes.

As of March 31, 2009, United had $6.9 billion of senior debt outstanding of which $5.5 billion is secured by certain of United’s assets other than the Collateral. In addition, substantially all of our material assets secure some portion of our debt.

The Notes will be guaranteed by UAL on a senior unsecured basis but will not be guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the Notes or to make any funds available therefore, whether by dividends, loans or other payments. As a result, the Notes will effectively rank junior in right of payment to all existing and future debt and other liabilities of our subsidiaries.

There is no public market for the Notes, which could limit their market price or your ability to sell them for an amount equal to or higher than their initial offering price.

The Notes will be a new issuance of securities for which there currently is no trading market. We have no plans to list the Notes on a securities exchange. Although the underwriters have advised us that they currently intend to make a market in the Notes after the completion of this Offering, the underwriters are not obligated to do so, and such market making activities may be discontinued at any time without notice. We cannot assure you that any market for the Notes will develop, or that such a market will provide liquidity for the holders of the Notes. If an active public market does not develop, the market price and liquidity of the Notes may be adversely affected. The liquidity of any market for the Notes will depend on many factors, including, the number of holders of the Notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors. An active or liquid trading market may not develop for the Notes.

You may have to include in income for federal tax purposes the original issue discount even though no cash payment is made.

United expects that the Notes will be issued with original issue discount (“OID”). In general, if the issue price of a Note (the first price at which a substantial amount of the Notes are sold to investors) is less than its “stated redemption price at maturity” by more than a statutorily defined de minimis amount, the Note will be considered to have OID. The “stated redemption price at maturity” includes all payments under a Note that do not qualify as “qualified stated interest.” Qualified stated interest includes only interest that is payable at least annually at a single fixed or specified floating rate. Because the Notes will be issued at significant discount, the Notes will be issued with OID equal to or in excess of the statutorily defined de minimis amount. Consequently, holders generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. Such amounts in the aggregate generally will be equal to the difference between the stated redemption price at maturity and the issue price of the Notes. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS—Consequences to U.S. Holders—Stated Interest and Original Issue Discount.”

You may not receive the full principal amount of the Notes in certain circumstances.

If the Notes are accelerated due to the occurrence of an event of default under the Indenture, only the Accreted Principal of the Notes plus all accrued interest on the outstanding principal amount of the Notes as of the date of such acceleration (but without any Make-Whole Amount) will become due and payable and all such amounts will accrue interest at the Post-Acceleration Rate until paid in full. Upon payment in full of such amounts (including accrued interest at the Post-Acceleration Rate as aforesaid), the outstanding principal amount of the Notes in excess of the Accreted Principal will be deemed paid in full unless the Acceleration of the Notes is rescinded or annulled or such principal amount is reinstated by agreement, operation of law or otherwise.

If a bankruptcy case is commenced by or against us under the Bankruptcy Code after the issuance of the Notes, the claim of a holder of the Notes for principal on the Notes may be limited to an amount equal to the sum of the issue price as determined by the bankruptcy court and that portion of the original issue discount which is deemed to accrue from the Issuance Date to the date of any such filing.

Payments on the Notes and the ability to exercise remedies under the Indenture may be restricted due to a bankruptcy of United.

In the event of our bankruptcy, the Collateral and Notes will become part of our bankruptcy proceeding. Such an event may cause payments on the Notes to be interrupted and the ability of the Trustee to exercise its remedies under the Indenture will be restricted. Some of the Collateral will not be eligible for Section 1110 protection and the Trustee’s ability to exercise remedies under the Indenture with respect to such Collateral will be restricted throughout the entire bankruptcy case.

It may be difficult and expensive to exercise repossession rights with respect to an aircraft.

If any qualified aircraft (Boeing model 767-300 and 777-200 aircraft and Airbus model A319-100 and A320-200 aircraft) and/or qualified spare engine(s) (engine type customarily used on the relevant qualified aircraft) are subjected to the lien of the Aircraft Mortgage, there will be no general geographic restrictions on our ability to operate the aircraft. Although we do not currently intend to do so, we may register the aircraft in specified foreign jurisdictions and/or lease the aircraft. It may be difficult, time-consuming and expensive for the Collateral Agent to exercise repossession rights if an aircraft is located outside the United States, is registered in a foreign jurisdiction or is leased to a foreign or domestic operator. Additional difficulties may exist if a lessee is the subject of a bankruptcy, insolvency or similar event.

In addition, some jurisdictions may allow for other liens or other third party rights to have priority over the Collateral Agent’s security interest in an aircraft. As a result, the benefits of the Collateral Agent’s security interest in an aircraft may be less than they would be if the aircraft were located or registered in the United States.

Upon repossession of an aircraft, the aircraft may need to be stored and insured. The costs of storage and insurance can be significant and the incurrence of such costs could result in fewer proceeds to repay the holders of the Notes.

USE OF PROCEEDS

We will use the proceeds from the issuance of the Notes for general corporate purposes, possibly including the repayment of indebtedness, financing of capital expenditures or funding of potential acquisitions or other business transactions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” should be read in conjunction with “USE OF PROCEEDS,” and with our financial statements and related notes, which are incorporated by reference in this prospectus supplement.

The information presented under “—Three Year Period Ended December 31, 2008” relates to the period covered by our audited consolidated financial statements as of and for the three year period ended December 31, 2008 and should be read together with the information presented below under “—Quarters Ended March 31, 2009 and 2008,” which presents information related to the period covered by our unaudited condensed consolidated financial statements as of and for the quarters ended March 31, 2009 and 2008. The information under “—Quarters Ended March 31, 2009 and 2008” replaces any inconsistent information included under “—Three Year Period Ended December 31, 2008.”

Three Year Period Ended December 31, 2008

Overview

As discussed below under “BUSINESS,” the Company derives virtually all of its revenues from airline related activities. The most significant source of airline revenues is passenger revenues; however, Mileage Plus® Frequent Flyer Program (“Mileage Plus”), United Cargo and United Services are also major sources of operating revenues. The airline industry is highly competitive and is characterized by intense price competition. Fare discounting by United’s competitors has historically had a negative effect on the Company’s financial results because United has generally been required to match competitors’ fares to maintain passenger traffic. Future competitive fare adjustments may negatively impact the Company’s future financial results. The Company’s most significant operating expense is jet fuel. Jet fuel prices are extremely volatile and are largely uncontrollable by the Company. The Company’s historical and future earnings have been and will continue to be significantly impacted by jet fuel prices.

As UAL consolidates United for financial statement purposes, disclosures that relate to activities of United also apply to UAL, unless otherwise noted. United’s operating revenues and operating expenses comprise nearly 100% of UAL’s revenues and operating expenses. In addition, United comprises approximately the entire balance of UAL’s assets, liabilities and operating cash flows. Therefore, the following qualitative discussion is applicable to both UAL and United, unless otherwise noted. Any significant differences between UAL and United results are separately disclosed and explained.

Bankruptcy Matters.    On December 9, 2002, UAL, United and 26 direct and indirect wholly-owned subsidiaries filed voluntary petitions to reorganize their business under Chapter 11 of the Bankruptcy Code. The Company emerged from bankruptcy on February 1, 2006, under a Plan of Reorganization that was approved by the Bankruptcy Court. In connection with its emergence from Chapter 11 bankruptcy protection, the Company adopted fresh-start reporting, which resulted in significant changes in post-emergence financial statements, as compared to the Company’s historical financial statements. See “—Three Year Period Ended December 31, 2008—Financial Results” below for further discussion. See Note 4 (“Voluntary Reorganization Under Chapter 11—Significant Matters Remaining to be Resolved in Chapter 11 Cases”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for further information regarding bankruptcy matters.

Developments for the year ended December 31, 2008.    The unprecedented increase in fuel prices and a worsening global recession have created an extremely challenging environment for the airline industry. While the Company significantly improved its financial performance in 2006 and 2007, the Company was not able to financially compensate for the substantial increase in fuel prices during 2008. The Company’s average consolidated fuel price per gallon, including net hedge losses that are classified in fuel expense, increased 59% from 2007 to 2008. The increased cost of fuel purchases and hedging losses drove the $3.1 billion increase in the Company’s consolidated fuel costs. The Company’s fuel hedge losses that are classified in nonoperating expense also had a significant negative impact on its 2008 liquidity and results of operations.

Although the Company was adversely impacted by fuel costs and special items in this recessionary environment, the Company’s commitment to cost reduction was a contributory factor to the year-over-year reduction in other areas of operating expenses as presented in the table below. The following table presents the unit cost of various components of total operating expenses and year-over-year changes.

	2008	2008 expense per ASM (in cents)	2007	2007 expense per ASM (in cents)	% change per ASM
	(In millions, except unit costs)
Mainline ASMs	135,861		141,890		(4.2)
Mainline fuel expense	$7,722	5.68	$5,003	3.53	60.9
United Aviation Fuel Corporation (“UAFC”)	4	—	36	0.02	(100.0)
Impairments, special items and other charges(a)	2,807	2.07	(44)	(0.03)	—
Other operating expenses	10,851	7.99	11,170	7.87	1.5

Total mainline operating expense	21,384	15.74	16,165	11.39	38.2
Regional affiliate expense	3,248		2,941

Consolidated operating expense	$24,632		$19,106

(a)	These amounts are summarized in the Summary Results of Operations table in Financial Results, below.

In 2008, the Company focused on mitigating a portion of the negative impact of higher fuel costs and the weakening economy through cost reductions, fleet optimization, generation of higher revenues, executing on initiatives to enhance liquidity and other strategies as discussed below. Overall, the Company has characterized its business approach as “Focus on Five,” which refers to a comprehensive set of priorities that focus on the fundamentals of running a good airline: one that runs on time, with clean planes and courteous employees, that delivers industry-leading revenues and competitive costs, and does so safely. Building on this foundation, United aims to regain its industry-leading position in key metrics reported by the DOT as well as industry-leading revenue driven by products, services, schedules and routes that are valued by the Company’s customers. The goal of this approach is intended to enable United to achieve best-in-class safety performance, exceptional customer satisfaction and experience and industry-leading margin and cash flow. Although results of operations in 2008 were disappointing and economic conditions continue to present a challenge for the Company, we believe we are taking the necessary steps to position the Company for improved financial and operational performance in 2009.

Some of these actions include the following:

•	The Company significantly reduced its mainline domestic and international capacity in response to high fuel costs and the weakening global economy. Mainline domestic and international capacity decreased 14% and 8%, respectively, during the fourth quarter of 2008 as compared to the year-ago period. Mainline domestic capacity decreased 8% while international capacity increased 1% for the full year of 2008, as compared to 2007. Consolidated capacity was approximately 11% and 4% lower in the fourth quarter and the full year of 2008, respectively, as compared to the year-ago periods. The Company will implement additional capacity reductions in 2009 as it completes the removal of 100 aircraft, as discussed below, of which 51 aircraft had been removed from service as of December 31, 2008.

•

The Company is permanently removing 100 aircraft from its fleet, including its entire fleet of 94 B737 aircraft and six B747 aircraft. These aircraft are some of the oldest and least fuel efficient in the Company’s fleet. This reduction reflects the Company’s efforts to eliminate unprofitable capacity and divest the Company of assets that currently do not provide an acceptable return, particularly in the current economic environment with volatile fuel prices and a global economy in recession. The Company continues to review the deployment of all of its aircraft in various markets and the overall composition of its fleet to ensure that we are using our assets appropriately to provide the best available return.

•

The Company continues to refit its wide body international aircraft with new first and business class premium seats, entertainment systems and other product enhancements. As of December 31, 2008, the Company has completed upgrades on 25 international aircraft with new premium travel equipment featuring, among other improvements, 180-degree, lie-flat beds in business class. The Company expects its remaining 66 wide body international aircraft to be upgraded by 2011. The upgrade of this equipment is expected to allow the Company to generate revenue premiums from its first and business class international cabins. This new product will reduce premium seat counts by more than 20%.

•

In 2008, the Company ceased operations to Ft. Lauderdale and West Palm Beach, Florida, two markets served by Ted, which uses an all-economy seating configuration to serve primarily leisure markets. In addition, during 2008, as part of its operational plans the Company ceased operations in certain non-Ted markets and also reduced frequencies in several Ted and non-Ted markets. In light of these planned capacity reductions and other factors, the Company also determined that it would eliminate its entire B737 fleet by the end of 2009. With the reduced need for Ted aircraft in leisure markets and an increased need for narrow body aircraft in non-Ted markets due to the elimination of the B737 fleet, the Company decided to reconfigure the entire Ted fleet of all-economy Airbus aircraft to include first class, as well as Economy Plus and economy seats. The reconfigured Airbus aircraft will provide United a consistent product offering for our customers and employees, and increases our fleet flexibility to redeploy aircraft onto former Ted and other narrow body routes as market conditions change. The reconfiguration of the Ted aircraft will occur in stages with expected completion by the end of 2009.

•

The Company was able to pass some of the higher fuel costs in 2008 to customers through passenger and cargo fuel surcharges, among other means. The Company created new revenue streams through unbundling products, offering new a la carte services and expanding choices for customers. The Company’s existing Travel Options, such as Economy Plus and Premium Cabin upsell have been extremely successful and the Company continues to implement new revenue initiatives such as a $15 fee for the first checked bag, as well as a $25 fee to check a second bag on domestic flights. Additional new Travel Options offered by United include Mileage Plus Award Accelerator, which allows customers to multiply their earned miles for each trip by purchasing accelerator miles upon ticket purchase, and Door-to-Door Baggage, which allows customers to avoid the hassle of taking their luggage to the airport by arranging for the luggage to be picked up from their home and shipped to their final destination. In addition, various ticket change fees have increased, including Mileage Plus close-in fees.

•

The Company reduced its capital expenditures in 2008 as compared to 2007 by more than $200 million as discussed in “—Three Year Period Ended December 31, 2008—Liquidity,” below. In addition, the Company further plans to limit capital spending to $450 million during 2009.

•

The Company is streamlining its operations and corporate functions in order to match the size of its workforce to the size of its reduced capacity. The Company expects a total workforce reduction of approximately 9,000 positions by the end of 2009, of which approximately 6,000 positions were eliminated as of December 31, 2008. The total expected reduction will consist of approximately 2,500 salaried and management positions and approximately 6,500 represented positions. The Company has offered furlough-mitigation programs such as voluntary early-out options, primarily to certain union groups, to reduce the required involuntary furloughs. Of the total expected represented workforce reduction, approximately 40% have been through voluntary furloughs through January 2009.

•

A transatlantic aviation agreement to replace the existing bilateral arrangements between the U.S. government and the 27 EU member states became effective in 2008. The future effects of this agreement on our financial position and results of operations cannot be predicted with certainty due to the diverse nature of its potential impacts, including increased competition at London’s Heathrow Airport as well as throughout the EU member states. However, we have already taken actions to capitalize on opportunities under the new agreement. Upon the effective date of the transatlantic aviation agreement, the DOT’s approval of United’s application for antitrust immunity with bmi also became effective, allowing the two airlines to deepen their commercial relationship and adding bmi to the multilateral group of Star Alliance carriers that had already been granted antitrust immunity by the DOT.

•

United and Continental Airlines announced their plan to form a new partnership that will link the airlines’ networks and services worldwide to the benefit of customers, employees and shareholders, creating new revenue opportunities, cost savings and other efficiencies.

The Company also took certain actions to maintain adequate liquidity and minimize its financing costs during this challenging economic environment. During 2008, the Company generated unrestricted cash of approximately $1.9 billion through new financing agreements, amendments to our Mileage Plus co-branded credit card agreement and our largest credit card processing agreement and other means. Some of these agreements are summarized below. See “—Three Year Period Ended December 31, 2008—Liquidity and Capital Resources—Financing Activities,” below, for additional information related to these agreements.

•

During the fourth quarter of 2008, UAL began a public offering of up to $200 million of UAL common stock, generating gross proceeds of $172 million in 2008 and January 2009. UAL may issue additional shares during 2009 until it reaches $200 million in proceeds.

•

United completed a $241 million credit agreement secured by 26 of the Company’s currently owned and mortgaged A319 and A320 aircraft. Borrowings under the agreement were at a variable interest rate based on LIBOR plus a margin. The credit agreement requires periodic principal and interest payments through its final maturity in June 2019. The Company may not prepay the loan prior to July 2012. This agreement did not change the number of the Company’s unencumbered aircraft as the Company used available equity in these previously owned and mortgaged aircraft as collateral for this financing.

•

United entered into an $84 million loan agreement secured by three aircraft, including two Airbus A320 and one Boeing B777 aircraft. Borrowings under the agreement were at a variable interest rate based on LIBOR plus a margin. The loan requires principal and interest payments every three months and has a final maturity in June 2015.

•	During 2008 and January 2009, United also entered into three aircraft sale-leaseback agreements. The Company sold these aircraft for approximately $370 million and has leased them back.

•

The Company completed an amendment of its marketing services agreement with its Mileage Plus co-branded bankcard partner and its largest credit card processor to amend the terms of their existing agreements to, among other things, extend the terms of the agreements. These amendments resulted in an immediate increase in the Company’s cash position by approximately $1.0 billion, which included a total of $600 million for the advanced purchase of miles and the licensing extension payment, as well as the release of approximately $357 million in previously restricted cash for reserves required under the credit card processing agreement. Approximately $100 million of additional cash receipts are expected over the next two years based on the amended terms of the co-brand agreement as compared to cash that would have been generated under the terms of the previous co-brand agreement. This amount is less than the Company’s initial estimate primarily due to the severe weakening of the global economy. As part of the transaction, United granted a first lien of specified intangible Mileage Plus assets and a second lien on certain other assets. The term of the amended co-branded agreement is through December 31, 2017. See the discussion below in “—Three Year Period Ended December 31, 2008—Liquidity” for additional terms of this agreement.

The Company also made the following significant changes to its international route network:

•	United commenced daily, non-stop service between Washington Dulles and Dubai in October 2008.

•	The Company announced new daily service from Washington Dulles to Moscow and Geneva, commencing in March and April 2009, respectively.

•	The Company will reinstate daily seasonal service from Denver to London Heathrow effective March 2009.

Financial Results.    UAL and United adopted fresh-start reporting in accordance with SOP 90-7 upon emerging from bankruptcy. Thus, the consolidated financial statements before February 1, 2006 reflect results based upon the historical cost basis of the Company while the post-emergence consolidated financial statements reflect the new basis of accounting, which incorporates fair value and other adjustments recorded from the application of SOP 90-7. Therefore, financial statements for the post-emergence periods are not comparable to the pre-emergence period financial statements. References to “Successor Company” refer to UAL and/or United on or after February 1, 2006, after giving effect to the adoption of fresh-start reporting. References to “Predecessor Company” refer to UAL and/or United before their exit from bankruptcy on February 1, 2006.

For purposes of the discussion of financial results, management utilizes the combined results of the Successor Company and Predecessor Company for the twelve months ended December 31, 2006. The combined results for the twelve months ended December 31, 2006 are non-GAAP measures; however, management believes that the combined results provide a more meaningful comparison to the years ended December 31, 2008 and 2007.

The air travel business is subject to seasonal fluctuations and historically, the Company’s results of operations are better in the second and third quarters as compared to the first and fourth quarters of each year, since our first and fourth quarter results normally reflect weaker travel demand. The Company’s results of operations can be impacted by adverse weather, air traffic control delays, fuel price volatility and other factors in any period. The table below presents certain financial statement items to provide an overview of the Company’s financial performance for the three years ended December 31, 2008, 2007 and 2006. The most significant contributors to the Company’s net loss in

2008 were increased fuel prices and asset impairments. The table below also highlights that the Company, through its past and on-going cost reduction initiatives, was able to effectively manage costs in non-fuel and other areas, although the benefits of these cost savings initiatives and higher revenues were not sufficient to offset the dramatic increase in fuel cost.

SUMMARY RESULTS OF OPERATIONS

				Predecessor
	Successor		Combined	Period from February 1 to December 31, 2006	Period from January 1 to January 31, 2006
UAL Information	2008	2007	2006(e)
	(In millions)
Revenues	$20,194	$19,852	$19,340	$17,882	$1,458
Special revenue items(a)	—	45	—	—	—
Revenues due to Mileage Plus policy change(a)	—	246	—	—	—

Total revenues	20,194	20,143	19,340	17,882	1,458
Mainline fuel purchase cost	7,114	5,086	4,798	4,436	362
Operating non-cash fuel hedge (gain)/loss	568	(20)	2	2	—
Operating cash fuel hedge (gain)/loss	40	(63)	24	24	—
Regional affiliate fuel expense(b)	1,257	915	834	772	62
Reorganization gain	—	—	(22,934)	—	(22,934)
Goodwill impairment(c)	2,277	—	—	—	—
Other impairments and special items(c)	339	(44)	(36)	(36)	—
Other charges (see table below)	191	—	—	—	—

Total impairments, special items and other charges	2,807	(44)	(36)	(36)	—

Other operating expenses	12,846	13,232	13,271	12,185	1,086
Nonoperating non-cash fuel hedge (gain)/loss	279	—	—	—	—
Nonoperating cash fuel hedge (gain)/loss	249	—	—	—	—
Other nonoperating expense(d)	455	380	502	471	31
Income tax expense (benefit)	(25)	297	21	21	—

Net income (loss)	$(5,396)	$360	$22,858	$7	$22,851

United net income (loss)	$(5,354)	$359	$22,640	$14	$22,626

(a)	These significant items affecting the Company’s results of operations are discussed in “—Three Year Period Ended December 31, 2008—Results of Operations”, below.
(b)	Regional affiliates’ fuel expense is classified as part of Regional Affiliates expense in the Company’s audited consolidated financial statements.
(c)

As described in “—Three Year Period Ended December 31, 2008—Results of Operations” below, impairment charges were recorded as a result of interim asset impairment testing performed as of May 31, 2008 and December 31, 2008.

(d)

Includes non-cash interest expense of $48 million, $43 million and $18 million in 2008, 2007 and 2006 (Successor) periods, respectively, related to the retrospective adoption of APB 14-1. Also includes equity in earnings of affiliates.

(e)	The combined period includes the results for one month ended January 31, 2006 (Predecessor Company) and eleven months ended December 31, 2006 (Successor Company).

Additional details of significant variances in 2008 as compared to 2007 results, as presented in the table above, include the following:

•	UAL recorded the following impairment and other charges, as further discussed below, during the year ended December 31, 2008:

	Year Ended December 31, 2008	Income statement classification
	(In millions)
Goodwill impairment	$2,277	Goodwill impairment
Intangible asset impairments	64
Aircraft and related deposit impairments	250

Total other impairments	314
Lease termination and other charges	25

Total other impairments and special items	339	Other impairments and special items
Severance	106	Salaries and related costs
Employee benefit obligation adjustment	57	Salaries and related costs
Litigation-related settlement gain	(29)	Other operating expenses
Charges related to terminated/deferred projects	26	Purchased services
Net gain on asset sales	(3)	Depreciation and amortization
Accelerated depreciation	34	Depreciation and amortization

Total other charges	191
Operating non-cash fuel hedge loss	568	Aircraft fuel
Nonoperating non-cash fuel hedge loss	279	Miscellaneous, net
Tax benefit on intangible asset impairments and asset sales	(31)	Income tax benefit

Total impairments and other charges	$3,623

•

The relatively small income tax benefit in 2008 is related to the impairment and sale of certain indefinite-lived intangible assets, partially offset by the impact of an increase in state tax rates. In 2007, UAL recognized income tax expense of $297 million.

Liquidity.    The following table provides a summary of the Company’s cash, restricted cash and short-term investments at December 31, 2008 and 2007.

	As of December 31,
	2008	2007
	(In millions)
Cash and cash equivalents	$2,039	$1,259
Short-term investments	—	2,295
Restricted cash	272	756

Cash, short-term investments & restricted cash	$2,311	$4,310

The decrease in the Company’s cash, restricted cash and short-term investments balances was primarily due to a $3.4 billion unfavorable reduction in cash flows from operations in 2008 as compared to 2007. The operating cash decrease was primarily due to increased cash expenses, mainly fuel and fuel hedge cash settlements, as discussed below under “—Three Year Period Ended December 31, 2008—Results of Operations.” Fuel hedge collateral requirements also used operating cash of approximately $965 million in the year ended December 31, 2008. This unfavorable variance was partly offset by approximately $600 million of proceeds received from the amendment of the co-brand credit card agreement, as discussed above. Restricted cash decreased in 2008 primarily due to an amendment to our largest credit card processing agreement and posting of letters of credit, as further discussed below.

The increase in net cash used by investing activities was primarily due to a reallocation of excess cash from short-term investments to cash and cash equivalents. Investing cash flows benefited from a reduction in restricted cash of $484 million. This benefit was primarily due to the amendment of the credit card processing agreement in association with the co-branded amendment described above, which decreased restricted cash by $357 million, and the substitution of letters of credit for cash deposits related to workers’ compensation obligations. In addition, UAL financing outflows included approximately $253 million to pay a $2.15 per common share special distribution in January 2008.

The Company expects its cash flows from operations and its available capital to be sufficient to meet its future operating expenses, lease obligations and debt service requirements in the next twelve months; however, the Company’s future liquidity could be impacted by increases or decreases in fuel prices, fuel hedge collateral requirements, inability to adequately increase revenues to offset high fuel prices, softening revenues resulting from reduced demand, failure to meet future debt covenants and other factors. See “—Three Year Period Ended December 31, 2008—Liquidity and Capital Resources” below and “Item 7A. Quantitative and Qualitative Disclosures about Market Risk” in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein, for a discussion of these factors and the Company’s significant operating, investing and financing cash flows.

Capital Commitments.    At December 31, 2008, the Company’s future commitments for the purchase of property and equipment include approximately $2.4 billion of nonbinding aircraft commitments and $0.6 billion of binding commitments. The nonbinding commitments of $2.4 billion are related to 42 A319 and A320 aircraft. These orders may be cancelled which would result in the forfeiture of $91 million of advance payments provided to the manufacturer. United believes it is highly unlikely that it will take delivery of the remaining aircraft in the future and therefore believes it will be required to forfeit its $91 million of advance delivery deposits. Based on this determination, the Company recorded an impairment charge in 2008 to decrease the value of the deposits and related capitalized interest of $14 million to zero in the Company’s audited consolidated financial statements. In addition, the Company’s capital commitments include commitments related to its international premium cabin enhancement program. During 2008, the Company reduced the scope of this project by six aircraft, from the originally disclosed number of 97 aircraft. As of December 31, 2008, the Company had completed upgrades on 25 aircraft and had remaining capital commitments to complete enhancements on an additional 66 aircraft. For further details, see Note 14 (“Commitments, Contingent Liabilities and Uncertainties”) under “Item 8. Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein.

Contingencies.    During the course of its Chapter 11 proceedings, the Company successfully reached settlements with most of its creditors and resolved most pending claims against the Debtors. We are a party to numerous long-term agreements to lease certain airport and maintenance facilities that are financed through tax-exempt municipal bonds issued by various local municipalities to build or improve airport and maintenance facilities. United was advised during its restructuring that these municipal bonds may have been unsecured (or in certain instances, partially secured) pre-petition debt. In 2006, certain of United’s LAX municipal bond obligations were conclusively adjudicated through the Bankruptcy Court as financings and not true leases; however, there remains pending litigation to determine the value of the security interests, if any, that the bondholders have in our underlying leaseholds. See Note 4 (“Voluntary Reorganization Under Chapter 11”) under “Item 8. Financial

Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for further information on this matter and the resolution of the separate San Francisco International Airport (“SFO”) municipal bond matter in 2008.

United has guaranteed $270 million of the City and County of Denver, Colorado Special Facilities Airport Revenue Bonds (United Air Lines Project) Series 2007A (the “Denver Bonds”). This guarantee replaces our prior guarantee of $261 million of bonds issued by the City and County of Denver, Colorado in 1992. These bonds are callable by United. The outstanding bonds and related guarantee are not recorded in the Company’s audited consolidated financial statements. However, the related lease agreement is accounted for on a straight-line basis resulting in a ratable accrual of the final $270 million payment over the lease term.

Legal and Environmental.    The Company has certain contingencies resulting from litigation and claims incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the information currently available, the views of legal counsel, the nature of contingencies to which the Company is subject and prior experience, that the ultimate disposition of the litigation and claims will not materially affect the Company’s consolidated financial position or results of operations. When appropriate, the Company accrues for these matters based on its assessments of the likely outcomes of their eventual disposition. The amounts of these liabilities could increase or decrease in the near term, based on revisions to estimates relating to the various claims.

The Company anticipates that if ultimately found liable, its damages from claims arising from the events of September 11, 2001, could be significant; however, the Company believes that, under the Air Transportation Safety and System Stabilization Act of 2001, its liability will be limited to its insurance coverage.

The Company continues to analyze whether any potential liability may result from air cargo/passenger surcharge cartel investigations following the receipt of a Statement of Objections that the European Commission (the “Commission”) issued to 26 companies on December 18, 2007. The Statement of Objections sets out evidence related to the utilization of fuel and security surcharges and exchange of pricing information that the Commission views as supporting the conclusion that an illegal price-fixing cartel had been in operation in the air cargo transportation industry. United received a copy of the Statement of Objections and has provided written and oral responses vigorously disputing the Commission’s allegations against the Company. Nevertheless, United will continue to cooperate with the Commission’s ongoing investigation. Based on its evaluation of all information currently available, the Company has determined that no reserve for potential liability is required and will continue to defend itself against all allegations that it was aware of or participated in cartel activities. However, penalties for violation of European competition laws can be substantial and a finding that the Company engaged in improper activity could have a material adverse impact on our consolidated financial position and results of operations.

Many aspects of United’s operations are subject to increasingly stringent federal, state and local laws protecting the environment. Future environmental regulatory developments, such as in regard to climate change, in the U.S. and abroad could adversely affect operations and increase operating costs in the airline industry. There are a few climate change laws and regulations that have gone into effect that apply to United, including environmental taxes for certain international flights, some limited greenhouse gas reporting requirements and some land-based planning laws which could apply to airports and ultimately impact airlines depending upon the circumstances. In addition, the EU has adopted legislation to include aviation within the EU’s existing greenhouse gas emission trading scheme effective in 2012. There are significant questions that remain as to the legality of applying the scheme to non-EU airlines and the U.S. and other governments are considering filing a legal challenge to the EU’s unilateral inclusion of non-EU carriers. While such a measure could significantly increase the costs of carriers operating in the EU, the precise cost to United is difficult to calculate with certainty due to a number of variables, and it is not clear whether the scheme will withstand legal challenge. There may be future regulatory actions taken by the U.S. government, state governments within the U.S., foreign governments, the International Civil Aviation Organization, or through a new climate change treaty to regulate the emission of greenhouse gases by the aviation industry. Such future regulatory actions are uncertain at this time (in terms of either the regulatory requirements or their applicability to United), but the impact to the Company and its industry would likely be adverse and could be significant, including the potential for increased fuel costs, carbon taxes or fees, or a requirement to purchase carbon credits.

See Note 14 (“Commitments, Contingent Liabilities and Uncertainties”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for further discussion of the above contingencies.

Results of Operations

Operating Revenues.

2008 compared to 2007

The table below illustrates the year-over-year percentage change in UAL and United operating revenues.

	Year Ended December 31,		$ Change	% Change
	2008	2007
	(In millions)
Passenger-United Airlines	$15,337	$15,254	$83	0.5
Passenger-Regional Affiliates	3,098	3,063	35	1.1
Cargo	854	770	84	10.9
Special operating items	—	45	(45)	(100.0)
Other operating revenues	905	1,011	(106)	(10.5)

UAL total	$20,194	$20,143	$51	0.3

United total	$20,237	$20,131	$106	0.5

The 2007 special item of $45 million relates to an adjustment of the estimated obligation associated with certain bankruptcy administrative claims, of which $37 million and $8 million relates to the mainline and United Express reporting units, respectively. The table below presents selected UAL and United passenger revenues and operating data from our mainline segment, broken out by geographic region with an associated allocation of the special item, and from our United Express segment, expressed as year-over-year changes.

2008	Domestic		Pacific		Atlantic		Latin		Mainline		United Express		Consolidated
Increase (decrease) from 2007:
Passenger revenues (in millions)	$(156)		$(91)		$263		$30		$46		$27		$73
Passenger revenues	(1.7)%		(2.8)%		11.1%		6.0%		0.3%		0.9%		0.4%
Available seat miles (“ASMs”)	(7.8)%		(4.8)%		11.0%		(2.8)%		(4.2)%		(0.8)%		(3.9)%
Revenue passenger miles (“RPMs”)	(8.5)%		(9.4)%		7.9%		(5.5)%		(6.3)%		(3.9)%		(6.0)%
Passenger revenues per ASM (“PRASM”)	6.7%		2.1%		0.1%		9.0%		4.7%		1.8%		4.5%
Yield(a)	7.4%		7.2%		2.2%		12.7%		6.9%		5.0%		6.8%
Passenger load factor (points)	(0.6	) pts.	(3.9	) pts.	(2.3	) pts.	(2.2	) pts.	(1.7	) pts.	(2.4	) pts.	(1.8	) pts.

(a)	Yield is a measure of average price paid per passenger mile, which is calculated by dividing passenger revenues by RPMs. Yields for geographic regions exclude charter revenue and RPMs.

In 2008, revenues for both mainline and United Express benefited from yield increases of 6.9% and 5.0%, respectively, as compared to 2007. The yield increases are due to industry capacity reductions and fare increases, including fuel surcharges plus incremental revenues derived from merchandising and fees. However, the benefit of higher yields was partially offset by 6.3% and 3.9% decreases in traffic for the mainline and United Express segments, respectively. Consolidated passenger revenues in 2008 included an unfavorable variance compared to 2007 that was partly due to the change in the Mileage Plus expiration policy for inactive accounts from 36 months to 18 months that provided a consolidated estimated annual benefit of $246 million in 2007. In addition, the weak economic environment negatively impacted demand and passenger revenues, particularly in the fourth quarter of 2008.

International PRASM was up 2.4% year-over-year with a related capacity increase of 0.9%. While Latin American PRASM growth was strong at 9.0% year-over-year, it is not a significant part of United’s international network. Atlantic performance was driven by lower than average revenue growth in our London and Germany markets, largely due to industry capacity growth of approximately 13% in the U.S. to London Heathrow route and United’s 15% growth in Germany. These markets account for approximately 75% of our Atlantic capacity. The Pacific region was impacted by 7% industry capacity growth between the U.S. and China/Hong Kong, which account for approximately 45% of United’s Pacific capacity.

Cargo revenues increased by $84 million, or 11%, in 2008 as compared to 2007, primarily due to higher fuel surcharges and improved fleet utilization. In addition, revenues were higher due to increased volume associated with the U.S. domestic mail contract, which commenced in late April 2007, as well as filling new capacity in international markets. A weaker dollar also benefited cargo revenues in 2008 as a significant portion of cargo services are contracted in foreign currencies. However, the Company experienced a significant decline in cargo revenues in the fourth quarter of 2008 due to rationalization of international capacity, falling demand for domestic and international air cargo as the global economy softened, and lower fuel costs driving lower fuel surcharges in late 2008.

Decreased cargo revenues resulting from lower demand have a disproportionate impact on our operating results because cargo revenues typically generate higher margins as compared to passenger revenues.

The full-year 2008 trends in passenger and cargo revenues are not indicative of the Company’s most recent fourth quarter revenue results. In the fourth quarter of 2008, mainline passenger revenues decreased approximately 10% due to lower traffic as a result of the Company’s 12% capacity reduction and lower demand due to the weak global economy. The 2008 capacity reductions, planned 2009 capacity reductions and weak U.S. and global economies are expected to negatively impact revenues in 2009. In late 2008 and early 2009, the Company has experienced decreased travel bookings and lower credit card sales activity which have resulted from the weak global economy and have negatively affected revenues and are expected to continue to negatively impact revenues in 2009. The Company cannot predict the longevity or severity of the current weak global economy and, therefore, cannot accurately estimate the negative impact it will have on future revenues.

Other revenues decreased approximately 11% in 2008 as compared to 2007. This decrease was primarily due to lower jet fuel sales to third parties. The decrease in third party fuel sales had a negligible impact on our operating margin because the associated cost of sales decreased by a similar amount in 2008 as compared to 2007.

2007 compared to 2006

The table below illustrates the year-over-year percentage changes in UAL and United operating revenues. The primary difference between UAL and United revenues is due to other revenues at UAL, which are generated from minor direct subsidiaries of UAL.

	Successor	Combined	Successor	Predecessor
	Period Ended December 31, 2007	Period Ended December 31, 2006(a)	Period from February 1 to December 31, 2006	Period from January 1 to January 31, 2006	$ Change	% Change
	(In millions)
Passenger—United Airlines	$15,254	$14,367	$13,293	$1,074	$887	6.2
Passenger—Regional Affiliates	3,063	2,901	2,697	204	162	5.6
Cargo	770	750	694	56	20	2.7
Special operating items	45	—	—	—	45	—
Other operating revenues	1,011	1,322	1,198	124	(311)	(23.5)

UAL total	$20,143	$19,340	$17,882	$1,458	$803	4.2

United total	$20,131	$19,334	$17,880	$1,454	$797	4.1

(a)	The combined 2006 period includes the results for one month ended January 31, 2006 (Predecessor Company) and eleven months ended December 31, 2006 (Successor Company).

The table below presents selected UAL and United passenger revenues and operating data from our mainline segment, broken out by geographic region, and from our United Express segment, expressed as year-over-year changes. Passenger revenues presented below include the effects of the $45 million special revenue items on mainline ($37 million) and United Express ($8 million) revenue, which resulted directly from the Company’s ongoing efforts to resolve certain bankruptcy pre-confirmation contingencies.

	Domestic		Pacific		Atlantic		Latin		Mainline		United Express		Consolidated
Increase (decrease) from 2006(a):
Passenger revenues (in millions)	$121		$374		$423		$6		$924		$170		$1,094
Passenger revenues	1.3%		12.9%		21.8%		1.3%		6.4%		5.9%		6.3%
ASMs	(3.3)%		2.9%		6.8%		(10.2)%		(0.8)%		3.6%		(0.4)%
RPMs	(1.5)%		1.1%		7.6%		(11.0)%		(0.1)%		3.2%		0.2%
Yield	3.0%		11.8%		14.0%		13.9%		6.6%		2.6%		6.2%
Passenger load factor (points)	1.5	pts	(1.5	) pts	0.6	pts	(0.7	) pts	0.6	pts	(0.3	) pts	0.5	pts

(a)	Variances are from the combined 2006 period that includes the results for the one month period ended January 31, 2006 (Predecessor) and the eleven month period ended December 31, 2006 (Successor).

Including the special revenue items, mainline and United Express passenger revenues increased by $924 million and $170 million, respectively, in 2007 as compared to 2006. In 2007, mainline revenues benefited from a 0.6 point increase in load factor and a 7% increase in yield as compared to 2006. In the same periods, United Express load factor was relatively flat while yield and traffic both increased 3% resulting in the 6% increase in revenue. Overall, passenger revenues increased due to a better revenue environment for the industry which was partly due to industry-wide capacity constraint. The Company’s shift of some capacity and traffic from domestic to higher yielding international flights also benefited revenues in 2007. In addition, the change in the Mileage Plus expiration period policy also contributed to the increase in revenues in 2007. Mileage Plus revenue, included in passenger revenues, was approximately $169 million higher in 2007. This impact was largely due to a change in the Mileage Plus expiration period policy from 36 months to 18 months, as discussed in “—Three Year Period Ended December 31, 2008—Critical Accounting Policies” below. Mileage Plus customer accounts are deactivated after 18 months of inactivity, effective December 31, 2007. Severe winter storms in December 2007 had the estimated impact of reducing revenue by $25 million. Similarly winter storms in December 2006 had an estimated impact of reducing revenue by $40 million.

Cargo revenues increased by $20 million, or 3%, in the year ended December 31, 2007 as compared to the same period in 2006. Freight revenue increased due to both higher yields and higher volume. This increase was partially offset by a reduction in mail revenue due to lower 2007 volume as a result of the termination of the U.S. Postal Service (“USPS”) contract on June 30, 2006. United signed a new USPS contract effective April, 2007.

UAL other operating revenues decreased by $311 million, or 24%, in the year ended December 31, 2007 as compared to the same period in 2006. Lower jet fuel sales to third parties by our subsidiary UAFC accounted for $307 million of the other revenue decrease. This decrease in jet fuel sales was due to several factors, including decreased UAFC sales to our regional affiliates, our decision not to renew various low margin supply agreements to other carriers and decreased sales of excess inventory. This decrease had no material impact on the Company’s operating margin, because UAFC cost of sales decreased by $306 million in the year ended December 31, 2007 as compared to the prior year.

Operating Expenses.

2008 compared to 2007

The table below includes data related to UAL and United operating expenses.

Significant fluctuations are discussed below.

	Year Ended December 31,		$ Change	% Change
	2008	2007
	(In millions)
Aircraft fuel	$7,722	$5,003	$2,719	54.3
Salaries and related costs	4,311	4,261	50	1.2
Regional affiliates	3,248	2,941	307	10.4
Purchased services	1,375	1,346	29	2.2
Aircraft maintenance materials and outside repairs	1,096	1,166	(70)	(6.0)
Depreciation and amortization	932	925	7	0.8
Landing fees and other rent	862	876	(14)	(1.6)
Distribution expenses	710	779	(69)	(8.9)
Aircraft rent	409	406	3	0.7
Cost of third party sales	272	316	(44)	(13.9)
Goodwill impairment	2,277	—	2,277	—
Other impairment and special items	339	(44)	383	—
Other operating expenses	1,079	1,131	(52)	(4.6)

UAL total	$24,632	$19,106	$5,526	28.9

United total	$24,630	$19,099	$5,531	29.0

The increase in aircraft fuel expense and regional affiliates expense was primarily attributable to increased market prices for crude oil and related fuel products as highlighted in table below, which presents several key variances for mainline and regional affiliate aircraft fuel expense in the 2008 period as compared to the year-ago period.

	$			Average price per gallon (in cents)
	Year Ended December 31,
	2008	2007	% Change	2008	2007	% Change
	(In millions, except per gallon)
Mainline fuel purchase cost	$7,114	$5,086	39.9	326.0	221.9	46.9
Non-cash fuel hedge (gains) losses in mainline fuel	568	(20)	—	26.0	(0.9)	—
—Cash fuel hedge (gains) losses in mainline fuel	40	(63)	—	1.9	(2.7)	—

—Total mainline fuel expense	7,722	5,003	54.3	353.9	218.3	62.1
Regional affiliates fuel expense(a)	1,257	915	37.4	338.8	242.7	39.6

UAL system operating fuel expense	$8,979	$5,918	51.7	351.7	221.7	58.6

Non-cash fuel hedge (gains) losses in nonoperating income (loss)	$279	$—	—
Cash fuel hedge (gains) losses in nonoperating income (loss)	249	—	—
Mainline fuel consumption (gallons)	2,182	2,292	(4.8)
Regional affiliates fuel consumption (gallons)	371	377	(1.6)

Total fuel consumption (gallons)	2,553	2,669	(4.3)

(a)	Regional affiliate fuel costs are classified as part of Regional affiliate expense.

Salaries and related costs increased $50 million in 2008. The Company’s costs in 2008 include the negative impact of average wage increases and higher benefits expense, as well as severance expense of $106 million due to the implementation of the Company’s operating plans, as more fully explained in Note 2 (“Company Operational Plans”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein. In addition, the Company recorded $87 million of expense in 2008 from certain benefit obligation adjustments, which were primarily due to discount rate changes. These negative impacts were partially offset by lower combined profit and success sharing expense in the 2008 period as compared to the year-ago period due to the unfavorable financial results in 2008 as compared to 2007. In addition, 2008 salaries and related costs benefited from the workforce reductions completed during the year as discussed in “—Three Year Period Ended December 31, 2008—Overview” above.

Regional affiliate expense increased $307 million, or 10%, in 2008 as compared to the same period last year. Regional affiliate expense increased primarily due to a $342 million, or 37%, increase in Regional Affiliate fuel that was driven by an increase in market price for fuel as highlighted in the fuel table above. The regional affiliate operating loss was $150 million in 2008 period, as compared to income of $122 million in 2007, due to the aforementioned fuel impacts, which could not be fully offset by higher ticket prices, as Regional Affiliate revenues were only 1% higher in 2008.

The Company’s purchased services increased $29 million, or 2%, in 2008 as compared to 2007. In 2008, purchased services included a charge of $26 million related to certain projects and transactions being terminated or indefinitely postponed. In 2008, other areas of purchased services did not change significantly as compared to 2007.

Aircraft maintenance materials and outside repairs decreased 6% in 2008 as compared to 2007, primarily due to a decrease in engine and airframe maintenance associated with the retirement of the Company’s B737 fleet and more favorable engine maintenance contract rates.

Depreciation expense in 2008 was adversely impacted by $34 million of accelerated depreciation primarily related to the retirement of certain B737 and B747 aircraft and related parts and a $20 million charge to increase the inventory obsolescence reserve. This adverse impact was partially offset by reduced amortization expense in 2008 related to certain of the Company’s intangible assets that were fully amortized in 2007.

UAL landing fees and other rent decreased 2% in 2008 due to a reduction in the amount of facilities rented based upon our ongoing efforts to optimize our rented facilities consistent with our operational needs.

Distribution expenses decreased 9% in 2008 as compared to 2007 largely due to the Company’s reduction of some of its travel agency commission programs in 2008, resulting in an average commission rate reduction. In addition, the Company’s lower passenger revenues due to its capacity reductions in 2008 also contributed to the decrease in related distribution expenses.

Cost of third party sales decreased 14% year-over-year primarily due to a reduction in UAFC expenses. This decrease is consistent with the reduction in UAFC revenues.

The Company’s other operating expenses decreased 5% in 2008 compared to the year-ago period. This decrease was partly due to a $29 million litigation-settlement gain, which was recorded in other operating expenses, and decreases in several other expense categories which resulted from the Company’s cost reduction program.

Asset Impairments and Special Items.

As described in the Combined Notes to Consolidated Financial Statements under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, in accordance with SFAS 142 and SFAS 144, as of May 31, 2008 the Company performed an interim impairment test of its goodwill, all intangible assets and certain of its long-lived assets (principally aircraft pre-delivery deposits, aircraft and related spare engines and spare parts) due to events and changes in circumstances during the first five months of 2008 that indicated an impairment might have occurred. In addition, the Company also performed an impairment test of certain aircraft fleet types as of December 31, 2008, because unfavorable market conditions for aircraft indicated potential impairment of value. The Company also performed annual indefinite-lived intangible asset impairment testing at October 1, 2008. As a result of all of its impairment testing, the Company recorded asset impairment charges of $2.6 billion as summarized in the table below. All of these impairment charges are within the mainline segment. All of the impairments other than the goodwill impairment, which is separately identified, are classified as “Other impairments and special items” in the Company’s audited consolidated financial statements. See Note 3 (“Asset Impairments and Intangible Assets”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein for additional information, including factors considered by management in concluding that a triggering event under SFS 142 and SFAS 144 had occurred and additional details of assets impaired.

The lease termination and other charges of $25 million primarily relate to the accrual of future rents for the B737 leased aircraft that have been removed from service and charges associated with the return of certain of these aircraft to their lessors.

(In millions)
Goodwill impairment	$2,277
Indefinite-lived intangible assets	64
Tangible assets	250

Total impairments	2,591
Lease termination and other charges	25

Total impairments and special items	$2,616

The Company recorded special operating expense credits of $44 million in 2007. These items have been classified as special because they are directly related to the resolution of bankruptcy administrative claims and are not indicative of the Company’s ongoing financial performance. See “—Three Year Period Ended December 31, 2008—Asset Impairments and Special Items—2007 compared to 2006” below for a discussion of these bankruptcy-related special items and see Note 4 (“Voluntary Reorganization Under Chapter 11—Significant Matters Remaining to be Resolved in Chapter 11 Cases”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for further information on pending matters related to the Company’s bankruptcy.

2007 compared to 2006

The table below includes the year-over-year dollar and percentage changes in UAL and United operating expenses. Significant fluctuations are discussed below.

	Successor	Combined	Successor	Predecessor
	Year Ended December 31, 2007	Period Ended December 31, 2006(a)	Period from February 1 to December 31, 2006	Period from January 1 to January 31, 2006	$ Change	% Change
	(In millions)
Operating expenses:
Aircraft fuel	$5,003	$4,824	$4,462	$362	$179	3.7
Salaries and related costs	4,261	4,267	3,909	358	(6)	(0.1)
Regional affiliates	2,941	2,824	2,596	228	117	4.1
Purchased services	1,346	1,246	1,148	98	100	8.0
Aircraft maintenance materials and outside repairs	1,166	1,009	929	80	157	15.6
Depreciation and amortization	925	888	820	68	37	4.2
Landing fees and other rent	876	876	801	75	—	—
Distribution expenses	779	798	738	60	(19)	(2.4)
Aircraft rent	406	415	385	30	(9)	(2.2)
Cost of third party sales	316	679	614	65	(363)	(53.5)
Special operating items	(44)	(36)	(36)	—	(8)	22.2
Other operating expenses	1,131	1,103	1,017	86	28	2.5

UAL total	$19,106	$18,893	$17,383	$1,510	$213	1.1

United total	$19,099	$18,875	$17,369	$1,506	$224	1.2

(a)	The combined period includes the results for one month ended January 31, 2006 (Predecessor Company) and eleven months ended December 31, 2006 (Successor Company).

Mainline aircraft fuel increased $179 million, or 4%, in the year ended December 31, 2007 as compared to 2006. This net fuel variance was due to a 4% increase in the average price per gallon of jet fuel from $2.11 in 2006 to $2.18 in 2007, resulting from unfavorable market conditions. Included in the 2007 average price per gallon was an $83 million net hedge gain; a net fuel hedge loss of $26 million is included in the 2006 average price per gallon.

UAL salaries and related costs remained relatively flat in 2007 as compared to 2006. The Company recognized $49 million of share-based compensation expense in 2007 as compared to $159 million in 2006. There were no significant grants in 2007 as compared to 2006, which included a large number of grants associated with the Company’s emergence from bankruptcy. Additionally, immediate recognition of 100% of the cost of awards granted to retirement-eligible employees on the grant date, together with accelerated vesting of grants within the first twelve months after the grant date, accounted for most of the decrease in share-based compensation expense. Also benefiting the 2007 period was the absence of the $22 million severance charge incurred in 2006. Offsetting the decreased share-based compensation and severance expense was a slight increase in salaries and related costs as a result of certain wage increases as well as a $110 million increase in profit sharing, including related employee taxes, which is based on annual pre-tax earnings. As noted above, this increase is due to increased pre-tax earnings and an increase in the payout percentage from 7.5% in 2006 to 15% in 2007.

Regional affiliate expense, which includes aircraft fuel, increased $117 million, or 4%, during 2007 as compared to 2006. Regional affiliate capacity increased 4% in 2007, which was a major contributor to the increase in expense. Including the special revenue item of $8 million, our regional affiliate operating income was $53 million higher in the 2007 period as compared to the 2006 period. The margin improvement was due to improved revenue performance, which was due to increased yield and traffic, and cost control. Factors impacting regional affiliate margin include the restructuring of regional carrier capacity agreements, the replacement of some 50-seat regional jets with 70-seat regional jets and regional carrier network optimization. All of these improvements were put in place throughout 2006; therefore, we realized some year-over-year benefits in 2007. Regional affiliate fuel expense increased $81 million, or 10%, from $834 million in 2006 to $915 million in 2007 due to a 9% increase in the average price of fuel and a 1% increase in consumption.

Purchased services increased 8% in 2007 as compared to 2006, primarily due to increased information technology and other costs incurred in support of the Company’s customer and employee initiatives. Information technology expenses increased due to an increase in non-capitalizable information technology related expenditures, generally occurring during the planning and scoping phases, for new applications in 2007. In addition, airport operations handling and security costs increased due to the new USPS contract and new international routes, among other factors.

Aircraft maintenance materials and outside repairs expense increased $157 million, or 16%, year-over-year primarily due to inflationary increases related to our V2500 engine maintenance contract and the cost of component parts, as well as the impact of increases in airframe and engine repair volumes.

A charge of $18 million in 2007 for surplus and obsolete aircraft parts inventory accounted for approximately half of the 4% increase in depreciation and amortization.

Ongoing efforts to efficiently utilize our rented facilities have offset contractual rent increases, keeping 2007 rent expense in line with 2006 rent expense.

In 2007, United’s mainline revenues increased by 6%. During the same period of time, distribution expenses, which include commissions, GDS fees and credit card fees decreased 2% from $798 million in 2006 to $779 million in 2007. This decrease was due to cost savings realized as the Company continues to drive reductions across the full spectrum of costs of sale. Impact areas included renegotiation of contracts with various channel providers, rationalization of commission plans and programs, and continued emphasis on movement of customer purchases toward lower cost channels including online channels. Such efforts resulted in a 9% year-over-year reduction in GDS fees and commissions.

The decrease in cost of sales in 2007 as compared to 2006 was primarily due to lower UAFC third party fuel sales of $307 million as described in the discussion of revenue variances above.

Special items of $44 million in the year ended December 31, 2007 include a $30 million benefit due to the reduction in recorded accruals for pending bankruptcy litigation related to our SFO and LAX municipal bond obligations and a $14 million benefit due to the Company’s ongoing efforts to resolve certain other bankruptcy pre-confirmation contingencies. In the eleven months ended December 31, 2006, special items of $36 million included a $12 million benefit to adjust the Company’s recorded obligation for the SFO and LAX municipal bonds and a $24 million benefit related to pre-confirmation pension matters. The 2007 and 2006 special items resulted from revised estimates of the probable amount to be allowed by the Bankruptcy Court and were recorded in accordance with AICPA Practice Bulletin 11, Accounting for Preconfirmation Contingencies in Fresh-Start Reporting. See Note 4 (“Voluntary Reorganization Under Chapter 11—Significant Matters Remaining to be Resolved in Chapter 11 Cases”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for further information on these special items and pending bankruptcy matters.

Other Income (Expense).

2008 compared to 2007

The following table illustrates the year-over-year dollar and percentage changes in UAL and United other income (expense).

	Year Ended December 31,		Favorable/ (Unfavorable) Change
	2008	2007	$	%
	(In millions)
Interest expense	$(571)	$(704)	$133	18.9
Interest income	112	257	(145)	(56.4)
Interest capitalized	20	19	1	5.3
Gain on sale of investment	—	41	(41)	(100.0)
Non-cash fuel hedge gain (loss)	(279)	—	(279)	—
Cash fuel hedge gain (loss)	(249)	—	(249)	—
Miscellaneous, net	(22)	2	(24)	—

UAL total	$(989)	$(385)	$(604)	(156.9)

United total	$(989)	$(382)	$(607)	(158.9)

UAL interest expense decreased $133 million, or 19%, in 2008 as compared to 2007. The 2008 period was favorably impacted by $1.5 billion of total credit facility prepayments and the February 2007 credit facility amendment, which lowered United’s interest rate on these obligations. Scheduled debt obligation repayments throughout 2008 and 2007 also reduced interest expense in 2008 as compared to 2007. The Company has a significant amount of variable-rate debt. Lower benchmark interest rates on these variable-rate borrowings also reduced the Company’s interest expense in 2008 as compared to 2007. Interest expense in 2007 included the write-off of $17 million of previously capitalized debt issuance costs associated with the February 2007 Amended Credit Facility partial prepayment, $6 million of financing costs associated with the February 2007 amendment and a gain of $22 million from a debt extinguishment. The benefit of lower interest expense in 2008 was offset by a $145 million decrease in interest income due to lower average cash and short-term investment balances and lower investment yields. Interest expense for the years ended December 31, 2008 and 2007 includes $48 million and $43 million, respectively, of interest expense related to the Company’s retrospective adoption of APB 14-1. See “—Three Year Period Ended December 31, 2008—Liquidity and Capital Resources” below for further details related to financing activities.

Nonoperating fuel hedge gains (losses) relate to hedging instruments that are not classified as economic hedges. These net hedge gains (losses) are presented separately in the table above for purposes of additional analysis. These hedging gains (losses) are due to favorable (unfavorable) movements in crude oil prices relative to the fuel hedge instrument terms. See “Item 7A. Quantitative and Qualitative Disclosures about Market Risk” in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein and Note 13 (“Fair Value Measurements and Derivative Instruments”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for further discussion of these hedges.

There were no significant investment gains or losses in 2008 as compared to 2007 during which the Company recorded a $41 million gain on sale of investment, as discussed below under “—Three Year Period Ended December 31, 2008—Other Income (Expense)—2007 compared to 2006.”

The $24 million variance in Miscellaneous, net is primarily due to unfavorable foreign exchange rate fluctuations in 2008.

2007 compared to 2006

The following table illustrates the year-over-year dollar and percentage changes in other income (expense).

	Successor	Combined	Successor	Predecessor	Favorable (Unfavorable)	% Change
	Year Ended December 31, 2007	Period Ended December 31, 2006(a)	Period from February 1 to December 31, 2006	Period from January 1 to January 31, 2006
	(In millions)
Other income (expense):
Interest expense	$(704)	$(788)	$(746)	$(42)	$84	10.7
Interest income	257	249	243	6	8	3.2
Interest capitalized	19	15	15	—	4	26.7
Gain on sale of investment	41	—	—	—	41	—
Miscellaneous, net	2	14	14	—	(12)	(85.7)

UAL total	$(385)	$(510)	$(474)	$(36)	$125	24.5

United total	$(382)	$(507)	$(471)	$(36)	$125	24.7

(a)	The combined period includes the results for one month ended January 31, 2006 (Predecessor Company) and eleven months ended December 31, 2006 (Successor Company).

UAL interest expense decreased $84 million, or 11%, in 2007 as compared to 2006. The decrease was due to the February and December 2007 amendments and prepayments of the Amended Credit Facility, which lowered United’s interest rate on these obligations and reduced the total obligations outstanding by approximately $1.5 billion. Repayments of scheduled maturities of debt obligations and other debt refinancings, which are discussed in “—Three Year Period Ended December 31, 2008—Liquidity and Capital Resources” below also reduced interest expense. The 2007 period also included a $22 million reduction in interest expense due to the recognition of a gain on debt extinguishment. These benefits were offset by interest expense of $17 million for expensing previously capitalized debt issuance costs that were associated with the February 2007 prepayment of the Amended Credit Facility and $6 million for financing costs incurred in connection with the February amendment of the Amended Credit Facility. The $500 million Amended Credit Facility prepayment in December 2007 increased interest expense by a net of $4 million from expensing $6 million of previously capitalized credit facility costs and recording a gain of $2 million to recognize previously deferred interest rate swap gains. Interest expense for the years ended December 31, 2007 and 2006 includes $43 million and $18 million, respectively, of interest expense related to the Company’s retrospective adoption of APB 14-1.

UAL interest income increased $8 million, or 3%, year-over-year. Interest income increased due to the classification of $6 million of interest income as reorganization items in the January 2006 predecessor period in accordance with SOP 90-7.

The $41 million gain on sale of investment resulted from the Company’s sale of its 21.1% interest in Aeronautical Radio, Inc. (“ARINC”).

The unfavorable variances in miscellaneous income (expense) are primarily due to foreign currency transaction gains of $9 million in 2006 as compared to foreign currency transaction losses of $4 million in 2007.

Income Taxes.

The relatively small tax benefit recorded in 2008 is related to the impairment and sale of certain indefinite-lived intangible assets, partially offset by the impact of an increase in state tax rates. UAL recorded income tax expense of $297 million for the year ended December 31, 2007 based an estimated effective tax rate of 45.5%. See Note 8 (“Income Taxes”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for additional information.

Liquidity and Capital Resources.

As of March 2, 2009, the date of filing of our Form 10-K in which this section was originally included, the Company believes it has sufficient liquidity to fund its operations for the next twelve months, including funding for scheduled repayments of debt and capital lease obligations, capital expenditures, cash deposits required under fuel hedge contracts and other contractual obligations. We expect to meet our liquidity needs in 2009 from cash flows from operations, cash and cash equivalents on hand, proceeds from new financing arrangements using unencumbered assets and proceeds from aircraft sales and sales of other assets, among other sources. While the Company expects to meet its future cash requirements in 2009, our ability to do so could be impacted by many factors including, but not limited to, the following:

•

Volatile fuel prices and the cost and effectiveness of hedging fuel prices, as described above in the “—Three Year Period Ended December 31, 2008—Overview” and “—Three Year Period Ended December 31, 2008—Results of Operations” sections, may require the use of significant liquidity in future periods. Crude oil prices have been extremely volatile and unpredictable in recent years and may become more volatile in future periods due to the current severe dislocations in world financial markets.

•

In late 2008, the price of crude oil dramatically fell from its record high in July 2008. Earlier in 2008, the Company entered into derivative contracts (including collar strategies) to hedge the risk of future price increases. As fuel prices have fallen below the floor of the collars, the Company has had, and could continue to have, significant future payment obligations at the settlement dates of these contracts. In addition, the Company has been and may in the future be further required to provide counterparties with additional cash collateral prior to such settlement dates. While the Company’s results of operations should benefit significantly from lower fuel prices on its unhedged fuel consumption, in the near term lower fuel prices could also significantly and negatively impact liquidity based on the amount of cash settlements and collateral that may be required. However, at December 31, 2008 the Company partially mitigated its exposure to further price declines by purchasing put options to effectively cover approximately 55% of its short put positions. In addition, over the longer term, lower crude oil prices will further benefit the Company as the unfavorable hedge contracts terminate and the Company realizes the benefit of lower jet fuel costs on a larger percentage of its fuel consumption. See Note 13 (“Fair Value Measurements and Derivative Instruments”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, as well as “Item 7A. Quantitative and Qualitative Disclosures above Market Risk” in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein, for further information regarding the Company’s fuel derivative instruments.

•	The Company’s current operational plans to address the severe condition of the global economy may not be successful in improving its results of operations and liquidity:

•

The Company may not achieve expected increases in unit revenue from the capacity reductions announced by the Company and certain of its competitors. Further, certain of the Company’s competitors may not reduce capacity or may increase capacity; thereby diminishing our expected benefit from capacity reductions. The Company may also not achieve expected revenue improvements from merchandising and fee enhancement initiatives.

•	Poor general economic conditions have had, and may in the future continue to have, a significant adverse impact on travel demand, which may result in a negative impact to revenues.

•

The Company is using cash to implement its operational plans for such items as severance payments, lease termination payments, conversion of Ted aircraft and facility closure costs, among others. These cash requirements will reduce the Company’s cash available for its ongoing operations and commitments.

•	While fuel prices decreased significantly from their record high prices, fuel prices remain volatile and could increase significantly.

•

Our level of indebtedness, our non-investment grade credit rating, and general credit market conditions may make it difficult, or impossible, for us to raise capital to meet liquidity needs and/or may increase our cost of borrowing.

•

Due to the factors above, and other factors, we may be unable to comply with our Amended Credit Facility covenant that currently requires the Company to maintain an unrestricted cash balance of $1.0 billion and will also require the Company, beginning in the second quarter of 2009, to maintain a minimum ratio of EBITDAR to fixed charges. If the Company does not comply with these covenants, the lenders may accelerate repayment of these debt obligations, which would have a material adverse impact on the Company’s financial position and liquidity.

•

If a default occurs under our Amended Credit Facility or other debt obligations, the cost to cure any such default may materially and adversely impact our financial position and liquidity, and no assurance can be provided that such a default will be mitigated or cured.

Although the factors described above may adversely impact the Company’s liquidity, the Company believes it has an adequate available cash position to fund current operations. UAL’s unrestricted and restricted cash balances were $2.0 billion and $0.3 billion, respectively, at December 31, 2008. In addition, the Company has recently taken actions to improve its liquidity and believes it may access additional capital or improve its liquidity further, as described below.

•	During 2008, the Company completed several initiatives that generated unrestricted cash of more than $1.9 billion. These initiatives are described below.

•

The Company has significant additional unencumbered aircraft and other assets that may be used as collateral to obtain additional financing, as discussed below. At December 31, 2008, the Company had 62 unencumbered aircraft. As discussed in Note 23 (“Subsequent Events”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, in January 2009, the Company completed several financing-related transactions which generated approximately $315 million of proceeds.

•	The Company is taking aggressive actions to right-size its business including significant capacity reductions, disposition of underperforming assets and a workforce reduction, among others.

Cash Position and Liquidity.    As of December 31, 2008, approximately 50% of the Company’s cash and cash equivalents consisted of money market funds directly or indirectly invested in U.S. treasury securities with the remainder largely in money market funds that are covered by the new government money market funds guarantee program. There are no withdrawal restrictions at the present time on any of the money market funds in which the Company has invested. In addition, the

Company has no auction rate securities as of December 31, 2008. Therefore, we believe our credit risk is limited with respect to our cash balances. The following table provides a summary of UAL’s net cash provided (used) by operating, financing, investing and reorganization activities for the years ended December 31, 2008, 2007 and 2006 and total cash position as of December 31, 2008 and 2007.

	Year Ended December 31,
	2008	2007	2006
	(In millions)
Net cash provided (used) by operating activities	$(1,239)	$2,134	$1,562
Net cash provided (used) by investing activities	2,721	(2,560)	(250)
Net cash provided (used) by financing activities	(702)	(2,147)	782
Net cash used by reorganization activities	—	—	(23)

	As of December 31
	2008	2007
Cash and cash equivalents	$2,039	$1,259
Short-term investments	—	2,295
Restricted cash	272	756
Cash, short-term investments & restricted cash	$2,311	$4,310

The Company’s cash and short-term investment position represents an important source of liquidity. The change in cash from 2006 to 2008 is explained below. Restricted cash primarily represents cash collateral to secure workers’ compensation obligations, security deposits for airport leases and reserves with institutions that process our credit card ticket sales. We may be required to post significant additional cash collateral to meet such obligations in the future. The Company has a $255 million revolving commitment under its Amended Credit Facility, of which $254 million and $102 million had been used for letters of credit as of December 31, 2008 and 2007, respectively. In addition, under a separate agreement, the Company had $27 million of letters of credit issued as of December 31, 2008. The increase of letters of credit issued in 2008 was primarily due to the providing of alternative collateral in place of restricted cash deposits, thereby providing the Company with additional unrestricted cash.

Cash Flows from Operating Activities.

2008 compared to 2007

UAL’s cash from operations decreased by approximately $3.4 billion in 2008 as compared to 2007. This decrease was primarily due to the increased cash required for fuel purchases and operating and nonoperating cash fuel hedge losses. Mainline and regional affiliate fuel costs increased $3.1 billion in 2008 over 2007 and nonoperating expenses also increased over the same period largely due to cash and non-cash fuel hedge losses. In addition, certain counterparties to our fuel hedge instruments required the Company to provide cash collateral deposits of approximately $965 million in 2008, which negatively impacted our cash flows during this period as compared to 2007 when no similar deposits were required. A decrease in advance ticket sales also negatively impacted operating cash flow in 2008. Partially offsetting the negative impacts were $500 million of proceeds from the advanced purchase of miles by our co-branded credit card partner as part of the amendment of our marketing agreement and $100 million of proceeds from the extension of the license previously granted to our co-branded credit card partner to be the exclusive issuer of Mileage Plus Visa cards through 2017. In 2008, the Company contributed approximately $240 million and $22 million to its defined contribution plans and non-U.S. pension plans, respectively, as compared to contributions of $236 million and $14 million, respectively, in 2007 for these plans.

2007 compared to 2006

The Company’s cash from operations improved by more than $500 million year-over-year. The Company’s improvement in net income excluding primarily non-cash reorganization items, was a significant factor contributing to the increase in operating cash flows. Operating cash flows for 2007 also include the favorable impact of an increase in non-cash income tax expense of nearly $300 million as compared to 2006. In addition, cash from operations improved due to a reduction of $124 million in cash interest payments in 2007 as compared to 2006 as a result of the financing activities completed in 2007 to reduce debt and interest rates. The improvement in cash generated from operations that was due to better operating performance was further enhanced by a decrease in operating cash used for working capital. In 2007, the Company contributed approximately $236 million and $14 million to its defined contribution plans and non-U.S. pension plans, respectively, as compared to contributions of $270 million in 2006 for these plans.

Cash Flows from Investing Activities.

2008 compared to 2007

Net sales of short-term investments provided cash of $2.3 billion for UAL in 2008 as compared to cash used for net purchases of short-term investments of $2.0 billion in 2007. In 2008, the Company invested most of its excess cash in money market funds, whereas in 2007, excess cash was largely invested in short-term investments such as commercial paper. During 2008, the Company also received $357 million of cash that was previously restricted cash held by the Company’s largest credit card processor. The release of cash was part of an amendment to the Company’s co-branded credit card agreement and largest credit card processor agreement. See “—Three Year Period Ended December 31, 2008—Credit Card Processing Agreements” below for further discussion of the amended agreement and future cash reserve requirements.

In 2008, cash expenditures for property, equipment and software totaled approximately $455 million. Additions to property in 2008 also included $20 million of capitalized interest. In 2007, cash expenditures for property and equipment, software and capitalized interest were $639 million, $65 million and $19 million, respectively. This year-over-year decrease is primarily due to the Company’s efforts to optimize its available cash and a reduction in cash used to acquire aircraft as the 2007 capital expenditures included cash used to acquire six aircraft that were previously financed as operating leases, as discussed in “—Three Year Period Ended December 31, 2008—Cash Flows from Investing Activities—2007 compared to 2006” below.

During 2008, the Company generated $94 million from various asset sales including the sale of five B737 aircraft, spare parts, engines and slots. Certain previously existing agreements in principle to sell additional aircraft in 2008 have been terminated.

Investing cash of $274 million was generated from aircraft sold under sale-leaseback financing agreements. In 2008, United entered into a $125 million sale-leaseback involving nine previously unencumbered aircraft and a $149 million sale-leaseback involving 15 aircraft. See Note 15 (“Lease Obligations”) and Note 16 (“Statement of Consolidated Cash Flows—Supplemental Disclosures”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for additional information related to these transactions. In addition, the Company’s investing cash flows benefited from $41 million of cash proceeds from a litigation settlement resulting in the recognition of a $29 million gain during 2008. The litigation settlement related to pre-delivery advance aircraft deposits.

2007 compared to 2006

UAL’s cash released from restricted funds was $91 million in 2007 as compared to $310 million that was provided by a decrease in the segregated and restricted funds for UAL in 2006. The significant cash generated from restricted accounts in 2006 was due to our improved financial position upon our emergence from bankruptcy. Net purchases of short-term investments used cash of $2.0 billion for UAL in 2007 as compared to cash used for net purchases of short-term investments of $0.2 billion in 2006. This change was due to investing additional excess cash in longer-term commercial paper in 2007 to increase investment yields. Investing activities in 2007 also included the Company’s use of $96 million of cash to acquire certain of the Company’s previously issued and outstanding debt instruments. The debt instruments repurchased by the Company remain outstanding. See Note 12 (“Debt Obligations and Card Processing Agreements”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for further information related to the $96 million of purchased debt securities.

The Company’s capital expenditures were $658 million and $362 million in 2007 and 2006, respectively, including the purchase of six aircraft during 2007. In the third quarter of 2007, the Company purchased three 747-400 aircraft that had previously been financed by United through operating leases which were terminated at closing. The total purchase price for these aircraft was largely financed with certain proceeds from the secured EETC financing described below. These transactions did not result in any change in the Company’s fleet count of 460 mainline aircraft, or in the amount of aircraft encumbered by debt or lease agreements.

During the fourth quarter of 2007, the Company used existing cash to acquire three aircraft that were previously financed under operating lease agreements. The total purchase price of these three aircraft and the three aircraft acquired in the third quarter of 2007 was approximately $200 million. This purchase did not result in any change in the Company’s fleet count of 460 mainline aircraft, but did unencumber three aircraft.

In addition, in the fourth quarter of 2007, the Company utilized existing aircraft deposits pursuant to the terms of the original capital lease to make the final lease payments on three aircraft, resulting in the reclassification of the aircraft from capital leased assets to owned assets. However, the purchase of these three aircraft did not result in a net change in cash because the Company had previously provided cash deposits equal to the purchase price of the aircraft to third party financial institutions for the benefit of the lessor. These transactions resulted in three additional aircraft becoming unencumbered for a total increase of six unencumbered aircraft during the year.

During 2007, the Company sold its interest in ARINC, generating proceeds of $128 million. In 2006, UAL received $43 million more in cash proceeds from investing activities as compared to United primarily due to $56 million of proceeds from the sale of MyPoints, a former direct subsidiary of UAL.

Cash Flows from Financing Activities.

2008 Activity

UAL used $253 million for its special distribution to common stockholders (United issued a $257 million dividend to UAL for this distribution) and $919 million for scheduled long-term debt and capital lease payments. United used cash of $109 million in connection with an amendment to its Amended Credit Facility, as further discussed below. In 2008, the Company acquired ten aircraft that were being operated under existing leases. These aircraft were acquired pursuant to existing lease terms. Aircraft lease deposits of $155 million provided financing cash that was primarily utilized by the Company to make the final payments due under these lease obligations. Nine of these aircraft were previously recorded as capital leased assets and are now owned assets.

United completed a $241 million credit agreement secured by 26 of the Company’s currently owned and mortgaged A319 and A320 aircraft. Borrowings under the agreement were at a variable interest rate based on LIBOR plus a margin. The agreement requires periodic principal and interest payments through its final maturity in June 2019. The Company may not prepay the loan prior to July 2012. This agreement did not change the number of the Company’s unencumbered aircraft as the Company used available equity in these previously owned and mortgaged aircraft as collateral for this financing.

United also entered into an $84 million loan agreement secured by three aircraft, including two Airbus A320 and one Boeing B777. Borrowings under the agreement were at a variable interest rate based on LIBOR plus a margin. The loan requires principal and interest payments every three months and has a final maturity in June 2015.

The Company issued 11.2 million shares of UAL common stock as part of a $200 million equity offering during 2008. As of December 31, 2008, the Company had generated net proceeds of $107 million.

As of December 31, 2008, 62 aircraft with a net book value of approximately $570 million were unencumbered. The unencumbered aircraft at December 31, 2008 exclude nine aircraft which became encumbered with the December 2008 signing of a binding sale-leaseback agreement that closed in January 2009. As of December 31, 2007, the Company had 113 unencumbered aircraft with a net book value of $2.0 billion. See Note 12 (“Debt Obligations and Card Processing Agreements”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for additional information on assets provided as collateral by the Company.

See the “—Three Year Period Ended December 31, 2008—Cash Flows from Investing Activities” section above for a discussion of the Company’s 2008 sale-leaseback transactions.

2007 Activity

In 2007, the Company made a $1.0 billion prepayment on its Amended Credit Facility and made $1.1 billion of additional debt payments, which included $590 million related to the early retirement of debt. The Company prepaid an additional $500 million of the Amended Credit Facility in December 2007. In addition, the Company completed a $694 million debt issuance, which effectively refinanced the aforementioned early debt retirement and refinanced three aircraft that had been previously financed through operating lease agreements.

In 2007, the Company completed financing transactions totaling approximately $964 million which included the $694 million EETC secured financing and the $270 million Denver Airport financing. A portion of the proceeds of the $694 million EETC transaction was used to repay $590 million of debt obligations that were secured by ten previously mortgaged, owned aircraft and to finance three previously unencumbered owned aircraft. The proceeds of the Denver Airport bonds were used to refinance the former $261 million of Denver Series 1992A bonds.

In 2007, cash from aircraft lease deposits increased $80 million primarily due to the use of the deposits to purchase the three previously leased assets described above in Cash Flows from Investing Activities. This was reported as a financing cash inflow as the prepayment of the initial deposits were recorded as a financing cash outflow.

2006 Activity

During 2006, we generated proceeds of $3.0 billion from United’s new credit facility, but used approximately $2.1 billion of these proceeds to repay the $1.2 billion DIP Financing and make other scheduled and revolving payments under long-term debt and capital lease agreements.

Other 2008 and 2009 Financing Matters

In January 2009, the Company entered into a sale-leaseback agreement of nine aircraft for approximately $95 million. In addition, in January 2009, the Company generated net proceeds of $62 million from the issuance of 4.0 million shares and settlement of unsettled trades at December 31, 2008 under its $200 million common stock distribution agreement. After issuance of these shares, the Company had issued shares for gross proceeds of $172 million of the $200 million available under this stock offering, leaving $28 million available for future issuance under this program.

In January 2009, the Company entered into an amendment to its O’Hare cargo building site lease with the City of Chicago. The Company agreed to vacate its current cargo facility at O’Hare to allow the land to be used for the development of a future runway. In January 2009, the Company received $160 million from O’Hare in accordance with the lease amendment. In addition, the lease amendment requires that the City of Chicago provide the Company with another site at O’Hare upon which a replacement cargo facility could be constructed.

Future Financing.    Subject to the restrictions of its Amended Credit Facility, the Company could raise additional capital by issuing unsecured debt, equity or equity-like securities, monetizing or borrowing against certain assets or refinancing existing obligations to generate net cash proceeds. However, the availability and capacity of these funding sources cannot be assured or predicted. General economic conditions, poor credit market conditions and any adverse changes in the Company’s credit ratings could adversely impact the Company’s ability to raise capital, if needed, and could increase the Company’s cost of capital.

Credit Ratings.    In 2008, both Standard & Poor’s and Moody’s lowered the Company’s credit ratings. Standard & Poor’s lowered its ratings from a corporate credit rating of B (outlook stable) to B- (outlook negative) reflecting expected losses and reduced operating cash flow due to volatile fuel prices. Meanwhile, Moody’s lowered UAL’s corporate family from “B2” to “Caa1” with a negative outlook and its secured bank rating from “B1” to “B3,” citing record-high fuel prices and the weak U.S. economy. These credit ratings are below investment grade levels. Downgrades from these rating levels, among other things, could restrict the availability and/or increase the cost of future financing for the Company.

Amended Credit Facility Covenants.    The Company’s Amended Credit Facility requires compliance with certain covenants. The Company was in compliance with all of its Amended Credit Facility covenants as of December 31, 2008 and 2007. In May 2008, the Company amended the terms of certain financial covenants of the Amended Credit Facility. A summary of financial covenants, after the May amendment, is included below.

Beginning with the second quarter of 2009, the Company must maintain a specified minimum ratio of EBITDAR to the sum of the following fixed charges for all applicable periods: (a) cash interest expense and (b) cash aircraft operating rental expense. EBITDAR represents earnings before interest expense net of interest income, income taxes, depreciation, amortization, aircraft rent and certain other cash and non-cash credits and charges as further defined by the Amended Credit Facility. The other adjustments to EBITDAR include items such as foreign currency transaction gains or losses, increases or decreases in our deferred revenue obligation, share-based compensation expense, non-recurring or unusual losses, any non-cash non-recurring charge or non-cash restructuring charge, a limited amount of cash restructuring charges, certain cash transaction costs incurred with financing activities and the cumulative effect of a change in accounting principle.

The Amended Credit Facility also requires compliance with the following financial covenants: (i) a minimum unrestricted cash balance of $1.0 billion, and (ii) a minimum ratio of market value of collateral to the sum of (a) the aggregate outstanding amount of the loans plus (b) the undrawn amount of outstanding letters of credit, plus (c) the unreimbursed amount of drawings under such letters of credit and (d) the termination value of certain interest rate protection and hedging agreements with the Amended Credit Facility lenders and their affiliates, of 150% at any time, or 200% at any time following the release of Primary Routes having an appraised value in excess of $1 billion (unless the Primary Routes are the only collateral then pledged).

The requirement to meet a fixed charge coverage ratio was suspended for the four quarters beginning with the second quarter of 2008 and ending with the first quarter of 2009 and thereafter is determined as set forth below:

Number of Preceding Months Covered	Period Ending	Required Coverage Ratio
Three	June 30, 2009	1.0 to 1.0
Six	September 30, 2009	1.1 to 1.0
Nine	December 31, 2009	1.2 to 1.0
Twelve	March 31, 2010	1.3 to 1.0
Twelve	June 30, 2010	1.4 to 1.0
Twelve	September 30, 2010 and each quarter ending thereafter	1.5 to 1.0

The Amended Credit Facility contains a cross default provision with respect to other credit arrangements that exceed $50 million. Although the Company was in compliance with all required financial covenants as of December 31, 2008, and the Company is not required to comply with a fixed charge coverage ratio until the three month period ending June 30, 2009, continued compliance depends on many factors, some of which are beyond the Company’s control, including the overall industry revenue environment and the level of fuel costs. There are no assurances that the Company will continue to comply with its debt covenants. Failure to comply with applicable covenants in any reporting period would result in a default under the Amended Credit Facility, which could have a material adverse impact on the Company depending on the Company’s ability to obtain a waiver of, or otherwise mitigate, the impact of the default.

Credit Card Processing Agreements.    The Company has agreements with financial institutions that process customer credit card transactions for the sale of air travel and other services. Under certain of the Company’s card processing agreements, the financial institutions either require, or have the right to require, that United maintain a reserve equal to a portion of advance ticket sales that have been processed by that financial institution, but for which the Company has not yet provided the air transportation (referred to as “relevant advance ticket sales”). As of December 31, 2008, the Company had advance ticket sales of approximately $1.5 billion of which approximately $1.3 billion relates to credit card sales.

In November 2008, United entered into the Amendment that suspends until January 20, 2010 the requirement for United to maintain additional cash reserves with this processor of bank cards (above the current cash reserve of $25 million at December 31, 2008) if United’s month-end balance of unrestricted cash, cash equivalents and short-term investments falls below $2.5 billion. In exchange for this benefit, United has granted the processor a security interest in certain of United’s owned aircraft with a current appraised value of at least $800 million. United also has agreed that such security interest collateralizes not only United’s obligations under the processing agreement, but also United’s obligations under United’s Amended and Restated Co-Branded Card Marketing Services Agreement. United has an option to terminate the Amendment prior to January 20, 2010, in which event the parties’ prior credit card processing reserve arrangements under the processing agreement will go back into effect.

After January 20, 2010, or in the event United terminates the Amendment, and in addition to certain other risk protections provided to the processor, the amount of any such reserve will be determined based on the amount of unrestricted cash held by the Company as defined under the Amended Credit Facility. If the Company’s unrestricted cash balance is more than $2.5 billion as of any calendar month-end measurement date, its required reserve will remain at $25 million. However, if the Company’s unrestricted cash is less than $2.5 billion, its required reserve will increase to a percentage of relevant advance ticket sales as summarized in the following table:

Total Unrestricted Cash Balance(a)	Required % of Relevant Advance Ticket Sales
Less than $2.5 billion	15%
Less than $2.0 billion	25%
Less than $1.0 billion	50%

(a)	Includes unrestricted cash, cash equivalents and short-term investments at month-end, including certain cash amounts already held in reserve, as defined by the agreement.

If the November 2008 Amendment had not been in effect as of December 31, 2008, the Company would have been required to post an additional $132 million of reserves based on an actual unrestricted cash, cash equivalents and short-term investments balance of between $2.0 billion and $2.5 billion at December 31, 2008.

United’s card processing agreement with American Express expired on February 28, 2009 and was replaced by a new agreement on March 1, 2009, which has an initial five year term. As of December 31, 2008, there were no required reserves under this card agreement, and no reserves were required up through the date of expiration.

Under the new agreement, in addition to certain other risk protections provided to American Express, the Company will be required to provide reserves based primarily on its unrestricted cash balance and net current exposure as of any calendar month-end measurement date, as summarized in the following table:

Total Unrestricted Cash Balance(a)	Required % of Net Current Exposure(b)
Less than $2.4 billion	15%
Less than $2.0 billion	25%
Less than $1.35 billion	50%
Less than $1.2 billion	100%

(a)	Includes unrestricted cash, cash equivalents and short-term investments at month-end, including certain cash amounts already held in reserve, as defined by the agreement.
(b)	Net current exposure equals relevant advance ticket sales less certain exclusions, and as adjusted for specified amounts payable between United and the processor, as further defined by the agreement.

The new agreement permits the Company to provide certain replacement collateral in lieu of cash collateral, as long as the Company’s unrestricted cash is above $1.35 billion. Such replacement collateral may be pledged for any amount of the required reserve up to the full amount thereof, with the stated value of such collateral determined according to the agreement. Replacement collateral may be comprised of aircraft, slots and routes, real estate or other collateral as agreed between the parties.

In the near term, the Company will not be required to post reserves under the new American Express agreement as long as unrestricted cash as measured at each month-end, and as defined in the agreement, is equal to or above $2.0 billion.

If the terms of the new agreement had been in place at December 31, 2008, and ignoring the near term protection in the preceding sentence, the Company would have been required to provide collateral of approximately $40 million.

An increase in the future reserve requirements as provided by the terms of either or both the Company’s material card processing agreements could materially reduce the Company’s liquidity.

Capital Commitments and Off-Balance Sheet Arrangements.    The Company’s business is very capital intensive, requiring significant amounts of capital to fund the acquisition of assets, particularly aircraft. In the past, the Company has funded the acquisition of aircraft through outright purchase, by issuing debt, by entering into capital or operating leases, or through vendor financings. The Company also often enters into long-term lease commitments with airports to ensure access to terminal, cargo, maintenance and other required facilities.

The table below provides a summary of UAL’s material contractual obligations as of December 31, 2008.

	One year or less	Years 2 and 3	Years 4 and 5	After 5 years	Total
	(In millions)
Long-term debt, including current portion(a)	$782	$1,821	$682	$3,743	$7,028
Interest payments(b)	336	511	368	1,228	2,443
Capital lease obligations Mainline(c)	231	789	280	520	1,820
United Express(c)	6	10	10	—	26
Aircraft operating lease obligations Mainline	351	646	603	655	2,255
United Express(d)	441	869	750	1,090	3,150
Other operating lease obligations	553	975	801	2,798	5,127
Postretirement obligations(e)	146	295	281	701	1,423
Legally binding capital purchase commitments(f)	229	332	28	—	589

Total	$3,075	$6,248	$3,803	$10,735	$23,861

(a)	Long-term debt includes $113 million of non-cash obligations as these debt payments are made directly to the creditor by a company that leases three aircraft from United. The creditor’s only recourse to United is repossession of the aircraft.
(b)	Future interest payments on variable rate debt are estimated using estimated future variable rates based on a yield curve.
(c)	Mainline includes non-aircraft capital lease payments of approximately $6 million in each of the years 2009 through 2011. United Express payments are all for aircraft. United has lease deposits of $326 million in separate accounts to meet certain of its future lease obligations.
(d)	Amounts represent lease payments that are made by United under capacity agreements with the regional carriers who operate these aircraft on United’s behalf.
(e)	Amounts represent postretirement benefit payments, net of subsidy receipts, through 2018. Benefit payments approximate plan contributions as plans are substantially unfunded. Not included in the table above are contributions related to the Company’s foreign pension plans. The Company does not have any significant contributions required by government regulations. The Company’s expected pension plan contributions for 2009 are $10 million.
(f)	Amounts exclude nonbinding aircraft orders of $2.4 billion. Amounts are excluded because, as discussed further in “—Three Year Period Ended December 31, 2008—Overview” above, these orders are not legally binding purchase orders. The Company may cancel its orders, which would result in forfeiture of its deposits. Amounts include commitments to upgrade international aircraft with our premium travel experience product. These aircraft commitments were not significantly impacted by the Company’s recently announced capacity reductions as the international aircraft are only a small portion of the fleet reductions.

See Note 1(i) (“Summary of Significant Accounting Policies—United Express”), Note 12 (“Debt Obligations and Card Processing Agreements”), Note 9 (“Retirement and Postretirement Plans”) and Note 15 (“Lease Obligations”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for additional discussion of these items.

Off-Balance Sheet Arrangements.    An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has (1) made guarantees, (2) a retained or a contingent interest in transferred assets, (3) an obligation under derivative instruments classified as equity or (4) any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the company, or that engages in leasing, hedging or research and development arrangements with the company. The Company’s off-balance sheet arrangements include operating leases, which are summarized in the contractual obligations table, above, and certain municipal bond obligations, as discussed below, and letters of credit, of which $281 million were outstanding at December 31, 2008.

Certain municipalities have issued municipal bonds on behalf of United to finance the construction of improvements at airport-related facilities. The Company also leases facilities at airports where municipal bonds funded at least some of the construction of airport-related projects. At December 31, 2008, the Company guaranteed interest and principal payments on $270 million in principal of such bonds that were originally issued in 1992, subsequently refinanced in 2007, and are due in 2032 unless the Company elects not to extend its lease in which case the bonds are due in 2023. The outstanding bonds and related guarantee are not recorded in the Company’s audited consolidated financial statements in accordance with GAAP. The related lease agreement is accounted for as an operating lease with the associated rent expense recorded on a straight-line basis. The annual lease payments through 2023 and the final payment for the principal amount of the bonds are included in the operating lease payments in the contractual obligations table above. For further details, see Note 14 (“Commitments, Contingent Liabilities and Uncertainties—Guarantees and Off-Balance Sheet Financing”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein.

Fuel Consortia.    The Company participates in numerous fuel consortia with other carriers at major airports to reduce the costs of fuel distribution and storage. Interline agreements govern the rights and responsibilities of the consortia members and provide for the allocation of the overall costs to operate the consortia based on usage. The consortia (and in limited cases, the participating carriers) have entered into long-term agreements to lease certain airport fuel storage and distribution facilities that are typically financed through tax-exempt bonds (either special facilities lease revenue bonds or general airport revenue bonds), issued by various local municipalities. In general, each consortium lease agreement requires the consortium to make lease payments in amounts sufficient to pay the maturing principal and interest payments on the bonds. As of December 31, 2008, approximately $1.2 billion principal amount of such bonds were secured by significant fuel facility leases in which United participates, as to which United and each of the signatory airlines have provided indirect guarantees of the debt. United’s exposure is approximately $226 million principal amount of such bonds based on its recent consortia participation. The Company’s exposure could increase if the participation of other carriers decreases. The guarantees will expire when the tax-exempt bonds are paid in full, which ranges from 2010 to 2028. The Company did not record a liability at the time these indirect guarantees were made.

Other Information.

Foreign Operations.    The Company’s audited consolidated financial statements reflect material amounts of intangible assets related to the Company’s Pacific and Latin American route authorities and its operations at London’s Heathrow Airport. Because operating authorities in international markets are governed by bilateral aviation agreements between the U.S. and foreign countries, changes in U.S. or foreign government aviation policies can lead to the alteration or termination of existing air service agreements that could adversely impact, and significantly impair, the value of our international route authorities and other assets. Significant changes in such policies could also have a material impact on the Company’s operating revenues and expenses and results of operations. For further information, see Note 3 (“Asset Impairments and Intangible Assets”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, and “Item 7A. Quantitative and Qualitative Disclosures above Market Risk” in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein, and “BUSINESS” below for further information on the Company’s foreign currency risks associated with its foreign operations.

Critical Accounting Policies.

Critical accounting policies are defined as those that are affected by significant judgments and uncertainties which potentially could result in materially different accounting under different assumptions and conditions. The Company has prepared the accompanying financial statements in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates under different assumptions or conditions. The Company has identified the following critical accounting policies that impact the preparation of these financial statements.

Passenger Revenue Recognition.    The value of unused passenger tickets and miscellaneous charge orders (“MCOs”) is included in current liabilities as advance ticket sales. United records passenger ticket sales and tickets sold by other airlines for use on United as operating revenues when the transportation is provided or when the ticket expires. Tickets sold by other airlines are recorded at the estimated values to be billed to the other airlines. Non-refundable tickets generally expire on the date of the intended flight, unless the date is extended by notification from the customer on or before the intended flight date. Fees charged in association with changes or extensions to non-refundable tickets are recorded as passenger revenue at the time the fee is collected. Change fees related to non-refundable tickets are considered a separate transaction from the air transportation because they represent a charge for the Company’s additional service to modify a previous reservation. Therefore, the pricing of the change fee and the initial customer reservation are separately determined and represent distinct earnings processes. Refundable tickets expire after one year. MCOs can be either exchanged for a passenger ticket or refunded after issuance. United records an estimate of tickets that have been used, but not recorded as revenue due to system processing errors, as revenue in the month of sale based on historical results. United also records an estimate of MCOs that will not be exchanged or refunded as revenue ratably over the redemption period based on historical results. Due to complex industry pricing structures, refund and exchange policies and interline agreements with other airlines, certain amounts are recognized as revenue using estimates both as to the timing of recognition and the amount of revenue to be recognized. These estimates are based on the evaluation of actual historical results.

Accounting for Frequent Flyer Program Miles Sold to Third Parties and the Advanced Purchase of Miles.    The Company has an agreement with its co-branded credit card partner that requires our partner to purchase miles in advance of when miles are awarded to the co-branded partner’s cardholders (referred to as “pre-purchased miles”). The pre-purchased miles are deferred when received by United in our audited consolidated financial statements as “Advanced purchase of miles.” The Company amended its agreement with its co-branded credit card partner in 2008. See Note 17 (“Advanced Purchase of Miles”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for a description of this agreement and its 2008 amendment. Subsequently, when our credit card partner awards pre-purchased miles to its cardholders, we transfer the related air transportation element for the awarded miles from “Advanced purchase of miles” to “Mileage Plus deferred revenue” at estimated fair value and record the residual marketing element as “Other operating revenue”. The deferred revenue portion is then subsequently recognized as passenger revenue when transportation is provided in exchange for the miles awarded. Accounting for the Company’s air transportation element and marketing elements are described below:

Other Frequent Flyer Accounting Policies.

Air Transportation Element.    The Company defers the portion of the sales proceeds that represents estimated fair value of the air transportation and recognizes that amount as revenue when transportation is provided. The fair value of the air transportation component is determined based upon the equivalent ticket value of similar fares on United and amounts paid to other airlines for miles. The initial revenue deferral is presented as “Mileage Plus deferred revenue” on our audited consolidated financial statements. When recognized, the revenue related to the air transportation component is classified as “passenger revenues” in our audited consolidated financial statements.

Marketing-related element.    The amount of revenue from the marketing-related element is determined by subtracting the fair value of the air transportation from the total sales proceeds. The residual portion of the sales proceeds related to marketing activities is recognized when miles are awarded. This portion is recognized as “Other operating revenues” in our audited consolidated financial statements.

The Company’s frequent flyer obligation was recorded at fair value at February 1, 2006, the effective date of the Company’s emergence from bankruptcy. The deferred revenue measurement method used to record fair value of the frequent flyer obligation on and after the Effective Date is to allocate an equivalent weighted-average ticket value to each outstanding mile, based upon projected redemption patterns for available award choices when such miles are consumed. Such value is estimated assuming redemptions on both United and other participating carriers in the Mileage Plus program and by estimating the relative proportions of awards to be redeemed by class of service within broad geographic regions of the Company’s operations, including North America, Atlantic, Pacific and Latin America.

The estimation of the fair value of each award mile requires the use of several significant assumptions, for which significant management judgment is required. For example, management must estimate how many miles are projected to be redeemed on United, versus on other airline partners. Since the equivalent ticket value of miles redeemed on United and on other carriers can vary greatly, this assumption can materially affect the calculation of the weighted-average ticket value from period to period.

Management must also estimate the expected redemption patterns of Mileage Plus customers, who have a number of different award choices when redeeming their miles, each of which can have materially different estimated fair values. Such choices include different classes of service (first, business and several coach award levels), as well as different flight itineraries, such as domestic and international routings and different itineraries within domestic and international regions of United’s and other participating carriers’ route networks. Customer redemption patterns may also be influenced by program changes, which occur from time to time and introduce new award choices, or make material changes to the terms of existing award choices. Management must often estimate the probable impact of such program changes on future customer behavior, which requires the use of significant judgment. Management uses historical customer redemption patterns as the best single indicator of future redemption behavior in making its estimates, but changes in customer mileage redemption behavior to patterns which are not consistent with historical behavior can result in material changes to deferred revenue balances, and to recognized revenue.

The Company measures its deferred revenue obligation using all awarded and outstanding miles, regardless of whether or not the customer has accumulated enough miles to redeem an award. Eventually these customers will accumulate enough miles to redeem awards, or their accounts will deactivate after a period of inactivity, in which case the Company will recognize the related revenue through its revenue recognition policy for expired miles.

The Company recognizes revenue related to expected expired miles over the estimated redemption period. The Company’s estimate of the expected expiration of miles requires significant management judgment. In early 2007, the Company announced that it was reducing the expiration period for inactive accounts from 36 months to 18 months effective December 31, 2007. The change in the expiration period increased revenues by $246 million in 2007. Current and future changes to expiration assumptions or to the expiration policy, or to program rules and program redemption opportunities, may result in material changes to the deferred revenue balance, as well as recognized revenues from the program. In 2008, the Company updated certain of its assumptions related to the recognition of revenue for expiration of miles. Based on additional analysis of mileage redemption and expiration patterns, the Company revised the estimated number of miles that are expected to expire from 15% to 24% of earned miles, including miles that will expire or go unredeemed for reasons other than account deactivation. In 2008, the Company also extended the total time period over which revenue from its expiration of miles is recognized based upon the estimated period of miles redemption. This change did not materially impact the Company’s Mileage Plus revenue recognition in 2008.

As of December 31, 2008 and 2007, the Company’s outstanding number of miles was approximately 478.2 billion and 488.4 billion, respectively. The Company estimates that approximately 362.0 billion of the outstanding miles at December 31, 2008 will ultimately be redeemed based on assumptions as of December 31, 2008. At December 31, 2008, a hypothetical 1% change in the Company’s outstanding number of miles or the weighted-average ticket value has approximately a $50 million effect on the liability.

Impairment Testing.    In accordance with SFAS 142 and SFAS 144 as of May 31, 2008, the Company performed an interim impairment test of its goodwill, all intangible assets and certain of its long-lived assets (principally aircraft and related spare engines and spare parts) due to events and changes in circumstances that indicated an impairment might have occurred. The Company also performed annual impairment testing of indefinite-lived intangible assets as of October 1, 2008 and further tested the potential impairment of certain tangible assets as of December 31, 2008.

Factors deemed by management to have collectively constituted a potential impairment triggering event as of May 31, 2008 included record high fuel prices, significant losses in the first and second quarters of 2008, a softening U.S. economy, analyst downgrade of UAUA common stock, rating agency changes in outlook for the Company’s debt instruments from stable to negative, the announcement of the planned removal from UAL’s fleet of 100 aircraft in 2008 and 2009 and a significant decrease in the fair value of the Company’s outstanding equity and debt securities during the first five months of 2008, including a decline in UAL’s market capitalization to significantly below book value. The Company’s consolidated fuel expense increased by more than 50% during this period.

As a result of the interim impairment testing performed as of May 31, 2008 and December 31, 2008, the Company recorded impairment charges during the year as presented in the table below. All of these impairment charges are within the mainline segment. All of the impairments other than the goodwill impairment, which is separately identified, are classified as “Other impairments and special items” in the Company’s audited consolidated financial statements.

Year Ended December 31, 2008
(In millions)
Goodwill impairment	$2,277
Indefinite-lived intangible assets:
Codeshare agreements	44
Tradenames	20

Intangible asset impairments	64
Tangible assets:
Pre-delivery advance deposits including related capitalized interest	105
B737 aircraft, B737 spare parts and other	145

Aircraft and related deposit impairments	250

Total impairments	$2,591

Discussed below is the methodology used for each type of asset impairment shown in the table above.

Accounting for Long-Lived Assets.    The net book value of operating property and equipment for UAL was $10.3 billion and $11.4 billion at December 31, 2008 and 2007, respectively. In addition to the original cost of these assets, as adjusted by fresh-start reporting as of February 1, 2006, their recorded value is impacted by a number of accounting policy elections, including the estimation of useful lives and residual values and, when necessary, the recognition of asset impairment charges.

For purposes of testing impairment of long-lived assets at May 31, 2008, the Company determined whether the carrying amount of its long-lived assets was recoverable by comparing the carrying amount to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. If the carrying value of the assets exceeded the expected cash flows, the Company estimated the fair value of these assets to determine whether an impairment existed. The Company grouped its aircraft by fleet type to perform this evaluation and used data and assumptions through May 31, 2008. The estimated undiscounted cash flows were dependent on a number of critical management assumptions including estimates of future capacity, passenger yield, traffic, operating costs (including fuel prices) and other relevant assumptions. If estimates of fair value were required, fair value was estimated using the market approach. Asset appraisals, published aircraft pricing guides and recent transactions for similar aircraft were considered by the Company in its market value determination. As of May 31, 2008, based on the results of these tests, the Company determined that an impairment of $36 million existed which was attributable to the Company’s fleet of owned B737 aircraft and related spare parts. As described in “—Three Year Period Ended December 31, 2008—Overview” above, the Company is retiring its entire B737 fleet earlier than originally planned. The Company recorded an additional $2 million of impairment for other assets in the second quarter of 2008. Subsequently in the fourth quarter of 2008, the Company determined it was necessary to perform an impairment test of certain of its operating fleet due to changes in market conditions for aircraft which indicated a potential impairment of value. This impairment analysis resulted in an additional fourth quarter impairment charge of $107 million related to the Company’s B737 fleet. This additional impairment charge was due to changes in market conditions and other conditions, including but not limited to the cancellation of multiple letters of intent that the Company had to sell B737 aircraft, that occurred since the impairment testing performed in the second quarter of 2008.

Due to the unfavorable economic and industry factors described above, the Company also determined in the second quarter of 2008 that it was required to test its $91 million of pre-delivery aircraft deposits for impairment. The Company determined that these aircraft deposits were completely impaired and recorded an impairment charge to write-off their full carrying value and $14 million of related capitalized interest. The Company believes that it is highly unlikely that it will take these future aircraft deliveries and will therefore be required to forfeit the $91 million of deposits, which are not transferable.

As a result of the impairment testing described above, the Company’s goodwill and certain of its indefinite-lived intangible assets and tangible assets were recorded at fair value. In accordance with FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, the Company has not applied Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”) to the determination of the fair value of these assets. However, the provisions of SFAS 157 were applied to the determination of the fair value of financial assets and financial liabilities that were part of the SFAS 142 Step Two goodwill fair value determination.

Due to extreme fuel price volatility, tight credit markets, uncertain economic environment, as well as other factors and uncertainties, the Company can provide no assurance that a material impairment charge of aircraft or indefinite-lived intangible assets will not occur in a future period. The value of our aircraft could be impacted in future periods by changes in the market for these aircraft. Such changes could result in a greater supply and lower demand for certain aircraft types as other carriers announce plans to retire similar aircraft. The Company will continue to monitor circumstances and events in future periods to determine whether additional interim asset impairment testing is warranted.

Except for the adoption of fresh-start reporting at February 1, 2006, whereby the Company remeasured long-lived assets at fair value, it is the Company’s policy to record assets acquired, including aircraft, at acquisition cost. Depreciable life is determined through economic analysis, such as reviewing existing fleet plans, obtaining appraisals and comparing estimated lives to other airlines that operate similar fleets. Older generation aircraft are assigned lives that are generally consistent with the experience of United and the practice of other airlines. As aircraft technology has improved, useful life has increased and the Company has generally estimated the lives of those aircraft to be 30 years. Residual values are estimated based on historical experience with regard to the sale of both aircraft and spare parts and are established in conjunction with the estimated useful lives of the related fleets. Residual values are based on current dollars when the aircraft are acquired and typically reflect asset values that have not reached the end of their physical life. Both depreciable lives and residual values are revised periodically to recognize changes in the Company’s fleet plan and other relevant information. A one year increase in the average depreciable life of our flight equipment would reduce annual depreciation expense on flight equipment by approximately $18 million.

Accounting for Goodwill and Intangible Assets.    Upon the implementation of fresh-start reporting (see Note 4 (“Voluntary Reorganization Under Chapter 11—Fresh-Start Reporting”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein) the Company’s assets, liabilities and equity were generally valued at their respective fair values. The excess of reorganization value over the fair value of net tangible and identifiable intangible assets and liabilities was recorded as goodwill in the accompanying audited consolidated financial statements on the Effective Date. The entire goodwill amount of $2.3 billion at December 31, 2007 was allocated to the mainline reporting segment. In addition, the adoption of fresh-start reporting resulted in the recognition of $2.2 billion of indefinite-lived intangible assets.

In accordance with SFAS 142, the Company applies a fair value-based impairment test to the book value of goodwill and indefinite-lived intangible assets on an annual basis and, if certain events or circumstances indicate that an impairment loss may have been incurred, on an interim basis. An impairment charge could have a material adverse effect on the Company’s financial position and results of operations in the period of recognition. The Company tested its goodwill and other indefinite-lived intangible assets for impairment during its annual impairment test as of October 1, 2007 and as part of its interim test as of May 31, 2008. The interim testing resulted in the total impairment of the Company’s goodwill and partial impairment of other indefinite-lived intangible assets. The Company also performed its annual interim test of indefinite-lived intangible assets as of October 1, 2008.

Goodwill—2008 Interim Impairment Test.

For purposes of testing goodwill, the Company performed Step One of the SFAS 142 test by estimating the fair value of the mainline reporting unit (to which all goodwill is allocated) utilizing several fair value measurement techniques, including two market estimates and one income estimate, and using relevant data available through and as of May 31, 2008. The market approach is a valuation technique in which fair value is estimated based on observed prices in actual transactions and on asking prices for similar assets. The valuation process is essentially that of comparison and correlation between the subject asset and other similar assets. The income approach is a technique in which fair value is estimated based on the cash flows that an asset could be expected to generate over its useful life, including residual value cash flows. These cash flows are discounted to their present value equivalents using a rate of return that accounts for the relative risk of not realizing the estimated annual cash flows and for the time value of money. Certain variations of the income approach were used to determine certain of the intangible asset fair values.

Under the market approaches, the fair value of the mainline reporting unit was estimated based upon the fair value of invested capital for UAL, as well as a separate comparison to revenue and EBITDAR multiples for similar publicly traded companies in the airline industry. The fair value estimates using both market approaches included a control premium similar to those observed for historical airline and transportation company market transactions.

Under the income approach, the fair value of the mainline reporting unit was estimated based upon the present value of estimated future cash flows for UAL. The income approach is dependent on a number of critical management assumptions including estimates of future capacity, passenger yield, traffic, operating costs (including fuel prices), appropriate discount rates and other relevant assumptions. The Company estimated its future fuel-related cash flows for the income approach based on the five-year forward curve for crude oil as of May 31, 2008. The impacts of the Company’s aircraft and other tangible and intangible asset impairments, discussed below, were considered in the fair value estimation of the mainline reporting unit.

Taking into consideration an equal weighting of the two market estimates and the income estimate, which has been the Company’s practice when performing annual goodwill impairment tests, the indicated fair value of the mainline reporting unit was less than its carrying value, and therefore, the Company was required to perform Step Two of the SFAS 142 goodwill impairment test.

In Step Two of the impairment test, the Company determined the implied fair value of goodwill of the mainline reporting unit by allocating the fair value of the reporting unit determined in Step One to all the assets and liabilities of the mainline reporting unit, including any recognized and unrecognized intangible assets, as if the mainline reporting unit had been acquired in a business combination and the fair value of the mainline reporting unit was the acquisition price. As a result of the Step Two testing, the Company determined that goodwill was completely impaired and therefore recorded an impairment charge to write-off the full value of goodwill.

Indefinite-lived Intangible Assets.

The Company utilized appropriate valuation techniques to separately estimate the fair values of all of its indefinite-lived intangible assets as of May 31, 2008 and compared those estimates to related carrying values. Tested assets included tradenames, international route authorities, London Heathrow slots and codesharing agreements. The Company used a market or income valuation approach, as described above, to estimate fair values. Based on the preliminary results of this testing, the Company recorded $80 million of impairment charges during the second quarter of 2008 and in the third quarter of 2008 reduced the impairment charge by $16 million as a result of the finalization of the impairment testing. No impairments of indefinite-lived intangible assets resulted from the Company’s annual impairment test performed as of October 1, 2008.

Other Postretirement Benefit Accounting.    The Company accounts for other postretirement benefits using Statement of Financial Accounting Standards No. 106, Employers’ Accounting for Postretirement Benefits Other than Pensions (“SFAS 106”) and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS 158”). For the year ended December 31, 2006, the Company adopted SFAS 158, which requires the Company to recognize the difference between plan assets and obligations, or the plan’s funded status, in its audited consolidated financial statements. Under these accounting standards, other postretirement benefit expense is recognized on an accrual basis over employees’ approximate service periods and is generally calculated independently of funding decisions or requirements. The Company has not been required to pre-fund its current and future plan obligations, which has resulted in a significant net obligation, as discussed below.

The fair value of plan assets at December 31, 2008 and 2007 was $57 million and $56 million, respectively, for the other postretirement benefit plans. The benefit obligation was $2.0 billion for the other postretirement benefit plans at both December 31, 2008 and 2007. The difference between the plan assets and obligations has been recorded in the Company’s audited consolidated financial statements. Detailed information regarding the Company’s other postretirement plans, including key assumptions, is included in Note 9 (“Retirement and Postretirement Plans”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein.

The following provides a summary of the methodology used to determine the assumptions disclosed in Note 9 (“Retirement and Postretirement Plans”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein. The calculation of other postretirement benefit expense and obligations requires the use of a number of assumptions, including the assumed discount rate for measuring future payment obligations and the expected return on plan assets. The discount rates were based on the construction of theoretical corporate bond portfolios, adjusted according to the timing of expected cash flows for the payment of the Company’s future postretirement obligations. A yield curve was developed based on a subset of these bonds (those with yields between the 10th and 90th percentiles). The projected cash flows were matched to this yield curve and a present value developed, which was then calibrated to develop a single equivalent risk-adjusted discount rate.

Actuarial gains or losses are triggered by changes in assumptions or experience that differ from the original assumptions. Under the applicable accounting standards, those gains and losses are not required to be recognized currently as other postretirement expense, but instead may be deferred as part of accumulated other comprehensive income and amortized into expense over the average remaining service life of the covered active employees. The Company’s accounting policy is to not apply the corridor approach available under SFAS 106 with respect to amortization of amounts included in accumulated other comprehensive income. Under the corridor approach, amortization of any gain or loss in accumulated other comprehensive income is only required if, at the beginning of the year, the accumulated gain or loss exceeds 10% of the greater of the benefit obligation or the fair value of assets. If amortization is required, the minimum amount outside the corridor divided by the average remaining service period of active employees is recognized as expense. The corridor approach is intended to reduce volatility of amounts recorded in pension expense each year. Since the Company has elected not to apply the corridor approach, all gains and losses in accumulated other comprehensive income are amortized and included in pension expense each year. At December 31, 2008 and 2007, the Company had unrecognized actuarial gains of $286 million and $254 million, respectively, recorded in accumulated other comprehensive income for its other postretirement benefit plans.

Valuation Allowance for Deferred Tax Assets.    At December 31, 2008, the Company had valuation allowances against its deferred tax assets of approximately $2.9 billion. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, a valuation allowance is required to be recorded when it is more likely than not that deferred tax assets will not be realized. Future realization depends on the existence of sufficient taxable income within the carry forward period available under the tax law. Sources of future taxable income include future reversals of taxable temporary differences, future taxable income exclusive of reversing taxable differences, taxable income in carry back years and tax planning strategies. These sources of positive evidence of realizability must be weighed against negative evidence, such as cumulative losses in recent years. A recent history of losses would make difficult a determination that a valuation allowance is not needed.

In forming a judgment about the future realization of our deferred tax assets, management considered both the positive and negative evidence of realizability and gave significant weight to the negative evidence from our cumulative losses for recent years. Management will continue to assess this situation and make appropriate adjustments to the valuation allowance based on its evaluation of the positive and negative evidence existing at that time. We are currently unable to forecast when there will be sufficient positive evidence for us to reverse the remainder of the valuation allowances that we have recorded. Through December 31, 2008, any reversals of valuation allowance would have reduced goodwill, if any, then intangible assets. See Note 1(p) (“Summary of Significant Accounting Policies—New Accounting Pronouncements”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for information regarding the effect of changes to this method of accounting for valuation allowance reversals, if any, on the Company’s results of operations and financial condition after it adopts Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations, on January 1, 2009. See Note 8 (“Income Taxes”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, for additional information.

New Accounting Pronouncements.    For detailed information, see Note 1(p) (“Summary of Significant Accounting Policies—New Accounting Pronouncements”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein.

Quarters Ended March 31, 2009 and 2008

Overview

United is one of the largest passenger airlines in the world. The Company offers approximately 3,100 flights a day to more than 200 destinations through its Mainline and United Express services, based on its flight schedule from April 2009 to April 2010. United offers approximately 1,200 average daily Mainline departures to approximately 120 destinations in 27 countries and two U.S. territories. United provides regional service, connecting primarily via United’s domestic hubs, through marketing relationships with United Express carriers, which provide more than 1,900 average daily departures to more than 150 destinations. United serves virtually every major market around the world, either directly or through its participation in the Star Alliance, the world’s largest airline network.

Company Operational Plans.    In 2008, the Company began implementing certain operational plans to address significant unfavorable fuel price volatility, industry over-capacity and a weak economic environment. The Company is reducing capacity and permanently removing 100 aircraft from its mainline fleet, including its entire B737 fleet and six B747 aircraft, by the end of 2009. In connection with the capacity reductions discussed above, the Company is further streamlining its operations and corporate functions in order to match the size of its workforce to the size of its operations. The Company anticipates these efforts will result in a cumulative reduction in workforce of approximately 9,000 by the end of 2009. The workforce reduction will occur through a combination of furloughs and furlough-mitigation programs, such as early-out options.

Recent Developments for the quarter ended March 31, 2009.

•

The Company is taking appropriate actions to respond to the current economic environment as indicated by its significant capacity reductions. However, consolidated passenger revenue per ASM was down 11% in the first quarter of 2009 as compared to the year-ago period as a result of the weak economy.

•

During the first quarter of 2009, the Company maintained its momentum on cost control with a mainline unit cost per available seat mile decrease of 13.1% compared to the first quarter of 2008, reflecting the impact of lower fuel prices year-over-year and the Company’s cost savings initiatives.

•	The Company’s consolidated fuel expense decreased $890 million, or 48%, year-over-year, including hedge impacts.

•

The Company raised approximately $500 million in new liquidity in the first quarter of 2009 through various activities, including aircraft and engine financings, airport facility relocations, equity issuances and asset sales. The Company had an unrestricted cash balance of $2.46 billion as of March 31, 2009.

•

As part of the Company’s cash conservation efforts, its non-aircraft capital expenditure plan has been reduced from $450 million to $350 million for the full year 2009, with approximately $79 million of capital spending in the first quarter of 2009.

•

United achieved a No. 1 ranking in on-time performance among the five major U.S. network carriers for the first quarter of 2009, with 80.5% of flights arriving within 14 minutes of scheduled arrival time. The Company paid $265 in on-time incentive payments to each of more than 40,000 front-line employees during the quarter under its new on-time incentive program. The Company’s first quarter on-time ranking improved from fourth place last year to first place this year.

Continental Alliance.    In April 2009, the DOT informed the Company that the DOT had tentatively approved Continental Airlines’ application to join the antitrust-immunized alliance of United and eight other Star Alliance member airlines. The DOT also tentatively approved United and Continental’s request to form a trans-Atlantic alliance including Lufthansa and Air Canada. The alliance will enable United, Continental and the other Star Alliance members to offer travelers greater choice, lower fares and improved access to the combined carriers’ route networks. Final approval of the application will also enable the carriers to establish more efficient and comprehensive global networks, helping to level the competitive playing field in our industry.

Summary of Financial Results.    The air travel business is subject to seasonal fluctuations and, historically, the Company’s results of operations are better in the second and third quarters as compared to the first and fourth quarters of each year, since our first and fourth quarter results normally reflect weaker travel demand. The Company’s results of operations can be impacted by fuel price volatility, adverse weather, air traffic control delay, economic conditions and other factors in any period.

The table below highlights significant changes in the Company’s results in the three months ended March 31, 2009 as compared to the year-ago period. Capacity reductions and the weak economic environment significantly reduced operating revenues in 2009 as compared to 2008. This negative impact was offset by lower fuel cost, which was due to a decrease in market prices for fuel and lower consumption resulting from capacity reductions, and lower non-fuel expenses due to cost savings programs and capacity reductions. The table below highlights that the Company, through its past and on-going cost reduction initiatives, was able to effectively manage costs in non-fuel and other areas.

	Three Months Ended March 31,		Favorable/ (Unfavorable)
	2009	2008 (Adjusted(a))	$ Change	% Change
	(In millions)
UAL Information
Total revenues	$3,691	$4,711	$(1,020)	(21.7)
Mainline fuel purchase cost	748	1,617	869	53.7
Operating non-cash fuel hedge gain(b)	(191)	(30)	161	NM
Operating cash fuel hedge (gain) loss(b)	242	(12)	(254)	NM
Regional affiliate fuel expense(c)	164	278	114	41.0
Asset impairment and special	119	—	(119)	—
Severance and other charges (see below)	(15)	6	21	—
Other operating expenses	2,906	3,293	387	11.8
Nonoperating non-cash fuel hedge gain(b)	(72)	—	72	—
Nonoperating cash fuel hedge loss(b)	81	—	(81)	—
Other nonoperating expense(d)	120	111	(9)	(8.1)
Income tax expense (benefit)	(29)	(3)	26	NM

Net income (loss)	$(382)	$(549)	$167	30.4
United net income (loss)	$(381)	$(548)	$167	30.5

(a)

As discussed in Note 2 (“New Accounting Pronouncements”) under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference herein, certain amounts have been adjusted from the Company’s historical results due to the adoption of FSP APB 14-1.

(b)	See the table below for additional information related to fuel hedge adjustments.
(c)	Regional affiliates’ fuel expense is classified as part of Regional Affiliates expense in the Company’s unaudited consolidated financial statements.
(d)	Includes equity in earnings of affiliates.

Additional details related to the variances above include:

	Three Months Ended March 31,		Income statement classification
	2009	2008
	(In millions)
Lease termination	$9	$—
Impairment of tradename	110	—

Asset impairment and special items	119	—	Asset impairment and special items

Severance	(5)	—	Salaries and related costs
Employee benefit obligation adjustment	(32)	6	Salaries and related costs
Accelerated depreciation related to aircraft groundings	22	—	Depreciation and amortization

Severance and other charges	(15)	6

Total asset impairments, special items and other charges	104	6

Net operating non-cash fuel hedge gain	(191)	(30)	Aircraft fuel
Net nonoperating non-cash fuel hedge gain	(72)	—	Miscellaneous, net

Total non-cash fuel hedge gain	(263)	(30)
Income tax expense (benefit) on impairments and other charges	(38)	—	Income tax expense (benefit)

Impairments and other charges (net of tax) and non-cash fuel hedge gains	(197)	(24)

Liquidity.    The following table provides a summary of UAL’s cash position at March 31, 2009 and December 31, 2008 and net cash provided (used) by operating, financing and investing activities for the three months ended March 31, 2009 and 2008.

	As of March 31, 2009	As of December 31, 2008
	(In millions)
Cash and cash equivalents	$2,457	$2,039
Restricted cash	255	272

Total cash	$2,712	$2,311

	Three Months Ended March 31,
	2009	2008
	(In millions)
Net cash provided (used) by operating activities	$426	$(80)
Net cash provided by investing activities	65	1,725
Net cash used by financing activities	(73)	(466)

UAL’s variation in cash flows from operations in the 2009 period as compared to the prior year was relatively consistent with its results of operations, as further described below under “—Quarters Ended March 31, 2009 and 2008—Results of Operations.” Lower cash expenditures for fuel purchases were offset by lower cash receipts from the sale of air and cargo transportation in 2009 as compared to the 2008 period. In 2009, the Company received $160 million related to the future relocation of its O’Hare cargo operations. This cash receipt was classified as an operating cash inflow. The Company also received $35 million from Los Angeles International Airport as part of an agreement to vacate certain facilities. Decreases in the Company’s fuel hedge collateral requirements also provided operating cash of approximately $400 million in the three months ended March 31, 2009. This benefit was offset by approximately $300 million of cash paid to counterparties for fuel derivative contracts that settled in the first quarter of 2009. Cash provided by investing activities was significantly greater in the year-ago period due to the replacement of short-term investments at December 31, 2007 with cash and cash equivalents in 2008. See “Item 3. Quantitative and Qualitative Disclosures about Market Risk” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference herein, for additional information regarding collateral requirements.

The Company expects its cash flows from operations and its available capital to be sufficient to meet its operating expenses, lease obligations and debt service requirements for the near term; however, the Company’s future liquidity could be impacted by increases or decreases in fuel prices, inability to adequately increase revenues to offset high fuel prices, failure to meet future debt covenants and other factors. See “—Quarters Ended March 31, 2009 and 2008—Liquidity and Capital Resources” below and “Item 3. Quantitative and Qualitative Disclosures about Market Risk” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference herein, for a discussion of these factors and the Company’s significant operating, investing and financing cash flows.

Capital Commitments.    At March 31, 2009, future commitments for the purchase of property and equipment, principally aircraft, include approximately $0.5 billion of binding commitments and $2.3 billion of nonbinding commitments. The nonbinding commitments of $2.3 billion are related to 42 A319 and A320 aircraft. These orders may be cancelled which would result in the forfeiture of $91 million of advance payments provided to the manufacturer. United believes it is highly unlikely that it will take delivery of these aircraft in the future, and therefore believes it will be required to forfeit its $91 million of advance delivery deposits. Based on this determination, the Company recorded an impairment charge in the second quarter of 2008 to decrease the value of the deposits and related capitalized interest of $14 million to zero in the Company’s unaudited consolidated financial statements. In addition, the Company’s capital commitments include commitments related to its international premium travel experience product enhancement program. For further details, see Note 13 (“Commitments, Contingent Liabilities and Uncertainties”) under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference herein.

Contingencies.    During the course of the Company’s Chapter 11 proceedings, we successfully reached settlements with most of our creditors and resolved most pending claims against the Debtors. The following discussion provides an overview of the status of unresolved bankruptcy matters as well as other contingencies. For further details on these matters, including LAX municipal bond litigation, see Note 4 (“Voluntary Reorganization Under Chapter 11 of the United States Bankruptcy Code—Bankruptcy Considerations”) and Note 13 (“Commitments, Contingent Liabilities and Uncertainties”) under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference herein.

Municipal Bond Obligations & Off-Balance Sheet Financing.    United has guaranteed $270 million of the Denver Bonds. These bonds are callable by United. The outstanding bonds and related guarantee are not recorded in the Company’s unaudited consolidated financial statements. However, the related lease agreement is accounted for on a straight-line basis resulting in a ratable accrual of the final $270 million payment over the lease term.

Legal and Environmental.    The Company has certain contingencies resulting from litigation and claims incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the information currently available, the views of legal counsel, the nature of contingencies to which the Company is subject and prior experience, that the ultimate disposition of the litigation and claims will not materially affect the Company’s consolidated financial position or results of operations. When appropriate, the Company accrues for these matters based on its assessments of the likely outcomes of their eventual disposition. The amounts of these liabilities could increase or decrease in the near term, based on revisions to estimates relating to the various claims.

The Company anticipates that if ultimately found liable, its damages from claims arising from the events of September 11, 2001, could be significant; however, the Company believes that, under the Air Transportation Safety and System Stabilization Act of 2001, its liability will be limited to its insurance coverage.

The Company continues to analyze whether any potential liability may result from air cargo/passenger surcharge cartel investigations following the receipt of a Statement of Objections that the Commission issued to 26 companies on December 18, 2007. The Statement of Objections sets out evidence related to the utilization of fuel and security surcharges and exchange of pricing information that the Commission views as supporting the conclusion that an illegal price-fixing cartel had been in operation in the air cargo transportation industry. United received a copy of the Statement of Objections and has provided written and oral responses vigorously disputing the Commission’s allegations against the Company. Nevertheless, United will continue to cooperate with the Commission’s ongoing investigation. Based on its evaluation of all information currently available, the Company has determined that no reserve for potential liability is required and will continue to defend itself against all allegations that it was aware of or participated in cartel activities. However, penalties for violation of European competition laws can be substantial and a finding that the Company engaged in improper activity could have a material adverse impact on our consolidated financial position and results of operations.

Many aspects of United’s operations are subject to increasingly stringent federal, state and local laws protecting the environment. Future environmental regulatory developments, such as in regard to climate change, in the U.S. and abroad could adversely affect operations and increase operating costs in the airline industry. There are a few climate change laws and regulations that have gone into effect that apply to United, including environmental taxes for certain international flights, some limited greenhouse gas reporting requirements and some land-based planning laws which could apply to airports and ultimately impact airlines depending upon the circumstances. In addition, the EU has adopted legislation to include aviation within the EU’s existing greenhouse gas emission trading scheme effective in 2012. There are significant questions that remain as to the legality of applying the scheme to non-EU airlines and the U.S. and other governments are considering filing a legal challenge to the EU’s unilateral inclusion of non-EU carriers. While such a measure could significantly increase the costs of carriers operating in the EU, the precise cost to United is difficult to calculate with certainty due to a number of variables, and it is not clear whether the scheme will withstand legal challenge. There may be future regulatory actions taken by the U.S. government, state governments within the U.S., foreign governments, the International Civil Aviation Organization, or through a new climate change treaty to regulate the emission of greenhouse gases by the aviation industry. Such future regulatory actions are uncertain at this time (in terms of either the regulatory requirements or their applicability to United), but the impact to the Company and its industry would likely be adverse and could be significant, including the potential for increased fuel costs, carbon taxes or fees, or a requirement to purchase carbon credits.

See Note 13 (“Commitments, Contingent Liabilities and Uncertainties”) under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference herein, for further discussion of the above contingencies.

Results of Operations

United’s operating revenues and operating expenses comprise nearly 100% of UAL’s revenues and operating expenses. Therefore, the following discussion is applicable to both UAL and United, unless otherwise noted. There were no significant differences between UAL and United results in the three months ended March 31, 2009 or 2008.

As highlighted in the summary of results table in the “—Quarters Ended March 31, 2009 and 2008—Overview” section above, UAL’s net loss for the three months ended March 31, 2009 was $382 million as compared to a net loss $549 million in the year-ago period. The most significant changes were fuel expense, including related fuel hedge impacts, and lower revenues due to capacity reductions and the weak economic environment.

Operating Revenues.    The table below illustrates the year-over-year percentage change in UAL and United operating revenues.

	Three Months Ended March 31,		$ Change	% Change
	2009	2008
	(In millions)
Passenger-United Airlines	$2,701	$3,545	(844)	(23.8)
Passenger-Regional Affiliates	659	715	(56)	(7.8)
Cargo	124	218	(94)	(43.1)
Other operating revenues	207	233	(26)	(11.2)

UAL total	$3,691	$4,711	(1,020)	(21.7)

United total	$3,694	$4,711	(1,017)	(21.6)

The table below presents selected UAL and United passenger revenues and operating data from our mainline segment, broken out by geographic region and from our United Express segment, expressed as first quarter period-to-period changes.

	Domestic	Pacific		Atlantic		Latin		Mainline		United Express		Consolidated
Increase (decrease) from 2008:
Passenger revenues (in millions)	$(446)	$(233)		$(113)		$(52)		$(844)		$(56)		$(900)
Passenger revenues	(21.6)%	(30.1)%		(20.6)%		(33.0)%		(23.8)%		(7.8)%		(21.1)%
ASMs(a)	(12.8)%	(16.5)%		(8.3)%		(16.7)%		(13.1)%		5.2%		(11.3)%
RPMs(b)	(12.2)%	(21.8)%		(13.7)%		(21.1)%		(15.1)%		4.5%		(13.2)%
PRASM	(10.1)%	(16.3)%		(13.4)%		(19.6)%		(12.3)%		(12.4)%		(11.1)%
Yield(c)	(14.3)%	(4.6)%		(3.6)%		(9.0)%		(10.4)%		(11.8)%		(9.2)%
Passenger load factor (points)(d)	0.6pts	(5.0	)pts.	(4.4	)pts.	(4.2	)pts.	(1.7	)pts.	(0.5	)pts.	(1.7	)pts.

(a)	ASMs are the number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(b)	RPMs are the number of scheduled miles flown by revenue passengers.
(c)	Yield is a measure of average price paid per passenger mile, which is calculated by dividing passenger revenues by RPMs. Yields for geographic regions exclude charter revenue and RPMs.
(d)	Passenger load factor is derived by dividing RPMs by ASMs.

As with the rest of the airline industry, the decline in PRASM was driven by a precipitous decline in worldwide travel demand as a result of the global recession. Two factors had a distinct impact on United’s first quarter revenue.

First, network composition played a role in overall unit revenue decline. Conditions in individual markets such as China, Australia, London and others, where unit revenues have dropped significantly year over year, have had a disproportionate impact on United’s results given the historic relative contribution of these markets.

Second, while demand has declined across all geographic regions, premium and business demand has declined more significantly than leisure demand. United’s business model is strongly aligned to serve these travelers, both internationally and domestically. The decrease in trips taken by business travelers, and the buy-down from premium class to economy class has caused a significant negative impact on our results of operations.

In light of the current poor economic environment, these two factors—network composition and decline of premium and business demand—could have a negative impact on our future results of operations.

In the first quarter of 2009, revenues for both Mainline and United Express were negatively impacted by yield decreases of 10% and 12%, respectively, as compared to the first quarter of 2008. The yield decreases are due to the weak economic environment in 2009 due to the economic factors discussed above. Mainline revenues were also negatively impacted by lower RPMs, which was largely driven by the Company’s capacity reduction plans and by the weak economy. Partially offsetting United Express’ decrease in yield was a 5% increase in RPMs driven by a 5% increase in capacity. United Express capacity increased as some of the mainline capacity reductions were replaced with United Express capacity. The 2008 period included higher revenues largely due to fare increases, including fuel surcharges, some of which have since been rescinded due to the weak economy.

Cargo revenues declined by $94 million, or 43%, in the first quarter of 2009 as compared to 2008, due to four key factors. First, United took significant industry leading steps to rationalize its capacity, with reduced international flying affecting a number of key cargo markets including Los Angeles-Hong Kong, Los Angeles-Frankfurt, San Francisco-Frankfurt, San Francisco-Taipei, San Francisco-Nagoya, Chicago-Tokyo and Chicago-London. Second, as noted by recent industry statistical releases, virtually all carriers in the industry, including United, have been sharply impacted by reduced air freight and mail volumes (down roughly 23% globally) driven by recessionary demand, with the resulting oversupply of cargo capacity putting pressure on industry pricing in nearly all markets. Additionally, some of the largest industry demand reductions occurred in the Pacific cargo market, where United has a greater exposure as compared to the Atlantic, Latin or domestic air cargo markets. Finally, cargo revenues have been reduced as a result of lower fuel surcharges.

Operating Expenses.    As discussed in “—Quarters Ended March 31, 2009 and 2008—Results of Operations—Operating Revenues” above, the Company increased (decreased) mainline and United Express capacity by (13%) and 5%, respectively, in the first quarter of 2009 as compared to the year-ago period. The mainline capacity reductions had a significant favorable impact on certain of the Company’s mainline operating expenses as further described below. The table below includes data related to UAL and United operating expenses. Significant fluctuations are discussed below.

	Three Months Ended March 31,		$ Change	% Change
	2009	2008
	(In millions)
Salaries and related costs	$921	$1,046	$(125)	(12.0)
Aircraft fuel	799	1,575	(776)	(49.3)
Regional affiliates	671	779	(108)	(13.9)
Purchased services	287	349	(62)	(17.8)
Depreciation and amortization	233	220	13	5.9
Aircraft maintenance materials and outside repairs	225	317	(92)	(29.0)
Landing fees and other rent	221	230	(9)	(3.9)
Distribution expenses	118	184	(66)	(35.9)
Aircraft rent	88	99	(11)	(11.1)
Cost of third party sales	53	64	(11)	(17.2)
Asset impairments and special items	119	—	119	—
Other operating expenses	238	289	(51)	(17.6)

UAL total	$3,973	$5,152	$(1,179)	(22.9)

United total	$3,975	$5,152	$(1,177)	(22.8)

The decrease in aircraft fuel expense and regional affiliates expense was primarily attributable to decreased market prices for jet fuel as highlighted in the table below, which presents the significant changes in Mainline and Regional Affiliate aircraft fuel cost per gallon in the three months ended March 31, 2009 as compared to the year-ago period. Lower mainline fuel consumption due to the capacity reductions also benefited mainline fuel expense in the first quarter of 2009 as compared to the year-ago period. See Note 12 (“Fair Value Measurements and Derivative Instruments”) under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference herein, for additional details regarding gains (losses) from settled and open positions and unrealized gains and losses at the end of the period. Derivative gains (losses) are not allocated to Regional affiliate fuel expense.

	$			Average price per gallon (in cents)
	Three Months Ended March 31,
	2009	2008	% Change	2009	2008	% Change
	(In millions, except per gallon)
Mainline fuel purchase cost	$748	$1,617	(53.7)	159.1	290.8	(45.3)
Non-cash fuel hedge (gains) losses in mainline fuel	(191)	(30)	NM	(40.6)	(5.4)	NM
Cash fuel hedge (gains) losses in mainline fuel	242	(12)	—	51.5	(2.1)	—

Total mainline fuel expense	799	1,575	(49.3)	170.0	283.3	(40.0)
Regional affiliates fuel expense(a)	164	278	(41.0)	178.3	302.2	(41.0)

UAL system operating fuel expense	$963	$1,853	(48.0)	171.4	286.0	(40.1)

Nonoperating non-cash fuel hedge (gains)losses	(72)	—	—
Nonoperating cash fuel hedge (gains) losses	81	—	—

Mainline fuel consumption (gallons)	470	556	(15.5)
Regional affiliates fuel consumption (gallons)	92	92	—

Total fuel consumption (gallons)	562	648	(13.3)

(a)	Regional affiliate fuel costs are classified as part of Regional affiliate expense.

Salaries and related costs decreased $125 million, or 12%, in the first quarter of 2009 as compared to the year-ago period. The decrease was primarily due to the Company’s reduced workforce in 2009 compared to 2008. The Company had approximately 53,000 average full-time equivalent employees as of March 31, 2008 as compared to 45,000 average full-time equivalent employees as of March 31, 2009. A $5 million decrease in the severance accrual related to the Company’s operational plans and a $32 million benefit due to changes in employee benefits accruals also contributed to the year-over-year benefit in salaries and wages. Partially offsetting these benefits were the unfavorable impacts of average wage and benefit cost increases, which were awarded to employees after the three month period ended March 31, 2008, and a $13 million increase in expense in 2009 due to on-time performance bonuses.

Regional affiliates expense decreased $108 million, or 14%, during the first quarter of 2009 as compared to the same period last year, primarily due to a $114 million decrease in regional affiliates fuel cost, which was due to a higher average price per gallon of regional affiliates jet fuel in 2008 as presented in the fuel table above. The regional affiliates operating loss was $12 million in the 2009 period, as compared to a loss of $64 million in the 2008 period. Regional affiliates operating results improved slightly on a year-over-year basis as the benefits of increased traffic and lower fuel cost offset the yield decrease.

Purchased services decreased $62 million, or 18%, in the first quarter of 2009 as compared to the year-ago period primarily due to the Company’s operating cost savings programs and lower variable costs associated with lower mainline capacity.

Depreciation expense increased $13 million, or 6%, primarily due to accelerated depreciation of $22 million related to aircraft groundings. The impact of accelerated depreciation was partially offset by decreased depreciation on the Company’s operating assets.

During the first quarter of 2009, aircraft maintenance materials and outside repairs decreased by $92 million, or 29%, as compared to the prior year period primarily due to a lower volume of engine and airframe maintenance expense as a result of the Company’s planned early retirement of 100 aircraft from its operating fleet and the timing of maintenance on other fleet types.

Distribution expenses decreased $66 million, or 36%, in the first quarter of 2009 primarily due to lower passenger revenues on lower capacity driving reductions in commissions, credit card fees and global distribution services (“GDS”) fees over those in the prior year. The Company has implemented several operating cost savings programs for both commissions and GDS fees which are producing realized savings in the current year.

In the first quarter of 2009, the Company recorded $9 million of special items related to aircraft lease terminations and aircraft rent. In addition, the Company recorded a $110 million intangible asset impairment to decrease the value of United tradenames. A significant factor in the lower fair value was a decrease in estimated future revenues due to the weak economic environment and the Company’s capacity reductions, among other factors. See Note 15 (“Asset Impairments and Special Items”) and Note 12 (“Fair Value Measurements and Derivative Instruments”) under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference herein, for additional information.

In the first quarter of 2009, other operating expenses decreased by $51 million, or 18%, as compared to the 2008 period due to the Company’s cost savings initiatives and lower variable expenses due to reduced capacity in the 2009 period as compared to year-ago period.

Other income (expense).    The following table illustrates the year-over-year dollar and percentage changes in UAL and United other income (expense).

	Three Months Ended March 31,		Favorable/ (Unfavorable) Change
	2009	2008 (Adjusted)	$	%
	(In millions)
Interest expense	$(134)	$(147)	$13	8.8
Interest income	7	48	(41)	(85.4)
Interest capitalized	3	5	(2)	(40.0)
Miscellaneous, net:
Non-cash fuel hedge gain	72	—	72	—
Cash fuel hedge loss	(81)	—	(81)	—
Other miscellaneous, net	3	(19)	(22)	—

UAL total	$(130)	$(113)	$(17)	(15.0)

United total	$(130)	$(113)	$(17)	(15.0)

UAL interest expense decreased $13 million, or 9%, in the quarter ended March 31, 2009 as compared to the year-ago period primarily due to lower benchmark interest rates on the Company’s variable-rate borrowings. However, these benefits were more than offset by a $41 million decrease in interest income due to lower investment yields due to lower market rates, as well as lower cash and short-term investment balances.

During the three months ended March 31, 2009, the Company’s foreign currency gains, net of minor hedge impacts, were $7 million, as compared to $20 million of foreign currency losses, net of hedge impacts, in the three month period ended March 31, 2008. Foreign currency gains and losses and related hedge gains and losses are included in Other miscellaneous, net. See Note 12 (“Fair Value Measurements and Derivative Instruments”) under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference herein, for further information related to foreign currency hedges.

Income Taxes.    In the three months ended March 31, 2009, the Company recorded a tax benefit of $29 million which was mostly related to its intangible asset impairment discussed above. In 2008, the Company recorded a minimal tax benefit. See Note 8 (“Income Taxes”) under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference herein, for additional information.

Liquidity and Capital Resources

As of April 24, 2009, the date we filed our Form 10-Q in which this section was originally included, the Company believes it has sufficient liquidity to fund its operations for the remainder of 2009, including funding for scheduled repayments of debt and capital lease obligations, capital expenditures, cash deposits required under fuel hedge contracts and other contractual obligations. We expect to meet our near-term liquidity needs from cash flows from operations, cash and cash equivalents on hand, proceeds from new financing arrangements using unencumbered assets and proceeds from aircraft sales and sales of other assets, among other sources. While the Company expects to meet its near-term cash requirements, our ability to do so could be impacted by many factors including, but not limited to, the following:

•	Higher crude oil prices and the cost and effectiveness of hedging crude oil prices may require the use of significant liquidity in future periods.

•

The price of crude oil has decreased significantly from its record high in July 2008. Over the long-term, lower crude oil prices will further benefit the Company as the unfavorable hedge contracts terminate and the Company realizes the benefit of lower jet fuel acquisition costs on a larger percentage of its fuel consumption. In 2008, the Company entered into derivative contracts (including collar strategies) to hedge the risk of future price increases. As fuel prices fall below the floor of the collars, the Company could have significant near-term payment obligations at the settlement dates of these contracts. In addition, the Company has been and may in the future be further required to provide counterparties with additional cash collateral prior to such settlement dates. While the Company’s results of operations benefit from lower fuel prices on its unhedged fuel consumption, in the near term, lower fuel prices could significantly impact liquidity based on the amount of cash settlements and collateral that may be required. See Note 12 (“Fair Value Measurements and Derivative Instruments”) under “Item 1. Financial Statements” as well as “Item 3. Quantitative and Qualitative Disclosures Above Market Risk” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference herein, for further information regarding the Company’s fuel derivative instruments.

•

Poor general economic conditions have had and may in the future continue to have a significant adverse impact on travel demand, which has resulted in decreased revenues and may result in decreases to revenues in future periods. In addition, the Company’s current operational plans to address the severe weakness of the global economy may not be successful in improving its results of operations and liquidity.

•	Our level of indebtedness, our non-investment grade credit rating, the current poor credit market conditions and, to a lesser extent, the nature of the Company’s remaining assets available as collateral for loans are factors that, in the aggregate, may limit the Company’s ability to raise capital to meet liquidity needs and/or may increase its cost of borrowing.

•

Due to the factors above, and other factors, we may be unable to comply with our Amended Credit Facility covenant that currently requires the Company to maintain an unrestricted cash balance of $1.0 billion and will also require the Company, beginning in the second quarter of 2009, to maintain a minimum ratio of EBITDAR to fixed charges. If the Company does not comply with these covenants, the lenders may accelerate repayment of these debt obligations, which would have a material adverse impact on the Company’s financial position and liquidity.

•

If a default occurs under our Amended Credit Facility or other debt obligations, the cost to cure any such default may materially and adversely impact our financial position and liquidity, and no assurance can be provided that such a default will be mitigated or cured.

Although the factors described above may adversely impact the Company’s liquidity, the Company believes it has a strong available cash position. UAL’s cash and restricted cash balance was $2.7 billion at March 31, 2009. In addition, the Company has recently taken actions to improve its liquidity, and believes it will continue to access additional capital or improve its liquidity, as described below.

•	In the first quarter of 2009, the Company received proceeds of nearly $500 million from new financing agreements, UAL common stock sales and asset sales, as described below.

•	The Company has significant additional unencumbered aircraft and other assets that may be sold or otherwise used as collateral to obtain additional financing, as discussed below.

•	The Company is taking aggressive actions to right-size its business including significant capacity reductions, disposition of underperforming assets and a large workforce reduction, among others.

The Company’s prior success in raising capital to meet its liquidity needs is not necessarily indicative that the Company will continue to be successful in such efforts going forward.

Cash Position.    As of March 31, 2009, 29% of the Company’s cash and cash equivalents are composed of money market funds which are invested in U.S. treasury securities and 66% is invested in money market funds that are covered by the new government money market funds guarantee program. The remaining cash is invested in AAA-rated money market funds. The following table provides a summary of UAL’s net cash provided (used) by operating, financing and investing activities for the three months ended March 31, 2009 and 2008 and total cash position at March 31, 2009 and December 31, 2008.

	Three Months Ended March 31,
	2009	2008
	(In millions)
Net cash provided (used) by operating activities	$426	$(80)
Net cash provided by investing activities	65	1,725
Net cash used by financing activities	(73)	(466)

	As of March 31, 2009	As of December 31, 2008
Cash and cash equivalents	$2,457	$2,039
Restricted cash	255	272

Total cash	$2,712	$2,311

Operating Activities.    UAL’s cash from operations increased by approximately $500 million in the three months ended March 31, 2009, as compared to the year-ago period. This variance was primarily due to decreased cash required for aircraft fuel purchases as Mainline and Regional Affiliate fuel purchase costs decreased $983 million in the 2009 period as compared to the 2008 period. Decreases in the Company’s fuel hedge collateral requirements also provided operating cash of approximately $400 million in the three months ended March 31, 2009. This benefit was partially offset by cash paid of approximately $300 million to counterparties for settled fuel derivative contracts. The decrease in cash from advance ticket sales of $266 million in the first three months of 2009 as compared to the same period in the prior year was primarily due to lower sales of future air transportation in 2009 due to the weak economic environment and the Company’s capacity reductions. In addition, in the first quarter of 2009, the Company received $160 million related to the future relocation of its O’Hare cargo facility as further discussed in Note 14 (“Debt Obligations and Other Financing Transactions”) under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference herein.

Investing Activities.    Net sales of short-term investments provided cash of $1.8 billion to UAL in the 2008 period. In 2009 and 2008, the Company invested most its excess cash in money market funds as compared to significant available cash invested in short-term investments at December 31, 2007. UAL’s capital expenditures were $79 million and $119 million in 2009 and 2008, respectively. In addition, the Company received investing cash flows from a $94 million sale-leaseback agreement for nine aircraft, which was completed during January 2009. This transaction was accounted for as a capital lease, resulting in non-cash increases to capital lease assets and capital lease obligations during the first quarter of 2009. Other asset sales generated proceeds of $33 million during the first quarter of 2009. There were no significant asset sales in the year-ago period.

Financing Activities.    In March 2009, the Company generated proceeds of $134 million from a mortgage financing secured by certain of the Company’s spare engines. See Note 14 (“Debt Obligations and Other Financing Transactions”) under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference herein, for additional information. The Company used cash of $286 million and $203 million during the three months ended March 31, 2009 and 2008, respectively, for scheduled long-term debt and capital lease payments.

In the first quarter of 2009, the Company received net proceeds of $62 million from the issuance of 5.4 million shares of common stock, of which 4.0 million shares were sold during the first quarter of 2009. As of March 31, 2009, $28 million of remaining capacity is available to issue additional shares under the Company’s current stock distribution agreement. UAL contributed $62 million to United during the three months ended March 31, 2009.

The Company used $251 million for its special distribution to common stockholders during the three months ended March 31, 2008.

As of March 31, 2009 and December 31, 2008, the Company had 63 and 62 unencumbered aircraft, respectively. As of March 31, 2009 and December 31, 2008, assets with a net carrying value of $8.0 billion and $7.9 billion, respectively, principally aircraft, route authorities and Mileage Plus intangible assets were pledged under various loan and other agreements.

The Company has a $255 million revolving loan commitment available under Tranche A of its Amended Credit Facility. As of March 31, 2009 and December 31, 2008, the Company had used $254 million, respectively, of the Tranche A commitment capacity for letters of credit. In addition, under a separate agreement, the Company had $27 million of letters of credit issued as of March 31, 2009 and December 31, 2008.

Other Investing and Financing Matters.    The Company may, from time to time, make open market purchases of certain of its debt securities or other financing instruments depending on, among other factors, favorable market conditions and the Company’s liquidity position.

Credit Ratings.    As of March 31, 2009 and December 31, 2008, the Company had a corporate credit rating of B- (outlook negative) from Standard & Poor’s and a corporate family rating and secured bank rating of “Caa1” and “B3,” respectively, from Moody’s. These credit ratings are below investment grade levels. Downgrades from these rating levels, among other things, could restrict the availability and/or increase the cost of future financing for the Company.

Amended Credit Facility Covenants.    The Company’s Amended Credit Facility requires compliance with certain covenants. The Company was in compliance with all of its Amended Credit Facility covenants as of March 31, 2009 and December 31, 2008.

Failure to comply with any applicable covenants in effect for any reporting period could result in a default under the Amended Credit Facility unless the Company obtains a waiver of, or otherwise mitigates or cures, any such default. Additionally, the Amended Credit Facility contains a cross default provision with respect to other credit arrangements that exceed $50 million. Although the Company was in compliance with all required financial covenants as of March 31, 2009, and the Company is not required to comply with a fixed charge coverage ratio until the three month period end June 30, 2009, continued compliance depends on many factors, some of which are beyond the Company’s control, including the overall industry revenue environment and the level of fuel costs. There are no assurances that the Company will continue to comply with its debt covenants. Failure to comply with applicable covenants in any reporting period would result in a default under the Amended Credit Facility, which could have a material adverse impact on the Company depending on the Company’s ability to obtain a waiver of, or otherwise mitigate, the impact of the default.

Credit Card Processing Agreements.    The Company has agreements with financial institutions that process customer credit card transactions for the sale of air travel and other services. Under certain of the Company’s card processing agreements, the financial institutions have the right to require that United maintain a reserve (“reserve”) equal to a portion of advance ticket sales that have been processed by that financial institution, but for which the Company has not yet provided the air transportation (referred to as “relevant advance ticket sales”).

As further described in the 2008 Annual Report, the Company’s agreements with Paymentech and JPMorgan Chase Bank and with American Express require the Company to provide cash reserves approximately three weeks following the end of each month if the Company’s unrestricted cash, cash equivalents and short-term investments at month-end was below certain levels. The Company amended its agreement with Paymentech and JPMorgan Chase Bank to provide non-cash collateral in lieu of cash reserves, effective through January 19, 2010, unless terminated earlier by the Company.

Under the American Express agreement, in addition to certain other risk protections provided to American Express, the Company will be required to provide reserves if its unrestricted cash balance (as defined in the agreement) falls below $2.4 billion. In the near term, the Company is not required to post reserves under the American Express agreement as long as its unrestricted cash balance at month-end was equal to or above $2.0 billion; additionally, under certain circumstances, the Company also has the ability to provide non-cash collateral in lieu of cash collateral.

BUSINESS

United is the principal subsidiary of UAL Corporation. Both United and UAL were incorporated under the laws of the State of Delaware on December 30, 1968. Both of their corporate headquarters are located at 77 W. Wacker Drive, Chicago, Illinois 60601 (telephone number (312) 997-8000).

Unless otherwise noted, the information below applies to both United and UAL. As UAL consolidates United for financial statement purposes, disclosures that relate to activities of United also apply to UAL. Most of UAL’s revenue and expenses are derived from United’s airline operations. United transports people and cargo through its mainline operations, which utilize full-sized jet aircraft exceeding 70 seats in size, and its regional operations, which utilize smaller aircraft not exceeding 70 seats in size that are operated under contract by United Express® carriers.

United operates approximately 3,300 flights a day on United and United Express to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C., based on its flight schedule from July 2009 to July 2010. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United also is a founding member of Star Alliance, the world’s largest airline network, which provides connections for our customers to approximately 900 destinations in 160 countries worldwide. United offers a unique set of products and services to target distinct customer groups, which we believe allows us to generate a revenue premium. This strategy of market and product segmentation is intended to optimize margins and costs, and is focused on delivering an improved experience for all customers and a best-in-class experience for our premium customers. These services include:

•	United Mainline, including United First®, United Business® and Economy Plus® , the last providing three to five inches of extra legroom on all United Mainline and explusSM United Express flights;

•

a new international premium travel experience featuring 180-degree, lie-flat beds in business class. As of May 31, 2009, the Company has completed first and business class equipment upgrades on 39 international aircraft that have been refitted with new premium seats, entertainment systems and other product enhancements. The Company expects to complete the refurbishment of a majority of the 52 remaining aircraft in 2009 and 2010, with the remaining aircraft upgrades to be completed in 2011;

•	p.s.SM—a premium transcontinental service connecting New York with both Los Angeles and San Francisco; and

•

United Express, with a total fleet of 286 aircraft operated by regional airline partners, including over 100 aircraft that offer explus, United’s premium regional service providing both first class and Economy Plus seating.

The Company also generates revenue through Mileage Plus, United CargoSM and United Services. Mileage Plus contributed approximately $700 million to passenger and other revenue in 2008 and helps the Company attract and retain high-value customers. United Cargo generated $854 million in freight and mail revenue in 2008. United Services generated $167 million in revenue in 2008 by utilizing downtime of otherwise under-utilized aircraft maintenance resources through third-party maintenance services.

Company Operational Plans

During 2008 and the first part of 2009, UAL’s management and its Board of Directors were active in adjusting the Company’s operational plans in response to difficult industry conditions and the weakening global economy. Unprecedented increases in jet fuel prices during 2008 had a significant negative impact on our results of operations and were one of the leading factors that prompted the development of the Company’s operational plans, as described in Note 2 (“Company Operational Plans”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, and Note 3 (“Company Operational Plans”) under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference herein.

The Company is taking actions to return to profitability and to strengthen liquidity, including the permanent removal of 100 aircraft from United’s mainline fleet; the elimination of the Ted product for leisure markets and the reconfiguration of Ted aircraft to include United First seating; the development of new revenue sources through delivery of new products and services valued by our customers; the streamlining of operations and corporate functions with a reduction of approximately 9,000 positions during 2008 and 2009; and the formation of a strategic alliance with Continental Airlines, all as further discussed in “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” above.

Overall, the Company has characterized its business approach as “Focus on Five,” a comprehensive set of priorities that focus on the fundamentals of running a good airline: one that runs on time, with clean planes and courteous employees, that delivers industry-leading revenues and competitive costs and does so safely. Building on this foundation, United aims to regain its industry-leading position in key metrics reported by the DOT as well as industry-leading revenue driven by products, services, schedules and routes that are valued by the Company’s customers. The goal of this approach is intended to enable United to achieve best-in-class safety performance, exceptional customer satisfaction and experience and industry-leading margin and cash flow.

Bankruptcy of Predecessor Company

On December 9, 2002 (the “Petition Date”), UAL, United, and 26 direct and indirect wholly-owned subsidiaries (collectively, the “Debtors”) filed voluntary petitions to reorganize their businesses under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the “Bankruptcy Court”). On January 20, 2006, the Bankruptcy Court confirmed the Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan of Reorganization”). The Plan of Reorganization became effective and the Debtors emerged from bankruptcy protection on February 1, 2006 (the “Effective Date”). On the Effective Date, the Company implemented fresh-start reporting in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (“SOP 90-7”), resulting in significant changes as compared to the historical financial statements.

During the course of its Chapter 11 proceedings, the Company successfully reached settlements with most of its creditors and resolved most pending claims against the Debtors. However, certain significant matters remain to be resolved in the Bankruptcy Court. For further details, see Note 4 (“Voluntary Reorganization Under Chapter 11—Significant Matters Remaining to be Resolved in Chapter 11 Cases”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, and Note 4 (“Voluntary Reorganization Under Chapter 11 of the United States Bankruptcy Code”) under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference herein.

Operations

Segments.    The Company operates its businesses through two reporting segments: Mainline and United Express. The Company manages its business as an integrated network with assets deployed across integrated mainline and regional carrier networks. This focus on managing the business seeks to maximize the profitability of the overall airline network. Financial information on the Company’s reporting segments and operating revenues by geographic regions, as reported to the DOT, can be found in Note 10 (“Segment Information”) under “Item 8. Financial Statements and Supplementary Data” in our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, and Note 10 (“Segment Information”) under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference herein.

Mainline.    The Company’s mainline operating revenues were $17.1 billion, $17.0 billion and $16.4 billion in 2008, 2007 and 2006, respectively. As of December 31, 2008, mainline domestic operations served approximately 80 destinations primarily throughout the U.S. and Canada and operated hubs at Chicago O’Hare International Airport (“O’Hare”), Denver International Airport (“Denver”), Los Angeles International Airport (“LAX”), San Francisco International Airport (“SFO”) and Washington Dulles International Airport (“Washington Dulles”). Mainline international operations serve the Pacific, Atlantic and Latin America regions. The Pacific region includes non-stop service to Beijing, Hong Kong, Osaka, Seoul, Shanghai, Sydney and Tokyo and direct service to Bangkok, Seoul, Singapore and Taipei via Tokyo; direct service to Ho Chi Minh City and Singapore via Hong Kong and to Melbourne via Sydney. The Atlantic region includes non-stop service to Amsterdam, Brussels, Dubai, Frankfurt, Geneva, Kuwait City, London, Moscow, Munich, Paris, Rome and Zurich. The Latin American region offers non-stop service to Buenos Aires, Rio de Janeiro (seasonal non-stop) and Sao Paulo. The Latin American region also serves various Mexico destinations including Cancun, Cozumel (seasonal), Mexico City, Puerto Vallarta and San Jose del Cabo; various Caribbean points including seasonal service to Aruba, Montego Bay, Punta Cana, and St. Maarten; and Central America including Liberia, Costa Rica (seasonal).

UAL’s operating revenues attributed to mainline domestic operations were $9.7 billion in 2008, $10.9 billion in 2007 and $10.0 billion in 2006. Operating revenues attributed to mainline international operations were $7.4 billion in 2008, $6.1 billion in 2007 and $6.4 billion in 2006. For purposes of the Company’s geographic revenue reporting, the Company considers destinations in Mexico and the Caribbean to be part of the Latin America region as opposed to the North America region.

The mainline segment operated 391 and 409 aircraft as of May 31, 2009 and December 31, 2008, respectively. The mainline segment produced 135.8 billion ASMs and 110.1 billion RPMs during 2008; in 2007, the mainline segment produced 141.9 billion ASMs and 117.4 billion RPMs.

United Express.    United Express operating revenues were $3.1 billion in both 2008 and 2007 and $2.9 billion in 2006. United has contractual relationships with various regional carriers to provide regional jet and turboprop service branded as United Express. United Express is an extension of the United mainline network. Chautauqua Airlines, Colgan Airlines, Go Jet Airlines, Mesa Airlines, Shuttle America, SkyWest Airlines and Trans States Airlines are all United Express carriers, most of which operate under capacity purchase agreements. Under these agreements, United pays the regional carriers contractually-agreed fees (carrier-controlled costs) for operating these flights plus a variable reimbursement (incentive payment) based on agreed performance metrics. The carrier-controlled costs are based on specific rates for various operating expenses of the United Express carriers, such as crew expenses, maintenance and aircraft ownership, some of which are multiplied by specific operating statistics (e.g., block hours, departures) while others are fixed monthly amounts. The incentive payment is a markup applied to the carrier-controlled costs for superior operational performance. Under these capacity agreements, United is responsible for all fuel costs incurred as well as landing fees, facilities rent and deicing costs, which are passed through without any markup. In return, the regional carriers operate this capacity on schedules determined by United. United also determines pricing, revenues and inventory levels and assumes the inventory and distribution risk for the available seats.

The capacity agreements which United has entered into with United Express carriers do not include the provision of ground handling services. As a result, United Express sources ground handling support from a variety of third-party providers as well as by utilizing internal United resources in some cases.

While the regional carriers operating under capacity purchase agreements comprise over 95% of United Express flying, the Company also has limited prorate agreements with Colgan Airlines and SkyWest Airlines. Under these prorate agreements, United and its prorate partners agree to divide revenue collected from each passenger according to a formula, while both United and the prorate partners are individually responsible for their own costs of operations. United also collects a program fee from Colgan Airlines to cover certain marketing and distribution costs such as credit card transaction fees, GDS transaction fees and frequent flyer costs. Unlike capacity purchase agreements, these prorate agreements require the regional carrier to retain the control and risk of scheduling, market selection, seat pricing and inventory for its flights.

United Express carriers operated 286 and 280 aircraft as of May 31, 2009 and December 31, 2008, respectively. United Express produced 16.2 billion ASMs and 12.1 billion RPMs during 2008, while producing 16.3 billion ASMs and 12.6 billion RPMs in 2007.

United Cargo.    United Cargo offers both domestic and international shipping through a variety of services including United Small Package Delivery, Express and General cargo services. Freight shipments comprise approximately 85% of United Cargo’s volumes, with mail comprising the remainder. During 2008, United Cargo accounted for approximately 4% of the Company’s operating revenues by generating $854 million in freight and mail revenue, an 11% increase versus 2007.

United Services.    United Services is a global airline support business offering customers comprehensive aircraft maintenance, repair and overhaul services which include engine and line maintenance services. United Services brings nearly 80 years of experience to serve over 100 airline customer contracts worldwide. During 2008 and 2007, United Services generated approximately $167 million and $183 million, respectively, in third-party revenue.

Fuel.    The price and availability of jet fuel significantly affects the Company’s results of operations. Fuel has been the Company’s largest operating expense for the last several years. The Company has a risk management strategy to hedge a portion of its price risk related to projected jet fuel requirements. The Company utilizes various types of hedging instruments including purchased calls, collars, 3-way collars and 4-way collars. A collar involves the purchase of fuel call options with the simultaneous sale of fuel put options with identical expiration dates. If fuel prices rise above the ceiling of the collar, the Company’s counterparties are required to make settlement payments to the Company, while if fuel prices fall below the floor of the collars, the Company is required to make settlement payments to its fuel hedge counterparties. In addition, the Company has been and may in the future be further required to provide counterparties with cash collateral prior to settlement of the hedge positions.

In both 2008 and 2007, an increase in jet fuel prices was the primary reason for higher mainline and United Express fuel expense and aircraft fuel cost per gallon, as highlighted in the table below. The price of crude oil reached a record high of approximately $145 per barrel in July 2008 and then dramatically decreased in the second half of the year to approximately $45 per barrel at December 31, 2008. This significant fuel price volatility drove the Company’s total fuel hedge losses of more than

$1.1 billion in 2008. A significant portion of these losses were unrealized as of December 31, 2008 and could increase or decrease in future periods based on future changes in market prices before the related hedge contracts settle. While the Company’s results of operations should benefit significantly from lower fuel prices on its unhedged fuel consumption, in the near term lower fuel prices have had and may continue to have a significant and negative impact on liquidity based on the amount of cash settlements and collateral that may be required.

The Company accounts for the majority of its fuel derivative contracts as economic hedges, which are marked-to-market with gains and losses classified as fuel expense. Remaining fuel derivative contracts which do not qualify for economic hedge accounting are marked-to-market with gains and losses classified as nonoperating expense. See “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” under “Item 8. Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference herein, Note 13 (“Fair Value Measurements and Derivative Instruments”) under “Item 8. Financial Statements and Supplementary Data” in Exhibit 99.1 to our Current Report on Form 8-K dated May 1, 2009, incorporated by reference herein, and “Item 3. Quantitative And Qualitative Disclosures About Market Risk” and Note 12 (“Fair Value Measurements and Derivative Instruments”) under “Item 1. Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, incorporated by reference herein, for additional details regarding gains and losses from settled and open positions, cash settlements, unrealized amounts at the end of the period and hedge collateral. Derivative gains and losses from contracts qualifying for economic hedge accounting are recorded in mainline fuel expense and are not allocated to United Express fuel expense.

	$			Average price per gallon (in cents)
	2008	2007	2006	2008	2007	2006
	(In millions, except per gallon)
Mainline fuel purchase cost	$7,114	$5,086	$4,798	326.0	221.9	209.5
Non-cash fuel hedge (gains) losses in mainline fuel	568	(20)	2	26.0	(0.9)	0.1
Cash fuel hedge (gains) losses in mainline fuel	40	(63)	24	1.9	(2.7)	1.1

Total mainline fuel expense	7,722	5,003	4,824	353.9	218.3	210.7
United Express fuel expense(a)	1,257	915	834	338.8	242.7	223.2

UAL system operating fuel expense	$8,979	$5,918	$5,658	351.7	221.7	212.5

Non-cash fuel hedge losses in nonoperating income (loss)	$279	$—	$—
Cash fuel hedge losses in nonoperating income (loss)	249	—	—
Mainline fuel consumption (gallons)	2,182	2,292	2,290
Regional affiliates fuel consumption (gallons)	371	377	373

Total fuel consumption (gallons)	2,553	2,669	2,663

(a)	United Express fuel costs are classified as part of Regional affiliate expense.

To ensure adequate supplies of fuel and to provide a measure of control over fuel costs, the Company arranges to have fuel shipped on major pipelines and stored close to its major hub locations. Although the Company currently does not anticipate a significant reduction in the availability of jet fuel, a number of factors make predicting fuel prices and fuel availability uncertain, including changes in world energy demand, geopolitical uncertainties affecting energy supplies from oil-producing nations, industrial accidents, threats of terrorism directed at oil supply infrastructure, extreme weather conditions causing temporary shutdowns of production and refining capacity, as well as changes in relative demand for other petroleum products that may impact the quantity and price of jet fuel produced from period to period.

Alliances.    United has a number of bilateral and multilateral alliances with other airlines, which enhance travel options for customers seeking access to markets that United does not serve directly. These marketing alliances typically include one or more of the following features: joint frequent flyer program participation; codesharing of flight operations (whereby seats on one carrier’s selected flights can be marketed under the brand name of another carrier); coordination of reservations, ticketing, passenger check-in, baggage handling and flight schedules; and other resource-sharing activities.

The most significant of these arrangements is the Star Alliance, a global integrated airline network co-founded by United in 1997. As of May 31, 2009, Star Alliance carriers serve approximately 900 destinations in 160 countries with approximately 17,000 average daily flights. Current Star Alliance partners, in addition to United, are Air Canada, Air China, Air New Zealand, ANA, Asiana Airlines, Austrian, bmi, EGYPTAIR, LOT Polish Airlines, Lufthansa, Scandinavian Airlines, Shanghai Airlines, Singapore Airlines, South African Airways, Spanair, SWISS, TAP Portugal, THAI, Turkish Airlines and US Airways. Regional member carriers are Adria Airways (Slovenia), Blue1 (Finland) and Croatia Airlines. Aegean Airlines, Air India, Brussels Airlines, Continental Airlines and TAM Brazilian Airlines are expected to become future members of the Star Alliance.

United also has independent marketing agreements with other air carriers including Aer Lingus, Great Lakes Aviation, Gulfstream International, Hawaiian, Island Air, Qatar Airways, TACA Group, TAM Brazilian Airlines and Virgin Blue.

Continental Alliance.    In 2008, United and Continental announced their plan to form a new alliance partnership that will link the airlines’ networks and services worldwide to the benefit of customers, employees and shareholders, creating new revenue opportunities, cost savings and other efficiencies. In addition, Continental plans to join United and its 20 other partners in the Star Alliance, the most comprehensive airline alliance in the world. During 2008, United, Continental and eight other airlines submitted a request to the DOT to allow Continental to join United, Air Canada, Lufthansa and six other carriers in their already established anti-trust immunized alliance. If approved, the immunity will enable United, Air Canada, Continental and Lufthansa to implement a joint venture covering transatlantic routings that would deliver highly competitive flight schedules, fares and service. On April 7, 2009, the DOT issued an order to show cause, inviting comments on a preliminary decision to grant the application. Subsequently, the Department of Justice requested the DOT to consider further comments on the application. In the U.S. market, where antitrust immunity would not apply, customers will benefit as United and Continental plan to begin broad codesharing, which eases travel for customers flying on itineraries using both carriers, and cooperation on frequent flyer programs and airport lounges, subject to regulatory notice and Continental exiting certain of its current alliance relationships. In addition, United and Continental are also exploring opportunities to capture important cost savings in the areas of information technology, frequent flyer programs, airport operations, lounges, procurement and sales and marketing.

Continental’s and United’s route networks are highly complementary, with little overlap, so they add value to each other and to customers who are planning domestic and international travel. Under codesharing, customers will benefit from a coordinated process for reservations/ticketing, check-in, flight connections and baggage transfer. Frequent flyer reciprocity will allow members of Continental’s OnePass program and United’s Mileage Plus program to earn miles in their accounts when flying on either partner airline and redeem awards on both carriers. Continental’s plans to join the Star Alliance and other planned cooperation are subject to certain regulatory and other approvals and the termination of certain contractual relationships, including Continental’s existing agreements with SkyTeam members that restrict its participation in another global alliance.

Mileage Plus.    Mileage Plus builds customer loyalty by offering awards and services to frequent travelers. Mileage Plus members can earn mileage credit for flights on United, United Express, Ted, members of the Star Alliance and certain other airlines that participate in the program. Miles can also be earned by purchasing the goods and services of our non-airline partners, such as hotels, car rental companies and credit card issuers. Mileage credits can be redeemed for free, discounted or upgraded travel and non-travel awards. There are more than 54 million members enrolled in Mileage Plus. In 2008, 2.3 million Mileage Plus travel awards were used on United, as compared to 2.2 million in 2007 and 2.3 million in 2006. These amounts represent the number of awards for which travel was provided and not the number of available seats that were allocated to award travel. These awards represented 9.1% of United’s total revenue passenger miles in 2008, 8.0% in 2007 and 8.1% in 2006. In addition, Mileage Plus members redeemed miles for approximately 613,000 non-United awards in 2008 as compared to 928,000 in 2007. Non-United awards include awards such as Red Carpet club memberships, car and hotel awards, merchandise and travel solely on another air carrier. Total miles redeemed for travel on United in 2008, including travel awards and class-of-service upgrades, represented 89% of the total miles redeemed (for both completed and future travel). The Company expanded its offering of merchandise available for awards in 2009, which may increase the amount of non-travel awards.

For a detailed description of the accounting treatment of Mileage Plus program activity, which was changed to a deferred revenue model upon the adoption of fresh-start reporting on the Effective Date, see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—Three Year Period Ended December 31, 2008—Critical Accounting Policies” above.

UAL Loyalty Services, LLC (“ULS”).    ULS focuses on expanding the non-core marketing businesses of United and building airline customer loyalty. ULS operates substantially all United-branded travel distribution and customer loyalty e-commerce activities, such as united.com. In addition, ULS owns and operates Mileage Plus, being responsible for member relationships, communications and account management; while United is responsible for other aspects of Mileage Plus, including elite membership programs such as Global Services, Premier, Premier Executive and Premier Executive 1K, and the establishment of award mileage redemption programs and airline-related customer loyalty recognition policies. United is also responsible for managing relationships with its Mileage Plus airline partners, while ULS manages relationships with non-airline business partners, such as the Mileage Plus Visa Card, hotels, car rental companies and dining programs, among others.

Distribution Channels.    The majority of United’s airline seat inventory continues to be distributed through the traditional channels of travel agencies and GDS, such as Sabre and Galileo. The growing use of alternative distribution systems, including www.united.com and GDS new entrants, provides United with an opportunity to lower its ticket distribution costs. To encourage customer use of lower-cost channels and capitalize on these cost-saving opportunities, the Company will continue to expand the capabilities of its website.

Industry Conditions

Seasonality.    The air travel business is subject to seasonal fluctuations. The Company’s operations can be adversely impacted by severe weather and the first and fourth quarter results of operations normally reflect lower travel demand. Historically, results of operations are better in the second and third quarters which reflect higher levels of travel demand.

Domestic Competition.    The domestic airline industry is highly competitive and dynamic. In domestic markets, new and existing carriers are generally free to initiate service between any two points within the United States. United’s competitors consist primarily of other airlines, a number of whom are low-cost carriers (“LCCs”) with cost structures lower than United’s, and, to a lesser extent, other forms of transportation.

The rate of capacity increases in the domestic market has slowed in the past several years, but LCCs have continued expanding into markets where United flies. United has extensive experience competing directly with LCCs in its markets and believes it is well positioned to compete effectively. In response to the adverse economic conditions in 2008 and the beginning of 2009, United and many of its competitors implemented significant capacity reductions in both domestic and international markets.

United’s actual capacity increases (decreases) for 2008 and the first quarter of 2009 and its forecasted full-year 2009 capacity decreases, as compared to the prior year periods, are summarized in the following table:

		Mainline
	Consolidated	Domestic	International
Fourth Quarter 2008	(10.6)%	(14.4)%	(8.1)%
Full-year 2008	(3.9)%	(7.8)%	0.9%
First Quarter 2009	(11.3)%	(12.8)%	(13.6)%
Full-year 2009	(7.0)% to (8.0)%	(11.6)% to (12.6)%	(5.6)% to (6.6)%

During 2008, several smaller carriers entered into either bankruptcy liquidation or reorganization proceedings. Carriers that reorganize through bankruptcy proceedings may be able to improve their cost structure making them more competitive with the rest of the industry. In addition, Delta Airlines completed its acquisition of Northwest Airlines Corporation in late 2008. This merger may enable the combined airline to improve its revenue and cost performance relative to peers and thus enhance its competitive position within the industry. It is also possible that other airline mergers or acquisitions may occur in the future.

Domestic pricing decisions are largely affected by the need to be competitive with other U.S. airlines. Fare discounting by competitors has historically had a negative effect on the Company’s financial results because United often finds it necessary to match competitors’ fares to maintain passenger traffic. Attempts by United and other network airlines to raise fares often fail due to lack of competitive matching by LCCs; however, because of capacity constraint, the pressure of higher fuel prices and other industry conditions, some fare increases have occurred in recent years. Because of different cost structures, low ticket prices that may generate a profit for a LCC may have an adverse effect on the Company’s financial results. Also, additional revenue from fuel-related fare increases may not completely offset the Company’s increased cost of fuel.

International Competition.    In United’s international networks, the Company competes not only with U.S. airlines, but also with foreign carriers. Competition on specified international routes is subject to varying degrees of governmental regulations. Recently the U.S. and EU implemented an agreement to reduce restrictions on flight operations between the two entities. This agreement has increased competition on United’s transatlantic network from both U.S. and European airlines. In our Pacific operations, competition will be increasing as the governments of the U.S. and China permit more U.S. and Chinese airlines to fly new routes between the two countries, although the commencement of some new services to China has been recently postponed due to the weak global economy. See “—Industry Regulation” below. Part of United’s ability to successfully compete with non-U.S. carriers on international routes is its ability to generate traffic from and to the entire U.S. via its integrated domestic route network. Foreign carriers are currently prohibited by U.S. law from carrying local passengers between two points in the U.S. and United experiences comparable restrictions in many foreign countries. In addition, U.S. carriers are often constrained from carrying passengers to points beyond designated international gateway cities due to limitations in air service agreements or restrictions imposed unilaterally by foreign governments. To compensate for these structural limitations, U.S. and foreign carriers have entered into alliances and marketing arrangements that allow these carriers to exchange traffic between each other’s flights and route networks (see “—Alliances” above for further details).

Economic Conditions.    Airlines are highly susceptible to negative financial impacts caused by major changes in the global economy that drive sudden severe swings in costs or revenues. During 2008, the combined forces of high fuel prices, extensive competition and a severe global recession drove numerous U.S. and international carriers to file for bankruptcy and, in some cases, to liquidate. While fuel costs had significantly fallen since reaching historic highs in the summer of 2008, they have recently increased, and overall demand for airline services has decreased, and may decrease further, and the depth of, and recovery from, the global recession continues to be uncertain. As discussed further in “RISK FACTORS” and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” above, the current economic conditions have had, and may continue to have, negative impacts on passenger demand, revenues, the level of credit card sales activity and our cargo operations. In response to these economic conditions, United and other carriers in the industry implemented significant reductions in domestic and international capacity, which are expected to continue for the remainder of 2009.

Insurance.    United carries hull and liability insurance of a type customary in the air transportation industry, in amounts that the Company deems appropriate, covering passenger liability, public liability and damage to United’s aircraft and other physical property. United also maintains other types of insurance such as property, directors and officers, cargo, workers’ compensation, automobile and the like, with limits and deductibles that are standard within the industry. After the September 11, 2001 terrorist attacks, the Company’s insurance premiums increased significantly but have since been reduced reflecting the market’s perception of risk, as well as the Company’s ongoing capacity reductions. Additionally, after September 11, 2001, commercial insurers canceled United’s liability insurance for losses resulting from war and associated perils (terrorism, sabotage, hijacking and other similar events). The U.S. government subsequently agreed to provide commercial war-risk insurance for U.S. based airlines and has renewed this coverage on a periodic basis. The current war-risk policy is effective until August 31, 2009 and covers losses to employees, passengers, third parties and aircraft. If the U.S. government does not extend this coverage beyond August 31, 2009, obtaining comparable coverage from commercial underwriters could result in substantially higher premiums and more restrictive terms, if it is available at all. See “RISK FACTORS—Increases in insurance costs or reductions in insurance coverage may adversely impact the Company’s operations and financial results” above.

Industry Regulation

Domestic Regulation.

General.    All carriers engaged in air transportation in the U.S. are subject to regulation by the DOT. Among its responsibilities, the DOT issues certificates of public convenience and necessity for domestic air transportation (no air carrier, unless exempted, may provide air transportation without a DOT certificate of public convenience and necessity), grants international route authorities, approves international code share agreements, regulates methods of competition and enforces certain consumer protection regulations, such as those dealing with advertising, denied boarding compensation and baggage liability.

Airlines also are regulated by the FAA, a division of the DOT, primarily in the areas of flight operations, maintenance and other safety and technical matters. The FAA has authority to issue air carrier operating certificates and aircraft airworthiness certificates, prescribe maintenance procedures and regulate pilot and other employee training, among other responsibilities. From time to time, the FAA issues rules that require air carriers to take certain actions, such as the inspection or modification of aircraft and other equipment, that may cause the Company to incur substantial, unplanned expenses. The airline industry is also subject to various other federal laws and regulations. The DHS has jurisdiction over virtually all aspects of civil aviation security. See “—Legislation” below. The DOJ has jurisdiction over certain airline competition matters. The U.S. Postal Service has authority over certain aspects of the transportation of mail. Labor relations in the airline industry are generally governed by the RLA. The Company is also subject to inquiries by the DOT, FAA and other U.S. and international regulatory bodies.

Airport Access.    Access to landing and take-off rights, or “slots,” at several major U.S. airports and many foreign airports served by United are, or recently have been, subject to government regulation.

Domestic slot restrictions currently apply at Washington Reagan National Airport in Washington D.C., John F. Kennedy Airport and La Guardia Airport, both in New York, and Newark Airport in New Jersey. Slot restrictions at O’Hare ceased to apply as of November 2008. In 2008, the FAA issued new rules related to slots at the three New York City-area airports named above. These rules provide for government confiscation of a portion of slots at each airport from incumbent airlines and establish a process whereby those slots will be auctioned over the course of five years. The confiscation and auction provisions are controversial and are currently the subject of litigation in federal appellate court, in which carriers serving those airports and the Port Authority of New York and New Jersey claim that the FAA lacks legal authority to conduct slot auctions. On December 8, 2008, the federal appellate court in Washington D.C. stayed the auction pending a decision on the challenges to the auction process. It is difficult to predict the outcome of that litigation. If the slot auction provisions remain in effect, United will likely lose a small number of slots at each of the three New York City-area airports, however the exact number is not yet known. It is not yet clear what impact this might have on United’s operations at those airports.

Also in 2008, the DOT finalized amendments to its rates and charges policy that grant new authority to U.S. airports to implement forms of congestion pricing. The Air Transport Association has filed a legal challenge to the amended policy. We are currently unaware of any action by an airport to change pricing based on the new authority. It is difficult to predict whether any given airport might seek to implement this new authority and what impact on revenues or costs a change in airport charges arising from this policy might have on United.

At the end of 2008, the DOT proposed new regulations intended to enhance air passenger protection. If made final as proposed, the new regulations would create new areas of regulation and potentially permit passengers to sue air carriers should the carriers fail to meet certain service performance criteria.

Legislation.    The airline industry is also subject to legislative activity that can have an impact on operations and costs. Specifically, the law that authorizes federal excise taxes and fees assessed on airline tickets expired in September 2007 was extended to February 28, 2008, and extended again until March 31, 2009. Congress is currently attempting to pass comprehensive reauthorization legislation to impose a new funding structure and make other changes to FAA operations. Past aviation reauthorization bills have affected a wide range of areas of interest to the industry, including air traffic control operations, capacity control issues, airline competition issues, aircraft and airport technology requirements, safety issues, taxes, fees and other funding sources. There also exists the possibility that Congress may pass other legislation that could increase labor and operating costs. Legislation is expected to focus on outsourced maintenance, Family and Medical Leave Act changes and other work rules. Climate change legislation, which would regulate green-house gas emissions, is also likely to be a significant area of legislative and regulatory focus and could adversely impact fuel costs. Customer service issues have remained active areas for both Congress and DOT regulators during 2008. In addition to DOT-proposed customer service regulations discussed above, legislation imposing more specific customer service requirements is likely to be approved by Congress in 2009, though what those requirements might be is unclear at this time. The DOT has also proceeded with regulatory changes in this area, including proposals regarding treatment of and payments to passengers involuntarily denied boarding, domestic baggage liability, proposals regarding flight delay reporting requirements and airline scheduling practices. Additionally, since September 11, 2001, aviation security has been and continues to be a subject of frequent legislative and regulatory action, requiring changes to the Company’s security processes and frequently increasing the cost of its security procedures.

International Regulation.

General.    International air transportation is subject to extensive government regulation. In connection with United’s international services, the Company is regulated by both the U.S. government and the governments of the foreign countries United serves. In addition, the availability of international routes to U.S. carriers is regulated by aviation agreements between the U.S. and foreign governments, and in some cases, fares and schedules require the approval of the DOT and/or the relevant foreign governments.

Airport Access.    Historically, access to foreign markets has been tightly controlled through bilateral agreements between the U.S. and each foreign country involved. These agreements regulate the markets served, the number of carriers allowed to serve each market and the frequency of carriers’ flights. Since the early 1990s, the U.S. has pursued a policy of “open skies” (meaning all carriers have access to the destination), under which the U.S. government has negotiated a number of bilateral agreements allowing unrestricted access between U.S. and foreign markets. Additionally, all of the airports that United serves in Europe and Asia maintain slot controls, and many of these are restrictive due to congestion at these airports. London Heathrow, Frankfurt and Tokyo Narita are among the most restrictive due to capacity limitations. United has significant operations at these locations.

United’s ability to serve some foreign markets and expand into certain others is limited by the absence altogether of aviation agreements between the U.S. government and the relevant governments. Shifts in U.S. or foreign government aviation policies can lead to the alteration or termination of air service agreements. Depending on the nature of any such change, the value of United’s international route authorities and slot rights may be materially enhanced or diminished.

The U.S./EU open skies agreement became effective in March 2008. This agreement replaced the bilateral arrangements between the U.S. government and the 27 EU member states. Based on the U.S. open skies model, it provides U.S. and EU carriers with expansive rights that have increased competition in transatlantic markets. For example, U.S. and EU carriers now have the right to operate between any point in the U.S. and any point in the EU. The Agreement has no direct impact on airport slot rights nor does it provide for a reallocation of existing slots, including those at London Heathrow. London Heathrow currently remains subject to both slot and facility constraints.

The agreement provides United with additional commercial opportunities since it triggered the effectiveness of United’s anti-trust immunity with British carrier bmi, creating the potential for increased cooperation between the two carriers in the transatlantic market. The DOT had previously conditioned the carriers’ immunity upon the entry into force of an open skies agreement with the U.K. and the U.S./EU agreement satisfies this condition. Because of the diverse nature of potential impacts on United’s business, however, the overall future impact of the U.S./EU agreement on United’s business cannot be predicted with certainty.

Also in 2008, the EU adopted interpretive guidance and legislation that will impact the Company. The Commission has officially sanctioned secondary slot trading, a current practice among carriers that involves the sale, purchase or lease of slots. This action resolves disputes about the legality of slot exchanges at EU airports including Heathrow. In addition, the EU has adopted legislation to include aviation within the EU’s existing carbon emissions trading scheme effective in 2012. There are significant questions that remain as to the legality of applying the scheme to non-EU airlines and the U.S. and other governments are considering filing a legal challenge to the EU’s unilateral inclusion of non-EU carriers. While such a measure could significantly increase the costs of carriers operating in the EU, the precise cost to United is difficult to calculate with certainty due to a number of variables, and it is not clear whether the scheme will withstand legal challenge.

Environmental Regulation.

The airline industry is subject to increasingly stringent federal, state, local and foreign environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters, safe drinking water and the management of hazardous substances, oils and waste materials. New regulations surrounding the emission of greenhouse gases (such as carbon dioxide) are being considered for promulgation both internationally and within the United States. United is carefully evaluating the potential impact of such proposed regulations. Other areas of developing regulations include the State of California rule-makings regarding air emissions from ground support equipment and a federal rule-making concerning the discharge of deicing fluid. The airline industry is also subject to other environmental laws and regulations, including those that require the Company to remediate soil or groundwater to meet certain objectives. Compliance with all environmental laws and regulations can require significant expenditures. Under the federal Comprehensive Environmental Response, Compensation and Liability Act, commonly known as “Superfund,” and similar environmental cleanup laws, generators of waste materials and owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. The Company also conducts voluntary environmental assessment and remediation actions. Environmental cleanup obligations can arise from, among other circumstances, the operation of aircraft fueling facilities and primarily involve airport sites. Future costs associated with these activities are currently not expected to have a material adverse affect on the Company’s business.

Employees

As of May 31, 2009, the Company and its subsidiaries had approximately 48,000 active employees, of whom approximately 83% were represented by various U.S. labor organizations. The employee groups, number of employees and labor organization for each of United’s collective bargaining groups were as follows:

Employee Group	Number of Employees	Union(a)	Contract Open for Amendment
Public Contact/Ramp & Stores/Food Service Employees/Security Officers/Maintenance Instructors/Fleet Technical Instructors	15,353	IAM	January 1, 2010
Flight Attendants	13,590	AFA	January 8, 2010
Pilots	5,981	ALPA	January 1, 2010
Mechanics & Related	4,709	Teamsters(b)	January 1, 2010
Engineers	229	IFPTE	January 1, 2010
Dispatchers	168	PAFCA	January 1, 2010

(a)	International Association of Machinists and Aerospace Workers (“IAM”), Association of Flight Attendants—Communication Workers of America (“AFA”), Air Line Pilots Association (“ALPA”), International Brotherhood of Teamsters (“Teamsters”), International Federation of Professional and Technical Engineers (“IFPTE”) and Professional Airline Flight Control Association (“PAFCA”).
(b)	During 2008, United’s mechanics and related employees elected to change their union representation from the Aircraft Mechanics Fraternal Association to the Teamsters. The Teamsters assumed the existing collective bargaining agreement between United and this employee group on April 1, 2008.

Collective bargaining agreements are negotiated under the RLA, which governs labor relations in the air transportation industry, and such agreements typically do not contain an expiration date. Instead, they specify an amendable date, upon which the contract is considered “open for amendment.” Contracts remain in effect while new agreements are negotiated. During the negotiation period, both the Company and the negotiating union are required to maintain the status quo. Consistent with its contractual commitments, United served “Section 6” notices to all six of its unions during April 2009 to commence the collective bargaining process, and negotiations with each union began during the second quarter of 2009.

Recent Legal Developments

In September 2006 the U.S. Equal Employment Opportunity Commission (the “EEOC”) filed a complaint against United on behalf of three former employees in United’s reservations department and other employees similarly situated. The EEOC is challenging United’s 2003 decision to require reservations employees with medical restrictions to work full thirty hour weekly shifts. The EEOC has identified an additional 179 employees it believes to have been entitled to accommodation, making a total class of 182 claimants. After an initial investigation, the Company believes that meritorious defenses exist with respect to these claims. We are currently involved in discussions with the EEOC regarding this matter and are analyzing the magnitude of our potential liability. Although the Company intends to continue to vigorously defend itself in connection with this proceeding, there can be no assurances as to the ultimate outcome.

On June 5, 2009 the EEOC filed a lawsuit on behalf of five named individuals and other similarly situated employees alleging that United’s reasonable accommodation policy for employees with medical restrictions does not comply with the requirements of the Americans with Disabilities Act. We are starting an investigation into this matter and cannot assess our possible exposure at this time. Although the Company intends to vigorously defend itself in connection with this lawsuit, the law in this area is unclear and, as a result, there can be no assurances as to the ultimate result of this action.

DESCRIPTION OF THE SPARE PARTS AND THE APPRAISAL

The Spare Parts

The Notes will initially be secured by a lien on all accessories, appurtenances, appliances or parts owned by United that are appropriate for installation on or use in Airbus model A319 and A320 aircraft and Boeing model 737, 747, 757, 767 and 777 aircraft or on any engine utilized on any such aircraft (collectively, the “Spare Parts”) that are located in certain specified locations which represent, on the Issuance Date, all of the Spare Parts owned by United which are located in the United States excluding (x) Excluded Parts (other than Spare Parts located in the United States which are held by United at a location that is not a Designated Location), (y) Spare Parts in transit in the ordinary course of United’s business, and (z) Spare Parts (which are immaterial in amount) held by vendors, sub-vendors, suppliers or other third parties, in each case for purposes of this clause (z) holding such Spare Parts in the ordinary course of United’s business at locations which are not Designated Locations. However, the lien will not apply to (w) any Spare Part so long as it is incorporated in, installed on, attached or appurtenant to, or being used on, an aircraft, engine or Spare Part that is so incorporated, installed, attached, appurtenant or being used, (x) any Spare Part that has been incorporated in, installed on, attached or appurtenant to, or used on an aircraft, engine or Spare Part that is so incorporated, installed, attached, appurtenant or being used, for so long after its removal from such aircraft or engine as it remains owned by a lessor or conditional seller of, or subject to a lien applicable to, such aircraft or engine; (y) the Excluded Parts; and (z) any Spare Part leased to, loaned to, or held on consignment by, United. See “DESCRIPTION OF THE NOTES—Collateral.” After the consummation of the offering of the Notes as contemplated hereby, Spare Parts appropriate for installation on additional aircraft models may be added to the Collateral, subject to certain conditions, as described in “DESCRIPTION OF THE NOTES—Appraisals and Maintenance of Ratios.”

Section 1110 of the U.S. Bankruptcy Code will only be applicable to Spare Parts first placed in service after October 22, 1994 (the “Section 1110 Collateral”) and will not be applicable to any Spare Parts placed in service on or prior to October 22, 1994 or any cash collateral. As of the Issuance Date, approximately 56% (by value) of the Spare Parts included in the Collateral may not be eligible for Section 1110 protection. The remaining portion of the Spare Parts included in the Collateral will be eligible for Section 1110 protection.

The Spare Parts included in the Collateral fall into two categories, “Rotables/Repairables” and “Expendables.” “Rotables” are parts that wear over time and can be repeatedly restored to a serviceable condition over a period approximating the life of the flight equipment to which they relate. For example, thrust reversers, auxiliary power units and landing gear are Rotables. “Repairables” are parts that can be economically restored to a serviceable or overhauled condition but that have a life that is considerably shorter than the life of the flight equipment to which they are related. For example, engine cowlings, fairings and blades, and flap track assemblies are Repairables. “Expendables” consist of parts that, once used, cannot be re-used. If not serviceable, they generally cannot be overhauled or repaired.

The Appraisal

SH&E, an independent aviation appraisal and consulting firm, has prepared an appraisal of the Spare Parts of the types included in the Collateral owned by United as of April 9, 2009. A report, dated June 22, 2009, summarizing such appraisal is annexed to this Prospectus Supplement as Appendix II. The appraisal is subject to a number of assumptions and limitations and was prepared based on certain specified methodologies. In preparing its appraisal, SH&E conducted only a limited physical inspection of certain locations at which United maintains the Spare Parts. An appraisal that is subject to other assumptions and limitations and based on other methodologies may result in valuations that are materially different from those contained in SH&E’s appraisal.

Set forth below is certain information about the spare parts included in the Collateral as of April 9, 2009:

	Spare Parts Appraised Value (in millions)(a)
Aircraft/Engine Model	Expendables	Rotables/ Repairables	Total	Section 1110 Eligible(b)
Airbus A319/A320	$12.19	$68.29	$80.48	$12.03
Boeing 737	9.33	26.10	35.43	9.25
Boeing 747	6.89	23.88	30.77	6.78
Boeing 757/767	0.50	3.66	4.15	0.46
Boeing 757	7.34	32.30	39.64	7.30
Boeing 767	3.42	13.09	16.51	3.26
Boeing 777	10.52	83.40	93.92	93.75
Interchangeable	30.41	41.18	71.59	29.74
Other	17.55	0.21	17.76	17.54
CFM56-3	6.14	16.34	22.49	5.99
PW2000	6.06	33.40	39.46	5.94
PW4000-112	4.94	30.60	35.53	35.44
PW4000-94	6.46	23.37	29.84	6.04
PW4000-94/112	17.02	26.88	43.89	16.87
V2500	4.45	17.37	21.82	4.36

Total	$143.22	$440.06	$583.28	$254.73

(a)	The quantity of spare parts used in preparing the appraised value was determined as of April 9, 2009. Because spare parts are regularly used, refurbished, purchased, transferred and discarded in the ordinary course of United’s business, the quantity of spare parts included in the Collateral and their appraised value will change over time. United is required to provide to the Trustee and the Rating Agencies a quarterly appraisal of the Collateral.
(b)	Section 1110 of the U.S. Bankruptcy Code will only be applicable to spare parts first placed in service after October 22, 1994 and will not be applicable to any spare parts placed in service on or prior to October 22, 1994 or any cash collateral.

United is required to provide quarterly appraisals of the Collateral. Such subsequent appraisals may be provided by SH&E, Morton, Beyer & Agnew, Inc. or any other person certified by ISTAT (or any successor organization thereto) selected by United and approved by the Trustee. The subsequent appraisals will be subject to a number of assumptions and limitations and will be prepared based on certain specified methodologies. In preparing such subsequent appraisals, there will be only a limited physical inspection of certain locations at which United maintains the spare parts. The subsequent appraisals may be subject to different assumptions and limitations and may be based on other methodologies than the original appraisal conducted by SH&E. An appraisal that is subject to other assumptions and limitations and based on other methodologies may result in valuations that are materially different from those contained in SH&E’s initial appraisal.

An appraisal is only an estimate of value. It does not necessarily indicate the price at which any Spare Part may be purchased or sold in the market. An appraisal should not be relied on as a measure of realizable value. The proceeds realized on a sale of any Collateral may be less than its appraised value. If the Trustee exercised remedies under the Indenture, the value of the Collateral will depend on various factors, including, market and economic conditions, the supply of similar parts, the availability of buyers, the condition of the Collateral and other factors. In addition, since Spare Parts are regularly used, refurbished, purchased, transferred and discarded in the ordinary course of business, the quantity of Spare Parts included in the Collateral and their appraised value will change over time. As the appraisal and subsequent appraisal reports provide a collateral value as of a specific date, the actual value of the Collateral as of any other date may greatly differ from the value specified in the appraisal or subsequent appraisal report. Accordingly, we cannot assure you that the proceeds realized on any exercise of remedies will equal the appraised value of the Collateral or be sufficient to satisfy in full payments due on the Notes.

DESCRIPTION OF THE NOTES

United will issue the Notes under a senior indenture dated as of the Issuance Date (the “Indenture”) among United and Wells Fargo Bank Northwest, National Association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”). The following description, together with the description in the accompanying prospectus under the caption “Description of Debt Securities and Guarantees” is a summary of the material provisions of the Notes, the Indenture and the Mortgages (collectively, the “Transaction Documents”). The following description does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the Indenture, the Notes and the Mortgages, which we urge you to read because they, and not this description, define your rights as a holder of a Note. This description of the Notes and the Indenture supplements, and, to the extent it is inconsistent, replaces, the description of the general provisions of the Notes and the Indenture in the accompanying prospectus.

General

The Notes will be United’s general obligations and will effectively rank junior in right of payment to United’s other existing and future debt secured by assets other than the Collateral to the extent of the value of such assets securing such debt. In any liquidation, dissolution, bankruptcy, or other similar proceeding, the holders of United’s other secured debt may assert rights against the assets securing that debt in order to receive full payment of their debt before such assets may be used to pay United’s other creditors, including the holders of the Notes.

United’s payment obligations under the Notes will be unconditionally guaranteed by UAL Corporation.

The Notes will not be guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the Notes or to make any funds available therefore, whether by dividends, loans or other payments. As a result, the Notes will effectively rank junior in right of payment to all existing and future debt and other liabilities of our subsidiaries.

The Notes will be initially be limited to $175,000,000 aggregate principal amount at maturity. The Notes will be issued only in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof.

There is no scheduled amortization of the Notes and the entire principal amount thereof will be paid as a bullet at maturity on July 15, 2012 (the “Maturity Date”).

Interest on the Notes will accrue at the Stated Interest Rate per year beginning on the date the Notes are issued (the “Issuance Date”) and will be payable quarterly on each January 15, April 15, July 15 and October 15 (each an “Interest Payment Date”) commencing October 15, 2009. United will make interest payments to the person in whose name the Notes are registered at the close of business on the relevant January 1, April 1, July 1 and October 1 (each a “Record Date”) preceding the applicable Interest Payment Date. Each payment of interest on the Notes will include interest accrued through the day before the applicable Interest Payment Date (or redemption date, as the case may be). Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any Interest Payment Date is not a Business Day, the payment of interest will be made on the next Business Day. Interest will cease to accrue on a Note upon its maturity or redemption. “Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York or Chicago, Illinois are authorized or obligated by law, regulation or executive order to remain closed.

To the extent lawful, prior to the acceleration of the Notes pursuant to an Event of Default under the Indenture, United will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue principal and interest (without regard to any applicable grace period), from time to time on demand at the Stated Interest Rate plus 2% per annum. To the extent lawful, following the acceleration of the Notes pursuant to an Event of Default under the Indenture, United will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on the Accreted Principal and overdue interest on the outstanding principal amount of the Notes (without regard to any applicable grace period) from time to time on demand at 19.00% per annum (the “Post-Acceleration Rate”).

The Notes will be issued in the form of a global note in book-entry form. United will deposit the global note representing the Notes with the Trustee as custodian for DTC and register the global note in the name of Cede & Co. (“Cede”), as DTC’s nominee.

The Notes are payable at the corporate trust office of the paying agent, which is currently an office or agency of the Trustee, or an office or agency maintained by United for such purpose, in The City of New York. If definitive notes are issued to noteholders, United may make payments at the office or agency of the paying agent or by mailing a check to the registered address of each holder thereof; provided, however, that payments on such definitive note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such holder elects payment by wire transfer by giving written notice to the Trustee or the paying agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

Neither we nor any of our subsidiaries will be subject to any financial covenants under the Indenture. In addition, neither we nor any of our subsidiaries are restricted under the Indenture from paying dividends, incurring debt or issuing or repurchasing our securities. You are not afforded protection under the Indenture in the event of a highly leveraged transaction or change in control.

Accreted Principal.

The Notes will initially be sold at a discount from their principal amount at maturity. The Notes will have an aggregate principal amount at maturity of $175,000,000 and an initial aggregate Accreted Principal of $157,622,500. If the Notes are accelerated due to the occurrence of an Event of Default under the Indenture, only the Accreted Principal of the Notes plus all accrued and unpaid interest on the outstanding principal amount of the Notes as of the date of such acceleration (but without any Make-Whole Amount) will become due and payable, and all such amounts will accrue interest at the Post-Acceleration Rate until paid in full. Upon payment in full of such amounts (including accrued interest at the Post-Acceleration Rate as aforesaid), the outstanding principal amount of the Notes in excess of the Accreted Principal will be deemed paid in full unless the acceleration of the Notes is rescinded or annulled or such principal amount is reinstated by agreement, operation of law or otherwise. “Accreted Principal” means, as of any date of determination, the discounted value determined in accordance with GAAP (or, in the absence of GAAP standards, in accordance with the customary practice of investment dealers), calculated on a quarterly basis and employing an annual discount rate equal to 17.00% (assuming a 360-day year of twelve 30-day months), of the sum of the then remaining Scheduled Payments on the Notes. The following table sets forth (x) the aggregate Accreted Principal for the Notes as of the Issuance Date and each Interest Payment Date and (y) the Scheduled Payments:

Accreted Principal

Dates	Scheduled Payments	Accreted Principal(a)
At Issuance	$0.00	$157,622,500.00
October 15, 2009	$6,383,854.17	$158,928,475.76
January 15, 2010	$5,578,125.00	$160,104,805.21
April 15, 2010	$5,578,125.00	$161,331,128.62
July 15, 2010	$5,578,125.00	$162,609,570.73
October 15, 2010	$5,578,125.00	$163,942,346.58
January 15, 2011	$5,578,125.00	$165,331,765.35
April 15, 2011	$5,578,125.00	$166,780,234.38
July 15, 2011	$5,578,125.00	$168,290,263.28
October 15, 2011	$5,578,125.00	$169,864,468.36
January 15, 2012	$5,578,125.00	$171,505,577.09
April 15, 2012	$5,578,125.00	$173,216,432.89
July 15, 2012	$180,578,125.00	$175,000,000.00

(a)	Assuming there has been no prepayment of principal on the Notes.

Redemption

Voluntary Redemption.

United may elect to redeem all or a portion of the Notes at any time prior to maturity. The redemption price in such case will be the principal amount of the Notes being redeemed, together with accrued and unpaid interest thereon, plus the Make-Whole Amount, if any.

For purposes of determining the Make-Whole Amount, “Treasury Yield” means, at the date of determination with respect to a Note, the interest rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the quarterly yield to maturity for United States Treasury securities maturing on the Average Life Date of such Note and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities, trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Note, in each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Note is reported in the most recent H.15(519), such weekly average yield to maturity as published in such H.15(519). “H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Amount will be the third Business Day prior to the applicable payment or redemption date and the “most recent H.15(519)” means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable redemption date.

“Average Life Date” for any Note shall be the date which follows the time of determination by a period equal to the Remaining Weighted Average Life of such Note. “Remaining Weighted Average Life” on a given date with respect to any Note shall be the number of days equal to the quotient obtained by dividing (a) the sum of each of the products obtained by multiplying (i) the amount of each then remaining scheduled payment of principal of such Note by (ii) the number of days from and including such determination date to but excluding the date on which such payment of principal is scheduled to be made, by (b) the then outstanding principal amount of such Note.

There will be no Make-Whole Amount payable in connection with any other redemption of the Notes, including, without limitation, upon acceleration of the Notes.

Collateral Ratio.

United is required to provide to the Trustee and the Rating Agencies a quarterly appraisal of the Collateral, including the Section 1110 Collateral, and an accompanying appraisal compliance report. If any such subsequent compliance report indicates that (A) the ratio of the outstanding principal amount of the Notes (minus any Cash Collateral) to Collateral value (excluding any Cash Collateral) is greater than the Maximum Collateral Ratio, (B) the ratio of the value of the Section 1110 Collateral to the outstanding principal amount of the Notes (minus any Cash Collateral) is less than the Minimum Section 1110 Collateral Ratio or (C) the ratio of the value of the Rotables/Repairables included in the Collateral to the outstanding principal amount of the Notes (minus any Cash Collateral) is less than the Minimum Rotable/Repairable Ratio, United may elect to prepay the Notes so that such ratios comply with the Maximum Collateral Ratio, the Minimum Section 1110 Collateral Ratio and the Minimum Rotable/Repairable Ratio, as applicable. The redemption price in such case will be the principal amount to be prepaid as of such date, together with accrued interest thereon, but without any Make-Whole Amount. See “DESCRIPTION OF THE NOTES—Appraisals and Maintenance of Ratios.”

Fleet Reduction.

If the total number of Aircraft of any Aircraft Model (as defined below) in our in-service fleet during any period of sixty (60) consecutive days is less than the Specified Minimum (as defined below) for such period (other than due to restrictions on operating such Aircraft imposed by the FAA or any other instrumentality or agency of the United States and other than during periods (not to exceed 90 days) of temporary storage) (a “Fleet Reduction”), then, (i) within thirty (30) days after the officers of United gain knowledge of such occurrence, United will notify the Trustee of such occurrence and (ii) within forty-five (45) days after such occurrence, United will redeem the Notes at a redemption price equal to the product of (x) the Redemption Percentage multiplied by (y) the aggregate outstanding principal amount of the Notes. For purposes of this paragraph, “Redemption Percentage” with respect to any Aircraft Model means, as of any date of determination, the percentage determined by multiplying (a) the fraction with (i) a numerator equal to the Original Number of Aircraft for such Aircraft Model minus the number of aircraft of such Aircraft Model included in United’s in-service fleet at the end of such 60-day period (the “Reduced Number of Aircraft”), and (ii) a denominator equal to the Original Number of Aircraft for such Aircraft Model by (b) the fraction with (i) a numerator equal to the aggregate Fair Market Value of the Pledged Spare Parts (as set forth in the most recently delivered independent appraiser’s certificate) that are appropriate for installation on, or use in, only such Aircraft Model, or the Engines or Spare Parts utilized only on such Aircraft Model, and (ii) a denominator equal to the aggregate Fair Market Value of the Pledged Spare Parts for all models of Aircraft (as set forth in such independent appraiser’s certificate).

“Original Number of Aircraft” means: (a) initially, (i) with respect to Airbus A319-100 and A320-200 aircraft, 152, (ii) with respect to Boeing 757-200 aircraft, 97, (iii) with respect to Boeing 747-400 aircraft, 24, (iv) with respect to Boeing 767-300 aircraft, 35, and (v) with respect to Boeing 777-200 aircraft, 52; and (b) following any redemption of the Notes as required above, the Original Number of Aircraft with respect to such Aircraft Model will be the Reduced Number of Aircraft with respect to such Fleet Reduction.

For purposes of this paragraph “Aircraft Model” will mean each of the models or groups of models of Aircraft set forth below and the “Specified Minimum” for any Aircraft Model will mean the number of Aircraft set forth opposite such Aircraft Model below:

Aircraft Model	Specified Minimum
1. Airbus A319-100 and A320-200	100
2. Boeing 757-200	64
3. Boeing 747-400	16
4. Boeing 767-300	23
5. Boeing 777-200	34

Redemption Procedures.

United will provide not less than 20 nor more than 75 days’ notice mailed to each registered holder of the Notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the Notes or portion of such Notes called for redemption. If any Note called for redemption shall not be so paid upon surrender because of United’s failure to deposit funds as required by the Indenture, then interest will be paid on the unpaid principal from the redemption date until such principal is paid and, to the extent lawful, on any interest not paid on such unpaid principal, in each case at the Stated Interest Rate.

If less than all of the Notes are to be redeemed, the Trustee will select the Notes to be redeemed by such method as the Trustee in its sole discretion shall deem fair and appropriate; provided that Notes and portions thereof so selected by the Trustee will be in minimum amounts of $1,000 and integral multiples of $1,000 in excess thereof.

Sinking Fund

The Notes will not be entitled to the benefit of any sinking fund.

Collateral

The Notes will be secured by mortgages in favor of the Collateral Agent over the Spare Parts located in Designated Locations together with certain records relating to such Spare Parts and such other collateral which may be subjected by United to the lien of any of the Mortgages (collectively, the “Collateral”). The lien will not apply to (a) any Spare Part so long as it is incorporated in, installed on, attached or appurtenant to, or being used on, an aircraft, engine or Spare Part that is so incorporated, installed, attached, appurtenant or being used, (b) any Spare Part that has been incorporated in, installed on, attached or appurtenant to, or used on an aircraft, engine or Spare Part that is so incorporated, installed, attached, appurtenant or being used, for so long after its removal from such aircraft or engine as it remains owned by a lessor or conditional seller of, or subject to a lien applicable to, such aircraft or engine; (c) the Excluded Parts; and (d) any Spare Part leased to, loaned to, or held on consignment by, United. The Spare Parts that are subject to the lien of the Parts Mortgages are collectively referred to herein as the “Pledged Spare Parts.” United will grant a security interest in the Section 1110 Collateral pursuant to a mortgage and security agreement dated the Issuance Date (the “1110 Mortgage”) between United and the Collateral Agent. United will grant the security interest in the other Pledged Spare Parts pursuant to a mortgage and security agreement dated the Issuance Date (the “Non-1110 Mortgage” and together with the 1110 Mortgage, collectively, the “Parts Mortgages”) between United and the Collateral Agent. In order to meet the Maximum Collateral Ratio requirement or the Minimum Section 1110 Collateral Ratio requirement, United may subject additional relevant spare parts to the lien of the Parts Mortgages or provide other collateral including qualified aircraft (Boeing model 767-300 and 777-200 aircraft and Airbus model A319-100 and A320-200 aircraft) and/or qualified spare engine(s) (engine type customarily used on the relevant qualified aircraft) and/or Cash Collateral or redeem some or all of the Notes. In order to meet the Minimum Rotable/Repairable Ratio, United may subject additional Rotables/Repairables to the lien of the Parts Mortgages or provide Cash Collateral or redeem some or all of the Notes. On the Issuance Date United will also enter into a mortgage and security agreement between United and the Collateral Agent (the “Additional Mortgage” and together with the Parts Mortgages, the “Mortgages”). On the Issuance Date there will be no collateral subject to the lien of the Additional Mortgage. Subject to certain conditions, United may subject qualified aircraft (Boeing model 767-300 and 777-200 aircraft and Airbus model A319-100 and A320-200 aircraft) and/or qualified spare engine(s) (engine type customarily used on the relevant qualified aircraft) to the Additional Mortgage to satisfy the Collateral Ratios. See “DESCRIPTION OF THE NOTES—Appraisals and Maintenance of Ratios.”

Appraisals and Maintenance of Ratios

United is required to furnish to the Trustee and the Rating Agencies by the tenth (10th) Business Day of July, October, January and April in each year, commencing in October, 2009, so long as the Notes are outstanding, a certificate of an independent appraiser and an accompanying appraisal compliance report. Such certificates are required to state such appraiser’s opinion of the fair market value of the Collateral, the Section 1110 Collateral and the Rotables/Repairables, determined on the basis of a hypothetical sale negotiated in an arm’s length free market transaction between a willing and able seller and a willing and able buyer, neither of whom is under undue pressure to complete the transaction, under then current market conditions (the “Fair Market Value”). This appraisal will not apply to any cash or permitted investment securities (the “Cash Collateral”) then held as collateral for the Notes, and any such securities will be valued by the Trustee in accordance with customary financial market practices. Such valuations will then be used to calculate the following:

•

the “Collateral Ratio” which will mean, as of any date of determination, a percentage determined by dividing (i) the aggregate outstanding principal amount of the Notes as of such date minus the sum of the Cash Collateral, if any, held under the Indenture by (ii) the Fair Market Value of all Collateral (excluding any Cash Collateral) as set forth in such independent appraiser’s certificate;

•

the “Section 1110 Collateral Ratio” which will mean, as of any date of determination, a percentage determined by dividing (i) the Fair Market Value of all Section 1110 Collateral as set forth in such independent appraiser’s certificate by (ii) the aggregate outstanding principal amount of the Notes as of such date minus the sum of the Cash Collateral, if any, held under the Indenture; and

•

the “Rotable/Repairable Ratio” which will mean, as of any date of determination, a percentage determined by dividing (i) the Fair Market Value of the Rotables/Repairables as set forth in such independent appraiser’s certificate by (ii) the aggregate outstanding principal amount of the Notes minus the sum of the Cash Collateral, if any, held under the Indenture.

The calculation of the Collateral Ratio, the Section 1110 Collateral Ratio and the Rotable/Repairable Ratio will be set forth in an appraisal compliance report provided by United.

If the Collateral Ratio as so determined is greater than 35% (the “Maximum Collateral Ratio”), United will be required, within 45 days after the date of United’s certificate calculating the Collateral Ratio, to:

•	subject additional spare parts to the lien of the relevant Parts Mortgage;

•

grant a security interest in qualified aircraft (Boeing model 767-300 and 777-200 aircraft and Airbus model A319-100 and A320-200 aircraft) and/or qualified spare engine(s) (engine type customarily used on the relevant qualified aircraft) (which thereafter will be included as “Collateral” for purposes of the Notes); provided that (1) United subjects any such new pledged aircraft or spare engine to the lien of the Additional Mortgage, (2) United furnishes one or more legal opinions of counsel satisfactory to the Collateral Agent to the effect that such aircraft and/or spare engine(s) is entitled to the benefits of Section 1110 and to a first priority perfected security interest for the benefit of the Collateral Agent and that the security interest and international interest therein has been perfected at the FAA and at the International Registry and is effective against third parties without any prior registered interests and (3) United furnishes a certificate of an independent appraiser stating its opinion that the Fair Market Value of such aircraft and/or spare engine(s) equals at least the value of the additional Spare Parts that would have been necessary to meet the Maximum Collateral Ratio;

•

grant a security interest to the Collateral Agent in other property to secure the Notes (which thereafter will be included as “Collateral” for purposes of the Notes), but only if United has received written confirmation from each of the Rating Agencies that the use of such additional collateral and the related agreements to reduce the Collateral Ratio will not result in a reduction of the rating for the Notes below the then current rating or a withdrawal or suspension of the rating of the Notes;

•	provide Cash Collateral to the Trustee (provided that the total amount of Cash Collateral may not exceed $20,000,000);

•	redeem the Notes in whole or in part to the extent necessary to satisfy the Maximum Collateral Ratio requirement; or

•	any combination of the foregoing;

such that the Collateral Ratio, as recalculated giving effect to such action (but otherwise using the information most recently used to determine the Collateral Ratio), would not be greater than the Maximum Collateral Ratio.

If the Section 1110 Collateral Ratio as so determined is less than 140% (the “Minimum Section 1110 Collateral Ratio”), United will be required, within 45 days after the date of United’s certificate calculating the Section 1110 Collateral Ratio, to:

•	subject additional Spare Parts first placed in service after October 22, 1994 to the lien of the 1110 Mortgage;

•

grant a security interest in qualified aircraft (Boeing model 767-300 and 777-200 aircraft and Airbus model A319-100 and A320-200 aircraft) and/or qualified spare engine(s) (engine type customarily used on the relevant qualified aircraft) (which thereafter will be included as

“Collateral” for purposes of the Notes); provided that (1) United subjects any such new pledged aircraft or spare engine(s) to the lien of the Additional Mortgage, (2) United furnishes one or more legal opinions of counsel satisfactory to the Collateral Agent to the effect that such aircraft and/or spare engine(s) is entitled to the benefits of Section 1110 and to a first priority perfected security interest for the benefit of the Collateral Agent and that the security interest and international interest therein has been perfected at the FAA and at the International Registry and is effective against third parties without any prior registered interests and (3) United furnishes a certificate of an independent appraiser stating its opinion that the Fair Market Value of such aircraft and/or spare engine equals at least the value of the additional Spare Parts that would have been necessary to meet the Minimum Section 1110 Collateral Ratio;

•	provide Cash Collateral to the Trustee (provided that the total amount of Cash Collateral may not exceed $20,000,000);

•	redeem the Notes in whole or in part to the extent necessary to satisfy the Minimum Section 1110 Collateral Ratio requirement; or

•	any combination of the foregoing;

such that the Section 1110 Collateral Ratio, as recalculated giving effect to such action (but otherwise using the information most recently used to determine the Section 1110 Collateral Ratio), would not be less than the Minimum Section 1110 Collateral Ratio.

The maximum amount of Fair Market Value of Collateral in the form of qualified aircraft (Boeing model 767-300 and 777-200 aircraft and Airbus model A319-100 and A320-200 aircraft) and/or qualified spare engine(s) (engine type customarily used on the relevant qualified aircraft) as described above (including any such aircraft and/or spare engines proposed to be included in the Collateral) which may be used for purposes of satisfying the Collateral Ratio and/or the Section 1110 Collateral Ratio shall not be in excess of 20% of the Fair Market Value of all Section 1110 Collateral necessary in order for the Section 1110 Collateral Ratio to equal the Minimum Section 1110 Collateral Ratio.

If the Rotable/Repairable Ratio as so determined is less than 150% (the “Minimum Rotable/Repairable Ratio”), United will be required, within 45 days after the date of United’s certificate calculating such Rotable/Repairable Ratio, to:

•	subject additional Rotables/Repairables to the lien of the relevant Parts Mortgage;

•	provide additional Cash Collateral to the Trustee under the Indenture (provided that the total amount of Cash Collateral may not exceed $20,000,000);

•	redeem the Notes in whole or in part to the extent necessary to satisfy the Minimum Rotable/Repairable Ratio requirement; or

•	any combination of the foregoing;

such that the Rotable/Repairable Ratio, as recalculated giving effect to such action (but otherwise using the information most recently used to determine the Rotable/Repairable Ratio), would not be less than the Minimum Rotable/Repairable Ratio.

If United has provided Cash Collateral to meet the Maximum Collateral Ratio, the Minimum Section 1110 Collateral Ratio or the Minimum Rotable/Repairable Ratio, United shall, within 45 days after providing such Cash Collateral, take such other action as is necessary to satisfy the Maximum Collateral Ratio, Minimum Section 1110 Collateral Ratio or Minimum Rotable/Repairable Ratio, as applicable, without giving effect to such Cash Collateral.

If the Collateral Ratio is less than the Maximum Collateral Ratio, the Section 1110 Collateral Ratio is greater than the Minimum Section 1110 Collateral Ratio and the Rotable/Repairable Ratio is greater than the Minimum Rotable/Repairable Ratio, in each case as most recently determined as described above, and we have granted a lien on qualified aircraft (Boeing model 767-300 and 777-200 aircraft and Airbus model A319-100 and A320-200 aircraft) and/or qualified spare engine(s) (engine type customarily used on the relevant qualified aircraft) (“Additional Collateral”) to the Collateral Agent or the Trustee or Securities Intermediary is holding Cash Collateral as of the relevant determination date, United may discharge the lien on such Additional Collateral and/or withdraw Cash Collateral valued, in the aggregate, at an amount in excess of the amount necessary to comply with such ratios. In such case, so long as no Event of Default or Default related to United’s failure to make a payment of principal, interest or Make-Whole Amount under the Notes or certain insolvency events are suffered by United (“Special Default”) is then continuing, the Trustee will release such Additional Collateral and/or distribute to United an amount of Cash Collateral such that the Collateral Ratio would not be greater than the Maximum Collateral Ratio, the Section 1110 Ratio would not be less than the Minimum Section 1110 Collateral Ratio and the Rotable/Repairable Ratio would not be less than the Minimum Rotable/Repairable Ratio.

Subsequent appraisals conducted annually commencing in July, 2010 and any appraisal obtained upon the request of the Trustee during the continuance of an Event of Default, which such appraisal shall be provided to the Trustee and each Rating Agency, shall determine Fair Market Value by taking at least the following actions: (i) reviewing a parts inventory report prepared as of the applicable valuation date; (ii) reviewing the appraiser’s internal value database for values applicable to the Pledged Spare Parts included in the Collateral; (iii) developing a representative sampling of a reasonable number of the different Pledged Spare Parts included in the Collateral for which a market check will be conducted; (iv) checking other sources, such as manufacturers, other airlines, U.S. government procurement data and airline parts pooling price lists, for current market prices of the sample parts referred to in clause (iii); (v) establishing an assumed ratio of serviceable Pledged Spare Parts to unserviceable Pledged Spare Parts as of the applicable valuation date based upon information provided by United and the independent appraiser’s limited physical review of the Collateral referred to in the following clause (vi); (vi) visiting at least two locations selected by the independent appraiser where the Pledged Spare Parts are kept by United (neither of which was visited for purposes of the immediately prior annual or quarterly appraisal), provided that at least one such location will be one of the top three locations at which United keeps the largest number of Pledged Spare Parts, to conduct a limited physical inspection of the Collateral; (vii) conducting a limited review of the inventory reporting system applicable to the Pledged Spare Parts, including checking information reported in such system against information determined through physical inspection pursuant to the preceding clause (vi); and (viii) reviewing a sampling of the Pledged Spare Parts documents (including tear-down reports).

Subsequent appraisals conducted quarterly commencing in October, 2009 shall determine Fair Market Value by taking the actions specified in clauses (i), (ii) and (v) above.

Events of Default; Notice and Waiver

Events of Default under the Indenture (each an “Event of Default”) include: (i) default in the payment of the principal amount of any Note at its Maturity; or (ii) default in the payment of interest on the principal amount of any Note or Make-Whole Amount when it becomes due and payable, and continuance of such default for a period of 10 Business Days; or (iii) default in the payment of any amount payable under the Transaction Documents (other than the Indenture) when due and such failure shall continue for a period of 30 days after receipt by United of written notice that such payment is overdue given to United by the Trustee or the Collateral Agent; or (iv) United’s failure to comply with each of the covenants to (x) maintain the Maximum Collateral Ratio, the Minimum Section 1110 Collateral Ratio and the Minimum Rotable/Repairable Ratio or (y) to redeem the Notes when required pursuant to the terms of the Indenture as a result of a Fleet Reduction; or (v) certain representations or warranties made by United in the Underwriting Agreement, any Transaction Document or in any

certificate delivered in connection with any such representation or warranty shall prove to have been incorrect in any material respect when made, such incorrect representation or warranty is material at the time in question, and, if curable, the same shall remain uncured (to the extent of the adverse impact of such incorrectness on the interest of the noteholders, the Trustee or the Collateral Agent) for a period in excess of 60 days from and after the date of written notice thereof to United from the Trustee or the Collateral Agent; or (vi) United’s failure to carry and maintain, or cause to be carried and maintained, insurance in accordance with the provisions of the Mortgages; provided that no such lapse or cancellation shall constitute an Event of Default until the earlier of (a) 30 days after receipt by the Collateral Agent of written notice of such lapse or cancellation (or seven days or such shorter time as may be standard in the industry with respect to war risk insurance) or (b) the date that such lapse or cancellation is effective as to any noteholder, the Trustee or the Collateral Agent; or (vii) default in the observance or performance, or breach, of any of United’s covenants in the Indenture or any other Transaction Document (other than a covenant a default in whose performance or whose breach is elsewhere in this paragraph specifically dealt with), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to United by the Trustee or the Collateral Agent, unless such failure is capable of being corrected and United is diligently proceeding to correct such failure, in which case there shall be no Event of Default unless and until such failure shall continue unremedied for a period of 270 days after receipt of such notice; or (viii) certain events of bankruptcy, insolvency or reorganization affecting United; or (ix) United ceases to be a U.S. Certificated Air Carrier as a result of the revocation of United’s air carrier operating certificate or suspension thereof and such suspension shall not have been terminated within a period of 30 days thereafter.

If a Default or Event of Default occurs and is continuing and it is actually known to a responsible officer of the Trustee, the Trustee will mail to holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of holders. A “Default” means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may waive an existing Default or Event of Default and its consequences (including waivers obtained in connection with a tender offer or exchange offer for the Notes or a solicitation of consents in respect of the Notes, provided that in each case such offer or solicitation is made to all holders of the Notes then outstanding on equal terms), except (1) a continuing Default or Event of Default in the payment of the principal or interest on the Notes or (2) a continuing Default in respect of a provision that under the Indenture cannot be amended without the consent of each holder affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Remedies

Following the acceleration of the Notes, any remedy based on, or claim for payment of, the principal amount of the Notes will be limited to the Accreted Principal thereof unless such acceleration is rescinded or annulled or such principal amount is reinstated by agreement, operation of law or otherwise.

If an Event of Default (other than an Event of Default specified in clause (viii) above) occurs and is continuing, the Trustee, by notice to United, may declare the Accreted Principal and all accrued and unpaid interest on all then outstanding Notes to be due and payable immediately. Upon any such declaration, the Accreted Principal plus all accrued and unpaid interest on the outstanding principal amount of the Notes as of such date of declaration (but without any Make-Whole Amount) (x) will be immediately due and payable and (y) will accrue interest at the Post-Acceleration Rate until paid in full. If an Event of Default specified in clause (viii) above occurs, the Accreted Principal plus all accrued and unpaid interest on the outstanding principal amount of the Notes as of such date of acceleration (but without any Make-Whole Amount) will thereby automatically become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any holder and all such amounts shall accrue interest at the Post-Acceleration Rate until paid in full. Upon payment in full of such amounts (including accrued interest at the Post-Acceleration Rate as aforesaid), the principal amount of the Notes in excess of the Accreted Principal thereof will be deemed to have been paid in full unless the acceleration of the Notes is rescinded or annulled or such principal amount is reinstated by agreement, operation of law or otherwise. At any time after the Notes have been accelerated and before a judgment for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to United and the Trustee, may rescind and annul such acceleration and its consequences if: (A) United has paid or deposited with the Trustee a sum sufficient to pay: (i) the Accreted Principal of the Notes which have become due otherwise than by such declaration of acceleration and any interest at the Stated Interest Rate, (ii) all overdue interest on the Accreted Principal of all the Notes, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the Stated Interest Rate, and (iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (B) all Events of Default, other than the non-payment of the Accreted Principal of Notes which have become due solely by such declaration of acceleration, have been cured or waived.

The Mortgages provide that if an Event of Default has occurred and is continuing, the Collateral Agent may exercise certain rights or remedies available to it under the Mortgages or under applicable law. The Collateral Agent will take such action, or refrain from taking such action, with respect to an Event of Default (including with respect to the exercise of any rights or remedies under the Mortgages), only as the Trustee shall instruct the Collateral Agent in writing. The Collateral Agent will not be required to take any action or refrain from taking any action in connection with the exercise of remedies under the Mortgages or to take any action or refrain from taking any action at the direction or instructions of the Trustee under the Mortgages, the Indenture or under any other Transaction Document unless it shall have received indemnification against any risks or costs incurred in connection therewith in form and substance reasonably satisfactory to it, including, without limitation, adequate advances against costs which may be incurred by it in connection therewith.

The holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it under the Indenture. The Trustee, however, may refuse to follow any direction that conflicts with applicable law or the Indenture that the Trustee determines may be unduly prejudicial to the rights of other holders, or that may involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee will be entitled to receive reasonable indemnification satisfactory to it against all losses and expenses caused by taking or not taking such action subject to the Trustee’s duty to act with the required standard of care during a default.

If the Trustee or Collateral Agent collects any money pursuant to the exercise of remedies under the Indenture or the Mortgages, they shall pay out the money in the following order:

First:    to the Trustee and the Collateral Agent for any tax, expense or other loss incurred by it and to pay other amounts due to the Trustee and the Collateral Agent;

Second:    to holders for amounts due and unpaid on the Notes for principal (or upon acceleration of the Notes, the Accreted Principal) and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; provided, that, upon acceleration of the Notes, such payments or amounts then held by the Collateral Agent as part of the Collateral shall be applied (i) first, to holders for amounts due and unpaid on the Notes for all interest (including all interest on any applicable amounts accruing at the Post-Acceleration Rate) ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for interest and (ii) second, any remaining amounts to holders for amounts due and unpaid on the Notes for Accreted Principal ratably, without preference or priority of any kind, according to the principal amounts due and payable on the Notes for Accreted Principal; and

Third:    to United.

The Trustee, upon prior written notice to United, may fix a record date and payment date for any payment to holders of amounts received from the exercise of remedies. At least 15 days before such record date, the Trustee will mail to each holder and United a notice that states the record date, the payment date and amount to be paid.

Section 1110 of the U.S. Bankruptcy Code provides that the right of lessors, conditional vendors and holders of security interests with respect to “equipment” (as defined in Section 1110 of the U.S. Bankruptcy Code) to take possession of such equipment in compliance with the provisions of a lease, conditional sale contract or security agreement, as the case may be, and to enforce any of their other rights or remedies to sell, lease or otherwise dispose of the equipment, is not affected by any other provision of Chapter 11 of the U.S. Bankruptcy Code or any power of the bankruptcy court. Section 1110 provides, however, that the right of a lessor, conditional vendor or holder of a security interest to take possession of such equipment and to enforce any of their other rights or remedies to sell, lease or otherwise dispose of the equipment, in the event of an event of default may not be exercised for 60 days following the date of commencement of the reorganization proceedings unless specifically permitted by the bankruptcy court. These rights to take possession and enforce any other rights or remedies to sell, lease or otherwise dispose of such equipment may not be exercised at all if, within such 60-day period (or such longer period consented to by the lessor, conditional vendor or holder of a security interest), the trustee in reorganization agrees to perform the debtor’s obligations that become due on or after such date and cures all existing defaults (other than defaults resulting solely from the financial condition, bankruptcy, insolvency or reorganization of the debtor). “Equipment” is defined in Section 1110 of the U.S. Bankruptcy Code, in part, as “an aircraft, aircraft engine, propeller, appliance, or spare part (as defined in Section 40102 of the Transportation Code) that is subject to a security interest granted by, leased to, or conditionally sold to a debtor that, at the time such transaction is entered into, holds an air carrier operating certificate issued pursuant to chapter 447 of the Transportation Code for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo.”

It is a condition to the purchase of the Notes that outside counsel to United, which is expected to be Vedder Price P.C., provide its opinion to the Trustee that the Collateral Agent will be entitled to the benefits of Section 1110 with respect to the initial Section 1110 Equipment, in each case so long as United is, on the date the transactions contemplated by the Indenture with respect to the Section 1110 Equipment are entered into, a “citizen of the United States” as defined in Section 40102 of the Transportation Code holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to chapter 447 of the Transportation Code for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo.

The opinion of Vedder Price P.C. will assume that the Section 1110 Collateral is owned by United and was placed in service after October 22, 1994. The opinion will not address any other Collateral.

Modification of Indenture

Without consent of holders.    Without the consent of any holders of Notes, United and the Trustee and the Collateral Agent may amend or supplement the Indenture or any of the Notes or waive any provision thereof for the following purposes:

•	to convey, transfer, assign, mortgage or pledge to the Trustee as security for the Notes any property or assets;

•	to evidence the succession of another person to United, or successive successions, and the assumption by the successor person of the covenants, agreements and obligations of United;

•

to add to United’s covenants such further covenants, restrictions, conditions or provisions as United and the Trustee shall consider to be for the protection of the holders of the Notes, to surrender any right or power conferred upon United under the Indenture or any of the Notes, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default permitting the enforcement of all or any of the several remedies provided in the Indenture, provided that in respect of any such additional covenant, restriction, condition or provision such amendment or supplement may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the remedies available to the Trustee upon such an Event of Default or may limit the right of the holders of a majority in aggregate principal amount of the Notes to waive such an Event of Default;

•

to cure any ambiguity or omission or to correct or supplement any provision contained in the Indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the Indenture or in any supplemental indenture, provided that no such action shall adversely affect the interests of the holders of the Notes;

•	to effect any provision of the Indenture;

•	to make any other change that does not adversely affect the rights of any holder; or

•	to revise the payment schedule attached to the Indenture to reflect any partial redemption of the Notes, in accordance with the terms of the Indenture.

With the consent of holders.    Except as provided above, the consent of the holders of at least a majority in aggregate principal amount of the notes is generally required for the purpose of amending or supplementing the Indenture or waiving compliance with the provisions of the Indenture or the Notes; provided, that no amendment, supplement or waiver may, without the consent of each affected holder:

•	extend the final maturity of the principal of the Notes;

•	reduce the Accreted Principal or the outstanding principal balance of the Notes;

•	reduce the rate or extend the time of payment of interest, including default interest on the Notes;

•	reduce any amount payable on redemption of the Notes;

•	change the currency in which the Accreted Principal, principal or interest on the Notes is payable;

•	impair the right to institute suit for the enforcement of any payment of Accreted Principal, principal or interest on any Note;

•

make any change in the percentage of principal amount of the Notes, the consent of whose holders is required to amend or supplement the Indenture, to waive compliance with certain provisions of the Indenture or Notes or to waive certain Defaults and their consequences;

•	waive a continuing Default or Event of Default in the payment of Accreted Principal, principal or interest, including default interest, on the Notes; or

•

release from, or alter the priority of, the lien of the Mortgages in respect of any Collateral or modify any provisions of the Mortgages, in each case, other than in accordance with the terms of the Indenture or the Mortgages.

Indemnification

United will be required to indemnify the Trustee, but not the holders of Notes, for certain losses, claims and other matters.

Book-Entry; Delivery and Form

General.

Upon issuance, the Notes will be represented by a fully registered global note. The global note will be deposited with, or on behalf of, DTC and registered in the name of Cede, the nominee of DTC. DTC was created to hold securities for its participants (“DTC Participants”) and facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“Indirect DTC Participants”). Interests in a global note may also be held through the Euroclear System and Clearstream, Luxembourg.

So long as such book-entry procedures are applicable, no person acquiring an interest in such notes (“Beneficial Owner”) will be entitled to receive a Note representing such person’s interest in such Notes. Unless and until definitive notes are issued under the limited circumstances described below under “—Physical Notes”, all references to actions by noteholders shall refer to actions taken by DTC upon instructions from DTC Participants, and all references herein to distributions, notices, reports and statements to noteholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of such Notes, or to DTC Participants for distribution to Beneficial Owners in accordance with DTC procedures.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Under the New York Uniform Commercial Code, a “clearing corporation” is defined as:

•	a person that is registered as a “clearing agency” under the federal securities laws;

•	a federal reserve bank; or

•

any other person that provides clearance or settlement services with respect to financial assets that would require it to register as a clearing agency under the federal securities laws but for an exclusion or exemption from the registration requirement, if its activities as a clearing corporation, including promulgation of rules, are subject to regulation by a federal or state governmental authority.

A “clearing agency” is an organization established for the execution of trades by transferring funds, assigning deliveries and guaranteeing the performance of the obligations of parties to trades.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers of the Notes among DTC Participants on whose behalf it acts with respect to the Notes and to receive and transmit distributions of principal and interest with respect to the Notes. DTC Participants and Indirect DTC Participants with which Beneficial Owners have accounts similarly are required to make book-entry transfers and receive and transmit the payments on behalf of their respective customers. Beneficial Owners that are not DTC Participants or Indirect DTC Participants but desire to purchase, sell or otherwise transfer ownership of, or other interest in, the Notes may do so only through DTC Participants and Indirect DTC Participants. In addition, Beneficial Owners will receive all distributions of principal and interest from the Trustee through DTC Participants or Indirect DTC Participants, as the case may be.

Under a book-entry format, Beneficial Owners may experience some delay in their receipt of payments because payments with respect to the Notes will be forwarded by the Trustee to Cede, as nominee for DTC. DTC will forward payments in same-day funds to each DTC Participant who is credited with ownership of the Notes in an amount proportionate to the principal amount of that DTC Participant’s holdings, as shown on the records of DTC or its nominee. Each such DTC Participant will forward payments to its Indirect DTC Participants in accordance with standing instructions and customary industry practices. DTC Participants and Indirect DTC Participants will be responsible for forwarding distributions to Beneficial Owners for whom they act. Accordingly, although Beneficial Owners will not possess physical certificates, DTC’s rules provide a mechanism by which Beneficial Owners will receive payments on the Notes and will be able to transfer their interests.

Unless and until physical notes are issued under the limited circumstances described under “—Physical Notes” below, the only physical noteholder will be Cede, as nominee of DTC. Beneficial Owners will not be recognized by the Trustee as registered owners of Notes under the Indenture. Beneficial Owners will be permitted to exercise their rights under the Indenture only indirectly through DTC. DTC will take any action permitted to be taken by a noteholder under the Indenture only at the direction of one or more DTC Participants to whose accounts with DTC the Notes are credited. In the event any action requires approval by noteholders of a certain percentage of the aggregate principal amount of the Notes, DTC will take action only at the direction of and on behalf of DTC Participants whose holdings include aggregate principal amounts of the Notes that satisfy the required percentage. DTC may take conflicting actions with respect to the principal amount of other Notes to the extent that the actions are taken on behalf of DTC Participants whose holdings include those principal amounts. DTC will convey notices and other communications to DTC Participants, and DTC Participants will convey notices and other communications to Indirect DTC Participants in accordance with arrangements among them. Arrangements among DTC and its direct and indirect participants are subject to any statutory or regulatory requirements as may be in effect from time to time. DTC’s rules applicable to itself and DTC Participants are on file with the Securities and Exchange Commission.

A global note may not be transferred in part and may only be transferred in whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary or nominee thereof.

A Beneficial Owner’s ability to pledge its certificates to persons or entities that do not participate in the DTC system, or otherwise to act with respect to its Notes, may be limited due to the lack of a physical note to evidence ownership of the Notes, and because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants.

Neither United nor the Trustee will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes held by Cede, as nominee for DTC, for maintaining, supervising or reviewing any records relating to the beneficial ownership interests or for the performance by DTC, any DTC Participant or any Indirect DTC Participant of their respective obligations under the rules and procedures governing their obligations.

United will make all payments to the Trustee, as Paying Agent under the Indenture, in immediately available funds. As long as the Notes are registered in the name of DTC or its nominee, the Trustee will distribute in immediately available funds all payments received from United, including the final distribution of principal with respect to the Notes.

Any Notes registered in the name of DTC or its nominee will trade in DTC’s Same-Day Funds Settlement System until maturity. DTC will require secondary market trading activity in the Notes to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in same-day funds on trading activity in the Notes.

Physical Notes.

Physical notes will be issued in paper form to holders or their nominees, rather than to DTC or its nominee, only if:

•

United delivers to the Trustee and the registrar notice from DTC that DTC is unwilling or unable to continue to act as depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by United within 90 days; or

•

there has occurred and is continuing an Event of Default and owners of beneficial interests in the Notes in an amount not less than a majority of the aggregate outstanding principal amount of the Notes have delivered to United and the Trustee a notice indicating that the continuation of the book-entry system through the depositary is no longer in the best interests of the holders of the beneficial interests

Upon the occurrence of any of the events described in the two subparagraphs above and surrender by DTC of the global notes and receipt of instructions for re-registration, United will issue Notes as physical notes to the holders. Neither United nor the Trustee or the registrar will be liable for any delay by DTC in identifying the owners of beneficial interests in a global note.

In the case of the physical notes that are issued, the Trustee, as Paying Agent, will make distributions of principal and interest with respect to the Notes directly to holders in whose names the physical notes were registered at the close of business on the applicable Record Date. Except for the final payment to be made with respect to a Note, the Trustee will make distributions by check mailed to the addresses of the registered holders as they appear on the register maintained by the Trustee. The Trustee will make the final payment with respect to any Note only upon presentation and surrender of the applicable Note to the Trustee.

Physical notes will be freely transferable and exchangeable at the office of the Trustee upon compliance with the requirements set forth in the Indenture. Neither the Trustee nor any transfer or exchange agent will impose a service charge for any registration of transfer or exchange. However, United will require payment of a sum sufficient to cover any tax or other governmental charge attributable to a transfer or exchange.

Satisfaction and Discharge.

The Indenture shall cease to be of further effect, the lien of the Mortgages shall be released, and the Trustee, on demand of United, shall execute proper instruments acknowledging the satisfaction and discharge of the Indenture, when:

(1) either

(A) all outstanding Notes theretofore authenticated and issued (other than destroyed, lost or wrongfully taken Notes that have been replaced or paid) have been delivered to the Trustee for cancellation; or

(B)(i) so long as the Notes have not been accelerated, the principal and accrued interest (including any applicable interest on all such amounts that are overdue) or (ii) after acceleration of the Notes, the Accreted Principal and accrued interest on the outstanding principal amount of the Notes (including any applicable interest on all such amounts that are overdue), in each case, with respect to all outstanding Notes not theretofore delivered to the Trustee for cancellation have been paid in full;

(2) United has paid all other sums payable by United under the Indenture and under the other Transaction Documents; and

(3) we have delivered to the Trustee an officer’s certificate stating that all conditions precedent to satisfaction and discharge of the Indenture have been complied with, together with an opinion of counsel to the same effect.

Certain Provisions of the Indentures

Mergers and Sales of Assets.

The Indenture provides that United may not consolidate with or merge into any other person under circumstances in which United is not the surviving corporation, or convey, transfer or lease in one or more transactions all or substantially all of United’s assets to any other person, unless:

(i) such person is organized, existing and in good standing under the laws of the United States, any State of the United States or the District of Columbia and, upon consummation of such transaction, such person will be an air carrier that is a Citizen of the United States holding an air carrier operating certificate issued pursuant to chapter 447 of title 49 of the United States Code for aircraft capable of carrying 10 or more individuals or 6000 pounds or more of cargo, and as to which there is in force an air carrier operating certificate issued pursuant to Part 121 of the FAA regulations, or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof (a “U.S. Certificated Air Carrier);

(ii) such person executes and delivers to the Trustee a duly authorized, legal, valid, binding and enforceable agreement, reasonably satisfactory in form and substance to the Trustee, containing an express, effective assumption by such person of the due and punctual payment of the principal of and interest on all of the Notes and any other amounts payable by United under the Transaction Documents and the performance and observance of each covenant, agreement and condition in the Transaction Documents to be performed or observed by United;

(iii) such person makes such filings and recordings with the FAA as shall be necessary to evidence such consolidation or merger;

(iv) immediately after giving effect to such consolidation or merger no Event of Default shall have occurred and be continuing; and

(v) the Trustee shall have received an officer’s certificate from United and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and the assumption agreement mentioned in clause (ii) above comply with the terms of the Indenture and that all conditions precedent relating to such transaction have been complied with (except that such opinion need not cover the matters referred to in clause (iv) above and may rely, as to factual matters, on a certificate of an officer of United) and, in the case of such opinion, that such assumption agreement has been duly authorized, executed and delivered by such successor person and is enforceable against such successor person in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity.

If a successor person assumes United’s obligations, the successor will succeed to and be substituted for United under the Indenture, the Notes and the other Transaction Documents. Consequently, all of United’s obligations will terminate. If any such permitted consolidation, merger, sale, conveyance, other disposition or change of control transaction occurs, the holders of the Notes will not have the right to require redemption of the Notes.

Neither the Indenture nor the Guarantee contains any limitation on UAL Corporation’s ability to merge, consolidate or sell its assets.

Liens.

United is required to maintain the Collateral free of any liens, other than the rights of the Collateral Agent and United arising under the Mortgages or the other operative documents related thereto, and other than certain limited liens permitted under such documents, including but not limited to (i) liens for taxes either not yet delinquent or being contested in good faith by appropriate proceedings; (ii) materialmen’s, mechanics’ and other similar liens arising in the ordinary course of business that either are not yet delinquent for more than 60 days or are being contested in good faith by appropriate proceedings; (iii) judgment liens so long as such judgment is discharged or vacated within 60 days or the execution of such judgment is stayed pending appeal or discharged, vacated or reversed within 60 days after expiration of such stay; (iv) insurer’s salvage rights; and (v) any other lien as to which United has provided a bond or other security adequate in the reasonable opinion of the Collateral Agent; provided that in the case of each of the liens described in the foregoing clauses (i)—(iii), such liens and proceedings do not involve any material risk of the sale, forfeiture or loss of the Pledged Spare Parts, qualified aircraft (Boeing model 767-300 and 777-200 aircraft and Airbus model A319-100 and A320-200 aircraft) and/or qualified spare engine(s) (engine type customarily used on the relevant qualified aircraft) in the Collateral or the interest of the Collateral Agent therein or impair the lien of the Mortgages. (Mortgages, Section 3.01).

Maintenance of Pledged Spare Parts.

United is required to maintain the Pledged Spare Parts in accordance with applicable law, excluding (i) Pledged Spare Parts that have become worn out or unfit for use and not reasonably repairable or obsolete, (ii) Pledged Spare Parts that are not required for United’s normal operations, and (iii) expendable parts that have been consumed or used in United’s operations. In addition, United must maintain all records, logs and other materials required by the FAA or under the Federal Aviation Act to be maintained in respect of the Pledged Spare Parts. (Parts Mortgages, Section 3.02(a)).

Maintenance of Aircraft and Spare Engines.

United is obligated under the Additional Mortgage, among other things and at its expense, to keep each aircraft and spare engines in the Collateral insured, to pay all costs of operating the aircraft and spare engines and to maintain, service, repair and overhaul the aircraft and spare engines so as to keep them in as good an operating condition as when delivered to United, ordinary wear and tear excepted, and without taking into consideration hours and cycles, and, with respect to the aircraft and spare engines in the Collateral, in such condition as required to maintain the airworthiness certificate for the aircraft in good standing at all times, subject to certain limited exceptions, including temporary storage or maintenance periods and the grounding of similar aircraft by the applicable aviation authority. (Additional Mortgage, Section 3.04(a)).

Use and Possession of Pledged Spare Parts.

United has the right to deal with the Pledged Spare Parts in any manner consistent with its ordinary course of business. This includes the right to install on, or use in, any aircraft, engine or Spare Part leased to or owned by United any Pledged Spare Part, free from the lien of the Mortgages. United may dismantle any Pledged Spare Part that it deems worn out or obsolete or unfit or no longer suitable for use and may sell or dispose of any such Pledged Spare Part or any salvage resulting from such dismantling, free from the lien of the Mortgages. (Parts Mortgages, Section 3.02(b)(i)).

United may not sell, lease, transfer or relinquish possession of any Pledged Spare Part without the prior written consent of the Collateral Agent, except as permitted by the Mortgages and the

Indenture. (Parts Mortgages, Section 3.02(b)(ii); Indenture, Section 4.11). In the ordinary course of business, United may transfer possession of any Pledged Spare Part to the manufacturer thereof or any other organization for testing, overhaul, repairs, maintenance, alterations or modifications or to any person for the purpose of transport to any of the foregoing. United also may subject any Pledged Spare Part to a pooling, exchange, borrowing, or maintenance servicing agreement arrangement customary in the airline industry and entered into in the ordinary course of business; provided, however, that if United’s title to any such Pledged Spare Part shall be divested under any such agreement or arrangement, such divestiture shall be deemed to be a sale with respect to such Pledged Spare Part. (Parts Mortgages, Section 3.02(b)(iii)). So long as no Special Default or Event of Default has occurred and is continuing, United may sell, transfer or dispose of Pledged Spare Parts free from the Lien of the Parts Mortgages. (Parts Mortgages, Section 3.02(c)). However, in the event United either (x) moves, either in a single move or series of moves, Pledged Spare Parts from one or more Designated Locations owned or leased by United to, or (y) acquires, either in a single acquisition or series of acquisitions, new Spare Parts from a vendor or supplier which are thereafter stored at, in each case another single location in the United States which shall, at such time, not be a Designated Location but shall be owned or leased by United, United shall, within 30 days following the arrival of such Pledged Spare Part or Spare Parts, as applicable, at the relevant new location and provided that following such move or acquisition there shall be in aggregate at such new location Spare Parts in excess of 1% of the appraised value of all Pledged Spare Parts, cause such new location to become a Designated Location in accordance with the Parts Mortgages (Indenture, Section 4.11).

So long as no Event of Default shall have occurred and be continuing and subject to certain terms of the Indenture, including the requirement to provide Collateral sufficient to comply with the Maximum Collateral Ratio, the Minimum Section 1110 Collateral Ratio and the Minimum Rotable/Repairable Ratio, United may enter into a lease with respect to any Pledged Spare Part to any U.S. Certificated Air Carrier that is not then subject to any bankruptcy, insolvency, liquidation, reorganization, dissolution or similar proceeding and shall not have substantially all of its property in the possession of any liquidator, trustee, receiver or similar person. In the case of any such lease, United will include in such lease appropriate provisions which (i) make such lease expressly subject and subordinate to all of the terms of the Indenture, including the rights of the Collateral Agent to avoid such lease in the exercise of its rights to repossession of the Pledged Spare Parts thereunder and United shall remain primarily liable for, among other things, the performance and observance of all terms of the Indenture; (ii) require the lessee to comply with the insurance requirements of the Indenture; and (iii) require that the Pledged Spare Parts subject thereto be used in accordance with the limitations applicable to United’s use, possession and location of such Pledged Spare Parts provided in the Indenture and the Mortgages (including, without limitation, that such Pledged Spare Parts be kept at one or more Designated Locations). (Indenture, Section 4.11; Parts Mortgages, Section 3.02(b)(iv)).

Use and Possession of Aircraft and Spare Engines.

Each aircraft and spare engine in the Collateral may be operated by United or, subject to certain restrictions, by certain other persons. Normal interchange and pooling agreements with respect to any airframe or spare engine in the Collateral are permitted. Leases are also permitted to U.S. Certificated Air Carriers and foreign air carriers in countries that are listed in the Additional Mortgage, subject to a reasonably satisfactory legal opinion that, among other things, such country would recognize the Collateral Agent’s security interest in respect of the applicable aircraft or spare engine. In addition, a lessee may not be subject to insolvency or similar proceedings at the commencement of such lease. (Additional Mortgage, Section 3.02) Permitted foreign air carriers are not limited to those based in a country that is a party to the Convention on the International Recognition of Rights in Aircraft (Geneva 1948) (the “Convention”) or the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment which were signed in Cape Town, South Africa on November 16, 2001 (the “Cape Town Convention”). It is uncertain to what extent the Collateral Agent’s security interest would be recognized if an aircraft or spare engine were registered or located in a jurisdiction not a party to the Convention or Cape Town Convention. Moreover, in the case of an Event of Default, the ability of the Collateral Agent to realize upon its security interest in an aircraft or spare engine could be adversely affected as a legal or practical matter if such aircraft were registered or located outside the United States.

Subject to the next paragraph, United is required to keep each aircraft in the Collateral duly registered under Title 49 of the United States Code (the “Transportation Code”) with the FAA, and to record the Additional Mortgage and certain other documents under the Transportation Code upon an aircraft or spare engine becoming part of the Collateral. In addition, United will register the “international interests” created pursuant to the Additional Mortgage under the Cape Town Convention with respect to the aircraft and spare engines. (Additional Mortgage, Section 3.02(d)). Such recordation of the Additional Mortgage and other documents with respect to each aircraft and spare engine and registration of the “international interests” with respect to each aircraft and spare engine is intended to give the Collateral Agent a first priority perfected security interest in such aircraft and spare engines under U.S. law. If such aircraft or spare engines are located outside the United States, the effect of such perfection and the priority of such security interest may be governed by the law of the jurisdiction where such aircraft or spare engine is located. The Convention provides that such security interest will also be recognized, with certain limited exceptions, in those jurisdictions that have ratified or adhere to the Convention.

The Cape Town Convention provides that, subject to certain exceptions, a registered “international interest” has priority over a subsequently registered interest and over an unregistered interest for purposes of the law of those jurisdictions that have ratified the Cape Town Convention. There are many jurisdictions in the world that have not ratified either the Convention or the Cape Town Convention, and the aircraft or spare engines may be located in any such jurisdiction from time to time. There is no legal precedent with respect to the application of the Cape Town Convention in any jurisdiction and therefore it is unclear how the Cape Town Convention will be applied.

So long as no Special Default or Event of Default exists, United has the right to register an aircraft in the Collateral in a country other than the United States at its own expense in connection with a permitted lease of such aircraft to a permitted foreign air carrier, subject to certain conditions set forth in the Additional Mortgage. These conditions include a requirement that an opinion of counsel be provided that the Collateral Agent’s lien in respect of such aircraft, airframe or spare engines will be recognized as a first priority (subject to permitted liens) security interest and enforceable in such jurisdiction (including the Collateral Agent’s right to repossession). (Additional Mortgage, Section 3.02(d) and Annex C).

United is obligated to replace all parts at its expense that may from time to time be incorporated or installed in or attached to any aircraft or spare engine in the Collateral and that may become lost, damaged beyond repair, worn out, stolen, seized, destroyed, confiscated or rendered permanently unfit for use. United or any permitted lessee has the right, at its own expense, to make such alterations, modifications and additions with respect to each aircraft and spare engine as it deems desirable in the proper conduct of its business and to remove parts which it deems to be obsolete or no longer suitable or appropriate for use, so long as such alteration, modification, addition or removal does not impair the condition or airworthiness and does not materially diminish the value, utility, or the remaining useful life (without regard to hours and cycles) of such aircraft or spare engine. (Additional Mortgage, Sections 3.04(b) and 3.04(d)).

Designated Locations

United will subject Pledged Spare Parts to the lien of the Parts Mortgages by designating locations from time to time in accordance with the Parts Mortgages (the “Designated Locations”). (Parts

Mortgages, Section 3.02(b)(ii)). United will have the right to utilize the Pledged Spare Parts in any manner consistent with its ordinary course of business, including, so long as it is in compliance with the Maximum Collateral Ratio, the Minimum Section 1110 Ratio and the Minimum Rotable/Repairable Ratio removing Pledged Spare Parts from Designated Locations. (Parts Mortgages, Section 3.02(b)(i); Indenture, Section 4.11). United will be entitled to hold Spare Parts at locations other than Designated Locations subject to its compliance with the Maximum Collateral Ratio, the Minimum Section 1110 Collateral Ratio and the Minimum Rotable/Repairable Ratio. The lien of the Parts Mortgages shall not apply to any Excluded Parts (and therefore such spare parts will not constitute “Collateral” for purposes of calculating Collateral Ratios and Rotable/Repairable Ratio and any other provision of the Indenture).

Insurance.

United is required to maintain insurance covering physical damage to the Pledged Spare Parts. Such insurance must provide for the reimbursement of United’s expenditure in repairing or replacing any damaged or destroyed Pledged Spare Part. If any such Pledged Spare Part is not repaired or replaced, such insurance must provide for the payment of the amount it would cost to repair or replace such Pledged Spare Part, on the date of loss, with proper deduction for obsolescence and physical depreciation. However, after giving effect to self-insurance permitted as described below, the amounts payable under such insurance may be less.

All insurance proceeds paid under such policies as a result of the occurrence of an Event of Loss with respect to any Pledged Spare Part involving proceeds in excess of $2,000,000, up to 110% of the outstanding Accreted Principal (the “Debt Balance”), will be paid to the Collateral Agent. The entire amount of any insurance proceeds not involving an Event of Loss with respect to any Pledged Spare Part, the amount of any proceeds of $2,000,000 or less involving an Event of Loss with respect to Pledged Spare Parts, and the amount of any insurance proceeds in excess of the Debt Balance, will be paid to United so long as no Special Default or Event of Default shall be continuing. For these purposes, “Event of Loss” means, with respect to any Pledged Spare Part, (i) the destruction, damage beyond economic repair, or rendition of such Pledged Spare Part permanently unfit for normal use by United, (ii) damage that results in the receipt of insurance proceeds on the basis of an actual or constructive or compromised total loss, (iii) loss of possession by United for 180 consecutive days as a result of theft or disappearance, and (iv) any seizure, condemnation, confiscation, taking or requisition (including loss of title) by a government entity (other than the U.S. government) for more than six consecutive months. Any such proceeds held by the Collateral Agent will be disbursed to United to reimburse it for the purchase of additional Spare Parts after the occurrence of such Event of Loss. In addition, such proceeds will be disbursed to United to the extent it would not cause the Collateral Ratio, as subsequently determined, to exceed the Maximum Collateral Ratio, the Section 1110 Collateral Ratio, as subsequently determined, to decrease below the Minimum Section 1110 Collateral Ratio or the Rotable/Repairable Ratio, as subsequently determined to decrease below the Minimum Rotable/Repairable Ratio.

United is also required to maintain third party liability insurance with respect to the Pledged Spare Parts in an amount and scope as it customarily maintains for equipment similar to the Pledged Spare Parts and with insurers of nationally or internationally recognized responsibility. United may self-insure the risks required to be insured against as described above in respect of Pledged Spare Parts in such amounts as shall be consistent with its normal practices. (Parts Mortgages, Section 3.06 and Annex B).

Additional Insurance for Aircraft and Spare Engines.

United is required to maintain or cause to be maintained, at its expense (or at the expense of a permitted lessee), all-risk aircraft hull insurance covering each aircraft and spare engine in the Collateral, at all times in an amount not less than the cost to replace such aircraft or spare engine (the “Agreed Value”). However, after giving effect to self-insurance permitted as described below, the amount payable under such insurance may be less than such amounts payable with respect to the Notes. In the event of a loss not constituting an Event of Loss but involving insurance proceeds in excess of (i) $2,500,000 with respect to any engine (where no Event of Loss with respect to an airframe has occurred) and (ii) $5,000,000 on any other losses, per occurrence, if the insurers make payment to a person other than the repairer of such loss, such proceeds in excess of the relevant aforementioned amounts and up to the Agreed Value of the relevant aircraft or spare engine will be payable to the Collateral Agent (or, in certain circumstances, the “contract parties” under such held insurances or to the entity effecting any repair), for so long as the Additional Mortgage shall be in effect. In the event of a loss not constituting an Event of Loss but involving insurance proceeds not in excess of or equal to (i) $2,500,000 with respect to any engine (where no Event of Loss with respect to an airframe has occurred) and (ii) $5,000,000 on any other losses, such proceeds will be payable directly to United (or, in certain circumstances, the “contract parties” under such held insurances or to the entity effecting any repair) so long as a Special Default or an Event of Default does not exist. All payments with respect to losses received while a Special Default or Event of Default shall have occurred and be continuing, in each case, shall be paid to the Collateral Agent. So long as the loss does not constitute an Event of Loss, insurance proceeds will be applied to repair or replace the property. (Additional Mortgage, Section 3.06 and Annex B).

In addition, United is obligated to maintain comprehensive airline liability insurance at its expense (or at the expense of a permitted lessee), including, without limitation, passenger legal liability, bodily injury liability, property damage liability and contractual liability (exclusive of manufacturer’s product liability insurance) insurance with respect to each aircraft and spare engine in the Collateral. Insurers or reinsurers of recognized responsibility, including, without limitation, any independent recognized commercial insurance company and any captive and/or industry managed insurance company, must underwrite such liability insurance. The amount of such liability insurance coverage per occurrence may not be less than the amount of comprehensive airline liability insurance from time to time applicable to aircraft and spare engines, as applicable, owned or leased and operated by United of the same type and operating on similar routes as such aircraft. (Additional Mortgage, Section 3.06 and Annex B).

United is also required to maintain hull war-risk and allied perils insurance if United (or any permitted lessee) maintains such insurance with respect to other similar aircraft or spare engines operated by United (or any permitted lessee) on the same routes on which the aircraft is operated. (Additional Mortgage, Section 3.06 and Annex B).

United may self-insure under a program applicable to all aircraft in its fleet, but the amount of such self-insurance in the aggregate may not exceed 100% of the largest replacement value of any single aircraft in United’s fleet or 1.5% of the average aggregate insurable value (during the preceding calendar year) of all aircraft on which United carries insurance, whichever is less, unless an insurance broker of national standing shall certify that the standard among all other major U.S. airlines is a higher level of self-insurance, in which case United may self-insure the aircraft to such higher level. In addition, United may self-insure to the extent of any applicable deductible per aircraft that does not exceed industry standards for major U.S. airlines. (Additional Mortgage, Section 3.06 and Annex B).

In respect of each insurance policy covering an aircraft or spare engine pledged as Collateral, United is required to name as additional insured parties the Collateral Agent, the Trustee and holders of the Notes and in some cases certain other parties under all liability, hull and property and war risk, hijacking and allied perils insurance policies required with respect to such aircraft or spare engine. In addition, the insurance policies maintained under the Additional Mortgage will be required to provide that, in respect of the interests of such additional insured persons, the insurance shall not, except in very limited circumstances, be invalidated by any act or omission of United or any permitted lessee and to insure the respective interests of such additional insured persons, regardless of any breach or violation of any representation, warranty, declaration or condition contained in such policies by United or any permitted lessee. (Additional Mortgage, Section 3.06 and Annex B).

Event of Loss for Aircraft, Engines or Spare Engines.

If an Event of Loss occurs with respect to the airframe or the airframe and engines of an aircraft, United must elect within 30 days after such occurrence either to make payment with respect to such Event of Loss or to replace such airframe and any such engines. If United elects to replace such aircraft, (a) it must do so within 60 days after the related Event of Loss, with an airframe or airframe and engines of the same or improved make and model free and clear of all liens (other than certain permitted liens) and having a value, utility and remaining useful life (without regard to hours or cycles) at least equal to the aircraft which suffered such Event of Loss determined immediately prior to such Event of Loss and (b) such replacement airframe and/or replacement engine must meet each of the conditions to constitute Collateral and the maximum amount of Fair Market Value of all aircraft and spare engines included in the Collateral may not exceed 20% of the Fair Market Value of all Section 1110 Collateral necessary in order for the Section 1110 Collateral Ratio to equal the Minimum Section 1110 Collateral Ratio. If United elects to make a payment in respect of such Event of Loss, United shall make a payment to the Collateral Agent to be held as Cash Collateral (subject to (x) the aggregate amount of Cash Collateral after such payment not exceeding $20,000,000 and (y) such Cash Collateral only having effect for 45 days for purposes of the Maximum Collateral Ratio, the Minimum Section 1110 Ratio and the Minimum Rotable/Repairable Ratio on or before the Business Day next following the earlier of (x) the 60th day following the date of the occurrence of such Event of Loss and (y) the fourth Business Day following the receipt of insurance proceeds with respect to such Event of Loss. (Additional Mortgage, Section 3.05(a); Indenture, Section 4.11(a)).

If United elects to replace an airframe (or airframe and one or more engines, as the case may be) that suffered such Event of Loss, it shall provide to the Collateral Agent reasonably acceptable opinions of counsel to the effect, among other things, that (i) certain specified documents have been duly filed under the Transportation Code (or comparable applicable law of the relevant jurisdiction of registration) and certain registrations made with the International Registry under the Cape Town Convention and (ii) the Collateral Agent will be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to any such replacement airframe (unless, as a result of a change in law or court interpretation, such benefits are not then available). (Additional Mortgage, Section 3.05(c)).

Any amounts up to the Agreed Value of an airframe or engine, other than insurance proceeds in respect of damage or loss not constituting an Event of Loss, received at any time by the Collateral Agent or United in respect of an Event of Loss, and United elects not to replace such airframe, or airframe and engine(s), then upon payment of the Agreed Value for such airframe, or airframe and engine(s), to the Collateral Agent to be held as Cash Collateral in accordance with the Indenture, the remainder of such proceeds, if any shall be paid to United. (Additional Mortgage, Section 3.05(d)).

If an Event of Loss occurs with respect to an engine under circumstances where an Event of Loss with respect to an airframe has not occurred or with respect to a spare engine, United is obligated (a) to promptly (and in no event, less than 15 days after the occurrence of such event of Loss) to provide notice of such Event of Loss to the Collateral Agent and (b) to substitute a replacement engine for such engine or replacement engine within 60 days after such Event of Loss. Such replacement engine shall be the same or improved make and model free and clear of all liens (other than certain permitted liens), having a value and utility (without regard to hours or cycles) at least equal to and be in as good an operating condition and repair as the engine or spare engine which suffered such Event of

Loss. If United elects to substitute an engine or spare engine, it shall provide to the Collateral Agent reasonably acceptable opinions of counsel to the effect, among other things, that (i) certain specified documents have been duly filed under the Transportation Code (or comparable applicable law of the relevant jurisdiction of registration) and certain registrations made with the International Registry under the Cape Town Convention, (ii) the Collateral Agent will be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to any such replacement engine (unless, as a result of a change in law or court interpretation, such benefits are not then available) and (iii) it is in compliance with the Maximum Collateral Ratio, the Minimum Section 1110 Ratio and the Minimum Rotable/Repairable Ratio. (Additional Mortgage, Section 3.04(e); Indenture, Section 4.11).

An “Event of Loss” with respect to an aircraft, airframe or any spare engine means any of the following circumstances, conditions or events for any reason whatsoever with respect to such property: (i) the destruction of such property, damage to such property beyond economic repair or rendition of such property permanently unfit for normal use; (ii) the actual or constructive total loss of such property or any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss or a constructive or compromised total loss; (iii) any theft, hijacking or disappearance of such property for a period of 180 consecutive days or more; (iv) any seizure, condemnation, confiscation, taking or requisition of title to such property by any government entity or purported government entity (other than a requisition of use by the U.S. government or any government of registry of the aircraft or agent or instrumentality thereof) for a period exceeding 180 consecutive days; (v) as a result of any law, rule, regulation, order or any other action by the FAA or any governmental entity of the government of registry, or by any governmental entity otherwise having jurisdiction over the operation or use of the aircraft, the use of such property in the normal course of United’s business of passenger air transportation is prohibited for 180 consecutive days, unless United or the permitted lessee, prior to the expiration of such 180-day period, shall have undertaken and shall be diligently carrying forward such steps as may be necessary or desirable to permit the normal use of such property by United, but in any event if such use shall have been prohibited for a period of two consecutive years; provided that no Event of Loss shall be deemed to have occurred if such prohibition has been applicable to United’s entire U.S. fleet of such property and United or the permitted lessee, prior to the expiration of such two-year period, shall have conformed at least one unit of such property in its fleet to the requirements of any such law, rule, regulation, order or other action and commenced regular commercial use of the same in such jurisdiction and shall be diligently carrying forward, in a manner which does not discriminate against applicable property in so conforming such property, steps which are necessary or desirable to permit the normal use of such property by United, but in any event if such use shall have been prohibited for a period of three years; or (vi) the requisition for the use by any government of registry of the aircraft (other than the U.S. Government) or any instrumentality or agency thereof, which shall have occurred and shall have continued for more than 180 days. An Event of Loss with respect to an aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the related airframe. (Additional Mortgage, Annex A).

Regarding the Trustee

Wells Fargo Bank Northwest, National Association is acting as Trustee and Collateral Agent. United has initially appointed Wells Fargo Bank Northwest, National Association to act as registrar (the “Registrar”), as paying agent (the “Paying Agent”) and as Securities Intermediary (the “Securities Intermediary”). We may remove any Registrar or Paying Agent at any time. The Trustee may resign at any time and the holders of a majority in aggregate principal amount of the Notes may remove the trustee without cause at any time. We may only remove the Trustee in certain limited circumstances. In any case, such resignation or removal will only be effective upon the appointment of a successor trustee.

The Trustee and the Collateral Agent may refuse to perform any duty or exercise any right or power unless it received indemnity satisfactory to it against any loss, liability or expense.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary discusses certain material U.S. federal income tax consequences relating to the purchase, ownership, and disposition of the Notes. Except where otherwise indicated herein, this summary deals only with Notes held as capital assets and is applicable only to initial holders of the Notes who purchased the Notes for an amount of cash equal to their initial offering price. Moreover, this summary does not purport to deal with all aspects of federal income taxation that may be relevant to holders of the Notes in light of their individual circumstances. Accordingly, this summary does not deal with special situations, such as, for example:

•

tax consequences to holders who may be subject to special tax treatment, e.g., dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt entities, and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax consequences to persons holding the Notes as part of a hedging, integrated, constructive sale or conversion transaction, or a straddle;

•	tax consequences to “U.S. Holders” (as defined below) of the Notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities or investors in such entities;

•	alternative minimum tax consequences, if any; or

•	any state, local, or foreign tax consequences.

The discussion below is general and informational and based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations, rulings, and judicial decisions as of the date hereof. Those authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

IF YOU ARE CONSIDERING PURCHASING A NOTE, YOU SHOULD CONSULT (AND RELY ON) YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of the Notes that is, for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. “Non-U.S. Holder” means any beneficial owner of a Note who is not a U.S. Holder.

If an entity (or other arrangement) that is classified as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Entities that are classified as partnerships for U.S. federal income tax purposes and persons holding Notes through such entities are urged to consult their own tax advisors.

All or a portion of the Notes may be redeemed prior to their stated maturity date. The obligation to make such payments may implicate the provisions of Treasury regulations governing “contingent payment debt instruments.” However, a debt instrument is not considered a contingent payment debt instrument if, at the time of its issuance, there is only a “remote” likelihood that a contingency will occur. Although these rules are not entirely clear, we intend to take the position that the Notes are not contingent payment debt instruments at the time of their issuance. However, there can be no assurance that the IRS will accept, or that a court would uphold, this position. The remainder of this summary assumes that the Notes will not be subject to the Treasury regulations governing contingent payment debt instruments.

Consequences to U.S. Holders.

Stated Interest and Original Issue Discount

We expect that the “stated redemption price at maturity” of a Note will exceed its “issue price” by an amount that equals or exceeds the statutory de minimis amount (described below). Consequently, we expect that the Notes will be issued with OID.

A Note will be issued with OID if its “stated redemption price at maturity” (the sum of all amounts payable on such Note other than “qualified stated interest”) exceeds its “issue price” by more than a de minimis amount (generally  1/4 of 1% of a Note’s stated redemption price at maturity multiplied by the number of complete years from the issue date to maturity). The “issue price” of a Note generally will equal the first price at which a substantial amount of Notes are sold for money, excluding sales to underwriters, placement agents, or wholesalers. “Qualified stated interest” generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate or a variable rate in certain instances. For these purposes, interest is unconditionally payable only if reasonable remedies exist to compel timely payment or the Note otherwise provides terms and conditions that make the likelihood of late payment or nonpayment of interest a remote contingency.

The stated rate of interest on each Note (i.e., its coupon rate) is expected to constitute “qualified stated interest” for these purposes and, as such, the stated interest will be taxable to a U.S. Holder as ordinary income for U.S. federal income tax purposes when received or accrued, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. However, if, as we expect, the Notes are issued with OID, U.S. Holders also must include in income for a taxable year the amount of any OID properly allocable to such year pursuant to a constant-yield method, and such OID will be included in income in advance of the receipt of all or a portion of the cash attributed to such OID regardless of whether the U.S. Holder uses the cash or the accrual method of accounting for U.S. federal income tax purposes.

Under the constant-yield method, a U.S. Holder will include as interest income for any particular taxable year the daily portion of the OID that accrues on the Note for each day during the taxable year that the U.S. Holder holds the Note. The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period generally equals the excess of (a) the product of the Note’s adjusted issue price at the beginning of the accrual period and the Note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of time of a particular accrual period) over (b) the sum of the payments of qualified stated interest on the Note allocable to the accrual period. The “adjusted issue price” of a Note at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the Note in all prior accrual periods and decreased by the amount of any payments previously made on the Note that were not qualified stated interest payments.

The above discussion is intended to be only a general summary of rules regarding OID, U.S. Holders should consult their own tax advisors regarding the appropriate calculation and tax reporting of OID attributable to the Notes they hold.

Market Discount.

A U.S. Holder who purchases (other than at the original issue) a Note at a discount may be subject to the “market discount” rules of Sections 1276 through 1278 of the Code. These rules generally apply when a U.S. Holder purchases his or her Note for an amount that is less than such Note’s “revised issue price” (generally defined as the sum of the issue price of the Note and the aggregate amount of the OID includable, without regard to the rules for acquisition premium discussed below, in the gross income of all previous holders of the Note), assuming the Note has OID. However, the market discount rules generally will not apply if the difference between the amount for which a Note was purchased and its revised issue price is less than a de minimis amount specified in the Code. If these rules do apply, they will require that any principal payment on, or any gain on the sale, exchange, retirement, or other disposition of, a Note be treated as ordinary income to the extent of any accrued and outstanding market discount. However, alternatively, a U.S. Holder of a Note having market discount may file a special election to include the market discount in income currently over the life of the Note pursuant to a method similar to the constant-yield method discussed above under “Stated Interest and Original Issue Discount.” If filed, this election will apply to all debt instruments with market discount held by the electing U.S. Holder and generally cannot be revoked without the consent of the Internal Revenue Service (“IRS”). If no such election is filed, the market discount rules also may require the deferral of certain interest deductions with respect to debt incurred to purchase or carry a Note that has market discount.

Acquisition Premium.

A U.S. Holder that purchases a Note (other than at its original issuance) for an amount less than or equal to the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, but in excess of its adjusted issue price (any such excess being “acquisition premium”) and that does not make the election described below under “Election to Treat All Interest as Original Issue Discount,” is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the U.S. Holder’s adjusted basis in the Note immediately after its purchase over the Note’s adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note’s adjusted issue price.

Amortizable Bond Premium.

A U.S. Holder who purchases a Note for an amount in excess of its principal amount, or (in the case of a Note issued with OID) its stated redemption price at maturity, may elect to treat the excess as “amortizable bond premium.” If such an election is filed, the amount required to be included in the U.S. Holder’s income each year with respect to interest on the Note generally will be reduced by the amount of amortizable bond premium allocable to that year. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludable from gross income for U.S. federal income tax purposes) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder and is irrevocable without the consent of the IRS.

Election to Treat All Interest as Original Issue Discount.

A U.S. Holder may elect to include in gross income all interest that accrues on a Note using the constant-yield method described above under the discussion entitled “Stated Interest and Original Issue Discount” with certain modifications. For purposes of this election, interest includes stated interest, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium (described above under “Amortizable Bond Premium”) or acquisition premium. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. If the election to apply the constant-yield method to all interest on a Note is made with respect to a Note having market discount, however, the electing U.S. Holder will be treated as having made the election discussed above under “Market Discount.” U.S. Holders should consult their tax advisors concerning the propriety and consequences of this election.

Sale, Exchange, Redemption, or Other Disposition of the Notes.

Upon the sale, exchange, redemption, or other disposition of the Notes, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, or other disposition (less any amount attributable to accrued but unpaid interest, which will be taxable as interest income to the extent not previously reportable as income) and such holder’s adjusted tax basis in the Notes. A U.S. Holder’s adjusted tax basis in his or her Notes generally will be equal to the cost of such Notes, increased by the amount of any OID and market discount included in income and decreased by any payments of principal and amounts attributable to previously included OID and market discount. In general, gain or loss recognized by a U.S. Holder on the sale, exchange or other disposition of the Notes will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other disposition the Notes have been held for more than one year. Non-corporate taxpayers that have held the Notes for more than one year may be eligible for reduced rates of taxation on capital gains. The deduction of capital losses may be subject to limits.

All or a portion of the Notes may be redeemed prior to their stated maturity date. In most instances in which a prepayment can be (or is required to be) made, the redemption payment may include not only amounts of accrued and unpaid interest (including accrued OID) and accreted principal but also may include additional sums. These additional sums likely would be classified as “call premiums” and taxed as capital gains. However, there is a possibility that these sums could be viewed as a substitution for the payment of interest and taxed as such. A U.S. Holder should consult his or her own tax advisor regarding the proper treatment of such amounts.

Consequences to Non-U.S. Holders.

The following is a summary of certain material U.S. federal tax consequences that will apply to you if you are a Non-U.S. Holder of the Notes. Special rules may apply to certain Non-U.S. Holders, such as, for example, “controlled foreign corporations,” “passive foreign investment companies,” persons eligible for benefits under income tax treaties or conventions to which the United States is a party, and certain U.S. expatriates. You should consult your own tax advisor to determine the U.S. federal, state, local, and other tax consequences that may be relevant to you.

Payment of Interest.

Any payment to a Non-U.S. Holder of interest (and any OID) on the Notes generally will not be subject to U.S. federal income or withholding tax provided that, among other things: (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all of the Company’s outstanding stock that is entitled to vote within the meaning of section 871(h)(3) of the Code; (ii) the Non-U.S. Holder is not a “controlled foreign corporation” that is related to the Company within the meaning of section 864(d)(4) of the Code; (iii) the Non-U.S. Holder is are not a bank whose receipt of interest on the Notes is described in section 881(c)(3)(A) of the Code; (iv) the interest on the Notes is not effectively connected with a U.S. trade or business; and (v) either (x) the Non-U.S. Holder provides his, her or its name and address, and certifies, under penalties of perjury, that he, she or it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)) or

(y) the Non-U.S. Holder holds the Notes through certain foreign intermediaries, and the Non-U.S. Holder and the foreign intermediary satisfy the certification requirements of applicable U.S. Treasury regulations.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest (including OID) will be subject to the 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides the appropriate party with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business, unless an applicable treaty provides otherwise, the Non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net income basis (although the interest will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) generally in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation, the Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct of a trade or business in the United States.

Sale, Exchange, Redemption, or Other Disposition of the Notes.

Any gain realized upon the sale, exchange, redemption, or other disposition of the Notes generally will not be subject to U.S. federal income tax unless: (i) that gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Information Reporting and Backup Withholding With Respect to Both U.S. Holders and Non-U.S. Holders

For a U.S. Holder, in general, information reporting requirements will apply to certain payments of principal and interest (including OID) on the Notes and the proceeds of the sale (including a redemption) of the Notes unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding tax will apply to such payments if the U.S. Holder fails to provide his, her or its taxpayer identification number or certification of exempt status or if the U.S. Holder has been notified by the IRS that he, she or it failed to properly report payments of interest or dividends. The backup withholding rate for 2009 is 28%, and such rate may increase in the future. Non-U.S. Holders will generally be exempt from backup withholding and information reporting requirements with respect to payments made outside the United States by a non-U.S. payor. However, payments made in the United States or by brokers or other intermediaries with certain U.S. connections may be subject to the information reporting and backup withholding rules, in which case Non-U.S. Holders may be required to certify that they are not U.S. persons or otherwise establish an exemption from these rules.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

IF YOU ARE CONSIDERING THE PURCHASE OF THE NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as in effect on the date of this prospectus supplement (“ERISA”), should consider the fiduciary responsibility requirements under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the Notes. Such fiduciary should determine whether the investment satisfies ERISA’s diversification and prudence requirements and whether the investment is in accordance with the documents and instruments governing the plan. In addition, ERISA and Section 4975 of the Code prohibit a wide range of transactions (“Prohibited Transactions”) involving an employee benefit plan (including any entity deemed to hold plan assets) or individual retirement account subject to ERISA and/or Section 4975 of the Code (“ERISA Plans”), and persons who have certain specified relationships to the ERISA Plan (“parties in interest,” within the meaning of ERISA and “disqualified persons,” within the meaning of the Code). Such transactions may require “correction” and may cause an ERISA Plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes.

Each of the Trustee, the underwriters and United may be a party in interest or a disqualified person with respect to an ERISA Plan purchasing the Notes; therefore, the purchase by an ERISA Plan of the Notes may give rise to a direct or indirect Prohibited Transaction. Any person who is, or who in acquiring the Notes is or may be using the assets of, an ERISA Plan may acquire the Notes, if such person determines that a statutory or an administrative exemption from the Prohibited Transaction rules discussed below or otherwise available is applicable to such person’s acquisition and holding of the Notes (or any interest therein).

Certain statutory or administrative exemptions from the Prohibited Transaction rules under ERISA and the Code may be available to an ERISA Plan that is purchasing the Notes. Included among these exemptions are: PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding transactions effected by a qualified professional asset manager, as amended; PTCE 95-60, regarding transactions effected by insurance company general accounts; PTCE 96-23, regarding investments by an in-house professional asset manager or the exemption pursuant to Section 4975(d)(20) of the Code and Section 408(b)(17) of ERISA relating to transactions with service providers (other than certain fiduciaries) for adequate consideration. Certain of these exemptions, however, do not afford relief from the Prohibited Transaction rules under Section 406(b) of ERISA and Section 4975(c)(1)(E)–(F) of the Code. In addition, there can be no assurance that any of these administrative exemptions will be available with respect to any particular transaction involving the Notes.

Governmental plans and certain church plans (each as defined under ERISA) are not subject to the Prohibited Transaction rules. Such plans may, however, be subject to federal, state or local laws or regulations substantially similar to the prohibited transactions provisions of ERISA and Section 4975 of the Code that may affect their investment in the Notes (“Similar Law”). Any fiduciary of such a governmental or church plan considering an acquisition of the Notes must determine the need for, and the availability, if necessary, of any exemptive relief under Similar Law.

The foregoing discussion is general in nature and is not intended to be all inclusive. Any fiduciary of an ERISA Plan, governmental plan or church plan considering the purchase and holding of the Notes should consult with its legal advisors regarding the consequences of such purchase and holding. By its acquisition and holding of a Note (or any interest therein), each noteholder will be deemed to have represented and warranted that either (i) no assets of an ERISA Plan, an entity whose underlying assets are deemed to include assets of any ERISA Plan, or governmental plan or church plan that is subject to Similar Law have been used to acquire and hold such Note (or an interest therein), or (ii) the acquisition and holding of such Note (or interest therein) by that person are exempt from the prohibited transaction restrictions of ERISA and the Code or any similar provision of Similar Law, as applicable, pursuant to a statutory or administrative exemption.

Any insurance company proposing to invest assets of its general account in the Notes should consider the extent to which such investment would be subject to the requirements of ERISA and Section 4975 of the Code in light of the United States Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86, 114 S. Ct. 517 (1993), and the effect of Section 401(c) of ERISA as interpreted by the regulations issued thereunder by the U.S. Department of Labor in January 2000.

EACH ERISA PLAN FIDUCIARY (AND EACH FIDUCIARY FOR A GOVERNMENTAL OR CHURCH PLAN SUBJECT SIMILAR LAW) SHOULD CONSULT WITH ITS LEGAL ADVISER CONCERNING AN INVESTMENT IN ANY OF THE NOTES.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement (the “Underwriting Agreement”), we have agreed to sell to each of the underwriters the following respective aggregate face amounts of the Notes:

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$87,500,000
Citigroup Global Markets Inc.	87,500,000

Total	$175,000,000

The Underwriting Agreement provides that the obligations of the underwriters are subject to certain conditions precedent. The underwriters will be obligated to purchase all of the Notes if any Notes are purchased. If an underwriter defaults on its purchase commitment, the purchase commitments of the non-defaulting underwriters may be increased or this Offering may be terminated.

The aggregate proceeds from the sale of the Notes will be $157,622,500. We will pay the underwriters a commission of $3,500,000. We estimate that our out-of-pocket expenses for this Offering, not including underwriting discounts and commissions, will be approximately $1,400,000.

The Notes are new securities for which there currently is no market. We do not intend to apply for listing of the Notes on any securities exchange or otherwise. The underwriters have advised us that one or more of them currently intend to make a market in the Notes as permitted by applicable law. The underwriters are not obligated, however, to make a market in the Notes, and any such market-making may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the development or liquidity of any market for the Notes.

The Underwriting Agreement provides that United and UAL will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If United and UAL are unable to provide this indemnification, United and UAL will contribute to payments that the underwriters may be required to make in respect of those liabilities.

The Underwriting Agreement also provides that between the date of this prospectus supplement and the closing date specified on the cover page of this prospectus supplement, United and UAL will not, without Goldman, Sachs & Co. and Citigroup Global Markets Inc.’s prior written consent, offer, sell or enter into any agreement to sell (as public debt securities registered under the Securities Act (other than the Notes) or as debt securities which may be resold in a transaction exempt from the registration requirements of the Securities Act in reliance on Rule 144A thereunder and which are marketed through the use of a disclosure document containing substantially the same information as a prospectus for similar debt securities registered under the Securities Act), any equipment notes, pass through certificates, equipment trust certificates, equipment purchase certificates or notes secured by aircraft spare parts owned by United or UAL (or rights relating thereto).

United expects that delivery of the Notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fourth business day following the date hereof (this settlement cycle being referred to as T+4). Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade certificates on the date hereof will be required, by virtue of the fact that the certificates initially will settle in T+4, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement and should consult their own advisor.

From time to time in the ordinary course of their respective businesses, the underwriters and certain of their respective affiliates may engage in investment and commercial banking or other transactions of a financial nature with United and UAL, including the provision of certain advisory services, the making of loans to us and our affiliates and serving as counterparties to certain fuel hedging arrangements. In particular, an affiliate of Goldman, Sachs & Co. is a counterparty to a significant portion of the outstanding derivative instruments United has entered into in connection with its fuel hedging program.

To facilitate this Offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may sell more Notes than they are obligated to purchase under the underwriting agreement, creating a short position in the Notes for their own account. In addition, to cover their short positions or to stabilize the price of the Notes, the underwriters may bid for, and purchase, Notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to an agent or a dealer for distributing Notes in the Offering if the underwriters’ repurchaser previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

LEGAL MATTERS

The validity of the Notes and certain federal income tax matters with respect to the Notes will be passed upon for United by Vedder Price P.C., Chicago, Illinois and certain other legal matters will be passed upon for United and UAL by Cravath, Swaine & Moore LLP, New York, New York, and certain legal matters will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the UAL Corporation Current Report on Form 8-K dated May 1, 2009, and the effectiveness of UAL Corporation’s internal control over financial reporting from the UAL Corporation Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include explanatory paragraphs referring to the emergence from bankruptcy, a change in accounting for share based payments, and retrospective adjustments related to changes in accounting for convertible debt and participating securities and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the United Air Lines, Inc. Current Report on Form 8-K dated May 1, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes explanatory paragraphs referring to the emergence from bankruptcy, a change in accounting for share based payments, and retrospective adjustments related to changes in accounting for convertible debt), which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The references to SH&E, and to its appraisal report, are included in this prospectus supplement in reliance upon the authority of such firm as an expert with respect to the matters contained in its appraisal report.

WHERE YOU CAN FIND MORE INFORMATION

UAL and United file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and our website at http://www.united.com. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus supplement specific documents that UAL and United file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that UAL and United file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that UAL and United file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offerings of all of the securities covered by this prospectus supplement have been completed. This prospectus supplement and the accompanying prospectus are part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus supplement the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

United Air Lines, Inc. Filings	Period Covered or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2008
Quarterly Report on Form 10-Q	Quarter ended March 31, 2009
Current Report on Form 8-K (other than the portions not deemed to be filed)	Filed May 4, 2009

UAL Corporation Filings	Period Covered or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2008
Quarterly Report on Form 10-Q	Quarter ended March 31, 2009
Current Report on Form 8-K (other than the portions not deemed to be filed)	Filed May 4, 2009

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus supplement by reference. You can request copies of such documents if you call or write us at the following address or telephone number: UAL Corporation, 77 West Wacker Drive, Chicago, Illinois 60601, (312) 997-8000.

This prospectus supplement, the accompanying prospectus or information incorporated by reference herein or therein, contains summaries of certain agreements that UAL and United have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any particular prospectus supplement. The descriptions of these agreements contained in this prospectus supplement, the accompanying prospectus or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

You should rely only upon the information contained in this prospectus supplement, the accompanying prospectus or incorporated by reference in this prospectus supplement or in the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus supplement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

APPENDIX I

GLOSSARY

“1110 Mortgage” has the meaning set forth on page S-104.

“Accreted Principal” has the meaning set forth on page S-101.

“Additional Mortgage” has the meaning set forth on page S-104.

“Additional Collateral” has the meaning set forth on page S-107.

“Agreed Value” has the meaning set forth on page S-120.

“Aircraft” or “aircraft” means any contrivance invented, used, or designed to navigate or fly in, the air.

“Amended Credit Facility” has the meaning set forth on page S-11.

“Amendment” has the meaning set forth on page S-12.

“ARINC” has the meaning set forth on page S-50.

“ASMs” has the meaning set forth on page S-41.

“ATC” has the meaning set forth on page S-17.

“Average Life Date” has the meaning set forth on page S-102.

“Bankruptcy Court” has the meaning set forth on page S-85.

“Beneficial Owner” has the meaning set forth on page S-112.

“Business Day” has the meaning set forth on page S-99.

“Cape Town Convention” has the meaning set forth on page S-117.

“Cash Collateral” has the meaning set forth on page S-104.

“Cede” has the meaning set forth on page S-100.

“Clearing Agency” has the meaning set forth on page S-112.

“Code” has the meaning set forth on page S-123.

“Collateral” has the meaning set forth on page S-103.

“Collateral Agent” has the meaning set forth on page S-99.

“Collateral Ratio” has the meaning set forth on page S-104.

“Commission” has the meaning set forth on page S-39.

“Convention” has the meaning set forth on page S-117.

“Debt Balance” has the meaning set forth on page S-119.

“Debtors” has the meaning set forth on page S-85.

“Default” has the meaning set forth on page S-108.

“Denver” has the meaning set forth on page S-86.

“Denver Bonds” has the meaning set forth on page S-39.

“Designated Locations” has the meaning set forth on page S-118.

“DHS” has the meaning set forth on page S-16.

“DOT” has the meaning set forth on page S-17.

“DTC” has the meaning set forth on page S-10.

“DTC Participants” has the meaning set forth on page S-112.

“EEOC” has the meaning set forth on page S-96.

“Effective Date” has the meaning set forth on page S-85.

“Equipment” has the meaning set forth on page S-110.

“ERISA” has the meaning set forth on page S-128.

“ERISA Plans” has the meaning set forth on page S-128.

“EU” has the meaning set forth on page S-17.

“Event of Default” has the meaning set forth on page S-107.

“Event of Loss” has the meaning set forth on page S-119 (for spare parts) and page S-122 (for aircraft and engines).

“Exchange Act” has the meaning set forth on page S-112.

“Excluded Parts” has the meaning set forth on page S-4.

“Expendables” has the meaning set forth on page S-97.

“FAA” has the meaning set forth on page S-15.

“Fair Market Value” has the meaning set forth on page S-104.

“Fleet Reduction” has the meaning set forth on page S-102.

“GDS” has the meaning set forth on page S-79.

“Governance Documents” has the meaning set forth on page S-23.

“H.15(519)” has the meaning set forth on page S-102.

“Indenture” has the meaning set forth on page S-99.

“Indirect DTC Participants” has the meaning set forth on page S-112.

“Interest Payment Date” has the meaning set forth on page S-99.

“IRS” has the meaning set forth on page S-125.

“Issuance Date” has the meaning set forth on page S-99.

“LAX” has the meaning set forth on page S-86.

“LCCs” has the meaning set forth on page S-90.

“Make-Whole Amount” has the meaning set forth on page S-8.

“Make-Whole Spread” has the meaning set forth on page S-8.

“Maturity Date” has the meaning set forth on page S-99.

“Maximum Collateral Ratio” has the meaning set forth on page S-105.

“Minimum Section 1110 Collateral Ratio” has the meaning set forth on page S-105.

“Minimum Rotable/Repairable Ratio” has the meaning set forth on page S-106.

“Moody’s” has the meaning set forth on page S-10.

“Mortgages” has the meaning set forth on page S-104.

“NMB” has the meaning set forth on page S-20.

“NOL” has the meaning set forth on page S-22.

“Non-1110 Mortgage” has the meaning set forth on page S-104.

“Non-U.S. Holder” has the meaning set forth on page S-123.

“Notes” has the meaning set forth on the cover of this prospectus supplement.

“Offering” has the meaning set forth on page S-4.

“O’Hare” has the meaning set forth on page S-86.

“OID” has the meaning set forth on page S-28.

“Original Number of Aircraft” has the meaning set forth on page S-103.

“Parts Mortgages” has the meaning set forth on page S-104.

“Paying Agent” has the meaning set forth on page S-122.

“PBGC” has the meaning set forth on page S-22.

“Petition Date” has the meaning set forth on page S-85.

“Plan of Reorganization” has the meaning set forth on page S-85.

“Pledged Spare Parts” has the meaning set forth on page S-104.

“Post-Acceleration Rate” has the meaning set forth on page S-100.

“PRASM” has the meaning set forth on page S-41.

“Predecessor Company” has the meaning set forth on page S-35.

“Prohibited Transactions” has the meaning set forth on page S-128.

“Rating Agencies” has the meaning set forth on page S-10.

“Record Date” has the meaning set forth on page S-99.

“Redemption Percentage” has the meaning set forth on page S-102.

“Reduced Number of Aircraft” has the meaning set forth on page S-103.

“Registrar” has the meaning set forth on page S-122.

“Remaining Weighted Average Life” has the meaning set forth on page S-102.

“Repairables” has the meaning set forth on page S-97.

“RLA” has the meaning set forth on page S-20.

“Rotables” has the meaning set forth on page S-97.

“Rotables/Repairables” has the meaning set forth on page S-97.

“Rotable/Repairable Ratio” has the meaning set forth on page S-105.

“RPMs” has the meaning set forth on page S-41.

“Scheduled Payments” has the meaning set forth on page S-6.

“SEC” has the meaning set forth on the cover of this prospectus supplement.

“Section 1110 Collateral” has the meaning set forth on page S-97.

“Section 1110 Collateral Ratio” has the meaning set forth on page S-104.

“Securities Intermediary” has the meaning set forth on page S-122.

“SFAS 106” has the meaning set forth on page S-68.

“SFAS 142” has the meaning set forth on page S-18.

“SFAS 144” has the meaning set forth on page S-18.

“SFAS 157” has the meaning set forth on page S-66.

“SFAS 158” has the meaning set forth on page S-68.

“SFO” has the meaning set forth on page S-86.

“SOP 90-7” has the meaning set forth on page S-85.

“SH&E” has the meaning set forth on page S-24.

“Similar Law” has the meaning set forth on page S-128.

“Spare Parts” has the meaning set forth on page S-97.

“Special Default” has the meaning set forth on page S-107.

“Standard & Poor’s” has the meaning set forth on page S-10.

“Stated Interest Rate” means the rate set forth on the cover of this prospectus supplement.

“Successor Company” has the meaning set forth on page S-35.

“Transaction Documents” has the meaning set forth on page S-99.

“Transportation Code” has the meaning set forth on page S-118.

“Treasury Yield” has the meaning set forth on page S-101.

“Trustee” has the meaning set forth on page S-99.

“U.S. Certificated Air Carrier” has the meaning set forth on page S-115.

“U.S. Holder” has the meaning set forth on page S-123.

“UAFC” has the meaning set forth on page S-32.

“UAL Guarantee” has the meaning set forth on page S-7.

“ULS” has the meaning set forth on page S-90.

“USPS” has the meaning set forth on page S-43.

“Washington Dulles” has the meaning set forth on page S-86.

APPENDIX II

APPRAISAL

SH&E

an ICF International Company

AN APPRAISAL OF UNITED AIRLINES’ SPARE PARTS INVENTORY

Prepared for:

Prepared by:

SH&E, Inc.

June 22, 2009

1 Introduction, Determination & Assumptions 1 1.1 Introduction 1 1.2 Determination 2 1.3 Assumptions 5

2 Description of the Subject Assets 7 2.1 The Subject Assets 7 2.2 Inventory Audit Results 9

3 Methodology 11 3.1 Definition of Terms 11 3.2 Spare Parts Nomenclature 11 3.3 Spare Parts Appraisal Methodology 14

4 Market Assessment 16 4.1 Commercial Aviation Current Market Outlook 16 4.2 The Aftermarket Spare Parts Market 18 4.3 Market Assessment for the Subject Assets 21

5 Qualifications 36

6 Limitations 37

An Appraisal of United Airlines’ Spare Parts Inventory, June 22, 2009 Page i

SH&E

an ICF International Company

ICF

INTERNATIONAL

An Appraisal of United Airlines’ Spare Parts Inventory, June 22, 2009 Page 1

1	INTRODUCTION, DETERMINATION &

ASSUMPTIONS

1.1 INTRODUCTION

United Airlines (“United,” or the “Client”) has requested Simat, Helliesen & Eichner,

Inc. (“SH&E”) to opine as to the Aggregate Current Market Value (“Aggregate

CMV”) of its aircraft and engine spare parts (the “Subject Assets”).

The Subject Assets include rotable, repairable, and expendable parts suitable for use on certain types of United’s commercial transport aircraft and on the same aircraft types utilized by other operators.

SH&E conforms to the fundamental concepts and definitions of valuation established by the International Society of Transport Aircraft Trading (“ISTAT”).

For the purpose of this report SH&E has undertaken a full appraisal, which includes a sample inspection of the inventory and records aimed solely at determining the overall condition of the inventory to support the value opinions, and includes adjustments from the mid-time, mid-life baseline to account for the actual maintenance status of the inventory, and possibly other adjustments to reflect the findings of the inspection.

Thus, as part of this appraisal, SH&E performed limited on-site inspections and sample audits of the Subject Assets at United’s warehouse facilities in Chicago,

Denver, and San Francisco.

1

Appraisal of United Airlines Spare Parts Inventory, June 22, 2009 Page 2

1.2 DETERMINATION

SH&E is of the opinion that the Aggregate Current Market Value of the Subject

Assets expressed in millions of 2009 U.S. dollars are shown in Figure 1-1 and 1-2, by

Summary Fleet Type and Part Type, respectively:

Figure 1-1: Aggregate Current Market Value of Subject Assets

by Summary Fleet Type

Summary

Fleet

Lines Quantity Total

Cost

Included

Cost

Aggregate

CMV

737-3/4/500 6,010 134,431 $39.25 $37.54 $35.43

747-400 5,290 130,537 $55.45 $45.26 $30.77

757/767 349 8,810 $5.41 $5.40 $4.15

757-2/300 3,732 125,382 $48.07 $45.37 $39.64

767-2/300 2,944 58,069 $28.56 $24.03 $16.51

777-200 4,894 137,407 $149.55 $126.44 $93.92

A319/A320 5,995 253,883 $137.07 $130.80 $80.48

CFM56-3 2,185 188,443 $26.17 $26.17 $22.49

Customer 4,121 1,741,328 $1.71 $0.00 $0.00

Interchangeable 15,115 2,523,285 $134.82 $111.21 $71.59

Other 40,739 11,734,512 $71.13 $15.72 $17.76

PW2000 2,342 180,164 $88.86 $88.80 $39.46

PW4000-112 722 33,099 $67.33 $67.33 $35.53

PW4000-94 1,963 97,327 $44.67 $44.24 $29.84

PW4000-94/112 2,814 199,108 $63.22 $62.95 $43.89

V2500 1,244 38,303 $31.48 $31.32 $21.82

Totals 100,459 17,584,088 $992.73 $862.57 $583.28

Source: United, SH&E

Figure 1-2: Aggregate Current Market Value of Subject Assets

by Part Type

Part

Type

Lines Quantity Total

Cost

Included

Cost

Aggregate

CMV

Expendable 86,304 16,549,974 $170.61 $138.94 $143.22

Recoverable 12,354 991,355 $350.56 $316.64 $185.64

Rotable 1,801 42,759 $471.56 $406.99 $254.42

Totals 100,459 17,584,088 $992.73 $862.57 $583.28

Source: United, SH&E

Appraisal of United Airlines Spare Parts Inventory, June 22, 2009 Page 3

A subset of the inventory has designated by United as the “Section 1110 Inventory,”

and comprises a portion of United’s expendable spare parts inventory, and nonexpendable parts suitable for usage on United’s Boeing 777 aircraft, Pratt & Whitney

PW4000-112 spare engines, and Honeywell GTCP 331-500 auxiliary power units.

Figure 1-3 presents the Aggregate Current Market Value of the Subject Assets by

Summary Fleet Type and Section 1110 designation.

Figure 1-3: Aggregate Current Market Value of Subject Assets by Summary Fleet

and Section 1110 Designation

Summary

Fleet

Section

1110

Lines Quantity Total

Cost

Included

Cost

Aggregate

CMV

737-3/4/500 Y 4,586 122,471 $7.62 $6.58 $9.25

747-400 Y 3,460 109,163 $7.78 $6.41 $6.78

757/767 Y 272 8,108 $0.50 $0.49 $0.46

757-2/300 Y 2,835 118,553 $8.64 $7.48 $7.30

767-2/300 Y 2,073 50,290 $4.67 $3.49 $3.26

777-200 Y 4,732 131,472 $149.51 $126.39 $93.75

A319/A320 Y 4,717 232,215 $13.73 $12.17 $12.03

CFM56-3 Y 1,747 179,143 $7.00 $7.00 $5.99

Customer Y 2,293 872,677 $1.61 $0.00 $0.00

Interchangeable Y 12,700 2,398,454 $34.44 $26.33 $29.74

Other Y 39,021 11,685,821 $28.10 $15.50 $17.54

PW2000 Y 1,839 172,156 $7.46 $7.41 $5.94

PW4000-112 Y 701 32,964 $67.31 $67.31 $35.44

PW4000-94 Y 1,401 82,624 $6.92 $6.90 $6.04

PW4000-94/112 Y 2,185 188,646 $18.90 $18.87 $16.87

V2500 Y 972 35,025 $5.05 $4.95 $4.36

Section 1110 Sub-Totals 85,534 16,419,782 $369.23 $317.28 $254.73

737-3/4/500 N 1,424 11,960 $31.62 $30.96 $26.18

747-400 N 1,830 21,374 $47.67 $38.85 $24.00

757/767 N 77 702 $4.91 $4.91 $3.70

757-2/300 N 897 6,829 $39.43 $37.89 $32.34

767-2/300 N 871 7,779 $23.89 $20.54 $13.25

777-200 N 162 5,935 $0.05 $0.04 $0.17

A319/A320 N 1,278 21,668 $123.33 $118.62 $68.45

CFM56-3 N 438 9,300 $19.17 $19.17 $16.50

Customer N 1,828 868,651 $0.10 $0.00 $0.00

Interchangeable N 2,415 124,831 $100.39 $84.88 $41.84

Other N 1,718 48,691 $43.03 $0.22 $0.22

PW2000 N 503 8,008 $81.39 $81.39 $33.52

PW4000-112 N 21 135 $0.02 $0.02 $0.10

PW4000-94 N 562 14,703 $37.75 $37.34 $23.80

PW4000-94/112 N 629 10,462 $44.32 $44.08 $27.02

V2500 N 272 3,278 $26.43 $26.37 $17.46

Non Section 1110 Sub-Totals 14,925 1,164,306 $623.49 $545.28 $328.55

Totals 100,459 17,584,088 $992.73 $862.57 $583.28

Source: United, SH&E

Figure 1-4 presents the Aggregate Current Market Value of the Subject Assets by Summary Fleet Type, Part Type, and Section 1110 designation. Figure 1-4: Aggregate Current Market Value of Subject Assets by Summary Fleet Type, Part Type, and Section 1110 Designation Summary Part Section Lines Quantity Total Included Aggregate Fleet Type 1110 Cost Cost CMV 737-3/4/500 Expendable Y 4,586 122,471 $7.62 $6.58 $9.25 737-3/4/500 Expendable N 148 2,973 $0.02 $0.02 $0.08 737-3/4/500 Repairable N 1,011 6,961 $9.66 $9.13 $8.69 737-3/4/500 Rotable N 265 2,026 $21.94 $21.81 $17.41 747-400 Expendable Y 3,460 109,163 $7.78 $6.41 $6.78 747-400 Expendable N 223 12,747 $0.08 $0.07 $0.11 747-400 Repairable N 1,348 7,359 $17.16 $14.10 $8.43 747-400 Rotable N 259 1,268 $30.43 $24.68 $15.45 757/767 Expendable Y 272 8,108 $0.50 $0.49 $0.46 757/767 Expendable N 11 252 $0.02 $0.02 $0.04 757/767 Repairable N 59 405 $0.91 $0.91 $0.52 757/767 Rotable N 7 45 $3.98 $3.98 $3.14 757-2/300 Expendable Y 2,835 118,553 $8.64 $7.48 $7.30 757-2/300 Expendable N 90 990 $0.02 $0.01 $0.04 757-2/300 Repairable N 665 4,841 $12.26 $11.37 $8.43 757-2/300 Rotable N 142 998 $27.15 $26.50 $23.87 767-2/300 Expendable Y 2,073 50,290 $4.67 $3.49 $3.26 767-2/300 Expendable N 97 2,694 $0.03 $0.03 $0.16 767-2/300 Repairable N 625 4,473 $9.25 $7.84 $5.54 767-2/300 Rotable N 149 612 $14.60 $12.67 $7.55 777-200 Expendable Y 3,478 122,439 $12.18 $9.39 $10.35 777-200 Expendable N 162 5,935 $0.05 $0.04 $0.17 777-200 Repairable Y 1,004 7,550 $33.03 $26.71 $19.26 777-200 Rotable Y 250 1,483 $104.29 $90.29 $64.14 A319/A320 Expendable Y 4,717 232,215 $13.73 $12.17 $12.03 A319/A320 Expendable N 280 10,669 $0.14 $0.13 $0.16 A319/A320 Repairable N 777 8,665 $36.51 $34.10 $20.05 A319/A320 Rotable N 221 2,334 $86.68 $84.39 $48.24 CFM56-3 Expendable Y 1,747 179,143 $7.00 $7.00 $5.99 CFM56-3 Expendable N 87 1,478 $0.04 $0.04 $0.15 CFM56-3 Repairable N 330 7,731 $13.63 $13.63 $10.85 CFM56-3 Rotable N 21 91 $5.49 $5.49 $5.49 Customer Expendable Y 2,293 872,677 $1.61 $0.00 $0.00 Customer Expendable N 55 19,570 $0.00 $0.00 $0.00 Customer Repairable N 1,764 849,048 $0.10 $0.00 $0.00 Customer Rotable N 9 33 $0.00 $0.00 $0.00 Interchangeable Expendable Y 12,700 2,398,454 $34.44 $26.33 $29.74 Interchangeable Expendable N 874 84,835 $0.19 $0.17 $0.67 Interchangeable Repairable N 1,261 35,822 $36.44 $29.97 $16.24 Interchangeable Rotable N 280 4,174 $63.76 $54.74 $24.94 Other Expendable Y 39,021 11,685,821 $28.10 $15.50 $17.54 Other Expendable N 55 1,816 $0.00 $0.00 $0.01 Other Repairable N 1,547 17,588 $12.15 $0.12 $0.15 Other Rotable N 116 29,287 $30.88 $0.10 $0.06 PW2000 Expendable Y 1,839 172,156 $7.46 $7.41 $5.94 PW2000 Expendable N 94 838 $0.04 $0.04 $0.12 N 392 7,057 $63.57 $63.56 $23.56 PW2000 Repairable An Appraisal of United Airlines’ Spare Parts Inventory, June 22, 2009 Page 4

SH&E

an ICF International Company

ICF

INTERNATIONAL

PW2000 Rotable N 17 113 $17.79 $17.79 $9.84 PW4000-112 Expendable Y 274 23,579 $5.18 $5.18 $4.84 PW4000-112 Expendable N 21 135 $0.02 $0.02 $0.10 PW4000-112 Repairable Y 401 9,354 $39.63 $39.63 $22.12 PW4000-112 Rotable Y 26 31 $22.50 $22.50 $8.48 PW4000-94 Expendable Y 1,401 82,624 $6.92 $6.90 $6.04 PW4000-94 Expendable N 104 1,280 $0.13 $0.13 $0.42 PW4000-94 Repairable N 437 13,336 $24.86 $24.45 $16.71 PW4000-94 Rotable N 21 87 $12.76 $12.76 $6.66 PW4000-94/112 Expendable Y 2,185 188,646 $18.90 $18.87 $16.87 PW4000-94/112 Expendable N 80 726 $0.03 $0.03 $0.15 PW4000-94/112 Repairable N 540 9,695 $33.20 $32.96 $19.29 PW4000-94/112 Rotable N 9 41 $11.10 $11.10 $7.59 V2500 Expendable Y 972 35,025 $5.05 $4.95 $4.36 V2500 Expendable N 70 1,672 $0.02 $0.02 $0.09 V2500 Repairable N 193 1,470 $8.21 $8.16 $5.81 V2500 Rotable N 9 136 $18.19 $18.19 $11.56

Totals 100,459 17,584,088 $992.73 $862.57 $583.28

Source: United, SH&E

1.3 ASSUMPTIONS

SH&E relied on the following assumptions while performing this valuation:

? That the Subject Assets meet all specifications and performance capabilities for typical assets of the same type, make and model.

? That all of the data and information provided by United are materially correct. Any variation in their status would affect the values referenced herein.

? That determination as to the serviceability of the Subject Assets is accurate. Any variation in their status would affect the values referenced herein.

? That the parts included in the Subject Assets have not been involved in any major incident or accident that resulted in significant damage to the parts.

? That the Subject Assets are owned by the Client.

? That all normally required maintenance has been performed, including compliance with all U.S. Federal Aviation Administration (“FAA”), European Aviation Safety Agency (“EASA”), Civil Aviation Authority (“CAA”) or comparable authority Airworthiness Directives (“ADs”) and manufacturer mandatory Service Bulletins (“SBs”).

? That the Subject Assets will continue to be certified for operations under the FAA, EASA, CAA, or a comparable authority, and have maintenance performed, as necessary, in accordance with industry-recognized standards.

? That the Subject Assets’ records are in compliance with FAA and International Civil Aviation Organization (“ICAO”) standards and, further, that all Life Limited Parts (“LLPs”) records are traceable “back to birth.” “Back-to-birth” records are those that provide operating history information for each LLP from

An Appraisal of United Airlines’ Spare Parts Inventory, June 22, 2009 Page 5

SH&E

an ICF International Company

ICF

INTERNATIONAL

Appraisal of United Airlines Spare Parts Inventory, June 22, 2009 Page 6

the date of its first delivery by the Original Equipment Manufacturer to its first operator, and for each subsequent installation.

Appraisal of United Airlines Spare Parts Inventory, June 22, 2009 Page 7

2	DESCRIPTION OF THE SUBJECT ASSETS

2.1 THE SUBJECT ASSETS

For this appraisal, United provided SH&E with an electronic inventory listing dated as of April 9, 2009.

The total inventory before exclusions consisted of 173,141 line items of which

100,459 had non-zero ownership, with a total of 17,584,088 individual owned parts,

having a historic cost of $992.72 million.

The inventory contains expendables, current recoverables, fixed recoverables, and rotables suitable for installation on United’s airframes, engines, and auxiliary power units, as identified for the major asset types shown in Figure 1-2 below. It should be noted that in this report, the APU parts have been categorized under the airframe.

Figure 2-1: Major Asset Types Supported by United Spare Parts Inventory

Airframes Engines APUs

Airbus A319/A320 International Aero Engines V2500-A5 Hamilton Sundstrand APS3200

Boeing 737-3/4/500 CFM International CFM56-3 Hamilton Sundstrand APS2000

Honeywell GTCP85-129CK

Boeing 747-400 Pratt & Whitney PW4000-94 Honeywell GTCP660

Pratt & Whitney Canada PW901A

Boeing 757-200 Pratt & Whitney PW2000 Honeywell GTCP331-200

Boeing 767-2/300 Pratt & Whitney PW4000-94 Honeywell GTCP331-200

Boeing 777-200 Pratt & Whitney PW4000-112 Honeywell GTCP331-500

Source: United, SH&E

A small subset of parts, grouped together as “Other” in this report includes parts suitable for installation on the Boeing 727, 747-1/2/300, and Douglas DC10

airframes, and General Electric CF6-50a and Pratt & Whitney JT8D and JT9D

engines, and general hardware and non-accountable assets.

2

Appraisal of United Airlines Spare Parts Inventory, June 22, 2009 Page 8

Certain inventory, as described in Section 3.3 of this report and summarized in the table and descriptions below, was excluded from this appraisal.

Figure 2-2: Excluded Inventory

Exclusion Category Quantity Historic Cost

Branded 593,786 $15.06

Customer Inventory 1,785,055 $6.40

International 107,087 $44.10

Inventory Held for Sale 18,428 $3.61

Loan 28 $0.23

Non-Aircraft 1,381,925 $48.46

Obsolete 685,070 $0.12

Retired 40,201 $2.28

UA Custom 55,471 $10.32

Totals 4,666,362 $130.58

Source: Client, SH&E

A more detailed description of each exclusion is identified below:

? Branded inventory consists of spare parts inventory that is specific to United

Airlines (such as seat covers, logos, carpet, decals, etc.) and would have limited value to other parties.

? Customer inventory is primarily composed of Pratt & Whitney F117 /

PW2000 spare engine parts that are owned by the United States Air Force

(“USAF”) but utilized by United Airlines in support of its maintenance contract to perform engine overhauls for the USAF.

? International inventory includes spare parts located at United’s international line stations.

? Inventory held for sale indicates parts identified by United as parts in the process of being sold to a third party.

? Loan inventory designates spare parts that have been temporarily loaned to other airlines and are not in United’s possession.

? Non-aircraft parts include inventories not suitable for installation on aircraft,

but utilized by other departments within United Airlines, including ground support equipment, catering equipment, tooling, janitorial supplies, etc.

? Obsolete and retired parts refer to parts no longer considered current by

United Airlines.

? United Airlines custom parts include non-rotable parts designed or modified by United Airlines, and have limited or no demand from other parties.

Appraisal of United Airlines Spare Parts Inventory, June 22, 2009 Page 9

2.2 INVENTORY AUDIT RESULTS

Overview

As part of the appraisals, SH&E conducted limited physical inspections to validate the reported quantities and condition of the Subject Assets. SH&E also sought to obtain an understanding of United’s operations with respect to the facilities, storage of parts, inventory management control system, completeness of the supporting material documentation, and existence of any obsolescence.

For this appraisal, SH&E visited three of United’s largest inventory stocking locations in Chicago, Denver, and San Francisco. The audits at the United stations were completed from June 3, 2009 to June 9, 2009, and SH&E’s teams were well supported by United’s stockroom clerks, warehouse managers, and materials management team.

At each location (including multiple warehouses at each airport), SH&E performed a visual inspection of the hangar and terminal stores facilities, discussed materials management processes with management, and performed test counts of a sample of parts.

Inventory Storage

The physical warehouses were generally found to be clean and well maintained, and the staff adhered to appropriate safety procedures. In all warehouses, unserviceable and quarantined parts were appropriately segregated from serviceable parts. The store rooms were adequately secured and the auditors were escorted by United personnel while in the store rooms. The use of proper containers and packaging methods was observed throughout the warehouses and shops.

Spare Parts Documentation

Certification documentation was generally found to be of the standard required in the industry. Documents for the expendable parts, when not attached to the parts, are maintained by United Airlines’ Maintenance Records department in San Francisco.

Of the rotable and recoverable inventory audited, industry required documentation such as the FAA Form 8130-3 Airworthiness Approval Tag and/or United Airlines’

Inventory and Routing approved airworthiness documents (“I&R” tag) were attached to the parts sampled.

Appraisal of United Airlines Spare Parts Inventory, June 22, 2009 Page 10

Inventory Accuracy

The results of the inventory audit for United’s stations were strong and demonstrated

United’s efficient and accurate inventory management. The Denver station had the highest accuracy rate of the three locations visited, with only errors on 3 line items out of 329 audited.

Though still within SH&E’s expectations and comparable to that of other airlines, the least accurate location was at United’s San Francisco maintenance base, with a large number of line items in the engine shop having some error in quantity, though on a net cost basis the errors were not significant.

In total, SH&E performed test counts on 2,379 line items representing 1,376,298 individual parts with a cost basis of $185.1 million. A total of 133 line items, or

5.6% of the sample, had some error, though the absolute cost basis of the errors was just $2.8 million, or 1.5%.

The overall accuracy of United’s inventory reporting system was typical of that observed in the industry by SH&E, and an appropriate allowance has been made in the valuation to account for the errors.

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3	METHODOLOGY

3.1 DEFINITION OF TERMS

3.1.1 Current Market Value

The Current Market Value (“CMV”) is the appraiser’s opinion of the most likely trading price that may be generated for an asset under the market circumstances that are perceived to exist at the time in question. CMV assumes that the asset is valued for its highest, best use; that the parties to the hypothetical sale transaction are willing, able, prudent and knowledgeable; that neither is under any unusual pressure for a prompt sale; and that the transaction would be negotiated in an open and unrestricted market on an arm’s-length basis, for cash or equivalent consideration,

and given an adequate amount of time for effective exposure to prospective buyers.

The CMV of a specific asset will tend to be somewhat consistent with its Base Value in a stable market environment, but where a reasonable equilibrium between supply and demand does not exist, trading prices, and therefore CMVs, are likely to be at variance with the Base Value of that asset. CMV may be based on either the actual

(or specified) physical condition and maintenance time status of the asset, or upon an assumed average physical condition and mid-life, mid-time maintenance time status,

depending on the nature of the appraisal assignment.

The Aggregate CMV of multiple assets represents the total of the individual assets’

Current Market Values were they to be sold on an asset-by-asset basis, rather than the value of the assets if sold in bulk.

3.2 SPARE PARTS NOMENCLATURE

Aircraft and engine spare parts are generally categorized as follows:

? Rotables

? Rotables are those parts that wear over time and that can be repeatedly and economically restored to a serviceable condition. Rotable parts may have a useful life approximating the life of the flight equipment to which they are related.

3

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? Examples of rotable parts include thrust reversers, auxiliary power units,

landing gears, generators, valves and actuators. Rotable parts normally have a unique serial number.

? Repairables

? Repairables are those parts that can be economically restored to a serviceable condition, but that have a life that is considerably shorter than the life of the flight equipment to which they are related. In addition, they can be overhauled or repaired only a limited number of times.

? Examples of repairable parts include engine cowlings, fairings, engine blades, flap track assemblies, and certain bearings, duct assemblies and fittings.

? Expendables

? Expendables are parts that, once used, cannot be reused and, if not serviceable, generally cannot be overhauled or repaired.

? Examples of expendable parts include hoses, tubes, small actuators, some brake components, small actuators, switches, etc. Consumables, such as gaskets, sealants, and compression fittings are often considered expendables as well.

? Life Limited Parts

? Life Limited Parts (“LLPs”) are parts that have a finite operating life that is defined by hours, cycles or calendar limit and are usually found in engines and landing gear assemblies. When an LLP reaches its life limit,

it cannot be overhauled or repaired and typically is destroyed.

? Interchangeable Parts

? Many airlines’ systems also employ a subcategory of parts called interchangeable parts. This designation refers to parts that can be used on multiple aircraft or engine types. Interchangeable parts can further be designated as rotable, expendable, or Life Limited Parts.

? Examples of interchangeable parts include communications radios and certain hydraulic pumps as well as many interior items such as galley equipment.

The condition of aircraft and engine parts are generally classified as follows:

? New

Appraisal of United Airlines Spare Parts Inventory, June 22, 2009 Page 13

? New parts are parts that have never been used and are normally in the manufacturer’s original packaging.

? Overhauled

? Overhauled parts are parts that have been disassembled, cleaned,

inspected, restored to manufacturer’s specifications and tested to defined overhaul standards. The overhaul process restored the part to near new service standards.

? Serviceable

? Serviceable parts are those that are in a condition satisfactory for installation on, attachment or appurtenance to, or use in an aircraft,

engine or another spare part or appliance.

? As Removed

? An “As Removed” part is in the condition that it was in when it was removed from an operator’s aircraft or engine. Such a part can be installed, if operating normally prior to removal, without prior testing on an aircraft or engine only in the same operator’s fleet. In all other cases,

an “As Removed” part must be inspected and tested in an approved manner before it can be declared serviceable.

? Unserviceable

? Unserviceable components or parts have been removed from service,

either because they did not work correctly, or because, upon inspection and testing, they were found not to meet certain prescribed standards.

Such parts can be sent to suitable qualified facilities for repair or overhaul as required.

? Beyond Economic Repair

? An unserviceable part that, when inspected and tested is found to require repairs that are estimated to cost more than the part is worth is declared

“Beyond Economic Repair” (“BER”) and is usually scrapped.

All parts, regardless of whether they are classified as “New,” “Overhauled” or

“Serviceable,” remain airworthy only as long as the part continues to comply with all approved storage, maintenance and FAA Airworthiness Directives requirements.

Appraisal of United Airlines Spare Parts Inventory, June 22, 2009 Page 14

3.3 SPARE PARTS APPRAISAL METHODOLOGY

Since SH&E was formed in 1963, the firm has appraised virtually every major type of commercial jet and turboprop aircraft, engine, spare part, flight simulator,

maintenance tooling, hangar facility, and ground equipment. SH&E’s appraisals are performed in accordance with the Principles of Appraisal Practice and Code of Ethics established by the International Society of Transport Aircraft Trading (“ISTAT”).

SH&E’s spare parts appraisal methodology, as applied to the United inventory, is described below.

3.3.1 Data Collection

SH&E first obtained from United an itemized database of the parts to be valued. The database included the United part number (“PCN”), manufacturer’s part number, part keyword/description, fleet (aircraft/engine/APU applicability), part type (rotable,

fixed repairable, current repairable, or expendable), average unit cost, owned quantity, and historical usage, among other fields. With instruction from United,

additional fields in the data set indicating the quantity on hand at the main base in

San Francisco and at line stations were utilized to determine the condition of the inventory (new, serviceable, unserviceable).

3.3.2 Inventory Exclusions

SH&E then excluded certain line items containing material with airline branded parts, customer inventory, parts in international line stations, parts loaned to other airlines, non-aircraft parts, obsolete and retired parts, and components that had been modified in-house and whose utility by other users would therefore be limited. The inventory remaining after the exclusions was then grouped into categories for each aircraft type and part type.

3.3.3 Market Research

A detailed pricing survey was then performed on the manufacturer part numbers using SH&E’s internal resources containing more than eight million current price records from independent third parties, airlines, and spare part suppliers. SH&E was successful in determining market prices for 70% of the line items and 83% of the cost basis. Relative to other inventory appraisals completed by SH&E, these market price direct matching rates are typical.

Appraisal of United Airlines Spare Parts Inventory, June 22, 2009 Page 15

For those parts that were not priced directly using SH&E’s resources, values were assigned using SH&E’s proprietary methodology that reviews parts with similar manufacturer part numbers and similar descriptions. To determine the market value for any remaining parts, SH&E calculated the ratio between the researched market price and the historic cost. The weighted average ratio of priced parts in each part type and applicability was applied to the entire population of unpriced parts in that group.

3.3.4 Condition Adjustments

SH&E’s current market prices for the parts were initially based on an assumption that each part would be purchased separately, as a single unit in new condition. Values were then adjusted to reflect each part’s condition as appropriate, with all expendables assumed to be in new condition, and each owned rotable and repairable part in a weighted condition considering the serviceability of each part of the particular part number.

3.3.5 Data/Asset Integrity Adjustments

One additional adjustment was made to arrive at the Aggregate CMV of the inventory. More specifically, SH&E made an allowance of 2.5% to account for the accuracy of the inventory management system and the completeness of the supporting material documentation, based upon the results of the sample audits described in Section 2.2 above.

Appraisal of United Airlines Spare Parts Inventory, June 22, 2009 Page 16

4	MARKET ASSESSMENT

4.1 COMMERCIAL AVIATION CURRENT MARKET OUTLOOK

Summary

This section describes the key industry drivers that impact the market for owning,

leasing, and trading aircraft, engines, spare parts, and other related assets. The market prospects and future values for these assets are ultimately tied to aircraft market supply and demand trends.

Drivers of Aircraft Demand

2008 represented a year of dramatic volatility and transition for the global air transport market. Driven by the volatile oil markets and the accelerating global economic slowdown, the fundamentals in both the airline and aircraft markets are showing signs of weakness. In the last quarter of 2008 and now into 2009, the challenge of high fuel prices was replaced by dramatically weakening demand. The key elements that are currently driving demand for both new and used aircraft include:

? The global economy is characterized by recession in most advanced economies, with the U.S. and European credit and banking sectors remaining under extreme duress;

? Ongoing, although slowing, economic growth in emerging markets and increasing propensity to travel in these regions, partially offsetting declines in traffic demand in more mature markets such as Europe and North

America;

? Continued relaxation of regulatory constraints on air service between countries and on new carrier development within countries;

? Although showing signs of slowing, low-cost carrier (“LCC”) penetration continues to increase globally.

While the above factors drive demand for all aircraft and will lead to a doubling of the global fleet over the next two decades, a significant element of new aircraft demand is determined by the need to replace existing aircraft, particularly in a high oil price environment. Replacement demand is driven by a number of factors including:

4

Relative operating economics and environmental considerations;

Technological advancement;

Freighter conversion demand.

Of these, the economic considerations are undoubtedly the most pertinent in the current climate, as airlines need to compete for a shrinking demand pool.

Drivers of Aircraft Supply

The supply of aircraft is determined by the number of new aircraft that the manufacturers are able to deliver, as well as by the fleet retirement and freighter conversion decisions of airlines, which are based on assessments of the interaction between relative aircraft economics and the levels of passenger traffic and yield. Key elements that are currently impacting aircraft supply include the following:

? Manufacturer production rates are being reduced as there are increasing signs that certain airlines have over-ordered in the near term and certain near-term slots from deferred orders have been made available recently.

? Aging fleets and poor relative operating economics, exacerbated by expected long term rising oil prices in North America, Europe, Africa, and Latin America, are increasing demand for aircraft retirement, but current low fuel prices and near-term demand reductions are forcing some carriers to defer replacements.

? The used aircraft market has recently seen significant increases in the availability of older and middle-generation aircraft as fuel prices rose and major carriers announced capacity cuts. According to data from ACAS, between March 2008 and March 2009, over 200 commercial jet aircraft were permanently retired and the parked commercial jet fleet increased by nearly 600. During the same time period, an over 1,000 new aircraft were delivered for a resulting increase in fleet size, though the average aircraft utilization declined resulting in lower capacity. Year over year, the month of March 2009 sustained a 5.4% decline in worldwide load factors.

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4.2 THE AFTERMARKET SPARE PARTS MARKET

4.2.1 Supply and Demand

Demand for used aircraft parts is tied directly to utilization of the aircraft that the spare parts support: the greater the utilization, the greater the wear on the components, resulting in more frequent part replacements, repairs, and overhauls.

The Maintenance Repair and Overhaul (“MRO”) market was adversely affected by the re-fleeting programs of the late 1990s, when carriers replaced or retired older aircraft for newer aircraft, resulting in lower demand for maintenance services including parts. Following the events of September 11, 2001, many airlines parked, retired, or returned their older aircraft that were more costly to operate because of higher fuel burn rates and greater need for maintenance. Numerous parts companies, both large and small, found themselves in distress or failed in the years following September 11, 2001, as they had large parts inventories for which there was suddenly limited demand.

Relative to 2001 levels, the global airline capacity as measured in ASMs, decreased by just 2% in 2002, while the US airline capacity decreased by 6% in 2003. This capacity reduction, coupled with the outsourcing of maintenance work to lower cost providers, resulted in the reduction of direct maintenance spend of the major US airlines by 12-13% in 2002-2003 relative to 2001, before fully recovering in 2005.

A resurgence in capacity and aircraft utilization from the bottom of the market in 2003-2004 increased demand for spare parts, although this stimulus was limited to parts for specific aircraft types that saw increased utilization. Demand for parts of older aircraft types that did not return to active service en masse remained fairly limited.

The emphasis within airlines to increase their profitability and to meet the resurgence in air traffic demand more recently resulted in the higher utilization of their assets. According to The Airline Monitor, single-aisle aircraft in the United States (excluding regional jets) operated 10.3 block hours per day in 2006, fully 10% more than they operated in 2002, while twin-aisle aircraft operated 16% more than in 2002, at 12.2 block hours per day.

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Figure 4-1: Historic Global & US Major Airline ASMs, and US Major Airline Direct Maintenance

120%

Global Airline ASMs US Major Airline ASMs

US Major Airline Direct Maintenance Spend

110%

100%

Amount 2001 90% of Percent

80%

70%

60%

1996 1997 1998 1999 2000 2001 2002 2003 2004 2005

Sources: Airline Monitor, Form 41

In 2007, the daily utilization of the aircraft had never been higher, and as the large numbers of second- and third-generation aircraft delivered in the 1980s and 1990s continued to mature, they generated a very significant amount of work for the MRO industry, and thus demand for spare parts.

In 2008, the market began to slow along with the rise in the price of jet fuel which, in July, was more than double the average 2007 price of $2.16 per gallon. This increase in fuel price increased the total direct costs of operating aircraft on the order of 15% to 25%, depending on the aircraft model, mission, and operator cost structure, and had a strong impact on airline profitability. As the state of the economy has declined, the demand for oil has fallen and the cost of jet fuel has declined significantly. In fact, at the end of 2008, New York Harbor Jet Fuel had retreated to $1.38 per gallon, down approximately 35% from the average price of fuel in 2007.

Economic growth is the strongest driver of air traffic demand, and the outlook has declined for both. Major world economies are forecast to shrink in conjunction with possibly the worst economic recession in more than two decades, and emerging markets are now forecast to grow at much lower rates over the next several years.

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While air traffic volumes were forecast to grow by 0.9% worldwide for the full year of 2008, on capacity increases of 2.0%, IATA forecasts that global traffic will decline by 7.8% in 2009, at a greater rate than airline capacity reductions of 6.0%. The Airline Monitor forecasts a 3.9% decrease in capacity in 2009 followed by another 0.3% capacity reduction in 2010, before increasing by 2.3% in 2011. These reductions in capacity will accordingly reduce the general demand for spare parts for the next several years.

4.2.2 Value Trends of Spare Parts

The value trends of aircraft spare parts differ significantly from the value characteristics of aircraft themselves.

Aircraft have a finite economic useful life that typically ranges from 25-35 years (though sometimes longer in the case of passenger aircraft converted to freighters). Aircraft values typically start declining immediately upon delivery and continue declining as the aircraft ages. The aircraft value curve is often characterized by an exponential shape, in which the largest reduction in values occurs when the aircraft is young, and the value reductions become smaller as the aircraft ages.

The economic useful lives of spare parts are not related to the specific age of the parts, but rather are instead related to that of the fleet in service that they support. As a result, pools of rotable spare parts (which are undergoing continual repairs and overhauls) for new and middle generation aircraft types tend to maintain their values to a much greater extent than do aircraft.

Utilizing transaction data available to SH&E, SH&E has performed an analysis which compares the historic value trends for a sample of rotable spare parts to the aircraft which they support. It has been assumed that the theoretical pool of rotable spare parts is used (i.e. not new), and remains in the same condition (i.e. overhauled) throughout the time period as a result of continual maintenance.

As seen in Figure 4-2 below, while the values of the various aircraft that were manufactured in 1999 had declined to an average of approximately 50% of their 1999 value in 2008, the theoretical pools of spare parts applicable to these aircraft would be approximately equal to or greater than their 1999 value.

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Figure 4-2: Indicative Historic Value Trends of Aircraft and Rotable Spare Parts

140

120

1999) 100 = (100 80

60

Index Spares: 737-3/4/500 Spares: 757-2/300

40 Spares: Spares: 777-2/300 767-2/3/400 Value Spares: A320

20 1999 1999 757-200 737-300 1999 1999 777-200ER 767-300ER 1999 A320-200 0

199 9 200 0 2001 2002 2003 2004 200 5 2006 2007 2008 2009 F

Sources: SH&E Proprietary Data, Research, & Analysis

4.3 MARKET ASSESSMENT FOR THE SUBJECT ASSETS

There are two principal sources of spare parts other than the parts manufacturer or secondhand parts companies. Material can be obtained either from airlines and manufacturers selling surplus inventory or from companies selling dismantled aircraft and engines. Dismantled aircraft or engines, otherwise known as “part-outs,” are invariably of two categories: either they have been in service for so long that the earliest production aircraft have depreciated to a point that it is economically viable to part them out; or they have been assessed as a total constructive loss after a major accident (though it should be noted that many airlines will not knowingly purchase such incident-related material). Most aircraft become potential part-out candidates after they have been in service for approximately 15 years. Thus, for aircraft and engine types that have been in service for less than that length of time, there is a limited supply of spare parts other than from the Original Equipment Manufacturers.

Fleet statistics for the relevant aircraft/engine showing the date of first and last deliveries, number of aircraft/engines delivered, on backlog, and currently in active

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service, with the number of current operators for the aircraft/engine models that form the spare parts inventory pool are shown in the table below.

Figure 4-3: Fleet Statistics of Selected Aircraft and Engine Programs Delivery Year Fleet Active Percent Order of Active Family First Last Delivered Backlog Active Parked Delivered Operators AIRFRAME

737-3/4/500 1984 2000 1,988 0 1,668 229 84% 191 747-400 1989 TBD 689 6 654 30 95% 67 757-2/300 1982 2005 1,050 0 946 83 90% 97 767-2/3/400 1981 TBD 972 68 834 98 86% 111 777-2/300 1995 TBD 763 338 759 2 99% 43 A320 FAMILY 1988 TBD 3,792 2,519 3,677 68 97% 229

ENGINE

CFM56-3 1984 2000 3,974 0 3,336 458 84% 191 PW2000 1984 2008 1,642 0 1,580 62 96% 30 PW4000 1987 TBD 2,665 156 2,502 106 94% 111

Note: Engine statistics are based on installed fleet and exclude spares. Source: ACAS March 2009; SH&E

4.3.1 Aircraft Spare Parts Markets

Airbus A320 Family

Description

The A320 was the first of an entirely new generation of short- to medium-range, narrowbody, single-aisle commercial transport aircraft designed and produced by Airbus to replace older generation Boeing 727s and 737s and McDonnell Douglas DC-9s and MD-80s. Later to include the A318, A319, and A321 models, the A320 family currently offers seating capacity from 100 to 200 seats. A high level of A320 family commonality facilitates a common pilot type rating for all derivatives, in addition to the cross-crew qualification benefits, which permit pilots to be licensed to fly both single-aisle and twin-aisle Airbus models. To date, total A320 family deliveries exceed 3,500 units.

Airbus designed two versions of the A320. The initial A320-100, first delivered in March 1988, was powered by either two CFM56-5A1 or two IAE V2500-A1 engines. The A320-100 featured a basic maximum takeoff weight (“MTOW”) of 149,900 lb and had a range of approximately 1,750 nautical miles (“nm”) with 150

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passengers, baggage, and 200 nm reserves. Some 21 aircraft were produced before the advent of the A320-200 model.

The A320-200 received JAA certification in November 1988. The -200 was quickly established as the preferred version of the type and superseded the -100 as the standard version. Now known simply as the A320, this variant features an increased MTOW of 162,000 lb, extra fuel capacity conferred by a wing centre section fuel tank, and wingtip fences for improved aerodynamics. Airbus recently developed a midlife “A320 Enhanced” variant involving a new interior, weight savings, aerodynamic improvements, and upgraded engines. Additionally, two winglets models are currently being evaluated but have not yet produced sufficient economic benefits for introduction. The current A320-200 has a range of approximately 2,900 nm with 150 passengers, baggage, and 200 nm reserves. A maximum of 179 passengers can be accommodated in a high-density layout.

Previously, Airbus had competed solely in the widebody aircraft market but, with the advent of the A320, the consortium’s product range was extended into the most active (narrowbody) sector of the market for commercial aircraft. Airbus’s design for the A320 made use of advanced technology in both the construction of the aircraft and the systems installed. Fly-by-wire controls and an advanced cockpit, which features dual sidestick controllers for each pilot instead of the traditional central control yoke, as well as a computer-controlled envelope protection system, are all examples of Airbus’s new technology approach. Airbus A320s are equipped and certificated for two-crew operation with Category IIIB all-weather landing capabilities.

Compared with other single-aisle aircraft, the A320 offers the largest fuselage cross section, which allows for larger, more comfortable seats. In addition, the larger A320 fuselage provides wider aisles for quicker turnarounds and less in-flight cabin congestion. The larger cross section of the A320 accommodates seven industry standard under-floor LD3-46 containers, a feature not available in other comparable narrowbody aircraft.

The A319 variant is a shortened version of the A320 equating to fewer passengers but longer range. The A321 is a longer version of the A320 and the -100 model has shorter range than the A320 but the -200 was created as a long range variant. At 109 seats, Airbus also introduced the A318 aircraft to compete with other 100 seat aircraft such as the 737-600, 717, DC-9 and E-Jets.

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Market

The A320 family of aircraft allows considerable interchangeability of parts. The first A320 aircraft were delivered in 1988, now 20 years ago, so the number of aircraft to be parted out may increase over the next several years. From January 2008 to March 2009, there were five A320 family part-outs, compared to seven part-outs in all of 2007, and eight part-outs in all of 2006. Thus far, however, these actions have added an insignificant amount of material to the aftermarket. Currently, there are nearly 3,700 such aircraft in service and a further 2,500 are on order with delivery dates extending to at least 2017. The demand for A320 family parts is, therefore, significant and unlikely to diminish in the foreseeable future.

Boeing 737 Classic Family

Description

The 737 Classic family first entered service in 1984 and includes the 737-300, 737-400, and 737-500 series aircraft. The family of aircraft was developed to increase the range and performance of the successful 737-200 model. The only engine choice for the family was the CFM56-3B engine which vastly improved fuel efficiency and reduced noise. The -300 is the base model can seat up to 149 passengers. The -400 model is stretched 10 feet to increase capacity to 168 and the -500 is the shrunk 8 feet to reduce capacity to 123. The aircraft were produced from 1984 through 2000 and nearly 2000 were delivered. Twenty-five years since the first delivery, 84% of the fleet remains in active service. An additional 12% of the fleet is currently parked, but many of these aircraft are expected to eventually return to service.

Market

There continues to be demand for spare parts for the fleet of nearly 1,700 aircraft in active service, which operate an average of 2,500 flight hours per aircraft per year. Given that less than 5% of the 737 Classic fleet has been retired, there is not a large surplus of inventory on the market, a factor that supports parts values, though the parked fleet is increasing and now stands at more than 225 aircraft, suggesting reduced parts demand and increasing future supply.

Both United Airlines and Continental Airlines have announced that they were collectively removing approximately 150 of the 737 Classic aircraft from their fleets by the end of 2009. In the medium term, the market for 737 Classic material is expected to soften as the industry downsizes, the fleet type matures, and additional aircraft are retired and disassembled for parts.

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Boeing 747-400

Description

The Boeing 747 was introduced on April 13, 1966, with Pan American placing an order for 25 aircraft. At an overall length of 231 ft 4 in, the 747-100 offers seating of up to ten-abreast at a typical seating capacity of 400 passengers. Initially, the first 747-100s were powered exclusively by Pratt & Whitney JT9D-3A engines but were later offered with General Electric CF6 and Rolls-Royce RB-211 engines. The 747-100 first entered passenger service on January 19, 1970.

In 1971 Boeing launched the 747-200, realizing that the 747-100 lacked sufficient range to serve the Pacific on a nonstop basis without incurring a significant payload penalty. While similar in appearance to the 747-100, the 747-200 incorporated increased fuel capacity and more powerful engines with increased fuel efficiency.

The Maximum Take-off Weight (“MTOW”) was increased from 730,000 pounds (“lbs”) to 775,000 lbs.

The 747-200 was further refined with the addition of still more powerful engines, which provided for an increase in MTOW to 833,000 lbs and a range extension to 7,000 nautical miles (“nm”). The later models, powered by the Pratt & Whitney JT9D-7Q, Rolls Royce RB211-524 and General Electric CF6-50, have retained much higher values than other 747-100 and -200 versions, due primarily to the excellent range/payload capabilities of this model. For example, the JT9D-7Q, RB211-524 and CF6-50-powered 747s can operate nonstop flights between New York and Tokyo with a full passenger payload.

In 1980, Boeing offered the Stretched Upper Deck (“SUD”) modification for new 747-100 and existing 747-200 aircraft, bridging the standard 747-200 with the 747-300. The SUD modification involved extending the upper deck area by 23 ft 4 in and removing the circular stairway, thereby increasing passenger capacity by approximately 44 seats. The 747-200 SUD and the 747-300 are nearly identical, with the exception of minor doorway and window modifications.

Boeing began development of the 747-400 in May of 1985 and Northwest Airlines took delivery of its first 747-400 aircraft on January 26, 1989. Compared to previous derivatives, the 747-400 represents a major improvement over its predecessors through its enhanced technology, economic efficiencies and performance.

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The 747-400’s cabin is identical in size to the 747-300, sharing the -300’s Stretched Upper Deck. With an increased fuel capacity of 383,800 lbs and a MTOW of 875,000 lbs, the 747-400 has long distance range capability of approximately 7,400 nm, which is most closely matched by the Airbus A340. The 747-400 passenger capacity is 416 in a standard configuration.

Externally, the 747-400 also looks similar to its -300 predecessor. The most noticeable features are the 6-ft winglets and a 6-ft wing extension. These winglets were designed to enhance aerodynamic performance and fuel efficiency, extending the range of the 747-400. The most noticeable changes internally are digital avionics and the elimination of the fight engineer position in the cockpit.

In 2005 Boeing launched the 747-8F, which incorporates an 18 foot stretch to the 747-400F, a modern flight deck, new wing design, additional fuel capacity, and new technology engines. Additional payload and range permit additional revenue earning capabilities, although the capital costs are significant.

Market

Demand for widebody lift has softened in the past year despite few aircraft being more economic on an available seat mile or available ton mile basis than the Boeing 747-400. Aircraft utilization has increased in recent years and there is limited supply of parts on the market owing to the fact that only three aircraft have been retired or destroyed, with the remainder of the aircraft that have exited passenger service being converted to freighter aircraft. Commonality to the under-development Boeing 747-8, scheduled for delivery in 2010, will further support 747-400 part values, which are expected to be stable over the medium to long term.

Boeing 757

Description

Boeing announced the introduction of the Boeing 757 and Boeing 767 jointly in early 1978. The smaller of the two new types - the narrowbody 757 - was intended as a replacement for the Boeing 727 which, at the time, was the most widely used commercial jet aircraft in the world. Improved performance came from two new high-bypass engines and an advanced technology wing with less sweepback than that of the 727. Enhancements also included advanced cockpit displays and flight management systems.

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The 757 entered commercial service in 1983 with launch customers Eastern Airlines and British Airways. Typical passenger accommodation ranges from 178 seats to 239 seats in high-density configuration. The maximum range of the standard -200 aircraft is 2,500 nm extending to 3,900 nm in the case of the extended range Boeing 757-200. Current engine options include the PW2037, PW2040, and the Rolls-Royce RB211 535E4. The 757-200 is offered in four versions, including freighter and combi options. Maximum takeoff weight ranges from 220,000 lb to 255,000 lb, depending on modifications and engine options.

The 757-300 is a stretched version of the -200 to increase seating capacity. It first flew in 1998 and only 55 were delivered.

Market

Of the 1,050 Boeing 757 aircraft delivered between 1982 and 2005, 946 were in active service as of March 2009. There are 83 parked aircraft, many of which are undergoing transition between operators or awaiting freighter conversion.

As the largest and longest-range narrowbody aircraft and no directly competing aircraft, the Boeing 757 operates in a niche market. It is in favor on transcontinental routes, leisure routes, and some transatlantic flights, and it has additional demand in Europe from charter operators. Many carriers, including all of the six U.S. legacy carriers, continue to operate this aircraft type, and plans to reduce the fleets are somewhat limited. Operational capability of the type has also been improved by the availability of aftermarket winglets supplied by Aviation Partners Boeing. The inventory that is specific to the Boeing 757-300 is less liquid than material common to all Boeing 757 aircraft, as there are only 55 Boeing 757-300 aircraft are in service with seven operators.

In addition, the 757 has freighter conversion programs that are widely expected to be successful. FedEx announced plans to acquire more than 90 Boeing 757 aircraft for conversion to freighter configuration.

As a result, the market for the Boeing 757 parts is expected to remain relatively stable with a large number of aging aircraft expected to remain in service.

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Boeing 767

Description

The Boeing 767 family is a mid-size, widebody twinjet airliner with models covering the 200 to 300 seat market and with a range of 5,200 to 6,600 nm depending on variant. The Boeing 767 family includes five passenger models, the 767-200, 767-200ER, 767-300, 767-300ER, and 767-400ER, and a freighter, which is based on the 767-300ER fuselage. It entered into service in 1982 and remains in production. The 767 has a high level of commonality with the Boeing 757, sharing a common pilot type rating.

The Boeing 767 series widebody aircraft was designed to compete directly with the A300B4 and A310. The aircraft was designed in tandem with the narrowbody Boeing 757 with which it shares a high degree of cockpit and systems commonality. The 767 program also features a considerable degree of international participation, with Japanese companies in particular contributing to a large share of the construction program.

The Boeing 767-200 airframe and wing designs were completely new. The wing was designed with increased sweepback compared to the 757, permitting fuel-efficient high altitude cruise. The new wing design was complemented with a unique width fuselage narrower than that of other widebodies, with twin aisles typically seating seven abreast in economy class. The 767 offers many powerplant options by Pratt & Whitney, General Electric, and Rolls Royce. Design range for the 767 is between 3,160 and 5,875 nm according to model variant.

The 767 first flew in September 1981 and entered service with Delta Air Lines in October 1982.

The long-range capability of the highly fuel-efficient 767-200 led to the development of twin-engine operations on long-haul, over-water routes, taking advantage of new operational rules formulated for ETOPS and opening up a host of new point-to-point city pairs for economic service.

In March 1984, the 767-200ER, an extended-range version of the 767-200, was first flown. The 767-200ER has increased fuel capacity and, at a base of 345,000 lbs, a significantly higher MTOW than the 767-200. The 767-200ER aircraft has the capability of a mixed-class layout seating of approximately 220 passengers, or up to 290 passengers in a one-class high-density arrangement. The 767-200ER’s range with 181 passengers is 6,670 nm.

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In 1983, Boeing announced the 767-300, which has the same MTOW as the -200ER, but a 21-foot longer fuselage and strengthened landing gear. The 767-300ER followed in 1985, combining the longer fuselage and strengthened landing gear with additional fuel capacity. The design range of 767-300ER is 6,200 nm.

Offered to the market in 1997, the stretched fuselage 767-400ER provides a 10% to 15% increase in passenger accommodation. It features fuselage plugs of 11 feet forward and 10 feet aft of the center section, strengthened wings with a 14.5-foot wingspan increase, and a flight deck based on the 777. The aircraft has a maximum takeoff weight of 204 tonnes and a design range of 5,600 nm.

The 767-200 has long been considered a prime candidate for freighter conversion, especially as a replacement for the world fleet of aging DC-8 and Boeing 707 freighters.

Market

The Boeing 767 aircraft first entered service in 1982 and as of March 2009, 834 of the type were in active service. The order backlog has shrunk significantly because of the introduction of the Boeing 787, widely expected to replace the 767. A majority of the 68 aircraft on order backlog are freighter variants, probably acquired at discounted prices while Boeing was trying to keep the production line open in the event that the U.S. Air Force should select the type for its tanker aircraft requirement. There are 98 parked aircraft with an average age of over 20 years, many of them earlier generation 767-200 and 767-300 basic range variants.

International and domestic liberalization of aviation markets by a number of countries and regions is fragmenting long-haul markets, which until recently, has led to a high degree of pent-up demand for mid-size long-haul aircraft like the Boeing 767 and the Airbus A330. In addition, many operators have had to continue relying on the Boeing 767 aircraft while waiting for deliveries of the Boeing 787 to begin. In fact, as part of compensation to some operators for delays of the Boeing 787, Boeing is providing new-build Boeing 767 aircraft as an interim measure. Relative to other aircraft available in the market today, the extended-range Boeing 767-200ER/-300ER aircraft are still relatively fuel-efficient with good payload/range characteristics, making them attractive to many operators.

Demand for extended-range versions of the Boeing 767 strengthened over the last several years, though this demand is now softening as world economies and airline traffic levels decline. Part values are expected to experience some additional

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softening as the fleet ages and are replaced by newer-generation aircraft like the Boeing 787 and Airbus A350. A number of air freight carriers are expected to convert the 767 aircraft into cargo aircraft, which will provide some support to values.

Boeing 777

Description

The Boeing 777 has proven to be a highly successful program for Boeing with 741 aircraft delivered as of March 2009, of which 759 are in active service. Demand has shifted to the freighter (777-200LRF), longer range (777-200LR) and larger (777-300ER) aircraft models powered solely by General Electric GE90-115B series engines. Demand remains high, with 338 aircraft on back order, representing more than four years of future production at current build rates. Only two aircraft have been retired or destroyed, and the two aircraft that are parked are most likely in transition between lessees, such that there is very little surplus material in the market today.

Demand for economic widebody aircraft had remained robust despite the fuel environment of early 2008 and declining economic environment toward the end of 2008. Many airlines were focused on growing their long-haul operations as these routes had been more profitable than short-haul routes. However, as the economic troubles have moved from the United States to other regions of the world, and overall business activity declined, international long-haul travel (and premium traffic in particular) is showing signs of significant decline.

The 777, as an extremely efficient aircraft with ultra long-range capability, is expected to retain values as well or better than any other widebody aircraft, and very few aircraft are now offered on the secondary market.

Market

Demand for Boeing 777 parts remains strong due to increased maintenance requirements as the first generation aircraft age and reach specified service levels that require overhaul. Supply of this material in the secondary market is limited and most airlines and maintenance providers have little option but to purchase parts directly from the OEMs.

The source of material for the parts aftermarket (excluding the OEMs) is limited to airlines selling their surplus parts, inventory liquidations and parts generated as a

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result of aircraft being parted out. As a result of the aircraft age and growing fleets, very few airlines have identified and sold surplus Boeing 777 parts, nor have there been any substantial inventory liquidations.

The market for Boeing 777 parts is strong and unlikely to diminish in the foreseeable future.

4.3.2 Engine Spare Parts Markets

CFM56-3

Description

The CFM56-3 is used solely on the Boeing 737-300/400/500 “Classic” series, providing between 18,500 and 23,500 lb st. It was the first CFM56 engine variant to develop as a family to power one series of aircraft and is a derivative of the CFM56-2, sharing the same core while incorporating a smaller 60-inch fan in order to maintain sufficient ground clearance, thus reducing the bypass ratio to between 4.8 and 5.1. Parts commonality with the CFM56-2 is understood to be around 80%.

Subsequent -3B2 and -3C1 versions were designed for use with the Boeing 737-300, -400, and -500 aircraft at varying thrust levels up to 23,500 lb st. The engine for the 737-500 was re-rated to 18,500 lb st in February 1990. Later production CFM56-3 engines were manufactured to -3C1 standard with appropriate de-rated thrust settings achieved through software changes.

In all, over a 15-year period, CFMI has produced around 4,500 CFM56-3 series engines to support the 1,987 Boeing 737 Classic aircraft manufactured before the end of aircraft production in December 1999.

Approximately 47% of the operating fleet is powered by the CFM56-3C1, with 37% powered by the CFM56-3B1 and the remaining 16% by the CFM56-3B2.

Market

Only a limited number of commercial carriers operate the CFM56-2, but a vast majority of engine parts share commonality with the CFM56-3 engine, operating on Boeing 737 Classic aircraft.

There continues to be significant demand for spare parts for the fleet of nearly 1,700 737 Classic aircraft and associated CFM56-3 series engines in active service. Given

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that less than 5% of the 737 Classic fleet has been retired, there is not a large surplus of CFM56 inventory on the market, a factor that supports parts values, though the availability of such inventory is increasing.

PW2000

Description

The PW2000 family, covering 37,000 to 43,000 lb st, powers the Boeing 757-200 and 757-300 series aircraft as an alternative to the Rolls-Royce RB211-535 series engine. Additionally, variants of the PW2000 series engine power the Ilyushin IL-96M and C-17 Globemaster III. Across all these aircraft types, more than 1,200 engines are currently in active service with more than 38 million hours of service accumulated.

Launched in December 1979, the PW2000 engine entered service in October 1984 as the PW2037 with 38,250 lb of thrust. ETOPS approval for 180-minute flights was gained in April 1992. An improved technology PW2000 engine, the PW2000 RTC (Reduced Temperature Configuration) was made available in March 1994, available as a retrofit package to improve fuel efficiency, reduce maintenance costs, and enhance reliability. The PW2040 and PW2043 engines are the higher thrust variants in the PW2000 series, with 40,000 lb and 43,000 lb of thrust, developed to power the baseline 757-200 and its stretched version, the 757-300. The PW2043 features additional thrust to serve airports in high altitudes and hot climates. Current PW2037 engines can be converted to the higher thrust variants though minor modifications.

Market

The market for the PW2000 is limited in that, of the more than 1,000 Boeing 757s in service, only 396 are powered by Pratt & Whitney engines and of these aircraft, over 80% are operated just four operators: Delta, United, Northwest, and UPS at 129, 97, 59, and 35 aircraft respectively, or 320 aircraft out of the 396 total. Compared to the competing RB211 powered Boeing 757 aircraft, with relatively few operators outside of the major U.S. domestic airlines, there is low demand for the PW2000 series. There are 25 other operators of the PW2000-powered 757 aircraft, but most of them have just one aircraft. Future PW2000 values thus will be strongly influenced by the fleet decisions made by the primary operators indicated above. In contrast, Rolls-Royce powered 757s have a significantly more diverse operator base with 73 different operators, making the RB211 a more marketable engine.

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The PW2000 series does hold a monopoly on the C-17 Globemaster and certain Il-76 variants, but these markets are essentially independent from the Western-built commercial aircraft engine market.

PW4000

Description

The PW4000 Engine series was developed by Pratt & Whitney as the successor to the JT9D. There are 3 families of the engine and within those families there are several models. The first family to is the 94 inch diameter fan blade which was designed for the A310-300, A300-600, 747-400, and the 767-2/300. There are several different models that can produce 52,000 - 62,000 lbs of thrust. The second family is the 100 inch diameter fan blade whose variants have thrust ratings from 64,500 to 68,600 lbs and is exclusively for the A330. The final family is the 112 inch diameter fan blade which is for all of the 777 variants except the -300ER and 200LR. It produces from 86,700 to 99,000 lbs of thrust.

This series of engines has historically been beset by operational deficiencies. Since 1992, the PW4000-94 engine has suffered numerous single- and dual-engine surge events on takeoff and at cruise, and unmodified engines of this type continue to experience problems. Though Pratt & Whitney developed remedial modifications for the engine, including hardware upgrades and modifications to FADEC software, continuing problems necessitated a second round of modifications in which the high pressure compressor and rear stators were replaced with a design similar to later-build PW4000-100 turbofans. Modification is mandatory and must be completed by mid-2009. Pratt & Whitney has assumed partial financial responsibility for this program and has manufactured additional engines to cover overhaul events. The history of technical problems for this engine has necessitated a larger than usual population of spare engines.

Market

Due to a common engine core, most PW4000 spare parts may be installed on the PW4000-94, PW4000-100, and PW4000-112 series engines on widebody aircraft ranging from the Airbus A300, A310, and A330 aircraft to the Boeing 747, 767, and 777 aircraft, and on the McDonnell Douglas MD-11 aircraft. Given the large in-service fleets of these middle-generation engines, demand for PW4000 spare parts is anticipated to remain stable for years to come.

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V2500

Description

International Aero Engines AG (“IAE”) is a consortium formed in 1983 by the industrial groups Rolls-Royce, Pratt & Whitney, Japan Aero Engines Corporation (“JAEC”), Fiat Avio and MTU Aero Engines to develop an all-new turbofan engine in the 22,000-33,000 lb st class, with each partner developing separate modules and components within the engine.

The IAE V2500 series is installed on variants of the Airbus A319, A320 and A321 aircraft, on the Airbus Corporate Jetliner (“ACJ”), and on the Boeing MD-90-30 aircraft. All variants of the V2500 engine are mechanically similar; an “A” suffix denotes an Airbus application and a “D” suffix denotes suitability for the McDonnell Douglas aircraft, although given the differing engine pylon mountings used, the “A” and “D” variants are not considered economically interchangeable. The second two digits of the series number denote the thrust level of the particular engine and it is a simple matter to change from one thrust setting to another. The last two digit of the series number, being a “1” or a “5”, designate a build standard of the engine core, and engine cores are not economically interchangeable.

The initial variant, the V2500-A1, was rated at 25,000 lb st solely and entered commercial service on the A320 in May 1989 although service entry was too late for inclusion on the Boeing 737 program. A total of 142 A320-200 aircraft were delivered with V2500-A1 engines, the three largest operators being Indian Airlines, Mexicana, and America West Airlines. Although it offered fuel savings over the rival CFM56-5A1 engine, initial on-wing life proved disappointing and an extensive aftermarket modification program, the V2500-A1 Phoenix package, was made available and introduced with America West in January, 1999.

The improved V2500-A5 series was introduced in December 1995, and incorporated an enlarged low pressure compressor to improve performance and reliability. Optional thrust ratings range from 22,000 lb st to a current high of 33,000 lb st. The IAE V2524-A5, rated at 24,000 lb st, was first certificated on the Airbus A319-100 in December 1996. The V2527-A5, rated at 26,500 lb st, is fitted to the Airbus A319-100 and A320-200 series aircraft. These high-bypass turbofan engines incorporate unique wide chord snubberless fan blades and four low pressure compressor blades to improve engine efficiency. Specialized combustors and an advanced turbine section combine with computerized FADEC engine controls to provide a claimed 4% fuel burn advantage over the CFM56 series engine. The present installed base of all V2500-A5/-D5 engines total approximately 1,400 aircraft.

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Market

There continues to be a strong market and growing demand for V2500 engine parts. The engine is primarily operated on Airbus A320 family aircraft, which is still in production with a large order backlog and remains popular among carriers worldwide.

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5 QUALIFICATIONS

Founded in 1963 and with offices in New York, Boston, Washington and London, SH&E is the world’s largest consulting firm specializing in commercial aviation. Its staff of approximately 100 personnel encompasses expertise in all disciplines of the industry and the firm has provided appraisal, consulting, strategic planning and technical services to airlines, leasing companies, government agencies, airframe and engine manufacturers, and financial institutions.

SH&E’s appraisal staff are all members of the International Society of Transport Aircraft Trading (“ISTAT”), the internationally recognized body for the certification of aircraft appraisers. SH&E performs all appraisals in accordance with the definitions, guidelines and standards set forth by ISTAT. SH&E’s officer responsible for all appraisals is an ISTAT Senior Appraiser.

SH&E annually values approximately $30 billion of aviation assets including commercial and military equipment, international routes, airline fleets and lease portfolios. The appraisals range from full appraisals involving detailed aircraft and record inspections conducted by SH&E’s technical staff to the valuation of tax-based leases. SH&E’s proprietary aircraft residual value model is widely accepted by the rating agencies as a reliable forecasting tool. In addition to the above aircraft valuations, SH&E annually values in excess of $5 billion worth of aircraft spare parts and spare engines. SH&E routinely values flight simulators, hangar tooling, ground equipment, gates, slots, maintenance facilities and Fixed Base Operations.

A related service that SH&E offers its clients is Asset Management. Over the last few years, SH&E has been the principal asset manager responsible for the recovery and subsequent remarketing of approximately 300 aircraft, nearly 150 engines and some significant inventories of spare parts.

This active participation in the marketplace provides SH&E with practical and firsthand knowledge of the values and lease rates of aircraft, engines, and parts.

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6 LIMITATIONS

SH&E used information supplied by the Client together with in-house data accumulated through other recent studies of aircraft, ground service equipment, tooling, and shop equipment and machinery transactions.

SH&E’s opinions are based upon historical relationships and expectations that it believes are reasonable. Some of the underlying assumptions, including those detailed explicitly or implicitly in this report, may not materialize because of unanticipated events and circumstances. SH&E’s opinions could, and would, vary materially, should any of the above assumptions prove to be inaccurate.

The opinions expressed herein are not given as an inducement or endorsement for any financial transaction. Although they are prepared for the exclusive use of the addressee, the addressee may provide this report to third parties without SH&E’s written consent.

SH&E accepts no responsibility for damages, if any, that may result from decisions made or actions taken by third parties that may be based upon this report. In accepting this report the Client agrees to indemnify and hold SH&E harmless against all losses, claims and costs arising as a result of this report except when attributable to SH&E’s negligence or willful misconduct.

This report reflects SH&E’s expert opinion and best judgment based upon the information available to it at the time of its preparation. SH&E does not have, and does not expect to have, any financial interest in the appraised property.

For SH&E:

Ken De Jaeger

Vice President Senior Appraiser International Society of Transport Aircraft Trading

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PROSPECTUS

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References to “securities” include any security that we or our security holders might sell under this prospectus or any prospectus supplement.

We prepare our financial statements in U.S. dollars and prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus, in conformity with accounting principles generally accepted in the United States, or “U.S. GAAP.” Our fiscal year ends on December 31. In this prospectus, except where otherwise indicated, references to “$” or “dollars” are to the lawful currency of the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Pursuant to this registration statement, UAL and United may offer, issue and sell securities as set forth on the cover page of this prospectus. Because UAL is a “well-known seasoned issuer,” as defined in Rule 405 of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act,” UAL may add to and offer additional securities, including securities held by security holders, by filing a prospectus supplement with the SEC at the time of the offer. In addition, UAL is able to add its subsidiaries and securities to be issued by them if UAL guarantees such securities. United may guarantee any debt securities that UAL issues under this prospectus.

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

UAL CORPORATION AND UNITED AIR LINES, INC.

UAL Corporation is a holding company and its principal, wholly-owned subsidiary is United Air Lines, Inc. United’s operations consist primarily of the transportation of persons, property, and mail throughout the U.S. and abroad. United provides these services through full-sized jet aircraft (which we refer to as its “Mainline” operations), as well as smaller aircraft in its regional operations conducted under contract by “United Express®” carriers.

United is one of the largest passenger airlines in the world. United offers nearly 3,000 flights a day to more than 200 destinations through its Mainline and United Express services, based on its flight schedule from October 2008 to October 2009. United offers nearly 1,300 average daily Mainline (including TedSM) departures to more than 120 destinations in 27 countries and two U.S. territories. United provides regional service, connecting primarily via United’s domestic hubs, through marketing relationships with United Express carriers, which provide more than 1,700 average daily departures to more than 150 destinations. United serves virtually every major market around the world, either directly or through its participation in the Star Alliance®, the world’s largest airline network.

RISK FACTORS

An investment in our securities involves risk. Before you invest in securities issued by us, you should carefully consider the risks involved. Accordingly, you should carefully consider:

•	the information contained in or incorporated by reference into this prospectus;

•	the information contained in or incorporated by reference into any prospectus supplement relating to specific offerings of securities;

•

the risks described in UAL’s and United’s Annual Report on Form 10-K for our most recent fiscal year and in any Quarterly Report on Form 10-Q which we have filed since our most recent Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus; and

•

other risks and other information that may be contained in, or incorporated by reference from, other filings we make with the SEC, including in any prospectus supplement relating to specific offerings of securities.

The discussion of risks related to our business contained in or incorporated by reference into this prospectus or into any prospectus supplement comprises material risks of which we are aware. If any of the events or developments described actually occurs, our business, financial condition or results of operations would likely suffer.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference in this prospectus are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects”, “will”, “plans”, “anticipates”, “indicates”, “believes”, “forecast”, “guidance”, “outlook” and similar expressions are intended to identify forward-looking statements.

Additionally, forward-looking statements include statements which do not relate solely to historical facts, such as statements that identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or that indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements contained in or incorporated by reference in this prospectus are based upon information available to us on the date such statements are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

UAL’s and United’s actual results could differ materially from these forward-looking statements due to numerous factors, including, without limitation, the following: our ability to comply with the terms of our Amended Credit Facility and other financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to realize benefits from our resource optimization efforts and cost reduction initiatives; our ability to utilize our net operating losses; our ability to attract, motivate and/or retain key employees; our ability to attract and retain customers; demand for transportation in the markets in which we operate; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs associated with security measures and practices; labor costs; industry consolidation; competitive pressures on pricing and on demand; capacity decisions of United and/or our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements); our ability to maintain satisfactory labor relations; any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties, including those stated in the Securities and Exchange Commission reports incorporated in this prospectus by reference or as stated in the prospectus supplement or incorporated by reference therein under “Risk Factors”. Consequently, the forward-looking statements should not be regarded as representations or warranties by UAL or United that such matters will be realized.

SELLING SECURITY HOLDERS

We may register securities covered by this prospectus for re-offers and resales by any selling security holders who may be named in a prospectus supplement. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, we may add secondary sales of securities by any selling security holders by filing a prospectus supplement with the SEC. We may register these securities to permit selling security holders to resell their securities when they deem appropriate. A selling security holder may resell all, a portion or none of their securities at any time and from time to time. We may register those securities for sale through an underwriter or other plan of distribution as set forth in a prospectus supplement. See “Plan of Distribution.” Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We may pay all expenses incurred with respect to the registration of the securities owned by the selling security holders, other than underwriting fees, discounts or commissions, which will be borne by the selling security holders. We will provide you with a prospectus supplement naming the selling security holders, the amount of securities to be registered and sold and any other terms of the securities being sold by a selling security holder.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, possible future repayments of indebtedness or for such other purposes as may be specified in the applicable prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from any sales of our securities by any selling security holder who may be named in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

The following table sets forth UAL’s consolidated ratio of earnings to fixed charges and UAL’s consolidated ratio of earnings to fixed charges and preferred stock dividend requirements for the periods indicated:

	Successor				Predecessor
	Nine Months Ended September 30, 2008		2007	Period from February 1 to December 31, 2006	Period from January 1 to January 31, 2006	2005	2004	2003
Ratio of earnings to fixed charges	(a	)	1.76	1.03	363.65(b)	(a)	(a)	(a)
Ratio of earnings to fixed charges and preferred stock dividend requirements	(a	)	1.73	1.01	357.97(b)	(a)	(a)	(a)

(a)	Earnings were inadequate to cover both fixed charges and fixed charges and preferred dividend requirements by $4.1 billion for the nine months ended September 30, 2008, $21.2 billion in 2005, $1.7 billion in 2004 and $2.8 billion in 2003.
(b)	Earnings used to compute the ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividend requirements for the period from January 1 to January 31, 2006, included net bankruptcy reorganization income of approximately $22.9 billion.

The following table sets forth United’s consolidated ratio of earnings to fixed charges and United’s consolidated ratio of earnings to fixed charges and preferred stock dividend requirements for the periods indicated:

	Successor				Predecessor
	Nine Months Ended September 30, 2008		2007	Period from February 1 to December 31, 2006	Period from January 1 to January 31, 2006		2005	2004	2003
Ratio of earnings to fixed charges	(a	)	1.76	1.05	354.45	(b)	(a)	(a)	(a)
Ratio of earnings to fixed charges and preferred stock dividend requirements	(a	)	1.72	1.03		(c)	(c)	(c)	(c)

(a)	Earnings were inadequate to cover both fixed charges and fixed charges and preferred dividend requirements by $4.1 billion for the nine months ended September 30, 2008, and to cover fixed charges by $21.0 billion in 2005, $1.7 billion in 2004 and $2.8 billion in 2003.
(b)	Earnings used to compute the ratio of earnings to fixed charges for the period from January 1 to January 31, 2006, included net bankruptcy reorganization income of approximately $22.7 billion.
(c)	Preferred dividend requirements were nonexistent as push down accounting was not applied prior to the adoption of fresh-start reporting.

In connection with our emergence from Chapter 11 bankruptcy protection, we adopted fresh-start reporting in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” and in conformity with accounting principles generally accepted in the U.S. “Successor” refers to United or UAL, as applicable, on or after February 1, 2006, after giving effect to the adoption of fresh-start reporting. “Predecessor” refers to United or UAL, as applicable, prior to February 1, 2006.

“Earnings” were calculated by adding to income from continuing operations the provision for taxes on income, amortization of capitalized interest, fixed charges (see below), and the distributed income of less than 50% owned entities, and have been decreased by the earnings of entities less than 50% owned. “Fixed charges” consist of interest expense, capitalized interest, amortization of debt expense, and an amount representative of the interest factor in rentals.

DESCRIPTION OF UAL CAPITAL STOCK

The following description of UAL’s capital stock includes a summary of certain provisions of UAL’s restated certificate of incorporation and amended and restated bylaws. The following description of the terms of the preferred stock UAL may issue sets forth certain general terms and provisions of any series of preferred stock to which any prospectus supplement may relate. Particular terms of the preferred stock offered by any prospectus supplement and the extent, if any, to which these general terms and provisions shall apply to any series of preferred stock so offered will be described in the prospectus supplement relating to the applicable preferred stock. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such series of preferred stock. This description of UAL’s capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Delaware law and the provisions of UAL’s restated certificate of incorporation and any applicable certificates of designations, which have been or will be filed with the SEC.

General

UAL is authorized to issue up to 1,000,000,000 shares of common stock, par value $0.01 per share. UAL is also authorized to issue 250,000,000 shares of Preferred Stock, without par value (“Serial Preferred Stock”), one share of Class Pilot MEC Junior Preferred Stock, par value $0.01 per share and one share of Class IAM Junior Preferred Stock, par value $0.01 per share.

Common Stock

Dividends

The holders of UAL common stock will be entitled to receive dividends, if and when declared payable from time to time by the UAL board of directors.

Liquidation

Upon any liquidation, dissolution or winding up of UAL, after all securities ranking prior to the common stock, including any shares of UAL’s Serial Preferred Stock, Class Pilot MEC Junior Preferred Stock and Class IAM Junior Preferred Stock, have been paid in full that to which they are entitled, the holders of the then outstanding common stock will be entitled to receive, pro rata, the remaining assets of UAL available for distribution to its stockholders.

Voting Rights

Each outstanding share of common stock of UAL will entitle the holder thereof to one vote on each matter submitted to a vote at a meeting of stockholders. At meetings of stockholders, holders of UAL’s common stock vote together as a single class with holders of UAL’s Class Pilot MEC Junior Preferred Stock and Class IAM Junior Preferred Stock on all matters except the election of directors. The affirmative vote of holders of shares of UAL’s capital stock representing a plurality of the votes cast on the matter will be required to elect the directors to be elected by the applicable class of capital stock and the affirmative vote of holders of shares of UAL’s capital stock representing a majority of the votes present in person or by proxy at the meeting and entitled to be cast on the matter will be required to approve any other matters.

Other

UAL common stock is not convertible into, or exchangeable for, any other class or series of capital stock. Holders of common stock have no preemptive or other rights to subscribe for or purchase additional securities of UAL. UAL’s restated certificate of incorporation contains no sinking fund provisions or redemption provisions with respect to the common stock. Shares of common stock are not subject to calls or assessments. No personal liability will attach to holders under the laws of the State of Delaware (UAL’s state of incorporation) or of the State of Illinois (the state in which UAL’s principal place of business is located). There is no classification of the board of directors of UAL.

UAL common stock is subject to certain limitations on ownership and transfer. See “—Certain Limitations on Ownership and Transfer and Anti-Takeover Provisions in UAL’s Restated Certificate of Incorporation and Bylaws applicable to all UAL Capital Stock” below.

Serial Preferred Stock

Serial Preferred Stock may be issued independently or together with any other securities and may be attached to or separate from the securities.

Pursuant to Delaware law and UAL’s restated certificate of incorporation, UAL’s board of directors by resolution, and without the approval of stockholders, may establish one or more series of Serial Preferred Stock, fix the number of shares constituting such series and fix the designations and the powers, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions thereof, of such series. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of UAL.

Our board of directors, in approving the issuance of a series of Serial Preferred Stock and the applicable prospectus supplement, will set forth with respect to such series, the following:

•	The number of shares constituting such series and the distinctive designation of the series;

•

The dividend rate on the shares of the series, the conditions and dates upon which dividends thereon shall be payable, the extent, if any, to which dividends thereon shall be cumulative, and the relative rights of preference, if any, of payment of dividends thereon;

•

Whether or not the shares of the series are redeemable and, if redeemable, the time or times during which they shall be redeemable and the amount per share payable on redemption thereof, which amount may, but need not, vary according to the time and circumstances of such redemption;

•

The amount payable in respect of the shares of the series, in the event of any liquidation, dissolution or winding up of UAL, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount;

•	Any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by UAL of the shares of the series;

•	The right, if any, to exchange or convert shares of the series into other securities or property, and the rate or basis, time, manner and condition of exchange or conversion;

•	The voting rights, if any, to which the holders of shares of the series shall be entitled in addition to the voting rights provided by law; and

•

Any other term, condition or provision with respect to the series not inconsistent with the provisions of Article Fourth, Part I of UAL’s restated certificate of incorporation or any resolution adopted by the Board of Directors pursuant thereto.

The terms of each series of Serial Preferred Stock will be described in any prospectus supplement related to such series of preferred stock and will contain a discussion of any material U.S. federal income tax considerations applicable to the Serial Preferred Stock.

Class Pilot MEC Junior Preferred Stock

UAL currently has one share of Class Pilot MEC Junior Preferred Stock outstanding, which may be held only by the United Airlines Pilots Master Executive (the “MEC”) or a duly authorized agent acting on behalf of the MEC and may only be transferred in certain limited circumstances specified in UAL’s restated certificate of incorporation.

Dividends

The holder of the Class Pilot MEC Junior Preferred Stock is not entitled to receive dividends or other distributions, except as described under “—Liquidation” below.

Liquidation

Upon any liquidation, dissolution or winding up of UAL, after all securities ranking prior to the Class Pilot MEC Junior Preferred Stock, including any shares of UAL’s Serial Preferred Stock, have been paid in full that to which they are entitled, the holder of the Class Pilot MEC Junior Preferred Stock will be entitled to receive $0.01 for the share of Class Pilot MEC Junior Preferred Stock, but such holder shall not be entitled to any further payment.

Voting Rights

The holder of the share of Class Pilot MEC Junior Preferred Stock has the following voting rights:

(a) So long as any persons represented by the Air Line Pilots Association, International (the “ALPA”) employed by the UAL or any of its affiliates or until UAL’s collective bargaining agreement with the ALPA has been amended so that such agreement no longer provides that ALPA has the right to appoint a director of UAL, the holder of the share of Class Pilot MEC Junior Preferred Stock shall have the right (i) voting as a separate class, to elect one director to the board of directors of UAL at each annual meeting of stockholders for a term of office to expire at the succeeding annual meeting of stockholders and (ii) voting together as a single class with the holders of Common Stock and the holders of such other classes or series of stock that vote together with the Common Stock as a single class, to vote on all matters submitted to a vote of the holders of Common Stock of UAL (other than the election of directors), except as otherwise required by law.

(b) The affirmative vote of the holder of the share of Class Pilot MEC Junior Preferred Stock, voting as a separate class, is necessary to effect any amendment, alteration or repeal (including any amendment, alteration or repeal by operation of merger or consolidation) of any of the provisions of UAL’s restated certificate of incorporation that would adversely affect the powers, preferences or special rights of the Class Pilot MEC Junior Preferred Stock.

Ranking

The Class Pilot MEC Junior Preferred Stock is deemed to rank senior to the Common Stock as to amounts distributable upon liquidation, dissolution or winding up of UAL.

Class IAM Junior Preferred Stock

UAL currently has one share of Class IAM Junior Preferred Stock outstanding, which may be held only by the International Association of Machinists and Aerospace Workers (the “IAM”) or a duly authorized agent acting on behalf of the IAM and may only be transferred in certain limited circumstances specified in UAL’s restated certificate of incorporation.

Dividends

The holder of the Class IAM Junior Preferred Stock is not entitled to receive dividends or other distributions, except as described under “—Liquidation” below.

Liquidation

Upon any liquidation, dissolution or winding up of UAL, after all securities ranking prior to the Class IAM Junior Preferred Stock, including any shares of UAL’s Serial Preferred Stock, have been paid in full that to which they are entitled, the holder of the Class IAM Junior Preferred Stock will be entitled to receive $0.01 for the share of Class IAM Junior Preferred Stock, but such holder shall not be entitled to any further payment.

Voting Rights

The holder of the share of Class IAM Junior Preferred Stock has the following voting rights:

(a) So long as any persons represented by the IAM employed by the UAL or any of its affiliates or until UAL’s collective bargaining agreement with the IAM has been amended so that such agreement no longer provides that IAM has the right to appoint a director of UAL, the holder of the share of Class IAM Junior Preferred Stock shall have the right (i) voting as a separate class, to elect one director to the board of directors of UAL at each annual meeting of stockholders for a term of office to expire at the succeeding annual meeting of stockholders and (ii) voting together as a single class with the holders of Common Stock and the holders of such other classes or series of stock that vote together with the Common Stock as a single class, to vote on all matters submitted to a vote of the holders of Common Stock of UAL (other than the election of directors), except as otherwise required by law.

(b) The affirmative vote of the holder of the share of Class IAM Junior Preferred Stock, voting as a separate class, is necessary to effect any amendment, alteration or repeal (including any amendment, alteration or repeal by operation of merger or consolidation) of any of the provisions of UAL’s restated certificate of incorporation that would adversely affect the powers, preferences or special rights of the Class IAM Junior Preferred Stock.

Ranking

The Class IAM Junior Preferred Stock is deemed to rank senior to the Common Stock as to amounts distributable upon liquidation, dissolution or winding up of UAL.

Certain Limitations on Ownership and Transfer and Anti-Takeover Provisions in UAL’s Restated Certificate of Incorporation and Bylaws applicable to all UAL Capital Stock

Five-percent Ownership Limitation

UAL’s restated certificate of incorporation provides, subject to certain exceptions therein, that any attempted transfer of UAL’s securities prior to the earliest of (A) February 1, 2011, (B) the repeal, amendment or modification of Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”) in such a way as to render the restrictions imposed by Section 382 no longer applicable to UAL, (C) the beginning of a taxable year of UAL in which no Tax Benefits (as defined in the restated certificate of incorporation) are available, and (D) the date on which the limitation amount imposed by Section 382 in the event of an ownership change of UAL, would not be materially less than the net operating loss carry forward or net unrealized built-in loss of UAL (the “Restriction Release Date”), or any attempted transfer of UAL’s securities pursuant to an agreement entered into prior to the Restriction Release Date, will be prohibited and void ab initio so far as it purports to transfer ownership or rights in respect of such stock to the purported transferee (y) if the transferor is a five-percent shareholder or (z) to the extent that, as a result of such transfer either (1) any person or group of persons shall become a five-percent shareholder or (2) the percentage stock ownership interest in UAL of any five-percent shareholder shall be increased. The restated certificate of incorporation provides an exception to this limitation for securities held by the Pension Benefit Guaranty Corporation. The restated certificate of incorporation defines the term “five-percent shareholder” as a person or group of persons that is identified as a “5-percent shareholder” of UAL pursuant to Treasury Regulation § 1.382-2T(g).

Foreign Ownership Limitation

UAL’s restated certificate of incorporation limits the total number of shares of equity securities held by all persons who fail to qualify as citizens of the United States to having no more than 24.9% of the voting power of the outstanding equity securities.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for UAL’s board of directors to issue preferred stock with super voting, dividend or other special rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire UAL. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of UAL.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

UAL’s bylaws provide that special meetings of the stockholders may be called only by the Chief Executive Officer, the Chairman or the board, and prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

UAL’s bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors, other than nominations for union directors or nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide UAL with certain information. Additionally, vacancies and newly created directorships may be filled by a vote of a majority of the directors then in office, even though less than a quorum. UAL’s bylaws allow the Chairman or a director designated by the Chairman to preside at a meeting to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of UAL.

Stockholder Action by Written Consent

Pursuant to Section 228 of the Delaware General Corporation Law, or the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless UAL’s restated certificate of incorporation provides otherwise. UAL’s restated certificate of incorporation provides that any action required or permitted to be taken by UAL stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by consent in writing by such stockholders.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to those debt securities will be described in the prospectus supplement relating to those debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

We may issue debt securities from time to time in one or more series. The debt securities will be general obligations of UAL or United. The debt securities may be fully and unconditionally guaranteed on a secured or unsecured senior or subordinated basis, jointly and severally, by guarantors, if any. Any debt securities issued by United will be fully and unconditionally guaranteed by UAL. In the event that any series of debt securities will be subordinated to other indebtedness that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities. Debt securities will be issued under one or more indentures between us and one or more trustees named in the prospectus supplement, or the trustee. A copy of the form of indenture has been filed as an exhibit to the registration statement filed with the SEC. The following discussion of certain provisions of the indenture is a summary only and should not be considered a complete description of the terms and provisions of the indenture. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the indenture, including the definition of certain terms used below.

General

The debt securities represent direct, unsecured, general obligations of United or UAL and:

•	may rank equally with other unsubordinated debt or may be subordinated to other debt the issuer has or may incur;

•	may be issued in one or more series with the same or various maturities;

•	may be issued at a price of 100% of their principal amount or at a premium or discount;

•	may be issued in registered or bearer form and certificated or uncertificated form; and

•

may be represented by one or more global notes registered in the name of a designated depositary’s nominee, and if so, beneficial interests in the global note will be shown on and transfers will be made only through records maintained by the designated depositary and its participants.

The aggregate principal amount of debt securities that we may authenticate and deliver is unlimited. The debt securities may be issued in one or more series as we may authorize from time to time. You should refer to the applicable prospectus supplement for the following terms of the debt securities of the series with respect to which that prospectus supplement is being delivered:

(1) the title of the debt securities of the series (which shall distinguish the debt securities of that particular series from the debt securities of any other series);

(2) the price or prices of the debt securities of the series;

(3) any limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture (except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other debt securities of the series);

(4) the date or dates on which the principal and premium with respect to the debt securities of the series are payable;

(5) the rate or rates (which may be fixed or variable) at which the debt securities of the series shall bear interest (if any) or the method of determining such rate or rates, the date or dates from which such interest, if any, shall accrue, the interest payment dates on which such interest, if any, shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable (in the case of securities in registered form), and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

(6) the currency or currencies in which debt securities of the series shall be denominated, if other than U.S. dollars, the place or places, if any, in addition to or instead of the corporate trust office of the trustee (in the case of securities in registered form) or the principal New York office of the trustee (in the case of securities in bearer form), where the principal, premium and interest with respect to debt securities of the series shall be payable or the method of such payment, if by wire transfer, mail or other means;

(7) the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at the issuer’s option or otherwise;

(8) whether debt securities of the series are to be issued as securities in registered form or securities in bearer form or both and, if securities in bearer form are to be issued, whether coupons will be attached to them, whether securities in bearer form of the series may be exchanged for securities in registered form of the series, and the circumstances under which and the places at which any such exchanges, if permitted, may be made;

(9) if any debt securities of the series are to be issued as securities in bearer form or as one or more global securities representing individual securities in bearer form of the series, whether certain provisions for the payment of additional interest or tax redemptions shall apply; whether interest with respect to any portion of a temporary bearer security of the series payable with respect to any interest payment date prior to the exchange of such temporary bearer security for definitive securities in bearer form of the series shall be paid to any clearing organization with respect to the portion of such temporary bearer security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the persons entitled to interest payable on such interest payment date; and the terms upon which a temporary bearer security may be exchanged for one or more definitive securities in bearer form of the series;

(10) the obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder of such debt securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligations;

(11) the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for any issuer’s common stock, preferred stock, other debt securities or warrants for common stock, preferred stock, indebtedness or other securities of any kind and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

(12) if other than denominations of $1,000 or any integral multiple thereof, the denominations in which debt securities of the series shall be issuable;

(13) if the amount of principal, premium or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

(14) if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in U.S. dollars;

(15) any changes or additions to the provisions of the indenture dealing with defeasance;

(16) if other than the principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

(17) the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, are applicable and any corresponding changes to provisions of the indenture as then in effect;

(18) any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal, premium and interest, if any, with respect to such debt securities due and payable;

(19) if the debt securities of the series shall be issued in whole or in part in the form of a global security, the terms and conditions, if any, upon which such global security may be exchanged in whole or in part for other individual debt securities in definitive registered form, the depositary (as defined in the applicable prospectus supplement) for such global security and the form of any legend or legends to be borne by any such global security in addition to or in lieu of the legend referred to in the indenture;

(20) any trustee, authenticating or paying agent, transfer agent or registrar;

(21) the applicability of, and any addition to or change in, the covenants and definitions then set forth in the indenture or in the terms then set forth in the indenture relating to permitted consolidations, mergers or sales of assets;

(22) the terms, if any, of any guarantee of the payment of principal, premium and interest with respect to debt securities of the series and any corresponding changes to the provisions of the indenture as then in effect;

(23) the subordination, if any, of the debt securities of the series pursuant to the indenture and any changes or additions to the provisions of the indenture relating to subordination;

(24) with regard to debt securities of the series that do not bear interest, the dates for certain required reports to the trustee; and

(25) any other terms of the debt securities of the series (which terms shall not be prohibited by the provisions of the indenture).

The prospectus supplement will also describe any material U.S. federal income tax consequences or other special considerations applicable to the series of debt securities to which such prospectus supplement relates, including those applicable to:

(1) securities in bearer form;

(2) debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies or commodities);

(3) debt securities with respect to which principal or interest is payable in a foreign or composite currency;

(4) debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates, or original issue discount debt securities; and

(5) variable rate debt securities that are exchangeable for fixed rate debt securities.

Unless otherwise provided in the applicable prospectus supplement, securities in registered form may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States or at the office of the trustee or the trustee’s agent in the Borough of Manhattan, the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. Securities in bearer form will be transferable only by delivery. Provisions with respect to the exchange of securities in bearer form will be described in the prospectus supplement relating to those securities in bearer form.

All funds which the issuer pays to a paying agent for the payment of principal, premium or interest with respect to any debt securities that remain unclaimed at the end of two years after that principal, premium or interest shall have become due and payable will be repaid to the issuer, and the holders of those debt securities or any related coupons will thereafter look only to the issuer for payment thereof.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities. A global security is a debt security that represents, and is denominated in an amount equal to the aggregate principal amount of, all outstanding debt securities of a series, or any portion thereof, in either case having the same terms, including the same original issue date, date or dates on which principal and interest are due, and interest rate or method of determining interest. A global security will be deposited with, or on behalf of, a depositary, which will be identified in the prospectus supplement relating to such debt securities. Global securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any nominee of the depositary to a successor depositary or any nominee of such successor.

The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such debt securities. We anticipate that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for such global security will credit, on its book entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with the depositary (“participants”). Such accounts shall be designated by the dealers or underwriters with respect to such debt securities or, if such debt securities are offered and sold directly by the issuer or through one or more agents, by the issuer or such agents. Ownership of beneficial interests in a global security will be limited to participants or persons that hold beneficial interests through participants.

Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary (with respect to interests of participants) or records maintained by participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner or holder of such global security, such depositary or nominee, as the case may be, will be considered the sole owner or holder of the individual debt securities represented by such global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any of such debt securities in definitive form, and will not be considered the owners or holders thereof under the indenture.

Subject to the restrictions applicable to securities in bearer form described in an applicable prospectus supplement (see “Limitations on Issuance of Securities in Bearer Form” below), payments of principal, premium, and interest with respect to individual debt securities represented by a global security will be made to the depositary or its nominee, as the case may be, as the registered owner or holder of such global security. Neither the issuer, the trustee, any paying agent or registrar for such debt securities nor any agent of the issuer or the trustee will have any responsibility or liability for:

(1) any aspect of the records relating to or payments made by the depositary, its nominee or any participants on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests;

(2) the payment to the owners of beneficial interests in the global security of amounts paid to the depositary or its nominee; or

(3) any other matter relating to the actions and practices of the depositary, its nominee or its participants.

Neither the issuer, the trustee, any paying agent or registrar for such debt securities or any agent of the issuer or the trustee will be liable for any delay by the depositary, its nominee or any of its participants in identifying the owners of beneficial interests in the global security, and the issuer and the trustee may conclusively rely on, and will be protected in relying on, instructions from the depositary or its nominee for all purposes.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest with respect to a definitive global security representing any of such debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security, as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in “street name.” Such payments will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary global security of payments of principal, premium or interest with respect thereto will be subject to the restrictions described in an applicable prospectus supplement (see “Limitation on Issuance of Securities in Bearer Form” below).

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary, the issuer shall appoint a successor depositary. If a successor depositary is not appointed by us within 90 days, the issuer will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. In addition, we may at any time and in the issuer’s sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine to no longer have debt securities of a series represented by a global security and, in such event, will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. Furthermore, if the issuer so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to the issuer, the trustee, and the depositary for such global security, receive individual debt securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name (if the debt securities are issuable as securities in registered form). Individual debt securities of such series so issued will be issued:

(1) as securities in registered form in denominations, unless otherwise specified by the issuer, of $1,000 and integral multiples thereof if the debt securities are issuable as securities in registered form;

(2) as securities in bearer form in the denomination or denominations specified by the issuer if the debt securities are issuable as securities in bearer form; or

(3) as either securities in registered form or securities in bearer form as described above if the debt securities are issuable in either form.

Limitations on Issuance of Securities in Bearer Form

The debt securities of a series may be issued as securities in registered form (which will be registered as to principal and interest in the register maintained by the registrar for such debt securities) or securities in bearer form (which will be transferable only by delivery). If such debt securities are issuable as securities in bearer form, the applicable prospectus supplement will describe certain special limitations and considerations that will apply to such debt securities.

Certain Covenants

If debt securities are issued, the indenture, as supplemented for a particular series of debt securities, will contain certain covenants for the benefit of the holders of such series of debt securities, which will be applicable (unless waived or amended) so long as any of the debt securities of such series are outstanding, unless stated otherwise in the prospectus supplement. The specific terms of the covenants, and summaries thereof, will be set forth in the prospectus supplement relating to such series of debt securities.

Subordination

Debt securities of a series, and any guarantees, may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. To the extent we conduct operations through subsidiaries, the holders of debt securities (whether or not subordinated debt securities) will be structurally subordinated to the creditors of our subsidiaries except to the extent such subsidiary is a guarantor of such series of debt securities.

Events of Default

Each of the following constitutes an event of default under the form of indenture with respect to any series of debt securities:

(1) default in any payment of the principal or premium, if any, on the debt securities of that series, when such amount becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(2) failure to pay interest on any debt security of that series when such interest becomes due and payable, and such failure continues for a period of 30 days;

(3) failure to comply with the obligations described under “—Mergers and Sales of Assets” below;

(4) failure to comply for 30 days after notice with any of the obligations in the covenants described in the prospectus supplement;

(5) failure to comply for 60 days after notice with any of our other agreements in the debt securities of that series or the indenture or supplemental indenture related to that series of debt securities; or

(6) certain events of bankruptcy, insolvency or reorganization affecting us.

A prospectus supplement may omit, modify or add to the foregoing events of default.

A default under clauses (4) and (5) will not constitute an event of default until the trustee or the holders of 25% in principal amount of the outstanding debt securities notify us of the default and we do not cure such default within the time specified after receipt of such notice.

If any event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to the issuer) occurs and is continuing with respect to a particular series of debt securities, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding by written notice to us (and to the trustee if such notice is given by the holders), may declare the principal amount of (or in the case of original issue discount debt securities, the portion thereby specified in the terms thereof), premium, if any, and accrued interest on the debt securities of that series to be immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization, the principal amount of, premium, if any, and accrued interest on the debt securities of that series shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

The holders of a majority in aggregate principal amount of the debt securities of any series then outstanding by notice to the trustee under the indenture may on behalf of the holders of all of such series of debt securities waive any existing default or event of default and its consequences under the applicable indenture except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities of such series.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture or debt securities at the request or direction of any of the holders of any series of debt securities, unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such series of debt securities. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of such series of debt securities or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee is entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of debt securities of a series has any right to institute any proceeding with respect to the indenture or debt securities, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•	such holder has previously given to the trustee written notice of a continuing event of default with respect to such series of debt securities;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable security or indemnity against any loss, liability or expense, to the trustee to institute such proceeding as trustee; and

•

the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a holder of a debt security of such series for the enforcement of payment of the principal, premium, if any, or interest on such debt security on or after the applicable due date specified in such debt security.

The indenture provides that if a default with respect to a series of debt securities occurs and is continuing and is known to the trustee, the trustee must mail to each holder of such debt securities notice of the default within 90 days after it occurs. Except in the case of a default in the principal or premium, if any, upon acceleration, redemption or otherwise with respect to any debt security of a series when such amount becomes due and payable, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders.

The indenture requires us to furnish to the trustee, within 120 days after the end of each fiscal year, a statement by certain of its officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.

Modification and Waiver

Modifications and amendments of the indenture, any supplemental indenture and any series of debt securities may be made by us and the trustee with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series affected by such modification or amendment.

No such modification or amendment may, without the consent of each holder affected thereby,

•	make any change to the percentage of principal amount of debt securities of any series the holders of which must consent to an amendment;

•	reduce the principal amount of, premium, if any, or interest on, or extend the stated maturity or interest payment periods, of any debt security;

•	make any debt security payable in money or securities other than that stated in such debt security;

•	make any change that adversely affects such holder’s right to require us to purchase a debt security, if any;

•	impair the right to institute suit for the enforcement of any payment with respect to the debt securities;

•

in the case of any subordinated debt security or coupons appertaining thereto, make any change in the provisions of the indenture relating to subordination that adversely affects the rights of any holder under such provisions;

•	except as provided under “—Satisfaction and Discharge of the Indenture; Defeasance”, release any security or guarantee that may have been granted with respect to the debt securities; or

•	waive a default in payment of principal of, premium, if any, or interest on the debt securities of a series or modify any provisions of the indenture relating to modification or amendment thereof.

Without the consent of any holder, we and the trustee may amend the indenture for one or more of the following purposes:

•

to evidence the succession of another person pursuant to the provisions of the indenture relating to consolidations, mergers and sales of assets and the assumption by such successor of the covenants, agreements and obligations in the indenture and in the debt securities;

•

to surrender any right or power conferred upon us by the indenture, to add to our covenants such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities as our boards of directors shall consider to be for the protection of the holders of such debt securities, and to make the occurrence, or the occurrence and continuance, of a default in respect of any of such additional covenants, restrictions, conditions or provisions a default or an event of default under the indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon such default, may limit the remedies available to the trustee upon such default or may limit the right of holders of a majority in aggregate principal amount of any series of debt securities to waive such default);

•

to cure any ambiguity or correct or supplement any provision contained in the indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of any holders of debt securities of any series;

•

to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of any holders of debt securities of any series;

•	to modify or amend the indenture in such a manner as to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

•	to add to or change any of the provisions of the indenture to provide that securities in bearer form may be registerable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to securities in registered form or of principal, premium or interest with respect to securities in bearer form; or to permit securities in registered form to be exchanged for securities in bearer form, so as to not adversely affect the interests of the holders of debt securities or any coupons of any series in any material respect or permit or facilitate the issuance of debt securities of any series in uncertificated form;

•

in the case of subordinated debt securities, to make any change in the provisions of the indenture relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions (but only if each such holder of senior indebtedness consents to such change);

•	to add guarantees with respect to the debt securities or to secure the debt securities;

•	to make any change that does not adversely affect the rights of any holder;

•

to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination not otherwise permitted under the indenture shall (a) neither apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt security with respect to such provision or (b) become effective only when there is no such debt security outstanding;

•

to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the indenture by more than one trustee; or

•	to establish the form or terms of debt securities and coupons of any series, as described under “—General” above.

Mergers and Sales of Assets

The indenture provides that UAL may not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of its properties and assets to another person, unless among other items: (a) the resulting, surviving or transferee person (if other than UAL) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes, by supplemental indenture, all of our obligations under all of the debt securities and the indenture; (b) UAL or such successor person shall not immediately thereafter be in default under the indenture; and (c) UAL shall have provided the trustee with an opinion of counsel and officer’s certificate confirming compliance with the indenture. Upon the assumption of the issuer’s obligations by such a person in such circumstances, subject to certain exceptions, UAL shall be discharged from all obligations under all debt securities and the indenture (except in the case of a lease).

The indenture also provides that, if UAL is not the issuer thereunder, the issuer may not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of its properties and assets to another person, unless among other items: (a) the resulting, surviving or transferee person (if other than the issuer) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes, by supplemental indenture, all of our obligations under all of the debt securities and the indenture; (b) the issuer or such successor person shall not immediately thereafter be in default under the indenture; and (c) the issuer shall have provided the trustee with an opinion of counsel and officer’s certificate confirming compliance with the indenture. Upon the assumption of the issuer’s obligations by such a person in such circumstances, subject to certain exceptions, the issuer shall be discharged from all obligations under all debt securities and the indenture (except in the case of a lease).

Satisfaction and Discharge of the Indenture; Defeasance

Unless otherwise provided for in the prospectus supplement, the indenture shall generally cease to be of any further effect with respect to a series of debt securities if (a) we have delivered to the trustee for cancellation all debt securities of such series (with certain limited exceptions) or (b) all debt securities and coupons of such series not theretofore delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we shall have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all such debt securities and coupons (and if, in either case, we shall also pay or cause to be paid all other sums payable under the indenture by us).

In addition, we shall have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants.

The applicable prospectus supplement will describe the procedures we must follow in order to exercise our defeasance options.

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Governing Law

The indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

The following summary of certain provisions of the depositary shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the depositary agreement that will be filed with the SEC in connection with the offering of such depositary shares.

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock, and the prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between our company and a depositary that is a bank or trust company that meets certain requirements and is selected by us. The depositary will be specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of the deposit agreement and the depositary receipts, but the summary is qualified by reference to the provisions of the deposit agreement and the depositary receipts. The particular terms of any series of depositary shares will be described in the applicable prospectus supplement. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below.

Dividends

The depositary will distribute all cash dividends or other cash distributions received by it in respect of the preferred stock to the record holders of depositary shares relating to such preferred shares in proportion to the numbers of depositary shares held on the relevant record date. The amount made available for distribution will be reduced by any amounts withheld by the depositary or us on account of taxes.

In the event of a distribution other than in cash, the depositary will distribute securities or property received by it to the record holders of depositary shares in proportion to the numbers of depositary shares held on the relevant record date, unless the depositary determines that it is not feasible to make such distribution. In that case, the depositary may make the distribution by such method as it deems equitable and practicable. One such possible method is for the depositary to sell the securities or property and then distribute the net proceeds from the sale as provided in the case of a cash distribution.

Withdrawal of Shares

Upon surrender of depositary receipts representing any number of whole shares at the depositary’s office, unless the related depositary shares previously have been called for redemption, the holder of the depositary shares evidenced by the depositary receipts will be entitled to delivery of the number of whole shares of the related series of preferred stock and all money and other property, if any, underlying such depositary shares. However, once such an exchange is made, the preferred stock cannot thereafter be redeposited in exchange for depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock on the basis set forth in the applicable prospectus supplement. If the depositary receipts delivered by the holder evidence a number of depositary shares representing more than the number of whole shares of preferred stock of the related series to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Depositary Shares

Whenever we redeem the preferred stock, the depositary will redeem a number of depositary shares representing the same number of shares of preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, pro rata or by any other equitable method as the depositary may determine.

Voting of Underlying Shares

Upon receipt of notice of any meeting at which the holders of the preferred stock of any series are entitled to vote, the depositary will mail the information contained in the notice of the meeting to the record holders of the depositary shares relating to that series of preferred shares. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights represented by the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent it is practical to do so, to vote the number of whole shares of preferred stock underlying such depositary shares in accordance with such instructions. We will agree to take all action that the depositary may deem reasonably necessary in order to enable the depositary to do so. To the extent the depositary does not receive specific instructions from the holders of depositary shares relating to such preferred shares, it will abstain from voting such shares of preferred stock.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the applicable deposit agreement may at any time be amended by agreement between us and the depositary. We may, with the consent of the depositary, amend the deposit agreement from time to time in any manner that we desire. However, if the amendment would materially and adversely alter the rights of the existing holders of depositary shares, the amendment would need to be approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement may be terminated by us or the depositary if:

•	all outstanding depositary shares have been redeemed; or

•

there has been a final distribution in respect of the shares of preferred stock of the applicable series in connection with our liquidation, dissolution or winding up and such distribution has been made to the holders of depositary receipts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We may remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of any depositary arrangements. We will pay all charges of each depositary in connection with the initial deposit of the preferred shares of any series, the initial issuance of the depositary shares, any redemption of such preferred shares and any withdrawals of such preferred shares by holders of depositary shares. Holders of depositary shares will be required to pay any other transfer taxes.

Notices

Each depositary will forward to the holders of the applicable depositary shares all notices, reports and communications from us which are delivered to such depositary and which we are required to furnish the holders of the preferred shares.

Limitation of Liability

The deposit agreement contains provisions that limit our liability and the liability of the depositary to the holders of depositary shares. Both the depositary and we are also entitled to an indemnity from the holders of the depositary shares prior to bringing, or defending against, any legal proceeding. We or any depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons believed by us or it to be competent and on documents believed by us or them to be genuine.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

The following summary of certain provisions of the stock purchase contracts and stock purchase units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the stock purchase contract or stock purchase unit, as applicable, that will be filed with the SEC in connection with the offering of such securities.

UAL may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following summary of certain provisions of the subscription rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the subscription rights that will be filed with the SEC in connection with the offering of such subscription rights.

General

UAL may issue subscription rights to purchase common stock, preferred stock, depositary shares or warrants to purchase preferred stock, common stock or depositary shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights,

•	the securities for which such subscription rights are exercisable,

•	the exercise price for such subscription rights,

•	the number of such subscription rights issued to each stockholder,

•	the extent to which such subscription rights are transferable,

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such subscription rights,

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension),

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities,

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering, and

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of shares of preferred stock, depositary shares, common stock, warrants or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of preferred stock or common stock, depositary shares or warrants purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

General

UAL may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between UAL and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following: (a) the title of such debt warrants; (b) the offering price for such debt warrants, if any; (c) the aggregate number of such debt warrants; (d) the designation and terms of the debt securities purchasable upon exercise of such debt warrants; (e) if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security; (f) if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable; (g) the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time; (j) whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form; (k) information with respect to book-entry procedures, if any; (1) the currency or currency units in which the offering price, if any, and the exercise price are payable; (m) if applicable, a discussion of material United States federal income tax considerations; (n) the antidilution provisions of such debt warrants, if any; (o) the redemption or call provisions, if any, applicable to such debt warrants; and (p) any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Stock Warrants

The prospectus supplement relating to any particular issue of preferred stock warrants or common stock warrants will describe the terms of such warrants, including the following: (a) the title of such warrants; (b) the offering price for such warrants, if any; (c) the aggregate number of such warrants; (d) the designation and terms of the common stock or preferred stock purchasable upon exercise of such warrants; (e) if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security; (f) if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable; (g) the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price, if any, and the exercise price are payable, (k) if applicable, a discussion of material United States federal income tax considerations; (l) the antidilution provisions of such warrants, if any; (m) the redemption or call provisions, if any, applicable to such warrants; and (n) any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

PLAN OF DISTRIBUTION

We and any selling security holder may offer and sell the securities covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods, including the following:

•	through agents;

•	to or through underwriters;

•	through brokers or dealers;

•	directly by us or any selling security holders to purchasers, including through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.

Registration of the securities covered by this prospectus does not mean that those securities necessarily will be offered or sold.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, we and any selling security holder may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act rather than pursuant to this prospectus.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on our behalf that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

In connection with the distribution of the securities covered by this prospectus or otherwise, we or any selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us or any selling stockholder. We or any selling stockholder may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We or any selling security holder may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We or any selling security holder may also from time to time pledge our securities pursuant to the margin provisions of our customer agreements with our brokers. Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

We may solicit offers to purchase directly. Offers to purchase securities also may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

We may offer our equity securities into an existing trading market on the terms described in the applicable prospectus supplement. Underwriters, dealers and agents who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”) acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, we may authorize agents, dealers or underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable prospectus supplement. A commission indicated in the applicable prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us.

In connection with an underwritten offering, we and any selling stockholder would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities, if any such securities are purchased. We or any selling security holder may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement. If we or any selling security holder grants any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or “FINRA,” the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us or any selling security holder against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

LEGAL MATTERS

The validity of the securities offered in this prospectus and any related prospectus supplement and certain legal matters will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The financial statements, the related financial statement schedule incorporated in this prospectus by reference from the UAL Corporation Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of UAL Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include explanatory paragraphs referring to the emergence from bankruptcy, changes in accounting for share based payments and the method of accounting for and the disclosures regarding pension and postretirement benefits, (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the United Air Lines, Inc. Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes explanatory paragraphs referring to the emergence from bankruptcy, changes in accounting for share based payments and the method of accounting for and the disclosures regarding pension and postretirement benefits), which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

UAL and United file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and our website at http://www.united.com. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus specific documents that UAL and United file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that UAL and United file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that UAL and United file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the termination of the offerings of all of the securities covered by this prospectus has been completed. This prospectus is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

UAL Corporation Filings	Period Covered or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2007

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2008
Quarter ended June 30, 2008
Quarter ended September 30, 2008

Current Reports on Form 8-K or 8-K/A (other than the portions not deemed to be filed)	Filed on November 25, 2008
Filed on October 24, 2008
Filed on October 10, 2008
Filed on September 30, 2008
Filed on September 18, 2008
Filed on August 15, 2008
Filed on June 16, 2008
Filed on June 4, 2008
Filed on May 30, 2008
Filed on May 8, 2008
Filed on May 7, 2008
Filed on February 22, 2008
Filed on January 4, 2008

Proxy Statement on Schedule 14A	Filed on April 25, 2008

Registration Statement on Form 8-A for a description of UAL’s common stock, par value $0.01 per share	Filed on February 1, 2006, including any amendments or reports filed to update such description.

United Air Lines, Inc. Filings	Period Covered or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2007

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2008
Quarter ended June 30, 2008
Quarter ended September 30, 2008

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus by reference. You can request copies of such documents if you call or write us at the following address or telephone number: UAL Corporation, 77 West Wacker Drive, Chicago, Illinois 60601, (312) 997-8000.

This prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein, contains summaries of certain agreements that UAL and United have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any particular accompanying prospectus supplement. The descriptions of these agreements contained in this prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

You should rely only upon the information contained in this prospectus, any prospectus supplement or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

$175,000,000

United Air Lines, Inc.

12.75% Senior Secured Notes

Due 2012

Goldman, Sachs & Co.

Citi